CONFIDENTIAL OFFERING CIRCULAR AND CONSENT SOLICITATION STATEMENT

ENERGY XXI GULF COAST, INC.

Offer to Exchange Newly Issued 16% Second Lien Junior Secured Notes due 2014
for up to $360 Million Outstanding Principal Amount of 10% Senior Notes due 2013 and
Solicitation of Consents to Amendments to the Indenture

Expiration Date:	Midnight, New York City time, on October 2, 2009, unless extended.
Early Tender Date:	5:00 p.m., New York City time, on September 18, 2009, unless extended.
Withdrawal Deadline:	5:00 p.m., New York City time, on September 18, 2009, unless extended.

Upon the terms and subject to the conditions set forth in this confidential offering circular and consent solicitation statement (as it may be supplemented and amended from time to time, this “Offering Circular”) and the related letter of transmittal and consent (as it may be supplemented and amended from time to time, the “Letter of Transmittal and Consent” and, together with the Offering Circular, the “Offering Documents”), we are offering to exchange up to $360.0 million principal amount (the “Maximum Acceptance Amount”) of properly tendered (and not validly withdrawn) and accepted by us outstanding 10% Senior Notes due 2013 (the “Senior Notes”) for newly issued 16% Second Lien Junior Secured Notes due 2014 (the “Second Lien Notes”), subject to proration. We may reduce the Maximum Acceptance Amount down to $311.0 million principal amount of such Senior Notes, depending on the aggregate principal amount of Second Lien Notes sold in a concurrent private placement as described herein.

In exchange for each $1,000 principal amount of Senior Notes properly tendered (and not validly withdrawn) and accepted by us: (i) by 5:00 p.m., New York City time, on September 18, 2009 (such time and date, as the same may be extended, the “Early Tender Date”), participating holders of Senior Notes will receive $800 principal amount of Second Lien Notes, subject to proration (“Total Consideration”), and (ii) after the Early Tender Date but prior to Midnight, New York City time, on October 2, 2009 (such time and date, as the same may be extended, the “Expiration Date”), participating holders of Senior Notes will receive $750 principal amount of Second Lien Notes, subject to proration (“Exchange Consideration”).

The following table summarizes the Total Consideration payable in the exchange offer for Senior Notes validly tendered prior to the Early Tender Date and not withdrawn and the Exchange Consideration payable in the exchange offer for Senior Notes validly tendered after the Early Tender Date and prior to the Expiration Date and not withdrawn:

				For each $1,000 Principal Amount of Senior Notes Exchanged:
Senior Notes to Be Exchanged	CUSIP No.	Outstanding Principal Amount (In Millions)	Maximum Acceptance Amount (In Millions)	Total Consideration if Tender Occurs Prior to or on the Early Tender Date (Principal Amount of Second Lien Notes)	Exchange Consideration if Tender Occurs After the Early Tender Date (Principal Amount of Second Lien Notes)
10% Senior Notes due 2013	29276KAC5	$621.7*	$360.0	$800	$750

*	Does not include $126.0 million aggregate principal amount of Senior Notes owned by the Company that will be delivered for cancellation concurrently with the closing of the exchange offer and $2.3 million aggregate principal amount of Senior Notes owned by the Company’s affiliates. Such Senior Notes will not be deemed to be outstanding for purposes of determining the consents required to approve the Proposed Amendments (as defined herein).

The aggregate principal amount of Second Lien Notes that may be issued pursuant to the exchange offer in exchange for Senior Notes will be at least $248.8 million and up to a maximum of $288.0 million, depending on the aggregate principal amount of Second Lien Notes sold in a concurrent private placement. Concurrently with the closing of the exchange offer, the Company will sell for cash in a private placement an aggregate principal amount of Second Lien Notes of at least $50.0 million and up to a maximum of $89.0 million. The Second Lien Notes issued in the exchange offer will be designated Series A (the “Series A Second Lien Notes”) and the Second Lien Notes issued in the private placement will be designated Series B (the “Series B Second Lien Notes”). The two series initially will bear different CUSIP numbers but will otherwise have the same terms, and the Series B Second Lien Notes will be exchangeable into notes that will, if accorded the same tax treatment as the Series A Second Lien Notes under federal income tax law, bear the same CUSIP number as the Series A Second Lien Notes upon the consummation of an exchange offer as contemplated by the registration rights agreement for the concurrent private placement. We will issue the Second Lien Notes in both the exchange offer and the private placement with an initial maximum aggregate principal amount of up to $338.0 million, as follows:

•	Series A Second Lien Notes issued pursuant to the exchange offer, in an aggregate principal amount of at least $248.8 million, and up to (a) $288.0 million, less (b) the excess of the Series B Second Lien Notes issued pursuant to the private placement over $50.0 million, and
•	Series B Second Lien Notes issued pursuant to the private placement, in an aggregate principal amount of at least $50.0 million and up to $89.0 million.

In addition, we will pay a portion of the interest on the Second Lien Notes by either increasing the outstanding principal amount of the applicable series or by issuing additional Second Lien Notes of the applicable series (the “PIK Notes”).

Notwithstanding any other provision of the exchange offer, our obligation to accept for exchange, and to exchange, any of the Senior Notes validly tendered is subject to the satisfaction or waiver of the following conditions, among others, prior to the settlement date of the exchange offer:

•	there having been validly tendered and not withdrawn pursuant to the exchange offer Senior Notes having an aggregate principal amount of not less than $311.0 million (the “Minimum Tender Condition”);
•	the receipt of the Requisite Consents (as defined herein) and execution of a supplemental indenture providing for the Proposed Amendments (the “Supplemental Indenture Condition”);
•	the Company having closed or concurrently closing the sale of Series B Second Lien Notes in an aggregate principal amount of not less than $50.0 million in the private placement described herein under “Concurrent Transactions” (the “Private Placement Condition”); and
•	the Company having obtained an amendment or amendment and restatement to, or a waiver under, its existing Amended and Restated First Lien Credit Agreement, the effect of which is that the consummation of the exchange offer and concurrent private placement and the issuance of the Second Lien Notes and payments in respect of such notes will not be prohibited under such facility (the “Bank Condition”).

We have received letters from the holders of an aggregate of $344.8 principal amount of Senior Notes in which they indicate their intent to tender their Senior Notes in the exchange offer. We have also received commitment letters indicating an intent to purchase an aggregate of $121.8 principal amount of Series B Second Lien Notes in the concurrent private placement.

We reserve the right in our sole discretion to waive, amend or modify any one or more of the terms or conditions of the exchange offer or the related consent solicitation described below, in whole or in part, at any time on or before the date that any Senior Notes are first accepted for exchange pursuant to the exchange offer, or to extend or amend the exchange offer without extending the Withdrawal Deadline or otherwise reinstating withdrawal rights for the exchange offer. See “Conditions to the Exchange Offer and the Consent Solicitation.”

Investing in the Series A Second Lien Notes involves risks. See “Risk Factors” beginning on page 14.

The exchange offer and the issuance of the Series A Second Lien Notes have not been registered under the Securities Act of 1933, as amended (the “Securities Act”). The exchange offer is being made, and the Series A Second Lien Notes are being offered and issued in reliance on Section 3(a)(9) of the Securities Act. Resales of securities received in a Section 3(a)(9) exchange are subject to the same restrictions, if any, applicable to the securities surrendered. The Senior Notes were issued in a registered exchange offer under the Securities Act, and therefore are not subject to resale restrictions (other than those Senior Notes held by our affiliates). Accordingly, the Series A Second Lien Notes issued in exchange for the Senior Notes will be free of resale restrictions if held by persons who are not our affiliates.

The date of this Confidential Offering Circular is September 4, 2009.

In conjunction with the exchange offer, we are soliciting consents (the “Consents”) to certain proposed amendments (the “Proposed Amendments”) to the indenture under which the Senior Notes were issued. The Senior Notes were issued under an indenture dated as of June 8, 2007 (the “Senior Notes Indenture”) between us, each Guarantor named therein and Wells Fargo Bank, National Association, as trustee. The Proposed Amendments to the Senior Notes Indenture would modify the restrictive covenants and related definitions that limit (i) dividend and other payment restrictions affecting subsidiaries, (ii) the incurrence of indebtedness and issuance of preferred stock, (iii) the granting of liens, and (iv) asset sales. The Proposed Amendments are necessary to permit the issuance of the Second Lien Notes and the related guarantees and for the pledge of the collateral to secure the Second Lien Notes and the related guarantees. Adoption of the Proposed Amendments requires the consent of holders of Senior Notes representing an outstanding principal amount of $311.0 million in outstanding Senior Notes held by persons other than the Company and its affiliates (the “Requisite Consents”). No consideration will be paid for the Consents. The exchange offer is conditioned upon obtaining the Requisite Consents of holders of the Senior Notes. See “Conditions of the Exchange Offer and the Consent Solicitation.” Each holder tendering Senior Notes that are not validly withdrawn will be deemed to have consented to the Proposed Amendments.

Holders may not deliver Consents without tendering their Senior Notes, and holders may not tender their Senior Notes without delivering Consents.

Holders of Senior Notes properly tendered (and not validly withdrawn) and accepted by us will be entitled to receive in cash accrued and unpaid interest, if any, on their exchanged Senior Notes up to, but not including, the Settlement Date (as defined below) in addition to the consideration that such holder would receive in the exchange offer. Each of the exchange offer and the consent solicitation will expire on the Expiration Date. Holders may not tender Senior Notes or deliver their Consent after the Expiration Date. Tendered Senior Notes and delivered Consents may be withdrawn prior to 5:00 p.m., New York City time, on September 18, 2009 (such time and date, as the same may be extended, the “Withdrawal Deadline”). Holders may withdraw tendered Senior Notes and revoke their Consents at any time prior to the Withdrawal Deadline, but holders may not withdraw their tendered Senior Notes or revoke their Consents, on or after the Withdrawal Deadline.

We will not accept any tender that would result in the issuance of a Second Lien Note having a principal amount less than $2,000. The aggregate principal amount of Second Lien Notes issued to each participating holder for all Senior Notes properly tendered (and in each case accepted by us) will be rounded up, if necessary, to $2,000 or the nearest whole multiple of $1,000 in excess thereof.

The Second Lien Notes will bear interest at the rate of 16% per annum, consisting of (i) 14% payable in cash and (ii) 2% payable by either increasing the outstanding principal amount of the applicable series or by issuing additional Second Lien Notes of the applicable series, in each case payable on June 15 and December 15 of each year, beginning on December 15, 2009. The Second Lien Notes will mature on June 15, 2014. We may redeem some or all of the Second Lien Notes on or after the times, and at the redemption prices, specified under “Description of New Second Lien Notes — Optional Redemption.” The obligations under the Second Lien Notes will be guaranteed by the following: (i) a guarantee by Energy XXI USA, Inc., our direct parent, recourse under which is limited to its ownership of 100% of our outstanding capital stock (the “Direct Parent”); (ii) the full and unconditional guarantee of Energy XXI (Bermuda) Limited, our ultimate parent (the “Parent”); and (iii) the full and unconditional guarantee of each of our subsidiaries (the “Subsidiaries,” and together with the Direct Parent and the Parent, the “Guarantors” and the guarantees of Second Lien Notes by the Guarantors, collectively, the “Guarantees”). If any party becomes a new guarantor under the Credit Agreement or Senior Notes, such party will also become a Guarantor of the Second Lien Notes.

The Second Lien Notes and the related Guarantees will be subordinated in right of payment to indebtedness under our Amended and Restated First Lien Credit Agreement, as amended, restated, modified or refinanced from time to time (the “Credit Agreement”) in the event of certain defaults under the Credit Agreement, or an insolvency proceeding, as provided in the Intercreditor Agreement. The Second Lien Notes and related Guarantees by the Subsidiaries and the Direct Parent will be secured by a second priority lien, subject to certain permitted liens, the same assets that secure indebtedness on a first priority lien basis under

i

our Credit Agreement. As a result, the Second Lien Notes also will be subordinated in priority to the indebtedness under our Credit Agreement to the extent of the collateral securing such obligations. See “Description of New Second Lien Notes — Intercreditor Agreement.” The Second Lien Notes are not contractually subordinated to the Senior Notes. However, under certain circumstances (including a default under the Credit Agreement or bankruptcy or insolvency of the Company or any of the Subsidiaries) payments to holders of Second Lien Notes, but not to holders of the Senior Notes, may be blocked. See “Risk Factors — Risks Related to the Exchange Offer and the Second Lien Notes.”

We plan to issue the Series A Second Lien Notes promptly following the Expiration Date, which is expected to be the third business day following such Expiration Date (such issue date, the “Settlement Date”).

The Series A Second Lien Notes to be issued in this exchange offer will be issued in reliance upon the exemption from the registration requirements of the Securities Act afforded by Section 3(a)(9) thereof. The Series B Second Lien Notes will be issued in a separate private transaction that is not subject to the registration requirements under Section 4(2) of the Securities Act. The Series B Second Lien Notes will be subject to a registration rights agreement.

Completion of the exchange offer and the consent solicitation is subject to the satisfaction or waiver of a number of conditions as set forth in this Offering Circular. See “Conditions of the Exchange Offer and the Consent Solicitation” beginning on page 42. We have the right to terminate or withdraw the exchange offer and the consent solicitation at any time and for any reason, including if any of the conditions described under “Conditions of the Exchange Offer and the Consent Solicitation” in this Offering Circular are not satisfied.

None of us, our Parent or any of our subsidiaries, the Exchange Agent, the Information Agent, or the trustee under the Senior Notes Indenture, or their respective affiliates makes any recommendation as to whether holders of the Senior Notes should exchange their Senior Notes in the exchange offer or deliver a Consent pursuant to the consent solicitation. Each holder must make its own decision as to whether to tender its Senior Notes and to deliver its Consent, and, if so, the principal amount of the Senior Notes as to which such action is to be taken.

We expressly reserve the absolute right, in our sole discretion, from time to time to purchase any Senior Notes that remain outstanding after the Expiration Date through open market or privately negotiated transactions, one or more additional tender or exchange offers or otherwise, on terms that may differ from those of the exchange offer or consent solicitation and could be for cash or other consideration, or to exercise any of our rights under the indenture that governs the Senior Notes.

ENERGY XXI GULF COAST, INC.

No dealer, salesperson or other person is authorized to give any information or to represent anything not contained or incorporated by reference in this Offering Circular. You must not rely on any unauthorized information or representations. The exchange offer is not being made to, nor will we accept exchanges from, holders of any of the Senior Notes in any jurisdiction in which an exchange offer or the acceptance of any outstanding Senior Notes in exchange for the Series A Second Lien Notes would violate the securities or blue sky laws of such jurisdiction. The information contained or incorporated by reference in this Offering Circular is current only as of the date hereof or the dates of the documents incorporated by reference herein.

This Offering Circular is confidential. You are authorized to use this Offering Circular solely for the purpose of considering the exchange offer and the consent solicitation described in this Offering Circular. We and other sources identified herein have provided the information contained in or incorporated by reference into this Offering Circular. You may not reproduce or distribute this Offering Circular, in whole or in part, and you may not disclose any of the contents of this Offering Circular or use any information herein for any purpose other than considering the exchange offer and the consent solicitation. You agree to the foregoing by accepting delivery of this Offering Circular.

THE SECURITIES OFFERED HEREBY HAVE NOT BEEN RECOMMENDED BY ANY UNITED STATES FEDERAL OR STATE SECURITIES COMMISSION OR REGULATORY AUTHORITY. FURTHERMORE, THE FOREGOING AUTHORITIES HAVE NOT CONFIRMED THE ACCURACY OR DETERMINED THE ADEQUACY OF THIS DOCUMENT. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The distribution of this Offering Circular and the offering and issuance of the Series A Second Lien Notes in certain jurisdictions may be restricted by law. We require persons into whose possession this Offering Circular comes to inform themselves about and to observe any such restrictions. This Offering Circular does not constitute an offer of any of the Series A Second Lien Notes in any jurisdiction in which such offer would be unlawful.

WHERE YOU CAN FIND MORE INFORMATION AND INCORPORATION BY REFERENCE

The Securities and Exchange Commission (“SEC”) allows us to “incorporate by reference” information into this Offering Circular. This means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is considered to be part of this Offering Circular. We incorporate by reference the documents listed below, which are filed with the SEC by the Parent, other than any portions of the respective filings that were furnished (pursuant to Item 2.02 or Item 7.01 of current reports on Form 8-K or other applicable SEC rules) rather than filed:

•	Annual Report on Form 10-K of the Parent for the Fiscal Year Ended June 30, 2009, as filed with the SEC on September 4, 2009; and
•	the description of common stock in the Registration Statement on Form 8-A of the Parent as filed with the SEC on July 30, 2007 (File No. 001-33628) under Section 12(b) of the Exchange Act.

In addition, all documents that we file pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Offering Circular and prior to the Expiration Date will be deemed to be incorporated by reference into this Offering Circular and will be a part of this Offering Circular from the date of the filing of the document. Any statement contained in a document incorporated or deemed to be incorporated by reference in this Offering Circular will be deemed to be modified or superseded for purposes of this Offering Circular to the extent that a statement contained in this Offering Circular or in any other subsequently filed document that also is or is deemed to be incorporated by reference in this Offering Circular modifies or supersedes that statement. Any statement that is modified or superseded will not constitute a part of this Offering Circular, except as modified or superseded.

We will provide to each person, including any beneficial owner to whom an Offering Circular is delivered, a copy of these filings, other than an exhibit to these filings unless we have specifically incorporated that exhibit by reference into the filing, upon written or oral request and at no cost. Requests should be made by writing or telephoning us at the following address:

D.F. King & Co., Inc.
48 Wall Street – 22nd Floor
New York, New York 10005
Banks and Brokers call: (212) 269-5500
All others call: (800) 578-5378

v

FORWARD-LOOKING STATEMENTS

Various statements in this Offering Circular, including those that express a belief, expectation, or intention, as well as those that are not statements of historical fact, are forward-looking statements. The forward-looking statements may include projections and estimates concerning the timing and success of specific projects and our future reserves, production, revenues, income, and capital spending. When we use the words “believe,” “intend,” “expect,” “may,” “should,” “anticipate,” “could,” “estimate,” “plan,” “predict,” “project,” or their negatives, other similar expressions, or the statements that include those words are usually forward-looking statements.

The forward-looking statements contained in this Offering Circular are largely based on our expectations, which reflect estimates and assumptions made by our management. These estimates and assumptions reflect our best judgment based on currently known market conditions and other factors. Although we believe such estimates and assumptions to be reasonable, they are inherently uncertain and involve a number of risks and uncertainties that are beyond our control. In addition, management’s assumptions about future events may prove to be inaccurate. Management cautions all readers that the forward-looking statements contained in this Offering Circular are not guarantees of future performance, and we cannot assure any reader that such statements will be realized or the forward-looking events and circumstances will occur. Actual results may differ materially from those anticipated or implied in the forward-looking statements due to the factors listed in the “Risk Factors” section and elsewhere in this Offering Circular. All forward-looking statements speak only as of the date of this Offering Circular. We do not intend to publicly update or revise any forward-looking statements as a result of new information, future events or otherwise. These cautionary statements qualify all forward-looking statements attributable to us, or persons acting on our behalf. The risks, contingencies and uncertainties relate to, among other matters, the following:

•	our business strategy;
•	our financial position;
•	the extent to which we are leveraged;
•	our cash flow and liquidity;
•	declines in the prices we receive for our oil and gas affecting our operating results and cash flows;
•	economic slowdowns that can adversely affect consumption of oil and gas by businesses and consumers;
•	uncertainties in estimating our oil and gas reserves;
•	replacing our oil and gas reserves;
•	uncertainties in exploring for and producing oil and gas;
•	our inability to obtain additional financing necessary in order to fund our operations, capital expenditures, and to meet our other obligations;
•	availability of drilling and production equipment and field service providers;
•	disruption of operations and damages due to hurricanes or tropical storms;
•	availability, cost and adequacy of insurance coverage;
•	competition in the oil and gas industry;
•	our inability to retain and attract key personnel;
•	the effects of government regulation and permitting and other legal requirements;
•	costs associated with perfecting title for mineral rights in some of our properties;
•	potential costs associated with maintaining compliance with those regulations promulgated by the U.S. Minerals Management Services; and
•	other factors discussed under “Risk Factors.”

SUMMARY

The following summary contains information about the Company, the exchange offer and the consent solicitation. It does not contain all of the information that may be important to you in making a decision to participate in the exchange offer and the consent solicitation. For a more complete understanding of the Company, the exchange offer and the consent solicitation, we urge you to read this Offering Circular carefully, including the sections entitled “Risk Factors” and “Forward-Looking Statements,” as well as our Parent’s Annual Report on Form 10-K for the fiscal year ended June 30, 2009, including the financial statements and the notes to those statements, which is attached as Annex B hereto. Certain descriptions in this Offering Circular of provisions of the Second Lien Notes are summaries of such provisions and are qualified herein by reference to the indenture and intercreditor agreement governing such Second Lien Notes, as supplemented from time to time. Copies of the indenture and intercreditor agreement and any supplements will, when available, be provided to you upon your request to the Company. In this Offering Circular, the term “Company,” “us” or “we” refers only to Energy XXI Gulf Coast, Inc. (including its permitted successors and assigns) and not to any of its subsidiaries. The term “Parent” refers to Energy XXI (Bermuda) Limited, the ultimate parent of the Company including its permitted successors and assigns. The term “Direct Parent” refers to Energy XXI USA, Inc., the direct parent of the Company.

THE COMPANY

We are the issuer of the Senior Notes and will issue the Second Lien Notes. We are a Houston-based independent energy company engaged in the acquisition, development, exploration and production of oil and natural gas reserves in the U.S. Gulf Coast and the Gulf of Mexico. We are an indirect wholly-owned subsidiary of the Parent.

THE PARENT

Energy XXI (Bermuda) Limited is an independent oil and natural gas exploration and production company whose growth strategy emphasizes acquisitions, enhanced by its value-added organic drilling program. The Parent’s properties are primarily located in the U.S. Gulf of Mexico waters and the Gulf Coast onshore. The Parent’s common stock trades on the Alternative Investment Market of the London Stock Exchange (“AIM”) and on The NASDAQ Capital Market.

ORGANIZATIONAL STRUCTURE

Set forth below is a diagram that reflects our current organizational structure and identifies the Issuer, Parent, Direct Parent and each Guarantor.

SUMMARY OF THE TERMS OF THE EXCHANGE OFFER
AND THE CONSENT SOLICITATION

The Exchange Offer
Energy XXI Gulf Coast, Inc. (the “Company”) is offering to exchange up to $360.0 million principal amount (the “Maximum Acceptance Amount”) of properly tendered (and not validly withdrawn) and accepted outstanding principal amount of 10% Senior Notes due 2013 (the “Senior Notes”) for newly issued 16% Second Lien Junior Secured Notes due 2014 (the “Second Lien Notes”) at the exchange ratios set out below under “Total Consideration and Exchange Consideration.” The Maximum Acceptance Amount of Senior Notes is subject to a proration depending upon the amount of Second Lien Notes sold in the concurrent private placement.
The Consent Solicitation
Upon the terms and subject to the conditions described in this Offering Circular, the Company is also soliciting the consent from holders of Senior Notes to the Proposed Amendments to the Senior Notes Indenture (the “Consents”). By tendering your Senior Notes, you will be deemed to have consented to the Proposed Amendments. The Proposed Amendments would modify the restrictive covenants and related definitions that limit (i) dividend and other payment restrictions affecting subsidiaries, (ii) incurrence of indebtedness and issuance of preferred stock, (iii) liens and (iv) asset sales and other provisions. The Proposed Amendments are necessary to permit the issuance of the Second Lien Notes and the Guarantees and the pledge of the collateral for the Second Lien Notes and the Guarantees.
No consideration will be paid for the Consents. The Consent of holders of a majority in aggregate principal amount of Senior Notes held by persons other than the Company and its affiliates is required to approve the Proposed Amendments (the “Requisite Consents”). The exchange offer is conditioned upon, among other things, obtaining the Requisite Consents.
Holders may not deliver their Consent without tendering their Senior Notes, and holders may not tender their Senior Notes without delivering their Consent.
Early Tender Date
To tender by the Early Tender Date, holders must properly tender (and not validly withdraw) their Senior Notes on or prior to 5:00 p.m., New York City time on September 18, 2009, unless extended by us.
Expiration Date
The exchange offer will expire at Midnight, New York City time, on October 4, 2009, unless extended by us (the “Expiration Date”).
Withdrawal Deadline
Tendered Senior Notes and delivered consents may be withdrawn prior to 5:00 p.m., New York City time, on September 18, 2009, (the “Withdrawal Deadline”), unless extended by us. If we extend the Expiration Date, we will not be obligated to extend the Withdrawal Deadline.

Withdrawal of Tenders and Revocation of Consents
Holders may withdraw tendered Senior Notes and thereby revoke delivery of Consents to the Proposed Amendments at any time prior to the Withdrawal Deadline, but holders may not withdraw tendered Senior Notes on or after such deadline. Holders may not validly revoke their Consents unless they validly withdraw their previously tendered Senior Notes. Procedures for withdrawal are described under “Withdrawal of Tenders and Revocation of Consents.”
Settlement Date
Subject to the terms and conditions set forth in the Offering Documents, the settlement date for the exchange offer will be promptly following the Expiration Date and is expected to be on or about the third business day following the Expiration Date.
The Second Lien Notes
For a description of the Second Lien Notes, see “— Summary Description of Second Lien Notes” and “Description of New Second Lien Notes.”
Total Consideration and Exchange Consideration
In exchange for each $1,000 principal amount of Senior Notes properly tendered (and not validly withdrawn) and accepted by us, (i) by the Early Tender Date, participating holders of Senior Notes will receive $800 principal amount of Series A Second Lien Notes, subject to proration (“Total Consideration”), and (ii) after the Early Tender Date but prior to the Expiration Date, participating holders of Senior Notes will receive $750 principal amount of Series A Second Lien Notes, subject to such proration (“Exchange Consideration”).
If the amount of Senior Notes validly tendered (and not withdrawn) pursuant to the exchange offer on or prior to the Expiration Date exceeds the Maximum Acceptance Amount, then the exchange offer will be oversubscribed, and we will accept for exchange such tendered Senior Notes on a prorated basis according to the principal amount of such Senior Notes. All Senior Notes not accepted as a result of such proration will be rejected from the exchange offer and returned to the holders of such Senior Notes. To avoid purchases of Senior Notes in principal amounts other than integral multiples of $1,000, if necessary, we will make appropriate adjustments upward to the nearest $1,000 principal amount with respect to each holder validly tendering (and not withdrawing) Senior Notes pursuant to the exchange offer.
We will not accept any tender that would result in the issuance of a Second Lien Note having a principal amount less than $2,000. The principal amount of Series A Second Lien Notes issued to each participating holder for all Senior Notes properly tendered (and in each case accepted by us) will be rounded up, if necessary, to $2,000 or the nearest whole multiple of $1,000 in excess thereof.
Accrued and Unpaid Interest
If Senior Notes are properly tendered (and not validly withdrawn) and accepted by us for exchange pursuant to the exchange offer, such holder will be entitled to receive accrued and unpaid interest in cash on such Senior Notes up to, but not including, the Settlement Date, in addition to the consideration that such holder is eligible to receive pursuant to the exchange offer.
Conditions to the Exchange Offer and the Consent Solicitation
Notwithstanding any other provision of the exchange offer, our obligation to accept for exchange, and to exchange, any of the Senior Notes validly tendered is subject to the satisfaction or waiver of the following conditions, among others, for the exchange offer prior to the settlement date for the Senior Notes exchanged by us pursuant to the exchange offer (the “Special Conditions”):

•

there having been validity tendered and not withdrawn pursuant to the exchange offer of Senior Notes having an aggregate principal amount of not less than $311.0 million (the “Minimum Tender Condition”);

• the receipt of the Requisite Consents and execution of a supplemental indenture providing for the Proposed Amendments (the “Supplemental Indenture Condition”);

•

the Company having closed the sale of Series B Second Lien Notes in an aggregate principal amount of not less than $50.0 million in the concurrent private placement described herein under “Concurrent Transactions” (the “Private Placement Condition”); and

•

the Company having obtained an amendment or amendment and restatement to, or a waiver under, its Credit Agreement, the effect of which is that the consummation of the exchange offer will not be prohibited under such facility (the “Bank Condition”).

In addition, we have the right to terminate or withdraw the exchange offer and the consent solicitation at any time and for any reason, including if any of the other conditions described under “Conditions of the Exchange Offer and the Consent Solicitation” are not satisfied.
Transfer Restrictions
The Series A Second Lien Notes are being issued in this exchange offer in reliance upon the exemption from the registration requirements of the Securities Act afforded by Section 3(a)(9) thereof. Resales of securities received in a

Section 3(a)(9) exchange are subject to the same restrictions, if any, applicable to the securities surrendered. The Senior Notes were issued in a registered exchange offer under the Securities Act, and therefore are not subject to resale restrictions (other than those Senior Notes held by our affiliates). Accordingly, the Series A Second Lien Notes issued in exchange for the Senior Notes would be free of resale restrictions if held by persons that are not “affiliates” of ours within the meaning of Rule 405 under the Securities Act.
Procedure for Tendering Senior Notes and Delivery of Consents
If a holder wishes to participate in the exchange offer and consent solicitation and such holder’s existing Senior Notes are held by a custodial entity such as a bank, broker, dealer, trust company or other nominee, such holder must instruct that custodial entity to tender on the holder’s behalf the Senior Notes pursuant to the procedures of the custodial entity. Custodial entities that are participants in The Depository Trust Company (“DTC”) must tender Senior Notes through DTC’s Automated Tender Offer Program, known as “ATOP,” by which the custodial entity and the beneficial owner on whose behalf the custodial entity is acting agree to be bound by the Letter of Transmittal and Consent. A Letter of Transmittal and Consent need not accompany tenders effected through ATOP.
Each holder tendering Senior Notes registered in such holder’s name must complete, sign and date the accompanying Letter of Transmittal and Consent according to the instructions contained in the Offering Documents. The holder must also deliver the Letter of Transmittal and Consent and any other required documents to the Exchange Agent at one of the addresses set forth on the cover page of the Letter of Transmittal and Consent. For further information, see “Procedures for Tendering Senior Notes and Delivering Consents” and the Letter of Transmittal and Consent.
Any holder of Senior Notes that tenders Senior Notes pursuant to the exchange offer must also deliver Consents with respect to such Senior Notes. Holders that validly tender their Senior Notes pursuant to the exchange offer will be deemed to have validly delivered their Consents by such tender.
Withdrawal of Tenders and Revocation of Consents
A holder may withdraw the tender of such holder’s Senior Notes at any time prior to the Withdrawal Deadline by submitting a notice of withdrawal to the Exchange Agent using ATOP procedures or upon compliance with the other procedures described under “Withdrawal of Tenders and Revocation of Consents.” Any Senior Notes tendered prior to the Withdrawal Deadline that are not validly withdrawn prior to the Withdrawal Deadline may not be withdrawn on or after the Withdrawal Deadline, and Senior Notes validly tendered on or after the Withdrawal Deadline may not be withdrawn, in each case subject to limited circumstances described under “Withdrawal of Tenders and Revocation of Consents.” We may extend or amend the exchange offer without extending the withdrawal deadline or otherwise reinstating withdrawal rights.
A valid withdrawal of Senior Notes will be deemed to revoke any related Consents.
Consequences of Failure to Tender
Our obligations with respect to any Senior Notes not tendered by holders or not accepted for tender or otherwise left outstanding following the consummation of the exchange offer (including as a result of oversubscription for the exchange offer, in which case all holders will be cut back pro-rata) will be effectively subordinated to the indebtedness represented by the Second Lien Notes to the extent of the value of the collateral securing such obligations. Further, if the Requisite Consents are received with respect to the Senior Notes and the supplemental indenture giving effect to the Proposed Amendments with respect to the Senior Notes is executed and becomes operative, holders of such Senior Notes left outstanding following consummation of the exchange offer and the consent solicitation will be entitled to a lesser degree of protection from the restrictive covenants in the indenture, particularly with respect to the ability of the Company to incur secured debt ranking effectively senior to the Senior Notes to the extent of the value of the collateral securing such secured debt. For a description of the consequences of failing to exchange your Senior Notes pursuant to the exchange offer, see “Risk Factors — Risks to Holders of Senior Notes that are Not Tendered or Not Accepted for Exchange.”
Amendment and Termination
We have the right to terminate or withdraw, in our sole discretion, the exchange offer at any time and for any reason, including if the conditions to the exchange offer are not met by the Expiration Date. We reserve the right, subject to applicable law, (i) to waive any and all of the conditions of the exchange offer on or prior to the Expiration Date and (ii) to amend the terms of the exchange offer. In the event that the exchange offer is terminated, withdrawn or otherwise not consummated on or prior to the Expiration Date, no consideration will be paid or become payable and no Series A Second Lien Notes will be issued or become issuable to holders who have validly tendered their Senior Notes pursuant to the exchange offer. In any such event, the Senior Notes previously tendered pursuant to the exchange offer will be promptly returned to the tendering holders. See “General Terms of the Exchange Offer and the Consent Solicitation — Extension, Termination or Amendment.”

Use of Proceeds
We will not receive any cash proceeds in the exchange offer. We will apply a combination of cash on hand and the cash proceeds from the concurrent private placement to repay $41.0 million of indebtedness under the Credit Agreement and the balance for general corporate purposes. See “Use of Proceeds.”
Taxation
The Series A Second Lien Notes will be treated as having been issued with original issue discount (“OID”) for U.S. federal income tax purposes. A U.S. holder (as defined in “Certain U.S. Federal Income Tax Considerations”) of Series A Second Lien Notes will be required to include such OID in gross income as it accrues, in advance of the receipt of cash attributable to that income and regardless of the U.S. holder’s regular method of accounting for U.S. federal income tax purposes.
For U.S. federal income tax purposes, we expect to recognize cancellation of indebtedness income in connection with the exchange offer. Under recently enacted legislation, however, we may elect to defer the recognition of such cancellation of indebtedness income and, instead, recognize such income ratably over a five-year period from 2014 through 2018. If we choose to make this election in respect of any Senior Notes, we will not be permitted to deduct any OID on the Series A Second Lien Notes that we issue in respect of such Senior Notes to the extent that such OID (i) accrues before 2014, and (ii) does not exceed the cancellation of indebtedness income attributable to our acquisition of such Senior Notes. We will, however, be allowed to take these disallowed OID deductions ratably over the five-year period from 2014 through 2018.
For a discussion of certain U.S. federal income tax consequences of the exchange offer and the consent solicitation to holders of Senior Notes, see “Certain U.S. Federal Income Tax Considerations.”
Exchange Agent
Wells Fargo Bank, National Association
Information Agent
D.F. King & Co., Inc.
Risk Factors
See “Risk Factors” and the other information included in and incorporated by reference in this Offering Circular for a discussion of factors you should carefully consider before deciding to participate in the exchange offer.

SUMMARY DESCRIPTION OF SECOND LIEN NOTES

The Second Lien Notes will be governed by an indenture to be entered into by Energy XXI Gulf Coast, Inc., as issuer, the Guarantors and Wilmington Trust Company, N.A., as trustee and collateral agent. The following is a summary of certain terms of the proposed indenture and intercreditor agreement and the Second Lien Notes and is qualified in its entirety by the more detailed information contained under the heading “Description of New Second Lien Notes” elsewhere in this Offering Circular. Certain descriptions in this Offering Circular of provisions of the proposed indenture and intercreditor agreement are summaries of such provisions and are qualified herein by reference to the proposed indentures. Copies of the proposed indenture and intercreditor agreement will be provided upon request to the Information Agent, D.F. King & Co., Inc., when available.

Issuer
Energy XXI Gulf Coast, Inc.
Second Lien Notes Offered
16% Second Lien Junior Secured Notes due 2014.
Maturity
June 15, 2014.
Interest Rate
The Second Lien Notes will bear interest at a rate of 16% per annum consisting of (i) 14% payable in cash and (ii) 2% payable by either increasing the outstanding principal amount of Second Lien Notes of the applicable series or by issuing additional Second Lien Notes of the applicable series. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months.
Interest Payment Dates
Interest on the Second Lien Notes will be payable semi-annually on June 15 and December 15 of each year, beginning on December 15, 2009.
Maximum Issuance Amount
The Company will issue in the exchange offer at least $248.8 million principal amount of Second Lien Notes designated Series A (the “Series A Second Lien Notes”), up to a maximum of (a) $288.0 million less (b) the excess of the principal amount of Second Lien Notes designated Series B (the “Series B Second Lien Notes”) issued pursuant to the private placement referred to below over $50.0 million. Concurrently, the Company will issue a minimum of $50.0 million principal amount of Series B Second Lien Notes pursuant to a private placement, and up to a maximum of $89.0 million. The aggregate principal amount of Series A Second Lien Notes and Series B Second Lien Notes will not exceed $338.0 million. The Company will pay a portion of the interest on the Second Lien Notes by either increasing the outstanding principal amount of the applicable series or by issuing additional Second Lien Notes of the applicable series (the “PIK Notes”).
Guarantees
The obligations under the Second Lien Notes will be guaranteed by the following: (i) a guarantee by the Direct Parent, with recourse limited to its ownership of 100% of our outstanding capital stock; (ii) the full and unconditional guarantee of the Parent; and (iii) the full and unconditional guarantee of each the Company’s Subsidiaries, future Material Domestic Subsidiaries and any future Subsidiaries that guarantee indebtedness under the Credit Agreement. If any party becomes a new guarantor under the Credit Agreement, such party will also become a Guarantor of the Second Lien Notes or the Senior Notes.
Collateral
The Second Lien Notes and the Guarantees (other than that of the Parent) for the Second Lien Notes will be secured by a second priority lien subject to permitted prior liens on the same collateral that secures the Company’s obligations under the Credit Agreement. Such collateral generally consists of the following property (collectively, the “Collateral”):

(1)

substantially all of the assets of the Company and the Subsidiary Guarantors, over which the Company and the Subsidiaries are required to have mortgages perfecting such liens on at least 85% of the proved reserves and proved developed producing reserves located in the United States;

(2) the Direct Parent’s pledge of 100% of the Company’s issued and outstanding capital stock;
(3) any assets substituted for such Collateral as provided for in the Security Documents; and
(4) any proceeds of the foregoing.
Intercreditor Agreement
The trustee and the collateral agent under the indenture governing the Second Lien Notes and the administrative agent under the Credit Agreement will enter into an intercreditor agreement as to the relative priorities of their rights to payment and their respective security interests in the Company’s assets securing the Second Lien Notes and obligations arising or provided to be secured under the Credit Agreement and certain other matters relating to the administration of security interests (the “Intercreditor Agreement”). Certain material terms of the Intercreditor Agreement are summarized under “Description of New Second Lien Notes — Collateral — Intercreditor Agreement.”
Ranking
The Second Lien Notes will be general secured obligations, ranking:
• subordinated in right of payment to indebtedness under the Credit Agreement, including refinancings of such debt;
• pari passu in right of payment with all of our existing and future indebtedness that is not subordinated, including the Senior Notes; and
• senior in right of payment to any subordinated indebtedness.
The Second Lien Notes also will be subordinated in priority to indebtedness under our Credit Agreement to the extent of the Collateral. While the Second Lien Notes are not contractually subordinated in right of payment to the Senior Notes, under certain circumstances (including bankruptcy or insolvency of the Company or any of the Subsidiaries) payment to holders of Second Lien Notes, but not to holders of the Senior Notes, may be blocked. See “Risk Factors — Risks Related to the Exchange Offer and the Second Lien Notes.”
At June 30, 2009, on a pro forma basis after giving effect to this offering, and the application of proceeds from the concurrent private placement as described under “Use of Proceeds,” and assuming the Maximum Acceptance Amount of Senior Notes is tendered in the exchange offer as outlined under “Capitalization”:

•

the Company and its subsidiaries would have had $531.3 million in aggregate principal amount of secured indebtedness outstanding, consisting of $337.8 million of Second Lien Notes issuable in the exchange offer and concurrent private placement and $193.5 million of first priority secured indebtedness outstanding under the Credit Agreement first priority lien obligations; and

• the Company and its subsidiaries would have had $313.0 million of senior unsecured indebtedness outstanding.
The Guarantees of the Second Lien Notes will be the Guarantors’ general obligations, ranking:
• subordinated in right of payment to indebtedness of the applicable Guarantor to indebtedness under the Credit Agreement, including refinancing of such debt;
• pari passu in right of payment with the applicable Guarantors, existing and future indebtedness that is not subordinated, including their guarantees of the Senior Notes; and
• senior in right of payment to the applicable Guarantors’ future subordinated indebtedness.
The Guarantees by the Subsidiary Guarantors and the Direct Parent will be secured on a second priority basis by liens on all collateral from time to time owned by in the Subsidiary Guarantors and the Direct Parent, subject to the priority claims under the Credit Agreement.
Optional Redemption
We may, at our option, redeem some or all of the Second Lien Notes at any time on or after June 15, 2011 at the redemption prices set forth under “Description of New Second Lien Notes — Optional Redemption,” plus accrued and unpaid interest, if any.
In addition, prior to June 15, 2011 we may, at our option, redeem some or all of the Second Lien Notes at any time, at a price equal to 100% of the principal amount of the

Second Lien Notes plus a “make-whole” premium, plus accrued and unpaid interest, if any.
We may also redeem, at our option, up to 35% of the Second Lien Notes at any time prior to June 15, 2011, using the proceeds of certain equity offerings at a redemption price of 110% of the principal amount thereof, plus accrued and unpaid interest.
Mandatory Repurchase Offers
If we experience certain kinds of changes of control, we must offer to purchase the Second Lien Notes at 101% of their principal amount, plus accrued and unpaid interest, if any. For more details, see “Description of New Second Lien Notes — Repurchase at the Option of Holders — Change of Control.”
If we sell assets under certain circumstances, we must offer to repurchase the Second Lien Notes at a price equal to par plus accrued and unpaid interest, if any, as described under “Description of New Second Lien Notes — Repurchase at the Option of Holders — Asset Sales.”
Restrictive Covenants
The Second Lien Notes will be issued under an indenture containing covenants that, among other things, will restrict our ability and the ability of our restricted subsidiaries to:
• incur or assume additional debt or provide guarantees in respect of obligations of other persons;
• issue redeemable stock and preferred stock;
• pay dividends or distributions or redeem or repurchase capital stock;
• prepay, redeem or repurchase debt;
• make loans and investments;
• incur certain liens;
• impose limitations on dividends, loans or asset transfers from our subsidiaries;
• sell or otherwise dispose of assets, including capital stock of subsidiaries;
• consolidate or merge with or into, or sell substantially all of our assets to, another person;
• enter into transactions with affiliates; and
• impair the security interest in the Collateral.
These covenants will be subject to a number of important limitations and exceptions. For more details, see “Description of New Second Lien Notes — Certain Covenants.”

No Established Trading Market
The Second Lien Notes are a new issue of securities with no established trading market. The Second Lien Notes will not be listed on any securities exchange or on any automated dealer quotation system. No assurance can be given that an active trading market for the Second Lien Notes will develop. If an active trading market for the Second Lien Notes never develops, the market price and liquidity of the Second Lien Notes may be adversely affected.
Form and Denominations
The Second Lien Notes will be issued in minimum denominations of $2,000 and $1,000 integral multiples in excess thereof, except as may be required to consummate the exchange offers. The Second Lien Notes will be book-entry only and registered in the name of a nominee of DTC. Investors may elect to hold interests in the new notes through Clearstream Banking, S.A., or Euroclear Bank S.A./N.V., as operator of the Euroclear system if they are participants in those systems or indirectly through organizations that are participants in those systems.

See “Risk Factors” and the other information included in and incorporated by reference in this Offering Circular for a discussion of factors you should carefully consider before deciding to participate in the exchange offer and consent solicitation.

RISK FACTORS

You should carefully consider the risk factors described below and the other information included in or incorporated by reference into this Offering Circular, including the risk factors set forth in the Parent’s Annual Report on Form 10-K for the year ended June 30, 2009, a copy of which is attached hereto as Annex B, before deciding to participate in the exchange offer.

Risks to Holders of Senior Notes that Are Not Tendered or Not Accepted for Exchange

If the Company consummates the exchange offer, claims with respect to the Senior Notes will be effectively subordinated to claims with respect to the Second Lien Notes to the extent of the collateral securing the Second Lien Notes, and in the event of a bankruptcy, liquidation or insolvency, it is possible that there would be little or no assets remaining from which the claims of the Senior Notes could be satisfied.

The unsecured nature of the claims of the Senior Notes could materially and adversely affect the value of a holder’s Senior Notes that are not tendered or not accepted for exchange and, in the event of the Company’s bankruptcy, liquidation or insolvency, the extent of such holder’s recovery. The Second Lien Notes and related Guarantees by the Subsidiaries and the Direct Parent will be secured by a second priority lien, subject to permitted liens, on substantially the same assets that secure on a first priority lien basis our indebtedness under our Credit Agreement. Consequently, any Senior Notes (and the related Subsidiary guarantees) not tendered by holders or not accepted for exchange or otherwise left outstanding following the consummation of the exchange offer (including as a result of oversubscription of the exchange offer, in which case all Senior Notes tendered will be cut back on a pro rata basis) will be effectively subordinated to indebtedness represented by the Second Lien Notes (and the related Subsidiary guarantees) to the extent of the value of the collateral securing such obligations. In the event of the Company’s bankruptcy, liquidation or insolvency, the proceeds from any collateral sales will be applied first to satisfy the first lien securing our Credit Agreement, then the second lien securing the Second Lien Notes and then any unsecured indebtedness, and it is possible that there would be little or no assets remaining from which the claims of the Senior Notes could be satisfied. The market prices for the non-tendered or not accepted Senior Notes may also be negatively affected by this effective subordination to the Second Lien Notes.

Upon consummation of the exchange offer, liquidity of the market for outstanding Senior Notes may be reduced, and market prices for outstanding Senior Notes may decline as a result.

If the exchange offer is consummated, the aggregate principal amount of outstanding Senior Notes would be reduced to $264.0 million as of June 30, 2009 on a pro forma basis, assuming the Maximum Acceptance Amount is accepted for exchange (or, assuming the minimum principal amount satisfying the Minimum Tender Condition is accepted for exchange, $313.0 million). See “Capitalization.” A reduction in the amount of outstanding Senior Notes may adversely affect the liquidity of the non-tendered or not accepted Senior Notes. Therefore, the market price of Senior Notes that are not tendered or not accepted by the Company may be adversely affected. A reduced float may also make the trading prices of Senior Notes that are not exchanged more volatile.

If the consent solicitation is consummated and the Proposed Amendments become operative, the protections provided by certain of the existing restrictive covenants in the indenture governing the Senior Notes will be diminished in order to permit the issuance of the Second Lien Notes.

If the Proposed Amendments become operative, Senior Notes that are not tendered and accepted pursuant to the exchange offer will remain outstanding immediately following the completion of the exchange offer and will be subject to the terms of the Senior Notes Indenture as modified by the supplemental indenture. Among other things, as a result of the adoption of the Proposed Amendment, restrictive covenants contained in the Senior Notes Indenture that limit (i) dividend and other payment restrictions affecting subsidiaries, (ii) the incurrence of indebtedness and issuance of preferred stock, (iii) liens and (iv) asset sales, would be modified in order to permit the Company to issue the Second Lien Notes. Following the adoption and implementation of the Proposed Amendments, while holders of Senior Notes not tendered and accepted will be entitled to the benefits of such covenants and other provisions, the protection afforded by such covenants will be diminished. In particular, the Company will have a greater ability to incur secured debt effectively senior to the Senior

Notes to the extent of the value of the collateral securing such secured debt. The modification of these covenants and other provisions will permit the Company and its subsidiaries to take certain actions in connection with the issuance of the Second Lien Notes which were previously prohibited, that could increase the credit risks with respect to the Company, as well as adversely affect the market price and credit rating of the remaining Senior Notes. See “Proposed Amendments.”

We cannot assure holders of Senior Notes that existing rating agency ratings for the Senior Notes will be maintained.

Standard & Poor’s Rating Services (“S&P”) or Moody’s Investors Service, Inc. (“Moody’s”) may lower the rating on the Senior Notes after we announce the exchange offer and then may re-rate the Senior Notes after the exchange offer is completed. We cannot assure the holders of Senior Notes that as a result of the exchange offer or otherwise, one or more rating agencies would not downgrade or negatively comment upon the ratings of the Senior Notes.

We expressly reserve the right to purchase any Senior Notes that remain outstanding after the Expiration Date.

We expressly reserve the absolute right, in our sole discretion, from time to time to purchase any Senior Notes that remain outstanding after the Expiration Date through open market or privately negotiated transactions, one or more additional tender or exchange offer or otherwise, on terms that may differ from the Exchange Consideration or Total Consideration and could be for cash or other consideration, or to exercise any of its rights under the indenture that governs the Senior Notes.

Risks Related to the Exchange Offer and the Second Lien Notes

The Second Lien Notes are subordinated in right of payment to indebtedness under our Credit Agreement, and we may incur substantial indebtedness under our Credit Agreement in the future.

The Second Lien Notes will be subordinated to all of our existing and future indebtedness under our Credit Agreement in the event of certain defaults under the Credit Agreement, or an insolvency proceeding, as provided in the Intercreditor Agreement. The lenders under our Credit Agreement will be entitled under certain circumstances to block payments otherwise due to holders of the Second Lien Notes for specified periods of time. In addition, upon any distribution to our creditors in a bankruptcy, liquidation, dissolution, reorganization or any similar proceeding by or relating to us or our property, the creditors under our Credit Agreement would be entitled to receive payment in full before the holders of the Second Lien Notes would be entitled to receive any payment. See “Description of the New Second Lien Notes — Intercreditor Agreement — Subordination.”

As of June 30, 2009, on a pro forma basis, we would have had $193.5 million of indebtedness outstanding under our Credit Agreement. See “Capitalization.” We may incur substantial additional indebtedness under the Credit Agreement in the future, if the requisite lenders thereunder were to increase our borrowing base. Under the indenture governing the Senior Notes and the indenture that will govern the Second Lien Notes, the Company may incur secured indebtedness under credit facilities in an amount not to exceed the greater of (a) $400.0 million, less the aggregate amount of all net proceeds of Asset Sales applied by the Company or any of its Restricted Subsidiaries since the applicable issue date to repay any revolving credit Indebtedness under any credit facilities will effect a corresponding commitment reduction thereunder pursuant to the “Asset Sales” covenant and (b) 30% ACNTA (Adjusted Consolidated Net Tangible Assets). Neither the indenture that will govern the Second Lien Notes nor the Intercreditor Agreement further limits the amount of first priority secured indebtedness we may incur under the Credit Agreement. The amount of first priority secured indebtedness that the Company may be permitted to incur under the Credit Agreement in the future may be substantial, particularly if our ACNTA grows over time. All such indebtedness would be senior in right of payment to the Second Lien Notes and have priority over the Second Lien Notes with respect to the Collateral, each as described in greater detail under “Description of New Second Lien Notes — Intercreditor Agreement” below.

While the Second Lien Notes are not contractually subordinated to the Senior Notes, under certain circumstances payments on the Second Lien Notes but not on the Senior Notes may be blocked.

The Second Lien Notes will not be contractually subordinated to the Senior Notes. However, pursuant to the Intercreditor Agreement, the Second Lien Notes will be contractually subordinated to indebtedness under our Credit Agreement while the Senior Notes are not contractually subordinated to such indebtedness. For example, under certain circumstances payments otherwise due on the Second Lien Notes may be blocked and, under the terms of the Intercreditor Agreement, such payments would remain blocked until the indebtedness under the Credit Agreement is discharged in full in cash. Payments similarly then due under the Senior Notes would not be contractually blocked under such circumstances, although the Senior Notes are not secured and the contractual rights and security provided in respect of indebtedness under the Credit Agreement and the Second Lien Notes would effectively limit our ability to make such payments on the Senior Notes. See “Description of the New Second Lien Notes — Intercreditor Agreement — Subordination.” Under such circumstances, the Second Lien Notes would not receive payments subject to the payment blockage while the Senior Notes would contractually be entitled to payment.

To the extent that a holder of Senior Notes exchanges Senior Notes for Second Lien Notes, such holder prolongs its risk that the Company will be unable to repay (or refinance) such holder’s notes when they mature as a result of the later maturity of the Second Lien Notes.

The holders of Senior Notes are being offered Second Lien Notes with a later maturity than the Senior Notes they presently hold. Holders who tender their Senior Notes and whose tender is accepted for exchange will be exposed to the risk of nonpayment on the securities they hold for a longer period of time than non-tendering holders or those holders whose Senior Notes were not accepted for exchange. For instance, following the maturity date of the Senior Notes, but prior to the maturity date of the Second Lien Notes, the Company may become subject to a bankruptcy or similar proceeding. If so, holders of the Senior Notes who opted not to participate in the exchange offer (or whose Senior Notes were not accepted for exchange, including as a result of proration in the event that the exchange offer is oversubscribed) may have been paid in full, and there is a risk that the holders of Senior Notes who did opt to participate in the exchange offer and whose Senior Notes were accepted for exchange would not be paid in full.

The exchange ratio for the exchange offer does not reflect any independent valuation of the Senior Notes or the Second Lien Notes.

The Company has not obtained or requested a fairness opinion from any banking or other firm as to the fairness of the exchange ratio or the relative value of Senior Notes or the Second Lien Notes. If you tender your Senior Notes, you may or may not receive more or as much value as you would if you choose to keep them, and there may be a reduction in the aggregate principal amount of debt owed to you.

The exchange offer and the consent solicitation may be cancelled, delayed or amended.

The Company has the right to terminate or withdraw at its sole discretion the exchange offer and consent solicitation at any time and for any reason, including if any of the Special Conditions or any other condition to the exchange offer or consent solicitation is not satisfied prior to the Expiration Date. Even if the exchange offer and the consent solicitation is consummated, it may not be consummated on the schedule described in this Offering Circular. Accordingly, holders participating in the exchange offer may have to wait longer than expected to receive their Second Lien Notes (or to have their Senior Notes returned to them in the event the Company terminates the exchange offer), during which time such holders will not be able to effect transfers or sales of their Senior Notes. In addition, the Company has the right to amend the terms of the exchange offer prior to the Expiration Date.

The Second Lien Notes and the Guarantees will be structurally subordinated to indebtedness and other liabilities of the Company’s non-guarantor subsidiaries.

The Second Lien Notes and the Guarantees will be structurally subordinated to the indebtedness and other liabilities (including trade payables) of any non-guarantor subsidiary, and holders of Second Lien Notes will not have any claim as a creditor against any non-guarantor subsidiary. In addition, the indenture under which the Second Lien Notes will be issued will permit, subject to certain limitations, non-guarantor subsidiaries to incur additional indebtedness and will not contain any limitations on the amount of liabilities (such as trade payables) that may be incurred by them.

The Second Lien Notes will be secured only to the extent of the value of the assets that have been granted as security for the Second Lien Notes, which may not be sufficient to satisfy the Company’s and its related obligors’ obligations under the Second Lien Notes, and in the event that the security is enforced against the collateral, the holders of the Second Lien Notes will receive proceeds from collateral only after holders of the First Lien Claims receive payment in full in cash in respect of such claims.

No appraisal of the value of the collateral securing the Second Lien Notes has been made in connection with the exchange offer and the fair market value of the collateral is subject to fluctuations based on factors that include, among others, general economic and business conditions, the ability to sell the collateral in an orderly sale, the availability of buyers and similar factors. In addition, courts could limit recoverability if they apply non-New York law to a proceeding and deem a portion of the interest claim usurious in violation of public policy. The amount to be received upon a sale of any collateral would be dependent on numerous factors, including but not limited to the actual fair market value of the collateral at such time and the timing and the manner of the sale. By its nature, some or all of the collateral may be illiquid and may have no readily ascertainable market value. In the event that a bankruptcy case is commenced by or against the Company, if the value of the collateral is less than the amount of principal and accrued and unpaid interest on the Second Lien Notes and all other secured obligations, interest may cease to accrue on the Second Lien Notes from and after the date the bankruptcy petition is filed. In the event of a foreclosure, liquidation, bankruptcy or similar proceeding, the Company cannot assure you that the proceeds from any sale or liquidation of the collateral will be sufficient to pay the obligations due under the Second Lien Notes.

The Second Lien Notes and related Guarantees of the Subsidiaries and the Direct Parent will be secured by second priority liens, subject to permitted liens, on substantially the same assets that secure on a first priority lien basis our indebtedness under our Credit Agreement. The Company’s failure to comply with the terms of the agreement under which the First Lien Claims are granted could entitle those holders to declare all indebtedness thereunder to be immediately due and payable. If the Company were unable to service the indebtedness under the First Lien Claims, the holders thereof could foreclose on the Company’s and the Guarantors’ assets that serve as collateral. As a result, upon any distribution to the Company’s creditors, upon liquidation, reorganization or similar proceedings, or following acceleration of any of the Company’s indebtedness or an event of default under the Company’s indebtedness and enforcement of the collateral, the holders of First Lien Claims will be entitled to be repaid in full from the proceeds of all the pledged assets owned by the Company and the Guarantors on the date of the agreement or thereafter acquired securing the indebtedness to them before any payment is made to the holders of the Second Lien Notes from the proceeds of that collateral.

Furthermore, the collateral securing the First Lien Claims and the Second Lien Notes and the related Guarantees will be subject to liens permitted under the terms of the security agreements governing security interest of the First Lien Claims and the Second Lien Notes, whether arising before or after the date the First Lien Claims and the Second Lien Notes are granted or issued. The existence of any permitted liens could adversely affect the value of the collateral securing the Second Lien Notes and the applicable Guarantees, as well as the ability of the collateral agent to realize or foreclose on such collateral. In addition, the security interests for the Second Lien Notes in the Company and the applicable Guarantors’ assets are not all perfected by filed mortgages.

To the extent that the claims of the holders of the Second Lien Notes exceed the value of the assets securing those Second Lien Notes and other liabilities, those claims in excess of the value of the assets securing the Second Lien Notes will rank equally with the claims of the holders of the Company’s outstanding Senior Notes and any other indebtedness ranking pari passu with those unsecured Senior Notes. Moreover, the Intercreditor Agreement may prohibit the holders of Second Lien Notes (but not holders of Senior Notes) from recovering any payment or distribution until the First Lien Claims have been discharged in full. See “Description of the New Second Lien Notes — Intercreditor Agreement — Subordination — Insolvency; Bankruptcy, Etc.” As a result, in certain circumstances, the claims of the holders of Second Lien Notes may not be satisfied in full before the claims of the Company’s unsecured creditors begin to receive payment. Furthermore, upon enforcement against any collateral or in insolvency, under the terms of the Intercreditor Agreement, the claims of the holders of the Second Lien Notes to the proceeds of such enforcement will rank behind the claims of holders of First Lien Claims, which are first priority obligations and are entitled to receive payment in full in cash before the holders of Second Lien Notes receive payment.

The collateral securing the Second Lien Notes may be diluted under certain circumstances.

The collateral that will secure the Second Lien Notes may secure additional senior indebtedness that the Company or certain of its subsidiaries incurs in the future, subject to restrictions on their ability to incur debt and liens under the indentures governing the Second Lien Notes. Your rights to the collateral would be diluted by any increase in the indebtedness secured by this collateral, including through the issuance of the PIK Notes or the making of a PIK Payment in partial payment with interest on the Second Lien Notes.

The rights of holders of Second Lien Notes to the collateral will be governed, and materially limited, by the Intercreditor Agreement.

The rights of holders of Second Lien Notes to the collateral will be governed, and materially limited, by the Intercreditor Agreement. Pursuant to the terms of the Intercreditor Agreement, the holders of indebtedness under the Company’s Credit Agreement, which are secured on a first priority basis will control substantially all matters related to the collateral and the Second Lien Notes. Under the Intercreditor Agreement, at any time that the indebtedness secured on a first priority basis remains outstanding, any actions that may be taken in respect of the collateral (including the ability to commence enforcement proceedings against the collateral and to control the conduct of such proceedings, and to approve amendments to, releases of collateral from the lien of, and waivers of past defaults under, the collateral documents) will be at the direction of the holders of such indebtedness. Under such circumstances, the trustee and the collateral agent on behalf of the holders of Second Lien Notes will not have the ability to control or direct such actions, even if the rights of the holders of Second Lien Notes are adversely affected. Any release of all first priority liens upon any collateral approved by the holders of first priority liens will also release the second priority liens securing the Second Lien Notes on substantially the same collateral, and holders of Second Lien Notes will have no control over such release. See “Description of New Second Lien Notes — Intercreditor Agreement — Rights Relating to Collateral.”

Furthermore, because the creditors under the Company’s Credit Agreement will control the disposition of the collateral securing the Credit Facilities and the Second Lien Notes, if there were an event of default under the Second Lien Notes, the creditors under the Credit Agreement could decide not to proceed against the collateral, regardless of whether or not there is a default under the Credit Agreement. In such event, the only remedy available to the holders of Second Lien Notes would be to sue for payment on the Second Lien Notes, the related guarantee of the Parent and the limited recourse guarantee of the Direct Parent. By virtue of the direction of the administration of the pledges and security interests and the release of collateral, actions may be taken under the collateral documents that may be adverse to you.

The rights of holders of Second Lien Notes to the collateral securing the Second Lien Notes and the Guarantees may be adversely affected by the failure of the collateral agent to perfect security interests in the collateral and other issues generally associated with the realization of security interests in collateral.

Applicable law requires that a security interest in certain tangible and intangible assets can only be properly perfected and its priority retained through certain actions undertaken by the secured party. The liens on the collateral securing the Second Lien Notes and the Guarantees may not be perfected with respect to the claims of holders of the Second Lien Notes if the collateral agent has not taken the actions necessary to perfect any of these liens on or prior to the date of the indentures governing the Second Lien Notes. In addition, applicable law requires that certain property and rights acquired after the grant of a general security interest can only be perfected at the time such property and rights are acquired and identified. The Company and the applicable Guarantors will have limited obligations to perfect the security interest of the holders of Second Lien Notes in specified collateral. There can be no assurance that the trustee or the collateral agent for the Second Lien Notes will monitor, or that the Company or the applicable Guarantors will inform such trustee or collateral agent of, the future acquisition of property and rights that constitute collateral, and that the necessary action will be taken to properly perfect the security interest in such after-acquired collateral. The collateral agent for the Second Lien Notes has no obligation to monitor the acquisition of additional property or rights that constitute collateral or the perfection of any security interest. Such failure may result in the loss of the security interest in the collateral or the priority of the security interest in favor of the Second Lien Notes and the applicable Guarantees against third parties.

In addition, the security interests of the collateral agent will be subject to practical challenges generally associated with the realization of security interests in collateral. For example, the collateral agent may need to obtain the consent of a third party to obtain or enforce a security interest in an asset. The Company cannot assure you that the collateral agent will be able to obtain any such consent. The Company also cannot assure you that the consents of any third parties will be given when required to facilitate a foreclosure on such assets. Accordingly, the collateral agent may not have the ability to foreclose upon those assets and the value of the collateral may significantly decrease.

Furthermore, under the terms of the Intercreditor Agreement, the collateral agent, trustee and the holders of the Second Lien Notes are prohibited from challenging the perfection and enforceability of the liens granted in respect of the obligations under the Credit Agreement and must treat such liens as senior to the liens securing the Second Lien Notes. In such a circumstance in which the collateral agent may have perfected a lien, but the lien in respect of the obligations under the Credit Agreement is not similarly perfected, the holders of the Second Lien Notes would effectively be contractually subordinated unsecured indebtedness. Consequently, the holders of the Second Lien Notes would only possess subrogation rights in respect of the value of the unperfected collateral for the senior obligations under the Credit Agreement and their own unsecured claims on such collateral unless the value of other perfected security interests granted for senior obligations under the Credit Agreement are otherwise sufficient to discharge the senior obligations under the Credit Agreement in full.

Limitations on guarantees and security interests may adversely affect the validity and enforceability of the Guarantees and the security granted by the Guarantors.

The Guarantees (other than the guarantee given by our Direct Parent, which is limited to the Direct Parent’s pledge of 100% of the Company’s issued and outstanding capital stock) and the security granted by the Guarantors on the Second Lien Notes provide the holders of Second Lien Notes with a direct claim against the assets of the applicable Guarantors. The Guarantees and the amounts recoverable under the security documents, however, will be limited to the maximum amount that can be guaranteed or secured by a particular Guarantor without rendering the Guarantee or security interest, as it relates to that applicable Guarantor, voidable or otherwise ineffective under applicable law. In addition, enforcement of any Guarantee or security interest against any Guarantor will be subject to certain defenses available to such Guarantor and security providers generally. These laws and defenses include those that relate to fraudulent conveyance or transfer, voidable preference, corporate purpose or benefit, preservation of share capital, thin capitalization and regulations or defenses affecting the rights of creditors generally. If one or more of these laws and defenses are applicable, a Guarantor may have no liability or decreased liability under its Guarantee and the security documents to which it is a party.

Federal and state laws allow courts, under specific circumstances, to void guarantees and grants of security and to require holders to return payments received from guarantors.

Under U.S. federal bankruptcy law or comparable provisions of state fraudulent transfer laws, future creditors of any Guarantor could void the issuance of the related Guarantee, and the grant of security by the applicable Guarantor, or subordinate such obligations or liens to all other debts and liabilities of such Guarantor, if such creditors were successful in establishing that:

•	the Guarantee or grant of security was incurred with fraudulent intent; or
•	the applicable Guarantor did not receive fair consideration or reasonably equivalent value for issuing its Guarantee or grant of security and
•	was insolvent at the time of the Guarantee or grant,
•	was rendered insolvent by reason of the guarantee or grant,
•	was engaged in a business or transaction for which its assets constituted unreasonably small capital to carry on its business, or
•	intended to incur, or believed that it would incur, debt beyond its ability to pay such debt as it matured.

The measures of insolvency for purposes of determining whether a fraudulent conveyance has occurred vary depending upon the laws of the relevant jurisdiction and upon the valuation assumptions and methodology applied by the courts. Generally, however, a company would be considered insolvent for purposes of the foregoing if:

•	the sum of the company’s debts, including contingent, unliquidated and unmatured liabilities, is greater than all of such company’s property at a fair valuation, or
•	if the present fair saleable value of the company’s assets is less than the amount that will be required to pay the probable liability on its existing debts as they become absolute and matured.

The Company cannot assure you as to what standard a court would apply in order to determine whether a Guarantor was “insolvent” as of the date its Guarantee or grant of a security interest was issued, and the Company cannot assure you that, regardless of the method of valuation, a court would not determine that such Guarantor was insolvent on such date. Guarantees issued by the Company’s subsidiaries could be subject to the claim that, since the Guarantees and grant of security interest were incurred for the benefit of the Company, and only indirectly for the benefit of the other Guarantors, the obligations of the Guarantors thereunder were incurred for less than reasonably equivalent value or fair consideration.

Each Guarantee contains a provision intended to limit the Guarantor’s liability to the maximum amount that it could incur without causing the incurrence of obligations under its Guarantee to be a fraudulent transfer. This provision may not be effective to protect the Guarantees from being voided under fraudulent transfer law, or may reduce or eliminate the Guarantor’s obligation to an amount that effectively makes the Guarantee worthless.

The Second Lien Notes and the Guarantees could be wholly or partially voided as a preferential transfer.

If the Company or a Guarantor becomes the subject of a bankruptcy proceeding within 90 days after it issues the Second Lien Notes (or, with respect to any insiders specified in bankruptcy law who are holders of the Second Lien Notes, within one year after the Company issues the Second Lien Notes), and the court determines that the Company or such Guarantor was insolvent at the time of the closing (under the preference laws, the Company or such Guarantor would be presumed to have been insolvent on and during the 90 days immediately preceding the date of filing of any bankruptcy petition), the court could find that the incurrence of the Company’s or such Guarantor’s obligations under the Second Lien Notes involved a preferential transfer by altering the status of the holders of the Senior Notes from unsecured to secured creditors. As secured creditors, holders of Second Lien Notes would be entitled to receive a greater recovery in liquidation than such holders would have been entitled to receive if those holders had not participated in the exchange offer. If the court determined that the granting of the security interest was therefore a preferential transfer which did not qualify for any defense under bankruptcy law, then holders of the Second Lien Notes would be unsecured creditors with claims that ranked pari passu with all other unsecured creditors of the applicable obligor, including trade creditors. In addition, under such circumstances, the value of any consideration holders received pursuant to the Second Lien Notes, including upon foreclosure of the collateral, could also be subject to recovery from such holders and possibly from subsequent assignees, or such holders might be returned to the same position they held as holders of the Senior Notes.

Security over certain collateral will not be in place on the Settlement Date or will not be perfected on the Settlement Date.

Certain security interests will not be in place on the Settlement Date or will not be perfected on the Settlement Date. The Company and the applicable Guarantors will be required to use commercially reasonable efforts to perfect on the Settlement Date the security interests in the collateral securing the Second Lien Notes, but to the extent any such security interest cannot be perfected by such date, the Company will be required to use commercially reasonable efforts to have all security interests perfected, to the extent required by the security documents, promptly following the Settlement Date, but in any event no later than 90 days after such date. Notwithstanding the foregoing, under the terms of the Intercreditor Agreement, the Company and the other obligors are not permitted to grant and perfect a security interest for the benefit of the Second Lien Notes unless it has previously or contemporaneously granted and perfected a first priority interest for the benefit of the First Lien Claims. To the extent a security interest in certain collateral is perfected following the

Settlement Date, that security interest would remain at risk of having been granted within 90 days of a bankruptcy filing (in which case it might be voided as a preferential transfer by a trustee in bankruptcy) even after the security interests perfected on the Settlement Date were no longer subject to such risk.

The value of the collateral securing the Second Lien Notes may not be sufficient to secure post-petition interest.

In the event of a bankruptcy, liquidation, dissolution, reorganization or similar proceeding against the Company or the applicable Guarantors, holders of the Second Lien Notes will be entitled to post-petition interest under the U.S. bankruptcy code only if the value of their security interest in the collateral is greater than their pre-bankruptcy claim. Holders of the Second Lien Notes may be deemed to have an unsecured claim if the Company’s obligations in respect of the Second Lien Notes equal or exceed the fair market value of the collateral securing the Second Lien Notes. Holders of the Second Lien Notes that have a security interest in collateral with a value equal or less than their pre-bankruptcy claim will not be entitled to post-petition interest under the U.S. bankruptcy code. It is possible that the bankruptcy trustee, the debtor-in-possession or competing creditors will assert that the fair market value of the collateral with respect to the Second Lien Notes on the date of the bankruptcy filing was less than the then-current principal amount of the Second Lien Notes. Upon a finding by a bankruptcy court that the Second Lien Notes are under-collateralized, the claims in the bankruptcy proceeding with respect to the Second Lien Notes would be bifurcated between a secured claim and an unsecured claim, and the unsecured claim would not be entitled to the benefits of security in the collateral. Other consequences of a finding of under-collateralization would be, among other things, a lack of entitlement on the part of holders of Second Lien Notes, to receive post-petition interest and a lack of entitlement on the part of the unsecured portion of the Second Lien Notes to receive other “adequate protection” under U.S. federal bankruptcy laws. In addition, if any payments of post-petition interest had been made at the time of such a finding of under-collateralization, those payments could be re-characterized by the bankruptcy court as a reduction of the principal amount of the secured claim with respect to the Second Lien Notes. No appraisal of the fair market value of the collateral has been prepared in connection with the issuance of the Second Lien Notes and therefore the value of the collateral agent’s interest in the collateral may not equal or exceed the principal amount of the Second Lien Notes. There may not be sufficient collateral to satisfy the Company’s obligations under the Second Lien Notes.

Rights of holders of the Second Lien Notes may be adversely affected by bankruptcy proceedings in the United States.

The right of the collateral agent to repossess and dispose of the collateral securing the Second Lien Notes upon acceleration is likely to be significantly impaired by U.S. federal bankruptcy law if bankruptcy proceedings are commenced by or against the Company or an applicable Guarantor prior to or possibly even after the collateral agent has repossessed and disposed of the collateral. Under the U.S. bankruptcy code, a secured creditor is prohibited from repossessing its security from a debtor in a bankruptcy case, or from disposing of security repossessed from a debtor, without bankruptcy court approval. Moreover, U.S. bankruptcy law permits the debtor to continue to retain and to use collateral, and the proceeds, products, rents or profits of the collateral, even though the debtor is in default under the applicable debt instruments, provided that the secured creditor is given “adequate protection.” The meaning of the term “adequate protection” may vary according to circumstances, but it is intended in general to protect the value of the secured creditor’s interest in the collateral and may include cash payments or the granting of additional security, if and at such time as the court in its discretion determines, for any diminution in the value of the collateral as a result of the stay of repossession or disposition or any use of the collateral by the debtor during the pendency of the bankruptcy case. In view of the broad discretionary powers of a bankruptcy court, it is impossible to predict how long payments on the Second Lien Notes could be delayed following commencement of a bankruptcy case, whether or when the collateral agent would repossess or dispose of the collateral, or whether or to what extent holders of the Second Lien Notes would be compensated for any delay in payment of loss of value of the collateral through the requirements of “adequate protection.” Furthermore, in the event the bankruptcy court determines that the value of the collateral is not sufficient to repay all amounts due on the Second Lien Notes, holders of the Second Lien Notes would have “undersecured claims.” U.S. bankruptcy laws do not permit the payment or accrual of interest, costs and attorneys’ fees for “undersecured claims” during the debtor’s bankruptcy case.

In the event the Company enters into bankruptcy, holders of Second Lien Notes may not have a claim for the full principal amount of the Second Lien Notes.

The Second Lien Notes may be viewed as being issued with original issue discount (“OID”). Accordingly, if a bankruptcy court were to determine that the Second Lien Notes issued in the exchange with an OID, the bankruptcy court may not allow a claim for all or a portion of any unamoritzed amount of such OID, resulting in an allowed claim of less than the full principal amount of the Second Lien Notes.

The collateral can be released in certain circumstances without consent of the holders of the Second Lien Notes, which would increase risks in bankruptcy or in other situations.

Under the terms of the indenture that will govern the Second Lien Notes and the Intercreditor Agreement, the Company and the applicable Guarantors, and also, the holders of First Lien Claims, will be permitted to sell the collateral under certain circumstances. Therefore, the collateral available to secure the Second Lien Notes could be reduced in connection with the sales of assets or otherwise. In certain circumstances, the proceeds from the sale of assets may be used to repurchase our other indebtedness, including unsecured indebtedness. See “Description of New Second Lien Notes — Collateral” and “— Repurchase at the Option of Holders — Asset Sales.”

Any future grant of collateral might be avoidable by a trustee in bankruptcy.

Any future grant of collateral in favor of the collateral agent for the benefit of the holders of Second Lien Notes, including pursuant to security documents delivered after the closing of the issuance of the Second Lien Notes, might be avoidable by the grantor (as debtor-in-possession) or by its trustee in bankruptcy if certain events or circumstances exist or occur, including, among others, if the grantor is insolvent at the time of the grant, the grant permits the holders of Second Lien Notes to receive a greater recovery than if the grant had not been given and a bankruptcy proceeding in respect of the grantor is commenced within 90 days following the grant or, in certain circumstances, a longer period. As assets are sold and new assets are acquired, the granting of liens on the assets will trigger a new 90 day “preference” period. It is possible, particularly during a time when the Company’s or an applicable Guarantor’s assets are turning over quickly, that liens on a substantial portion of the collateral at any time may have been granted during the preceding 90 day period.

The Company may not have the ability to raise the funds necessary to finance the change of control offer required by the indenture governing the Second Lien Notes.

Upon the occurrence of certain specific kinds of change of control events, the Company will be required to offer to repurchase all outstanding Second Lien Notes at 101% of the principal amount thereof plus accrued and unpaid interest, if any, to the date of repurchase. However, it is possible that the Company will not have sufficient funds at the time of the change of control to make the required repurchase of Second Lien Notes or that restrictions in the Company’s other indebtedness will not allow such repurchases. The Company’s failure to repay holders tendering Second Lien Notes upon a change of control would result in an event of default under the Second Lien Notes. If a change of control were to occur, the Company cannot assure you that it would have sufficient funds to repay any securities which it would be required to offer to purchase or that become immediately due and payable as a result. The Company may require additional financing from third parties to fund any such purchases, and the Company cannot assure you that it would be able to obtain financing on satisfactory terms or at all. In addition, certain important corporate events, such as leveraged recapitalizations that would increase the level of the Company’s indebtedness or certain reorganizations and restructurings, would not constitute a “Change of Control” under the indenture governing the Second Lien Notes. See “Description of New Second Lien Notes — Repurchase at the Option of Holders — Change of Control.”

Holders of Second Lien Notes may not be able to determine when a change of control giving rise to their right to have the notes repurchased by the Company has occurred following a sale of “substantially all” of its assets.

A change of control, as defined in the indenture governing the Second Lien Notes, requires the Company to make an offer to repurchase all outstanding Second Lien Notes, respectively. The definition of change of control includes a phrase relating to the sale, lease or transfer of “all or substantially all” of the Company’s assets. There is no precise established definition of the phrase “substantially all” under applicable law. Accordingly, the ability of a holder of Second Lien Notes to require the Company to repurchase its notes as a result of a sale, lease or transfer of less than all the Company’s assets to another individual, group or entity may be uncertain.

If an active trading market does not develop for the Second Lien Notes, you may not be able to resell them.

The Second Lien Notes are a new issue of securities. There is no established public trading market for the Second Lien Notes, and an active trading market may not develop. If no active trading market develops, you may not be able to resell your Second Lien Notes at their fair market value or at all. Future trading prices of the Second Lien Notes will depend on many factors, including, among other things, prevailing interest rates, the Company’s operating results and financial condition, the number of holders of Second Lien Notes and the market for similar securities. Recently, the market for non-investment grade debt has been subject to disruptions that have caused substantial volatility in the prices of securities similar to the Second Lien Notes. The Company cannot assure you that the market, if any, for the Second Lien Notes will be free from similar disruptions or that any such disruptions may not adversely affect the prices at which you may sell your Second Lien Notes.

U.S. holders will be required to pay U.S. federal income tax as OID accrues on the Second Lien Notes in advance of the receipt of cash attributable to that income.

The Second Lien Notes will be treated as having been issued with OID for U.S. federal income tax purposes. Accordingly, a U.S. holder (as defined in “Certain U.S. Federal Income Tax Considerations”) of Second Lien Notes will be required to include such OID in gross income as ordinary income as it accrues, in advance of the receipt of cash attributable to that income and regardless of the U.S. holder’s regular method of accounting for U.S. federal income tax purposes. See “Certain U.S. Federal Income Tax Considerations” for more information.

We will be required to recognize cancellation of indebtedness income in connection with the exchange offer.

For U.S. federal income tax purposes, we expect to recognize cancellation of indebtedness income (“COD Income”) in connection with the exchange offer. It is possible that our net operating losses will offset some of our recognized COD Income. In addition, under recently enacted legislation, we may elect to defer the recognition of such COD Income and, instead, recognize such income ratably over a five-year period from 2014 through 2018. If we choose to make this election in respect of any Senior Notes, we will not be permitted to deduct any OID on the Second Lien Notes that we issue in respect of such Senior Notes to the extent that such OID (i) accrues before 2014, and (ii) does not exceed the COD Income attributable to our acquisition of such Senior Notes. We will, however, be allowed to take these disallowed OID deductions ratably over the five-year period from 2014 through 2018.

Risks Related to the Company’s Liquidity

We do not and, upon the closing of the exchange offer and private placement will not, have any significant availability under our Credit Agreement, which will further limit our available funding for exploration and development.

On April 6, 2009, our Credit Agreement was amended to, among other things, reduce the borrowing base thereunder to $240.0 million. As of June 30, 2009, total outstanding borrowings and letters of credit under our Credit Agreement were $234.8 million, with no remaining availability, as $5.2 million of our current borrowing base of $240.0 million is unavailable for borrowing due to the bankruptcy of a participating bank under such Credit Agreement. We currently have no significant availability under the Credit Agreement to fund operations and capital expenditure. Upon closing of the exchange offer and the private placement, and the repayment of $41.0 million of indebtedness under our Credit Agreement, the borrowing base under our Credit Agreement will be reduced to $199.0 million. However, we will not have any significant availability under our credit agreement on a pro forma basis. The new borrowing base is subject to approval by banks holding not less than 67% of the lending commitments under our Credit Agreement, and the final borrowing base may be lower than the level recommended by the agent for the bank group. See “Concurrent Transactions — Reduction in Bank Borrowing Base.”

Our borrowing base is re-determined semi-annually. If oil and natural gas commodity prices deteriorate, we anticipate that the revised borrowing base under our Credit Agreement may be further reduced. As a result, we may be unable to obtain adequate funding under our Credit Agreement or even be required to pay down amounts outstanding under our Credit Agreement to reduce our level of borrowing. If funding is not available when needed, or is available only on unfavorable terms, it might adversely affect our exploration and development plans as currently anticipated and our ability to make new acquisitions, each of which could have a material adverse effect on our production, revenues and results of operations.

The continuing financial crisis may impact our business and financial condition. We may not be able to obtain funding in the capital markets on terms we find acceptable, or obtain funding under our first lien revolving credit facility because of the deterioration of the capital and credit markets and our borrowing base.

The current credit crisis and related turmoil in the global financial systems have had an impact on our business and our financial condition, and we may face challenges if economic and financial market conditions do not improve. Historically, we have used our cash flow from operations and borrowings under our first lien revolving credit facility to fund our capital expenditures and have relied on the capital markets and asset monetization transactions to provide us with additional capital for large or exceptional transactions. A continuation of the economic crisis could further reduce the demand for oil and natural gas and continue to put downward pressure on the prices for oil and natural gas, which have declined significantly since reaching historic highs in July 2008. These price declines have negatively impacted our revenues and cash flows. Our current borrowing base under the Credit Agreement is $240.0 million, which will be reduced to $199.0 million upon the closing of this exchange offer and the private placement. See “Concurrent Transactions — Redetermination of our Bank Borrowing Base.”

In the future, we may not be able to access adequate funding under our first lien revolving credit facility as a result of (i) a decrease in our borrowing base due to the outcome of a subsequent borrowing base redetermination, or (ii) an unwillingness or inability on the part of our lending counterparties to meet their funding obligations. The recent declines in commodity prices, or a continuing decline in those prices, could result in a determination to lower the borrowing base in the future and, in such case, we could be required to repay any indebtedness in excess of the borrowing base. The turmoil in the financial markets has adversely impacted the stability and solvency of a number of large global financial institutions.

The current credit crisis makes it difficult to obtain funding in the public and private capital markets. In particular, the cost of raising money in the debt and equity capital markets has increased substantially while the availability of funds from those markets generally has diminished significantly. Also, as a result of concerns about the general stability of financial markets and the solvency of specific counterparties, the cost of obtaining money from the credit markets has increased as many lenders and institutional investors have increased interest rates, imposed tighter lending standards, refused to refinance existing debt at maturity at all or on terms similar to existing debt or at all, and reduced and, in some cases, ceased to provide any new funding.

The Company’s level of indebtedness could limit cash flow available for its operations and could adversely affect its ability to service its debt or obtain additional financing, if necessary.

The Company has now and, after completion of the exchange offer, will continue to have a significant amount of indebtedness. As of June 30, 2009, the Company had long-term debt less current maturities of $858.5 million. The Company’s level of indebtedness could restrict its operations and make it more difficult for it to satisfy its obligations under the Second Lien Notes. Among other things, the Company’s substantial indebtedness could:

•	limit the Company’s ability to obtain additional financing for working capital, capital expenditures, research and development efforts, debt service requirements, acquisitions and general corporate purposes;
•	make it more difficult for the Company to satisfy its financial obligations, including those with respect to the Second Lien Notes;
•	increase the Company’s vulnerability to general adverse economic and industry conditions;

•	require the Company to dedicate a substantial portion of its cash flow from operations to payments on its indebtedness, thereby reducing the availability of its cash flow to fund working capital, capital expenditures, development and exploration efforts, acquisitions and other general corporate purposes;
•	limit the Company’s flexibility in planning for, or reacting to, changes in its business and the markets in which it competes; and
•	place the Company at a competitive disadvantage compared to its competitors that have less debt.

In addition, the indenture governing the Second Lien Notes will include, and the indenture governing the Company’s outstanding Senior Notes will continue to include financial and other restrictive covenants that limit the Company’s ability to engage in activities that may be in its long-term best interests. The Company’s failure to comply with those covenants could result in an event of default which, if not cured or waived, could result in the acceleration of all of the Company’s debt.

The Company and its subsidiaries may be able to incur substantially more debt. This could further increase the Company’s leverage and attendant risks.

The Company and its subsidiaries may be able to incur substantial additional indebtedness in the future. The terms of the indentures that will govern the Second Lien Notes and the indenture governing the Senior Notes do not fully prohibit the Company or its subsidiaries from doing so. After giving effect to the exchange offer (excluding fees and expenses) and the private placement of the Series B Second Lien Notes (assuming the Maximum Acceptance Amount of Senior Notes is tendered in the exchange offer), at June 30, 2009, the Company and the Guarantors collectively would have had approximately:

•	531.3 million of secured indebtedness outstanding, including the Second Lien Notes consisting of $193.5 million of first priority lien obligations under the Credit Agreement and $337.8 million of second priority lien obligations under the Second Lien Notes;
•	$313.0 million of unsecured Senior Notes; and
•	$0.2 million of other indebtedness.

See “Capitalization.”

If new debt or liabilities are added to the Company’s and its subsidiaries’ current debt levels, the related risks that it and they now face could increase.

The covenants in the indenture governing the Second Lien Notes, and the indenture currently governing the Senior Notes, impose restrictions that may limit the Company’s ability and the ability of its subsidiaries to take certain actions. The Company’s failure to comply with these covenants could result in the acceleration of its outstanding indebtedness.

The indenture governing the Second Lien Notes will contain, and the indenture governing the Senior Notes will continue to contain, various covenants that limit the ability of the Company and its subsidiaries to, among other things:

•	incur dividend or other payment obligations;
•	incur indebtedness and issue preferred stock;
•	incur liens; and
•	sell or otherwise dispose of assets, including capital stock of subsidiaries.

In addition, the indenture governing the Second Lien Notes will limit the amount of indebtedness we may incur secured by permitted liens, which may limit our ability to finance our growth opportunities.

If the Company breaches any of these covenants, a default could occur. A default, if not waived, would entitle certain of the Company’s debt holders to declare all amounts borrowed under the breached indenture to become immediately due and payable, which could also cause the acceleration of obligations under certain other agreements and the termination of the Company’s credit facility. In the event of acceleration of the Company’s outstanding indebtedness, the Company cannot assure you that it would be able to repay its debt or obtain new financing to refinance its debt. Even if new financing is made available to the Company, it may not be on terms acceptable to the Company.

The Company may not have access to sufficient cash to make payments on the Second Lien Notes.

The Company and the Company’s subsidiaries may not generate sufficient cash from operations to enable it to make principal and interest payments on its indebtedness, including the Second Lien Notes. In addition, any payment of dividends, distributions, loans or advances to the Company by its subsidiaries may be subject to restrictions on dividends or repatriation of earnings under applicable local law and monetary transfer restrictions in the jurisdictions in which the Company’s subsidiaries operate. In addition, payments to the Company by its subsidiaries also will be contingent upon the Company’s subsidiaries’ earnings or financial condition and various business considerations. The Company’s subsidiaries are permitted under the terms of its indebtedness, including the indentures governing the Second Lien Notes, to incur additional indebtedness that may restrict payments from subsidiaries to the Company. The Company cannot assure you that agreements governing current and future indebtedness of its subsidiaries will permit them to provide it with sufficient cash to fund payments on the Second Lien Notes when due.

The Company’s subsidiaries are separate and distinct legal entities and, except for subsidiaries that act as Guarantors of the Second Lien Notes, they will have no obligation, contingent or otherwise, to pay amounts due under the Second Lien Notes or to make any funds available to pay those amounts, whether by dividend, distribution, loan or other payment.

USE OF PROCEEDS

We will not receive any cash proceeds in the exchange offer. The Senior Notes exchanged in connection with the exchange offer will be retired and cancelled and will not be reissued.

We will apply a combination of cash on hand and the cash proceeds from the concurrent private placement to repay $41.0 million of indebtedness under the Credit Agreement and the balance for general corporate purposes. See “Capitalization” and “Concurrent Transactions.”

CAPITALIZATION

The following table sets forth as of June 30, 2009:

•	the Parent’s cash and cash equivalents;
•	the Parent’s actual capitalization; and
•	the Parent’s capitalization as adjusted to give effect to the consummation of the exchange offer and as further adjusted to give effect to the consummation of the concurrent private placement, assuming alternatively:
•	the minimum principal amount of Senior Notes satisfying the Minimum Tender Condition is tendered in the exchange offer and the maximum principal amount of Series B Second Lien Notes is sold in the private placement, and
•	the Maximum Acceptance Amount of Senior Notes is tendered in the exchange offer and the minimum principal amount of Series B Second Lien Notes is sold in the private placement.

This table should be read in conjunction with the Parent’s consolidated financial statements and the related notes thereto and the other financial information included and incorporated by reference in this Offering Circular.

			Assuming Minimum Tender and Maximum Placement				Assuming Maximum Tender and Minimum Placement
	Actual		As Adjusted for This Exchange Offer(2)		As Further Adjusted for Private Placement(5)		As Adjusted for This Exchange Offer(10)		As Further Adjusted for Private Placement(12)
	(In Millions)
Cash and cash equivalents	$88.9		$43.1	(3)	$131.2	(5)(6)	$42.7	(11)	$92.2	(13)(14)
Debt:
First Lien Revolving Credit Facility	234.5		193.5	(7)	193.5	(7)	193.5	(7)	193.5	(7)
Second Lien Notes	—		311.0	(4)	387.4	(8)	360.0	(12)	402.9	(15)
Senior Notes	624.0	(1)	313.0	(4)	313.0		264.0		264.0
Other	0.2		0.2		0.2		0.2		0.2
Total debt, less current maturities	$858.7		$817.7		$894.1		$817.7		$860.6
Stockholders’ Equity
Preferred Stock, $0.01 par value, 2,500,000 shares authorized and no shares issued at June 30, 2009	—		—		—		—		—
Common Stock, $0.001 par value, 400,000,000 shares authorized, 146,415,258 shares issued and 145,750,584 shares outstanding at June 30, 2009; 166,031,926 shares issued and 165,367,252 shares outstanding as further adjusted for the private placement (assuming minimum tender and maximum placement); and 157,435,858 shares issued and 156,771,184 shares outstanding as further adjusted for the private placement (assuming maximum tender and minimum placement)	0.2		0.2		0.2		0.2		0.2
Additional paid in capital	$604.7		604.7		617.4		604.7		611.8
Retained earnings (deficit)	(515.9)		(491.5)		(491.5)		(491.9)		(491.9)
Accumulated other comprehensive income	38.5		38.5		38.5		38.5		38.5
Total stockholders’ equity	$127.5		$151.9		$164.6	(9)	$151.5		$158.6	(16)
Total capitalization	$986.2		$969.6		$1,058.7		$969.2		$1,019.2

(1)	Does not include $126.0 million aggregate principal amount of Senior Notes owned by the Company that will be delivered for cancellation concurrently with the closing of the exchange offer. The aggregate amount of Senior Notes deemed outstanding under the Senior Notes Indenture for the purpose of determining whether the Requisite Consents have been received also excludes $2.3 million principal amount held by certain affiliates of the Company.
(2)	Assumes that (a) $311.0 million principal amount (the minimum principal amount satisfying the Minimum Tender Condition) of the Senior Notes have been tendered prior to the Early Tender Date and have been accepted by the Company and (b) $248.8 million principal amount of Series A Second Lien Notes are issued in exchange therefor.
(3)	Reflects an estimated $2.6 million of transaction expenses related to the exchange offer and a further $2.2 million of fees paid to banks party to the Credit Agreement. In addition, $41.0 million of existing cash will be utilized to reduce amounts outstanding under our Credit Agreement.
(4)	Assumes $311.0 million of Senior Notes accepted and exchanged in the exchange offer. The face value of Series A Second Lien Notes issued will total $248.8 million. The difference between the face value of the Series B Second Lien Notes and the amount recorded will be amortized as a reduction in interest expense over the life of the Series B Second Lien Notes.
(5)	Assumes that (a) $89.0 million principal amount of the Series B Second Lien Notes and an aggregate of 19,616,668 shares of the Parent’s common stock are issued for a purchase price of $89.0 million in cash, and (b) $41.0 million is applied to repay indebtedness under our revolving credit facility under our Credit Agreement and the balance (after deduction of estimated fees and expenses) is reflected in cash and cash equivalents.
(6)	Reflects the receipt of $89.0 million received in the private placement, net of offering expenses.
(7)	Reflects $41.0 million in payments made to reduce borrowings under the Credit Agreement.
(8)	Reflects the issuance of $89.0 million amount of Series B Second Lien Notes, net of the original issue discount of $12.6 million related to the value of 19,616,668 million shares issued in the private placement, assuming a price of $0.75 per share. The amount allocated to common stock was based upon the relative fair market value of the Series B Second Lien Notes and the common stock.
(9)	Reflects the issuance of 19,616,668 million shares, assuming a price of $0.75 per share.
(10)	Assumes that (a) $360.0 million principal amount (the Maximum Acceptance Amount) of the Senior Notes have been tendered prior to the Early Tender Date and have been accepted by the Company and (b) $288.0 million principal amount of Series A Second Lien Notes are issued in exchange therefor.
(11)	Reflects an estimated $3.0 million of transaction expenses related to the exchange offer and an additional $2.2 million of fees paid to banks party to the Credit Agreement.
(12)	Assumes $360.0 million of Senior Notes accepted and exchanged in the exchange offer. The face value of Series A Second Lien Notes issued will total $288.0 million. The difference between the face value of the Series B Second Lien Notes and the amount recorded will be amortized as a reduction in interest expense over the life of the Series B Second Lien Notes.
(13)	Assumes that (a) $50.0 million principal amount of the Series B Second Lien Notes and an aggregate of 11,020,600 shares of the Parent’s common stock are issued for a purchase price of $50.0 million in cash, and (b) $41.0 million is applied to repay indebtedness under our revolving credit facility and the balance (after deduction of estimated fees and expenses) is reflected in cash and cash equivalents.
(14)	Reflects the receipt of $50.0 million received in the private placement, net offering expenses.
(15)	Reflects the issuance of $50.0 million amount of Series B Second Lien Notes, net of the original issue discount of $7.09 million related to the value of 11,020,600 million shares issued in the private placement, assuming a price of $0.75 per share. The amount allocated to common stock was based upon the relative fair market value of the Series B Second Lien Notes and the common stock.
(16)	Reflects the issuance of 11,020,600 million shares, assuming a price of $0.75 per share.

GENERAL TERMS OF THE EXCHANGE OFFER AND THE CONSENT SOLICITATION

Terms of the Exchange Offer

Upon the terms and subject to the conditions set forth in this Offering Circular and the Letter of Transmittal and Consent, we are offering to exchange up to $360.0 million principal amount (the “Maximum Acceptance Amount”) of properly tendered and accepted outstanding 10% Senior Notes due 2013 for newly issued 16% Second Lien Junior Secured Notes due 2014, which we refer to in this Offering Circular as the “Second Lien Notes.” The Maximum Acceptance Amount of Senior Notes is subject to proration depending upon the amount of Second Lien Notes sold in the concurrent private placement.

In exchange for each $1,000 principal amount of Senior Notes properly tendered (and not validly withdrawn) and accepted by us (i) by the Early Tender Date, participating holders of Senior Notes will receive $800 principal amount on Second Lien Notes, subject to proration described below under “— Consideration; Proration” and (ii) after the Early Tender Date but prior to the Expiration Date, participating holders of Senior Notes will receive $750 principal amount of Second Lien Notes, subject to such proration described below under “— Consideration; Proration.” We will not accept any tender that would result in the issuance of a Second Lien Note having a principal amount less than $2,000. The aggregate principal amount of Second Lien Notes issued to each participating holder for all Senior Notes properly tendered (and in each case accepted by us) will be rounded down, if necessary, to $2,000 or the nearest whole multiple of $1,000 in excess thereof.

The aggregate principal amount of Second Lien Notes that may be issued pursuant to the exchange offer in exchange for Senior Notes will be at least $248.8 million and up to a maximum of $288.0 million. Concurrently with the closing of the exchange offer, the Company will sell for cash in a private placement to certain holders an aggregate principal amount of Second Lien Notes of at least $50.0 million and up to a maximum of $89.0 million. The Second Lien Notes issued in the exchange offer will be designated Series A (the “Series A Second Lien Notes”) and the Second Lien Notes issued in the private placement will be designated Series B (the “Series B Second Lien Notes”). The two series initially will bear different CUSIP numbers but will otherwise have the same terms, and the Series B Second Lien Notes will be exchangeable into notes that will, if accorded the same tax treatment as the Series A Second Lien Notes under federal tax law, bear the same CUSIP number as the Series A Second Lien Notes upon the consummation of an exchange offer as contemplated by the registration rights agreement for the concurrent private placement. We will issue the Second Lien Notes in both the exchange offer and the private placement with an initial maximum aggregate principal amount of up to $338.0 million, as follows:

•	Series A Second Lien Notes issued pursuant to the exchange offer, in an aggregate principal amount of at least $248.8 million, and up to (a) $288.0 million, less (b) the excess of the Series B Second Lien Notes issued pursuant to the private placement over $50.0 million, and
•	Series B Second Lien Notes issued pursuant to the private placement, in an aggregate principal amount of at least $50.0 million and up to $89.0 million.

In addition, we expect to later pay a portion of the interest on the Second Lien Notes by either increasing the outstanding principal amount of the applicable series or by issuing additional Second Lien Notes of the applicable series.

Holders of Senior Notes properly tendered (and not validly withdrawn) and accepted by us will be entitled to receive in cash accrued and unpaid interest, if any, on their exchanged Senior Notes up to, but not including, the Settlement Date, in addition to the consideration that such holder would receive in the exchange offer. See also “Acceptance of Senior Notes for Exchange; Acceptance of Consents; Accrual of Interest — Accrued Interest.” Under no circumstances will any special interest be payable because of any delay in the transmission of funds to you with respect to tendered Senior Notes or otherwise.

Tendered Senior Notes may be withdrawn prior to 5:00 p.m., New York City time, on September 18, 2009 (such time and date, as the same may be extended, the “Withdrawal Deadline”). Holders may withdraw tendered Senior Notes at any time prior to the Withdrawal Deadline, but holders may not withdraw their tendered Senior Notes on or after the Withdrawal Deadline. Holders may not withdraw Consents without withdrawing tendered Senior Notes, and holders may not withdraw tendered Senior Notes without withdrawing Consents.

Our obligation to accept Senior Notes that are tendered is subject to the Special Conditions and the other conditions described under “Conditions of the Exchange Offer and the Consent Solicitation.”

Consent Solicitation

We are also soliciting, upon the terms and subject to the conditions set forth in the Offering Documents, Consents from the holders with respect to the Proposed Amendments to the Senior Notes Indenture. See “Proposed Amendments.” Any holder that tenders Senior Notes pursuant to the exchange offer must also deliver a Consent to the Proposed Amendments. Holders that validly tender (and do not validly withdraw) their Senior Notes pursuant to the exchange offer will be deemed to have delivered their Consent by such tender. Holders may not deliver Consents without tendering Senior Notes. A holder may not revoke a Consent without withdrawing the previously tendered Senior Notes to which such Consent relates. Tenders of Senior Notes may be validly withdrawn and, concurrently, the related Consent may be validly revoked at any time prior to the applicable Withdrawal Deadline. Senior Notes validly tendered on or after the Withdrawal Deadline may not be withdrawn, subject to the limited circumstances described in “Withdrawal of Tenders and Revocation of Consent.” A valid withdrawal of tendered Senior Notes prior to the applicable Withdrawal Deadline will constitute the concurrent valid revocation of such holder’s related Consent.

In order to amend the indenture governing the Senior Notes, the Requisite Consents must be received and we and the trustee under such indenture must execute the supplemental indenture reflecting the Proposed Amendments. We intend to cause the Exchange Agent to deliver the requisite consents to the trustee promptly after they have been obtained, but in no event earlier than the Withdrawal Deadline. The supplemental indenture will be executed and delivered on or promptly following receipt of the Requisite Consents, but will not become operative until the Senior Notes tendered and not validly withdrawn are accepted for exchange. Only holders of the Senior Notes are entitled to deliver Consents. Pursuant to the indenture, the transfer of Senior Notes on the register for the Senior Notes will not have the effect of revoking any consent previously given by the holder of those Senior Notes and that Consent will remain valid unless revoked by the person in whose name such Senior Notes are then on the register for the Senior Notes. Revocation will be effective only if you withdraw the related tender and Exchange Agent receives the notice of withdrawal prior to the Withdrawal Deadline.

Consideration; Proration

In exchange for each $1,000 principal amount of Senior Notes properly tendered (and not validly withdrawn) and accepted by us (i) by 5:00 p.m., New York City time, on September 18, 2009 (such time and date, as the same may be extended, the “Early Tender Date”), participating holders of Senior Notes will receive $800 principal amount of Second Lien Notes, subject to proration (“Total Consideration”) and (ii) after the Early Tender Date but prior to Midnight, New York City time, on October 2, 2009 (such time and date, as the same may be extended, the “Expiration Date”), participating holders of Senior Notes will receive $750 principal amount of Second Lien Notes, subject to proration (“Exchange Consideration”).

If the Senior Notes are properly tendered (and not validly withdrawn) prior to the Expiration Date such that the aggregate principal amount of Second Lien Notes that we would be required to issue to holders of the Senior Notes would exceed $288.0 million principal amount, we will issue tendering holders of the Senior Notes a pro rata share of Second Lien Notes based on the aggregate principal amount of Senior Notes tendered prior to the Expiration Date. All Senior Notes not accepted as a result of such proration will be rejected from the exchange offer and returned to the holders of such Senior Notes. To avoid purchases of Senior Notes in principal amounts other than integral multiples of $1,000, if necessary, we will make appropriate adjustments upward to the nearest $1,000 principal amount with respect to each holder validly tendering (and not withdrawing) Senior Notes pursuant to the exchange offer.

Extension, Termination or Amendment

Subject to applicable securities laws, we expressly reserve the right, in our sole discretion, at any time and from time to time, and regardless of whether any events preventing satisfaction of the conditions to the exchange offer or consent solicitation shall have occurred or shall have been determined by us to have occurred, to extend the period during which such exchange offer or consent solicitation is open by giving oral or written notice of such extension to the Exchange Agent and by making public disclosure by press release or other appropriate means of such extension to the extent required by law. During any extension of the exchange offer, all Senior Notes previously tendered and not validly withdrawn will remain subject to such exchange offer and may, subject to the terms and conditions of such exchange offer, be accepted for exchange by us. See also “— Announcements.”

To the extent we are legally permitted to do so, we reserve the absolute right, to be exercised in our sole discretion and at any time, to (i) waive any condition to the exchange offer or consent solicitation, (ii) amend any of the terms of the exchange offer or consent solicitation, (iii) modify the Total Consideration, the Exchange Consideration or the percentage of Senior Notes being sought pursuant to the exchange offer, and/or (iv) accept for exchange Senior Notes having an aggregate principal amount in excess of the Maximum Acceptance Amount, provided that if we (x) modify the Total Consideration or the Exchange Consideration, (y) decrease the percentage of Senior Notes sought in the exchange offer or (z) increase the percentage of Senior Notes sought in the exchange offer by an amount that exceeds two percent of the outstanding aggregate principal amount of Senior Notes, then we will keep the amended exchange offer open for at least ten business days from the date we provide notice of such modification, increase or decrease, as may be required by applicable law. Any waiver, amendment or modification of the exchange offer or consent solicitation will apply to all Senior Notes tendered pursuant to the exchange offer. If we make a material change in the terms of the exchange offer or consent solicitation or waive a material condition of the exchange offer or consent solicitation, we will give oral (to be confirmed in writing) or written notice of such amendment or such waiver to the Depositary and will disseminate additional Offering Documents and will extend the exchange offer and the consent solicitation to the extent required by law.

We may terminate or withdraw at our sole discretion the exchange offer and consent solicitation at any time and for any reason, including if any condition is not satisfied on or before the Expiration Date.

There can be no assurance that we will exercise our right to extend, terminate or amend the exchange offer and consent solicitation. During any extension and irrespective of any amendment to the exchange offer, all Senior Notes previously tendered and not validly withdrawn will remain subject to the exchange offer and consent solicitation and may be accepted thereafter by us, subject to compliance with applicable law. In addition, we may waive conditions without extending the exchange offer and consent solicitation in accordance with applicable law.

Announcements

Any extension, termination or amendment of the exchange offer and consent solicitation will be followed as promptly as practicable by announcement thereof, such announcement in the case of an extension to be issued no later than 9:00 a.m., New York City time, on the next business day following the previously scheduled Expiration Date. Without limiting the manner in which we may choose to make such announcement, we will not, unless otherwise required by law, have any obligation to publish, advertise or otherwise communicate any such announcement other than by making a release to an appropriate news agency or another means of announcement that we deem appropriate. See also “— Extension, Termination or Amendment.”

Beneficial Owners

Beneficial owners of Senior Notes who do not hold their Senior Notes but who wish to tender their Senior Notes and deliver Consents must either:

•	contact the holder of the Senior Notes and instruct such holder to tender the Senior Notes and deliver Consents on the beneficial owner’s behalf;
•	obtain, and include with the accompanying Letter of Transmittal and Consent, Senior Notes properly endorsed for transfer by the holder together with or accompanied by a properly completed bond power from the holder with signatures on the endorsement or bond power guaranteed by a Medallion Signature Guarantor (as defined under “Procedures for Tendering Senior Notes and Delivering Consents — Signature Guarantees”); or

•	effect a record transfer of the Senior Notes prior to the Expiration Date (or the Early Tender Date, if the beneficial owner wishes to tender prior to the Early Tender Date) from the holder of Senior Notes to the beneficial owner and comply with the requirements applicable to holders generally for tendering Senior Notes. In such instance, the holder should effect the record transfer in a timely manner so as to allow sufficient time for completion of the transfer.

Neither we nor the Exchange Agent have any obligation to effect the transfer of any Senior Notes from the name of the holder if we do not accept for exchange any of the principal amounts of those Senior Notes.

PROPOSED AMENDMENTS

The primary purpose of the Proposed Amendments to the indenture (the “Senior Notes Indenture”) governing the Senior Notes is to permit the Company to issue the Second Lien Notes in compliance with the Senior Notes Indenture. The Proposed Amendments would not delete the existing restrictive covenants or events of default in the Senior Notes Indenture. However, the Proposed Amendment would significantly modify several of the most important restrictive covenants as well as related definitions in the Senior Notes Indenture in order to permit the Company to issue the Second Lien Notes.

Set forth below is a brief summary of the most important covenants that will be modified by the Proposed Amendments:

•	Section 4.08 (Dividend and Other Payment Restrictions Affecting Subsidiaries). The Proposed Amendments would modify this covenant in order to permit the Company’s subsidiaries to incur dividend and other payment restrictions under the Second Lien Notes and the security documents governing the collateral securing the Second Lien Notes.
•	Section 4.09 (Incurrence of Indebtedness and Issuance of Preferred Stock). The Proposed Amendments would modify this covenant in order to permit the Company to incur the indebtedness represented by the Second Lien Notes.
•	Section 412 (Liens). The Proposed Amendments would modify this covenant in order to permit the Company to incur liens to secure the indebtedness represented by the Second Lien Notes.
•	Section 4.10 (Asset Sales). The Proposed Amendments would modify this covenant in order to provide that asset sales of the collateral securing the Second Lien Notes and the application of the proceeds thereof are made in a manner consistent with the security documents governing the collateral.

The Proposed Amendments also will modify certain definitions in Section 1.01 of the Senior Notes Indenture related to such covenants in order to give effect to the modifications described above. The Proposed Amendments also will modify certain section references to conform to the changes made in the Proposed Amendments and make certain other conforming changes.

The Proposed Amendments are more fully set forth in Annex I hereto, and the summary herein is qualified in its entirety by reference thereto. You should carefully read Annex I, because the terms set forth therein and not this summary will govern the rights of non-exchanging holders of the Senior Notes if the Proposed Amendments receive the Requisite Consents and become operative. The changes included in the Proposed Amendments will not delete the restrictive covenants or events of default in the Senior Notes Indenture, and will not alter the Company’s obligation to pay the principal of or interest or premium, if any, on the Senior Notes or alter the stated interest rate, maturity date or redemption provisions of the Senior Notes.

In addition to the foregoing modifications, execution and delivery of the Letter of Transmittal and Consent will constitute an express waiver by the tendering holders of Senior Notes, with respect to the Senior Notes such holders tendered which were accepted for exchange by the Company, of all claims against the Company and of any breach that may otherwise arise in respect of the Senior Notes Indenture.

Pursuant to the Senior Notes Indenture, the Proposed Amendments require the consent of a majority in aggregate principal amount of the outstanding Senior Notes as a single class (including, without limitation, consents obtained in connection with a tender offer or exchange offer for, or a purchase of, the Senior Notes), other than Senior Notes held by the Company and its affiliates. The Proposed Amendments constitute a single proposal for the consent solicitation, and a consenting holder must consent to the Proposed Amendments as an entirety and may not consent selectively with respect to the Proposed Amendments.

The Proposed Amendments will be set forth in a supplemental indenture to the Senior Notes Indenture. The supplemental indenture will be executed by the Company and the trustee under the Senior Notes Indenture on the Early Tender Date if the Requisite Consents have been obtained and become effective at that time, but will provide that the Proposed Amendments will not become operative until the date when the Senior Notes are accepted for exchange pursuant to the exchange offer. The Senior Notes Indenture will remain in effect, without giving effect to the Proposed Amendments, until the Proposed Amendments become operative upon the acceptance and exchange of the Senior Notes pursuant to the exchange offer.

Regardless of whether the Proposed Amendments become operative, the Senior Notes that are not exchanged will continue to be outstanding in accordance with the terms of the Senior Notes Indenture. If the requisite consents are obtained and the supplemental indenture becomes effective, non-consenting holders (and consenting holders, to the extent that Senior Notes are not accepted for exchange, including as a result of proration in the event of an oversubscription) will be bound by the Proposed Amendments once they become operative.

ACCEPTANCE OF SENIOR NOTES FOR EXCHANGE,
ACCEPTANCE OF CONSENTS; ACCRUAL OF INTEREST

Acceptance of Senior Notes for Exchange; Acceptance of Consents

If each of the conditions to the exchange offer and the consent solicitation are satisfied, or if we waive all of the conditions that have not been satisfied, we will accept for exchange at the Settlement Date, after we receive validly completed and duly executed Letters of Transmittal and Consents or Agent’s Messages with respect to any and all of the Senior Notes properly tendered (and not validly withdrawn), the Senior Notes to be exchanged by notifying the Exchange Agent of our acceptance, subject to the terms and conditions set forth in this Offering Circular and the Letter of Transmittal and Consent, including but not limited to the Special Conditions as described above under “General Terms of the Exchange Offer and the Consent Solicitation — Special Conditions.” The notice may be oral if we promptly confirm such notice in writing.

We expressly reserve the right, in our sole discretion, to delay acceptance for exchange of, or the exchange of, Senior Notes tendered under the exchange offer (subject to Rule 14e-1(c) under the Exchange Act, which requires that we issue or pay the offered consideration or return the Senior Notes deposited pursuant to the exchange offer promptly after termination or withdrawal of the exchange offer), or to terminate the exchange offer and not accept for exchange any Senior Notes not previously accepted, (1) if any of the conditions to the exchange offer shall not have been satisfied or validly waived by us or (2) in order to comply in whole or in part with any applicable law.

In all cases, the consideration for Senior Notes exchanged pursuant to the exchange offer will be made only after timely receipt by the Exchange Agent of (1) certificates representing the Senior Notes, or timely confirmation of a book-entry transfer (a “Book-Entry Confirmation”) of the Senior Notes into the Exchange Agent’s account at DTC, (2) the properly completed and duly executed Letter of Transmittal and Consent (or a facsimile thereof) or an Agent’s Message (as defined in “Procedures for Tendering Senior Notes and Delivering Consents — Tender of Senior Notes Through ATOP” below) in lieu thereof, and (3) any other documents required by the Letter of Transmittal and Consent. The exchange offer is scheduled to expire on the Expiration Date, unless extended by us at our sole discretion.

For purposes of the exchange offer, we will have accepted for exchange validly tendered (and not validly withdrawn) Senior Notes, if, as and when we give oral or written notice to the Exchange Agent of our acceptance thereof. In all cases, exchanges of Senior Notes pursuant to the exchange offer will be made by the deposit of any consideration with the Exchange Agent, which will act as your agent for the purposes of receiving the Series A Second Lien Notes from us, and transmitting any interest and delivering the Series A Second Lien Notes to you. If, for any reason whatsoever, acceptance for exchange of, or exchange of, any Senior Notes tendered pursuant to the exchange offer is delayed (whether before or after our acceptance for exchange of the Senior Notes) or we extend the exchange offer or are unable to accept for exchange the Senior Notes tendered pursuant to the exchange offer, then, without prejudice to our rights set forth herein, we may instruct the Exchange Agent to retain tendered Senior Notes and those Senior Notes may not be withdrawn, subject to the limited circumstances described in “Withdrawal of Tenders and Revocation of Consents” below.

Tenders of Senior Notes pursuant to the exchange offer will be accepted only in principal amounts equal to $1,000, or any integral multiple thereof; provided, that any holder may tender all Senior Notes held by such holder, even if the aggregate principal amount of those Senior Notes is not an integral multiple of $1,000. We will not accept any tender that would result in the issuance of a Second Lien Note having a principal amount of less than $2,000.

We will pay or cause to be paid all transfer taxes with respect to the exchange of any Senior Notes unless the box titled “Special Exchange Instructions” or the box titled “Special Delivery Instructions” on the Letter of Transmittal and Consent has been completed, as described in the Instructions thereto.

Accrued Interest

Holders of Senior Notes properly tendered (and not validly withdrawn) and accepted by us will be entitled to receive accrued and unpaid interest, if any, in cash on their exchanged Senior Notes up to, but not including, the Settlement Date, in addition to the consideration that such holder would receive in the exchange offer. Any such accrued and unpaid interest, if any, which shall be aggregated for a holder based on all Senior Notes tendered by such holder and accepted, will be paid in cash.

Under no circumstances will any special interest be payable because of any delay in the transmission of funds to any holder of Senior Notes with respect to the Series A Second Lien Notes to be received in exchange for the Senior Notes or otherwise.

We will pay all reasonable fees and expenses of the Exchange Agent and the Transfer Agent in connection with the exchange offer and the consent solicitation.

PROCEDURES FOR TENDERING SENIOR NOTES AND DELIVERING CONSENTS

General

In order to participate in the exchange offer and consent solicitation, you must validly tender your Senior Notes to the Exchange Agent, and in order to participate in the consent solicitation, you must validly deliver your Consent to the Exchange Agent, in each case as further described below. It is your responsibility to properly tender your Senior Notes and deliver your Consent. We have the right to waive any defects. However, we are not required to waive defects and are not required to notify you of defects in your tender or delivery.

If you have any questions or need help in tendering your Senior Notes or delivering your Consent, please contact the Information Agent or the Exchange Agent whose addresses and telephone numbers are listed on the back cover of this Offering Circular.

The Company has not retained any dealer managers, solicitation agent or similar agent in connection with the exchange offer and the consent solicitation, and the Company will not make any payments to brokers, dealers or others for soliciting acceptance of the exchange offer and consents in the consent solicitation.

Valid Tender

Except as set forth below with respect to ATOP (as defined under “— Tender of Senior Notes through ATOP” below) procedures, for a holder to validly tender Senior Notes pursuant to the exchange offer, a properly completed and duly executed Letter of Transmittal and Consent (or a facsimile thereof), together with any signature guarantees and any other documents required by the Instructions to the Letter of Transmittal and Consent, or an Agent’s Message in lieu thereof, must be received by the Exchange Agent at the address or facsimile number set forth on the back cover of this Offering Circular prior to the Expiration Date (or the Early Tender Date, if the holder wishes to tender prior to the Early Tender Date), and, either (1) certificates representing the Senior Notes must be received by the Exchange Agent at such address, or (2) the Senior Notes must be transferred pursuant to the procedures for book-entry transfer described below and a Book-Entry Confirmation must be received by the Exchange Agent, in each case at or prior to the Expiration Date (or the Early Tender Date, if the holder wishes to tender prior to the Early Tender Date).

In all cases, the exchange of Senior Notes tendered and accepted for exchange pursuant to the exchange offer will be made only after timely receipt by the Exchange Agent of:

•	certificates representing such Senior Notes or a Book-Entry Confirmation with respect to such Senior Notes;
•	the Letter of Transmittal and Consent (or a facsimile thereof) properly completed and duly executed, or an Agent’s Message in lieu thereof; and
•	any required signature guarantees and other documents required by the Letter of Transmittal and Consent.

Valid Delivery of Consents

The tendering of Senior Notes pursuant to the exchange offer and in accordance with the procedures described in this Offering Circular, to the extent such Senior Notes have been tendered and not withdrawn, will be deemed to constitute delivery of a Consent to the Proposed Amendments with respect to the Senior Notes tendered and to the execution and delivery of the supplemental indenture. Holders may not deliver Consents without tendering their Senior Notes pursuant to the exchange offer.

Tender of Senior Notes Held in Physical Form

To validly tender Senior Notes held in physical form pursuant to the exchange offer, a holder should complete and sign the Letter of Transmittal and Consent (or a facsimile copy thereof) in accordance with the Instructions to the Letter of Transmittal and Consent, have the signature thereon guaranteed if required by the Instructions to the Letter of Transmittal and Consent and deliver the Letter of Transmittal and Consent, together with certificates representing such Senior Notes and any other documents required by the instructions to the Letter of Transmittal and Consent, to the Exchange Agent at its address set forth on the back page of this Offering Circular. The Letter of Transmittal and Consent and any certificates evidencing Senior Notes tendered pursuant to the exchange offer should be sent only to the Exchange Agent, and not to us.

The proper completion, execution and delivery of the Letter of Transmittal and Consent by a holder (or authorized proxy holder) with respect to Senior Notes will constitute the delivery of a Consent by such Holder (or authorized proxy holder) to the Proposed Amendments with respect to all of the Senior Notes tendered by such holder (or authorized proxy holder).

If Senior Notes are to be tendered by any person other than the person in whose name the Senior Notes are registered, the Senior Notes must be endorsed or accompanied by an appropriate written instrument or instruments of transfer executed exactly as the name or names of the holder or holders appear on the Senior Notes, with the signature(s) on the Senior Notes or instruments of transfer guaranteed as provided below, and a Letter of Transmittal and Consent must be executed and delivered either by the holder or holders, or by the tendering person pursuant to a valid proxy signed by the holder or holders (such person, an “authorized proxy holder”), which signature must, in either case, be guaranteed as provided below.

Tender of Senior Notes Held Through a Custodian

Any beneficial owner whose Senior Notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and who wishes to tender Senior Notes (and thereby deliver a consent) should contact such holder promptly and instruct such holder to tender the Senior Notes (and thereby deliver a consent) on such beneficial owner’s behalf.

Book-Entry Transfer

The Exchange Agent has or will establish one or more accounts with respect to the Senior Notes at DTC for purposes of the exchange offer, and any financial institution that is a participant in the DTC system and whose name appears on a security position listing as the record owner of the Senior Notes may make book-entry delivery of Senior Notes by causing DTC to transfer the Senior Notes into the Exchange Agent’s account at DTC in accordance with DTC’s procedure for transfer. Although delivery of Senior Notes may be effected through book-entry transfer into the Exchange Agent’s account at DTC, either an Agent’s Message or a Letter of Transmittal and Consent (or a facsimile thereof) properly completed and duly executed, along with any required signature guarantees and any other required documents, must be transmitted to and received by the Exchange Agent at one of the addresses set forth on the back cover of this Offering Circular prior to the Expiration Date (or the Early Tender Date, if the holder wishes to tender prior to the Early Tender Date).

Tender of Senior Notes Through ATOP

In lieu of physically completing and signing the Letter of Transmittal and Consent and delivering it to the Exchange Agent, DTC participants may electronically transmit their acceptance of the exchange offer through DTC’s Automated Tender Offer Program (“ATOP”), for which the transactions will be eligible. In accordance with ATOP procedures, DTC will then verify the acceptance of the exchange offer and send an Agent’s Message (as defined immediately below) to the Exchange Agent for its acceptance.

An “Agent’s Message” is a message transmitted by DTC, received by the Exchange Agent and forming part of the Book-Entry Confirmation, which states that DTC has received an express acknowledgement from you that you have received the Offering Documents and agree to be bound by the terms of the Letter of Transmittal and Consent, and that we may enforce such agreement against you.

If a holder of Senior Notes transmits its acceptance through ATOP, delivery of such tendered Senior Notes must be made to the Exchange Agent (either physically or pursuant to the book-entry delivery procedures set forth herein). Unless such holder delivers (either physically or by book-entry delivery) the Senior Notes being tendered to the Exchange Agent, we may, at our option, treat such tender as defective for purposes of acceptance and the right to receive Series A Second Lien Notes. Delivery of documents to DTC (physically or by electronic means) does not constitute delivery to the Exchange Agent. If you desire to tender your Senior Notes on the day that the Early Tender Date or the Expiration Date occurs, you must allow sufficient time for completion of the ATOP procedures during the normal business hours of DTC on such date. We will have the right, which may be waived, to reject the defective tender of Senior Notes as invalid and ineffective.

We have not provided guaranteed delivery procedures in conjunction with the exchange offer or under any of the Offering Documents. Holders must timely tender their Senior Notes in accordance with the procedures set forth in the Offering Documents.

Effect of Letter of Transmittal and Consent

Subject to and effective upon the acceptance for exchange of and exchange of Senior Notes tendered thereby, by executing and delivering a Letter of Transmittal and Consent, you (1) irrevocably sell, assign and transfer to or upon the order of us all right, title and interest in and to all the Senior Notes tendered thereby and (2) irrevocably appoint the Exchange Agent as your true and lawful agent and attorney-in-fact (with full knowledge that the Exchange Agent also acts as our agent with respect to the tendered Senior Notes with full power coupled with an interest) to:

•	deliver certificates representing the Senior Notes, or transfer ownership of the Senior Notes on the account books maintained by DTC, together with all accompanying evidences of transfer and authenticity, to or upon our order;
•	present the Senior Notes for transfer on the relevant security register; and
•	receive all benefits or otherwise exercise all rights of beneficial ownership of the Senior Notes, all in accordance with the terms of the exchange offer.

Execution and delivery of a Letter of Transmittal and Consent will be deemed to constitute a Consent to the Proposed Amendments.

Signature Guarantees

Signatures on all Letters of Transmittal and Consents must be guaranteed by a recognized participant in the Securities Transfer Agents Medallion Program, the New York Stock Exchange, Inc. Medallion Signature Program or the Stock Exchange Medallion Program (each, a “Medallion Signature Guarantor”), unless the Senior Notes tendered thereby are tendered (i) by a holder of Senior Notes (or by a participant in DTC whose name appears on a security position listing as the owner of such Senior Notes) who has not completed either the box entitled “Special Exchange Instructions” or “Special Delivery Instructions” on the Letter of Transmittal and Consent or (ii) for the account of a member firm of a registered national securities exchange, a member of the Financial Industry Regulatory Authority, Inc. or a commercial bank or trust company having an office or correspondent in the United States (each of the foregoing being referred to as an “Eligible Institution”). If the Senior Notes are registered in the name of a person other than the signer of the Letter of Transmittal and Consent or if Senior Notes not accepted for exchange or not tendered are to be returned to a person other than the registered holder, then the signatures on any Letter of Transmittal and Consent accompanying the tendered Senior Notes must be guaranteed by a Medallion Signature Guarantor as described above.

Determination of Validity

All questions as to the validity, form, eligibility (including time of receipt) and acceptance for exchange of any tendered Senior Notes and deliveries of Consents pursuant to any of the procedures described above, and the form and validity (including time of receipt of notices of withdrawal) of all documents will be determined by us in our sole discretion, which determination will be final and binding. We reserve the absolute right to reject any or all tenders of any Senior Notes and deliveries of consents determined by us not to be in proper form, or if the acceptance of or exchange of such Senior Notes may, in the opinion of our counsel, be unlawful. We also reserve the right to waive any conditions to the exchange offer and the consent solicitation that we are legally permitted to waive.

Your tender and delivery of consents will not be deemed to have been validly made until all defects or irregularities in your tender and delivery of consents have been cured or waived. All questions as to the form and validity (including time of receipt) of any delivery or withdrawal of a tender or delivery or revocation of consents will be determined by us in our sole discretion, which determination shall be final and binding. Neither we, the Exchange Agent, the Information Agent nor any other person or entity is under any duty to give notification of any defects or irregularities in any tender or withdrawal of any Senior Notes, or will incur any liability for failure to give any such notification.

Please send all materials to the Exchange Agent and not to us.

WITHDRAWAL OF TENDERS AND REVOCATION OF CONSENTS

Consents may be revoked at any time prior to the Withdrawal Deadline and only by withdrawing the tendered Senior Notes to which the consent relates. Senior Notes tendered and not validly withdrawn prior to the Withdrawal Deadline may not be withdrawn at any time thereafter, and Senior Notes tendered after the Withdrawal Deadline may not be withdrawn at any time, unless the exchange offer is terminated without any Senior Notes being accepted or as required by applicable law. If such a termination occurs, the Senior Notes will be returned to the tendering holder as promptly as practicable.

A holder who validly withdraws previously tendered Senior Notes prior to the Withdrawal Deadline and does not validly re-tender Senior Notes prior to the Early Tender Date or the Expiration Date will not receive the Total Consideration and Exchange Consideration.

Subject to applicable securities laws, if, for any reason whatsoever, acceptance for exchange of, or exchange of, any Senior Notes tendered pursuant to the exchange offer is delayed (whether before or after our acceptance for exchange of Senior Notes) or we extend the exchange offer or are unable to accept for exchange, or exchange, the Senior Notes tendered pursuant to the exchange offer, we may instruct the Exchange Agent to retain tendered Senior Notes and those Senior Notes may not be withdrawn, except to the extent that you are entitled to the withdrawal rights set forth herein.

If you have tendered Senior Notes and delivered a Consent to the Proposed Amendments, you may withdraw those Senior Notes prior to the Withdrawal Deadline and concurrently revoke the related Consents by delivering a written notice of withdrawal subject to the limitations described herein. To be effective, a written or facsimile transmission notice of withdrawal of a tender or a properly transmitted “Request Message” through DTC’s ATOP system must:

•	be received by the Exchange Agent at one of the addresses specified on the back cover of this Offering Circular prior to the Withdrawal Deadline;
•	specify the name of the holder of the Senior Notes to be withdrawn;
•	contain the description of the Senior Notes to be withdrawn, the certificate numbers shown on the particular certificates representing such Senior Notes (or, in the case of Senior Notes tendered by book-entry transfer, the number of the account at DTC from which the Senior Notes were tendered and the name and number of the account at DTC to be credited with the Senior Notes withdrawn) and the aggregate principal amount represented by such Senior Notes; and
•	be signed by the holder of the Senior Notes in the same manner as the original signature on the Letter of Transmittal and Consent or be accompanied by documents of transfer sufficient to have the trustee register the transfer of the Senior Notes into the name of the person withdrawing the Senior Notes or revoking a Consent.

If the Senior Notes to be withdrawn have been delivered or otherwise identified to the Exchange Agent, a signed notice of withdrawal is effective immediately upon receipt by the Exchange Agent of written or facsimile transmission of the notice of withdrawal (or receipt of a Request Message) even if physical release is not yet effected. A withdrawal of Senior Notes can only be accomplished in accordance with the foregoing procedures.

We have the right, which may be waived by us, to reject the defective tender of Senior Notes as invalid and ineffective.

If you withdraw previously tendered Senior Notes prior to the Withdrawal Deadline, you will have the right to re-tender them prior to the Expiration Date (or the Early Tender Date, if you wish to tender prior to the Early Tender Date) in accordance with the procedures described above for tendering Senior Notes. If we amend or modify the terms of the exchange offer or consent solicitation or the information concerning the exchange offer or such consent solicitation, in a manner determined by us to constitute a material change to holders of Senior Notes, we will disseminate additional Offering Documents and extend the period of the exchange offer, including any withdrawal or revocation rights, to the extent required by law and as we determine necessary. An extension of the Withdrawal Deadline, the Early Tender Date or the Expiration Date will not affect a holder’s withdrawal or revocation rights unless otherwise provided herein or in any additional Offering Documents or as required by applicable law.

CONDITIONS OF THE EXCHANGE OFFER AND THE CONSENT SOLICITATION

Notwithstanding any other provisions of the exchange offer and the consent solicitation, we will not be required to accept for exchange or to exchange Senior Notes validly tendered (and not validly withdrawn) pursuant to the exchange offer, and may, in our sole discretion, terminate, amend or extend the exchange offer and consent solicitation or delay or refrain from accepting for exchange or exchanging the Senior Notes for the Second Lien Notes for any reason, including if (1) any of the Special Conditions shall not have been satisfied or waived, or (2) any of the General Conditions shall not have been satisfied or waived.

Special Conditions

The “Special Conditions” mean each of the following:

•	there having been validity tendered and not withdrawn pursuant to the exchange offer of Senior Notes having an aggregate principal amount of not less than $311.0 million (the “Minimum Tender Condition”);
•	the receipt of the Requisite Consents (as defined herein) and execution of a supplemental indenture providing for the Proposed Amendments (the “Supplemental Indenture Condition”);
•	the Company having closed the sale of Series B Second Lien Notes in an aggregate principal amount of not less than $50.0 million in the private placement (the “Private Placement Condition”); and
•	the Company having obtained an amendment or amendment and restatement to, or a waiver under, our existing Credit Agreement, the effect of which is that the consummation of the exchange offer will not be prohibited under such facility (the “Bank Condition”).

General Conditions

The “General Conditions” mean that any of the following shall not occur:

•	there shall have been instituted, threatened or be pending any action, proceeding, application, claim counterclaim or investigation (whether formal or informal) (or there shall have been any material adverse development to any action, application, claim counterclaim or proceeding currently instituted, threatened or pending) before or by any court, governmental, regulatory or administrative agency or instrumentality, domestic or foreign, or by any other person, domestic or foreign, in connection with the exchange offer or consent solicitation that, in our sole judgment, either (a) is, or is reasonably likely to be, materially adverse to our business, operations, properties, condition (financial or otherwise), income, assets, liabilities or prospects, (b) would or might prohibit, prevent, restrict or delay consummation of the exchange offer or consent solicitation or (c) would materially impair the contemplated benefits of any offer to us or be material to holders in deciding whether to accept an offer;
•	an order, statute, rule, regulation, executive order, stay, decree, judgment or injunction shall have been proposed, enacted, entered, issued, promulgated, enforced or deemed applicable by any court or governmental, regulatory or administrative agency or instrumentality that, in our sole judgment, either (a) would or might prohibit, prevent, restrict or delay consummation of the exchange offer or consent solicitation or (b) is, or is reasonably likely to be, materially adverse to our business, operations, properties, condition (financial or otherwise), income, assets, liabilities or prospects;
•	there shall have occurred or be likely to occur any event or condition affecting our or our affiliates’ business or financial affairs and our subsidiaries that, in our sole judgment, either (a) is, or is reasonably likely to be, materially adverse to our business, operations, properties, condition (financial or otherwise), income, assets, liabilities or prospects, (b) would or might prohibit, prevent, restrict or delay consummation of the exchange offer or consent solicitation or (c) would materially impair the contemplated benefits of any offer to us or be material to holders in deciding whether to accept the exchange offer and consent solicitation;

•	the trustee under the Senior Notes Indenture shall have objected in any respect to or taken action that could, in our sole judgment, adversely affect the consummation of the exchange offer or the consent solicitation, or the execution of the supplemental indenture reflecting the Proposed Amendments, or shall have taken any action that challenges the validity or effectiveness of the procedures used by us in the making of any offer or the acceptance of, or exchange for, some or all of the Senior Notes pursuant to the exchange offer;
•	there exists, in our sole judgment, any actual or threatened legal impediment to the acceptance for exchange of, or exchange of, any or all of the Senior Notes; or
•	there has occurred (a) any general suspension of, or limitation on prices for, trading in securities in the United States securities or financial markets, (b) any significant adverse change in the price of secured notes in the United States or other major securities or financial markets, (c) a material impairment in the trading market for debt securities, (d) a declaration of a banking moratorium or any suspension of payments in respect of banks in the United States or other major financial markets, (e) any limitation (whether or not mandatory) by any government or governmental, administrative or regulatory authority or agency, domestic or foreign, or other event that, in our reasonable judgment, might affect the extension of credit by banks or other lending institutions, (f) a commencement of a war, armed hostilities, terrorist acts or other national or international calamity directly or indirectly involving the United States or (g) in the case of any of the foregoing existing on the date hereof, a material acceleration or worsening thereof.

These conditions, including any action or inaction by us giving rise to any condition, are for our benefit and may be asserted by us or may be waived by us, in whole or in part at any time and from time to time, in our sole discretion. We may additionally terminate the exchange offer or consent solicitation if any condition is not satisfied on or before the Expiration Date. If any of these events occur, subject to the termination rights described above, we may (i) return Senior Notes to you, (ii) extend the exchange offer and consent solicitation and retain all tendered Senior Notes until the expiration of such extended exchange offer and consent solicitation, or (iii) amend the exchange offer and consent solicitation in any respect by giving oral or written notice of such amendment to the Exchange Agent and making public disclosure of such amendment to the extent required by law.

We have not made a decision as to what circumstances would lead us to waive any such condition, and any such waiver would depend on circumstances prevailing at the time of such waiver. Although we have no present plans or arrangements to do so, we reserve the right to amend, at any time, the terms of the exchange offer and consent solicitation. We will give holders notice of such amendments as may be required by applicable law.

Whether or not the exchange offer and consent solicitation is consummated, the Company and its respective subsidiaries or affiliates may from time to time acquire Senior Notes other than pursuant to the exchange offer through open market purchases, privately negotiated transactions, tender offers, exchange offer, optional redemption transactions or otherwise, upon such terms and at such prices as they may determine, which may be more or less than the consideration to be provided pursuant to the exchange offer and could be for cash or other consideration.

EXCHANGE AGENT; INFORMATION AGENT

Exchange Agent

Wells Fargo Bank, National Association, has been appointed the exchange agent for the exchange offer and the consent solicitation (the “Exchange Agent”). Letters of Transmittal and Consents and all correspondence in connection with the exchange offer should be sent or delivered by each holder of Senior Notes, or a beneficial owner’s custodian bank, depositary, broker, trust company or other nominee, to the Exchange Agent at the addresses and telephone numbers set forth on the back cover of this Offering Circular. We will pay the Exchange Agent reasonable and customary fees for its services and will reimburse it for its reasonable, out-of-pocket expenses in connection therewith.

Information Agent

D.F. King & Co., Inc. has also been appointed as the information agent for the exchange offer and the consent solicitation (the “Information Agent”), and will receive reasonable and customary compensation for its services. Questions concerning tender and delivery procedures and requests for additional copies of this Offering Circular or the Letter of Transmittal and Consent should be directed to the Information Agent at the address and telephone numbers set forth on the back cover of this Offering Circular. Holders of Senior Notes may also contact their custodian bank, depositary, broker, trust company or other nominee for assistance concerning the exchange offer or the consent solicitation. In addition, we have agreed to indemnify the Information Agent against certain customary liabilities.

Other

We have not retained any dealer manager, solicitation agent or similar agent in connection with the exchange offer and the consent solicitation. We will not make any payments to brokers, dealers or others soliciting acceptances of the exchange offer and the consent solicitation.

DESCRIPTION OF NEW SECOND LIEN NOTES

You can find the definitions of certain terms used in this description under the subheading “— Certain Definitions.” In this description, the term “Company,” “us” or “we” refers only to Energy XXI Gulf Coast, Inc. (including its permitted successors and assigns) and not to any of its subsidiaries. The term “Parent” refers to Energy XXI (Bermuda) Limited, the ultimate parent of the Company (including its permitted successors and assigns).

The Company will issue the Second Lien Notes under an indenture among itself, the Parent, the other Guarantors and Wilmington Trust Company, N.A., as trustee (the “trustee”) and collateral agent (the “collateral agent”). As more fully described below, the Second Lien Notes are comprised of different series. The Series A Second Lien Notes to be issued in this exchange offer will be issued in reliance upon the exemption from the registration requirements of the Securities Act provided by Section 3(a)(9) thereof. The Series B Second Lien Notes will be issued in a private transaction that is not subject to the registration requirements under the Securities Act. The Series B Second Lien Notes, including any PIK Notes relating thereto (but not the Series A Second Lien Notes issued pursuant to this exchange offer in reliance on Section 3(a)(9) of the Securities Act), will be subject to a registration rights agreement. See “Concurrent Transactions — Private Placement.” The terms of the Second Lien Notes include those stated in the indenture and those made part of the indenture by reference to the Trust Indenture Act of 1939.

The following description is a summary of the material provisions of the indenture and the Security Documents. It does not restate those agreements in their entirety. We urge you to read the indenture and the Security Documents because they, and not this description, define your rights as holders of the Second Lien Notes. Certain defined terms used in this description but not defined below under “— Certain Definitions” have the meanings assigned to them in the indenture.

The registered Holder of a note will be treated as the owner of it for all purposes. Only registered Holders will have rights under the indenture.

Brief Description of the Second Lien Notes and the Guarantees

The Second Lien Notes

The Second Lien Notes:

•	will mature on June 15, 2014;
•	will bear interest commencing on the date of issue or the most recent date to which interest has been paid at 16% per annum, consisting of (i) 14% payable in cash and (ii) 2% payable (a “PIK Payment”) by either increasing the outstanding principal amount of Second Lien Notes of the applicable series or by issuing additional Second Lien Notes (the “PIK Notes”) of the applicable series, in each case payable semi-annually on each June 15 and December 15;
•	will be initially issued in an aggregate principal amount of up to $338.0 million, consisting of two series:
—	Series A Second Lien Notes issued pursuant to this exchange offer, in an aggregate principal amount of at least $249.0 million and up to (i) $288.0 million, less (ii) the excess of the Series B Second Lien Notes issued pursuant to the private placement over $50.0 million; and
—	Series B Second Lien Notes issued pursuant to the private placement, in an aggregate principal amount of at least $50.0 million and up to $89.0 million.
•	will later be issued in partial payment of interest (“PIK Interest”) on each series of the Second Lien Notes in accordance with the indenture;
•	will be general obligations of the Company;
•	will be secured by a second lien on any assets of the Company that secure the Indebtedness under the Credit Facilities, subject to certain Permitted Liens;
•	will be contractually subordinated in right of payment to Indebtedness under our Credit Agreement pursuant to an Intercreditor Agreement;

•	will also be subordinated in priority to any permitted first lien secured Indebtedness of the Company to the extent of the collateral therefor, including Indebtedness under the Credit Agreement;
•	will be equal in right of payment to all existing and future senior Indebtedness of the Company, including the Senior Notes;
•	will be senior in right of payment to any future subordinated Indebtedness of the Company;
•	will be fully and unconditionally, jointly and severally, guaranteed on a second lien senior secured basis by the Subsidiary Guarantors and on a senior unsecured basis by the Parent;
•	will be guaranteed by Energy XXI USA, Inc. (“EXXI USA”), a wholly owned subsidiary of Parent and the Company’s direct parent entity, but recourse under such guarantee will be limited to the capital stock EXXI USA owns in the Company; and
•	held by QIBs will be eligible for trading on The PORTALSM Market.

Although the Second Lien Notes will be equal in right of payment to the Senior Notes, pursuant to the Intercreditor Agreement, under certain circumstances payment on the Second Lien Notes may be blocked, and the Second Lien Notes may not receive payments subject to the payment blockage while the Senior Notes are being paid. See “Risk Factors — Risks Relating to the Exchange Offer and the Second Lien Notes — While the Second Lien Notes are not contractually subordinated to the Senior Notes, under certain circumstance payments on the Second Lien Notes may be blocked but not on the Senior Notes.”

The Guarantees

The Second Lien Notes will be jointly and severally, fully and unconditionally, guaranteed by the Parent and each of the Company’s present Restricted Subsidiaries and its future Material Domestic Subsidiaries and each entity that guarantees the Indebtedness under our Credit Agreement and Senior Notes. In addition, EXXI USA will guarantee the Second Lien Notes, but recourse under such Guarantee will be limited to the capital stock it owns in the Company.

The Guarantees of the Second Lien Notes:

•	will be general obligations of each Guarantor;
•	will be secured, in the case of the Guarantees by the Subsidiary Guarantors, by a second lien on any assets of each Subsidiary Guarantor that secure the Credit Facilities, subject to Permitted Liens;
•	will be subordinated in right of payment to Indebtedness under our Credit Agreement pursuant to an Intercreditor Agreement;
•	will be equal in right of payment to all existing and future senior Indebtedness of each Guarantor, including their guarantees under the Senior Notes;
•	will also be subordinated in priority to any permitted first lien secured Indebtedness of each Guarantor to the extent of the collateral therefor, including guarantees or other Indebtedness of the Guarantors under the Credit Agreement; and
•	will be senior in right of payment to any future subordinated Indebtedness of each Guarantor.

Pursuant to the terms of the Intercreditor Agreement and the other Security Documents, the Second Lien Notes will be contractually subordinated in right of payment to First Lien Claims and the Liens on the assets of the Company and the Guarantors that secure the Second Lien Notes and the Guarantees will be subordinated to the Liens thereon that secure First Lien Claims under the Company’s Credit Agreement. Consequently, the Second Lien Notes and the Guarantees will be contractually subordinated in right of payment as well as effectively subordinated to the First Lien Claims to the extent of the value of such assets.

As of the date of the indenture, all of our subsidiaries will be “Restricted Subsidiaries.” However, under the circumstances described below under the subheading “— Certain Covenants — Designation of Restricted and Unrestricted Subsidiaries,” we will be permitted to designate certain of our subsidiaries (other than those that own or hold Collateral) as “Unrestricted Subsidiaries.” Our Unrestricted Subsidiaries will not be subject to many of the restrictive covenants in the indenture, and will not guarantee the Second Lien Notes.

Principal, Maturity and Interest

The Company will issue the Second Lien Notes with an initial maximum aggregate principal amount of up to $338.0 million, consisting of two series: (i) Series A Second Lien Notes issued pursuant to this exchange offer, in an aggregate principal amount of at least $249.0 million, and up to (a) $288.0 million, less (b) the excess of the Series B Second Lien Notes issued pursuant to the private placement over $50.0 million, and (ii) Series B Second Lien Notes issued pursuant to the private placement, in an aggregate principal amount of at least $50.0 million and up to $89.0 million. In addition, the Company will later issue additional Indebtedness in partial payment of interest on the Second Lien Notes, by either increasing the outstanding principal amount of the Second Lien Notes of the applicable series or by issuing additional PIK Notes of the applicable series.

The Second Lien Notes of both series issued under the indenture will be treated as a single class for all purposes under the indenture, including without limitation, waivers, amendments, redemptions and offers to purchase. Unless the context otherwise requires, for all purposes of the indenture and this “Description of New Second Lien Notes” references to any series of the Second Lien Notes include any PIK Notes issued or PIK Payment added to the principal amount thereof in partial payment of interest. The different series of Second Lien Notes initially will have different CUSIP numbers. However, pursuant to the Registration Rights Agreement, the Company will be required to offer to exchange the Series B Second Lien Notes for notes that will, if accorded the same tax treatment as the Series A Second Lien Notes under federal income tax law, have the same CUSIP number as the Series A Second Lien Notes. Any PIK Notes or PIK Payment will be secured equally and ratably with the Series A Second Lien Notes and Series B Second Lien Notes. As a result, the issuance of any PIK Notes or PIK Payment will have the effect of diluting the security interest of the Collateral for the then outstanding Second Lien Notes.

The Company will issue Second Lien Notes of each series in denominations of $2,000 and integral multiples of $2,000. The Second Lien Notes will mature on June 15, 2014.

Interest on the Second Lien Notes will accrue at the rate of 16% per annum, consisting of (i) 14% payable in cash, and (ii) 2% payable by either increasing the outstanding principal amount of Second Lien Notes of the applicable series or by issuing additional Second Lien Notes of the applicable series. Both cash interest and interest payable as a PIK Payment (“PIK Interest”) will be payable semi-annually in arrears on June 15 and December 15, commencing on December 15, 2009. The Company will make each interest payment to the Holders of record on the immediately preceding June 1 and December 1.

Interest that is paid in the form of PIK Interest on either series the Second Lien Notes will be payable (a) with respect to the Second Lien Notes of either series represented by one or more global Second Lien Notes registered in the name of, or held by, DTC or its nominee on the relevant record date, by increasing the principal amount of the outstanding Second Lien Notes of the applicable series represented by such global Second Lien Notes by an amount equal to the amount of PIK Interest for the applicable interest period (rounded up to the nearest $1,000) and (b) with respect to Second Lien Notes of either series represented by certificated Second Lien Notes, by issuing PIK Notes in certificated form in an aggregate principal amount equal to the amount of PIK Interest for the applicable interest period (rounded up to the nearest whole dollar), and the trustee will, at the request of the Company, authenticate and deliver such PIK Notes in certificated form for original issuance to the holders on the relevant record date. Interest on the Second Lien Notes that is paid in the form of PIK Interest shall be considered paid or duly provided for, for all purposes under the indenture, and shall not be considered overdue. Following an increase in the principal amount of the outstanding Second Lien Notes of the applicable series represented by global Second Lien Notes as a result of a PIK Payment, such Second Lien Notes will bear interest on such increased principal amount from and after the date of such PIK Payment, in the same proportion of cash interest and PIK interest as on the Second Lien Notes initially issued on the date of the indenture. Any PIK Notes issued in certificated form will be dated as of the applicable interest payment date and will bear interest from and after such date. All PIK Notes issued or principal amount increased pursuant to a PIK Payment will have the same maturity as the underlying Second Lien Notes of the applicable series, and will be governed by, and subject to the terms, provisions and conditions of, the indenture and shall have the same rights and benefits as the Second Lien Notes of the applicable series not issued as PIK Interest. Any certificated PIK Notes will be issued with the description “PIK” on the face of such PIK Note.

Interest on the Second Lien Notes will accrue from the date of original issuance or, if interest has already been paid, from the date it was most recently paid. Additional interest may accrue on the Series B Second Lien Notes issued in the private placement, including any PIK Notes or PIK Payment thereon (but not the Series A Second Lien Notes issued in this exchange offer in reliance on Section 3(a)(9) of the Securities Act or the PIK Notes or PIK Payment thereon), as liquidated damages in certain circumstances described under “Concurrent Transactions — Private Placement.” In addition, if one of Moody’s or S&P shall fail to issue a rating of the Second Lien Notes within six months of the closing of the private placement due a failure by the Company to use its reasonable best efforts to cause such a rating to be issued including by failing to timely respond to any request for information or similar requests by one or both of such agencies, then cash interest thereon will be increased by 50 basis points until at least one of such rating agencies shall have delivered its rating. All references to “interest” in this description include any additional interest that may be payable on the Second Lien Notes of the applicable series, including, but not limited to, any additional interest payable pursuant to the Registration Rights Agreement referred to therein or pursuant to clause (5) under the heading “Events of Default.” Interest on each series of Second Lien Notes will be computed on the basis of a 360-day year comprised of twelve 30-day months.

Methods of Receiving Payments on the Second Lien Notes

If a Holder has given wire transfer instructions to the Company, the Company will pay all principal, interest and premium, if any, on that Holder’s Second Lien Notes in accordance with those instructions. All other payments on Second Lien Notes will be made at the office or agency of the paying agent and registrar unless the Company elects to make interest payments by check mailed to the Holders at their address set forth in the register of Holders.

Paying Agent and Registrar for the Second Lien Notes

The trustee will initially act as paying agent and registrar. The Company may change the paying agent or registrar without prior notice to the Holders of the Second Lien Notes, and the Company or any of its domestic Subsidiaries may act as paying agent.

Transfer and Exchange

A Holder may transfer or exchange Second Lien Notes in accordance with the indenture. The Company or the trustee may require a Holder to furnish appropriate endorsements and transfer documents in connection with a transfer of Second Lien Notes. No service charge will be imposed for any registration of transfer or exchange of Second Lien Notes, but the Company may require Holders to pay all taxes due on transfer. The Company is not required to transfer or exchange any note selected for redemption. Also, the Company is not required to transfer or exchange any note for a period of 15 days prior to the mailing of a notice of redemption.

Guarantees

Initially, the Parent, EXXI USA and all of the Company’s Subsidiaries will guarantee the Second Lien Notes. In the future, the Second Lien Notes will be guaranteed by each of the Company’s future Material Domestic Subsidiaries, and in any event all future Subsidiary Guarantors of Indebtedness under the Credit Agreement and Senior Notes, concurrently with the granting of such Guarantees of such Indebtedness. See “— Certain Covenants — Additional Guarantees.” These additional Guarantees will be joint and several obligations of the Guarantors, but recourse under the Guarantee by EXXI USA will be limited to the capital stock it owns in the Company. The obligations of each Guarantor under its Guarantee will be limited as necessary to prevent that Guarantee from constituting a fraudulent conveyance under applicable law. See “Risk Factors — Risks Related to the Exchange Offer and the New Notes — Federal and state laws allow courts, under specific circumstances, to void guarantees and grants of security and to require holders to return payments received from guarantors.”

A Subsidiary Guarantor may not sell or otherwise dispose of all or substantially all of its properties or assets to, or consolidate with or merge with or into (whether or not such Subsidiary Guarantor is the surviving Person), another Person, other than the Company or another Subsidiary Guarantor, unless:

(1)	immediately after giving effect to such transaction, no Default or Event of Default exists; and
(2)	either:
(a)	the Person acquiring the properties or assets in any such sale or other disposition or the Person formed by or surviving any such consolidation or merger (if other than the Subsidiary Guarantor) unconditionally assumes all the obligations of that Subsidiary Guarantor, pursuant to a supplemental indenture substantially in the form specified in the indenture and amendments to the Security Documents and additional Security Documents, under the Second Lien Notes, the indenture, that Subsidiary Guarantor’s Guarantee and the Security Documents and the Registration Rights Agreement on terms set forth therein; or
(b)	such sale or other disposition complies with the “Asset Sale” provisions of the indenture.

The Guarantee of a Guarantor will be released:

(1)	with respect to Guarantees by Subsidiary Guarantors, in connection with any sale or other disposition of all or substantially all of the properties or assets of that Guarantor (including by way of merger or consolidation) to a Person that is not (either before or after giving effect to such transaction) a Subsidiary of the Company, if the sale or other disposition complies with the “Asset Sale” provisions of the indenture;
(2)	upon the release of such Guarantors’ Guarantees under the Credit Agreement, other than as a result of payment under Guarantees, unless such Guarantor remains a guarantor of the Senior Notes;
(3)	in the case of a Subsidiary Guarantor, in connection with any sale or other disposition of all of the Capital Stock of that Subsidiary Guarantor to a Person that is not (either before or after giving effect to such transaction) a Subsidiary of the Company, if the sale or other disposition complies with the “Asset Sale” provisions of the indenture;
(4)	if the Company designates any Restricted Subsidiary that is a Guarantor as an Unrestricted Subsidiary in accordance with the applicable provisions of the indenture; or
(5)	upon Legal Defeasance or Covenant Defeasance with respect to all Second Lien Notes as described below under the caption “— Legal Defeasance and Covenant Defeasance” or upon satisfaction and discharge of the indenture as described below under the caption “— Satisfaction and Discharge.”

See “— Repurchase at the Option of Holders — Asset Sales.”

Collateral

The obligations under the Second Lien Notes and the Guarantees will be secured pursuant to the Security Documents by second priority Liens (subject to certain Permitted Liens) granted to the collateral agent for the benefit of the Holders of the Second Lien Notes, in all of the following property (collectively, the “Collateral”):

(1)	substantially all the assets of the Company and the Subsidiary Guarantors, provided, however that for the perfection of such Liens on oil and gas interests, the Company and the Subsidiary Guarantors are required to have mortgages filed only for at least 85% of the PV-10 Value of the Proved Reserves and Proved Developed Producing Reserves of the Company and the Guarantors located in the United States;
(2)	the capital stock of the Company owned by the Direct Parent;
(3)	any assets substituted for such Collateral as provided for in the Security Documents; and
(4)	any proceeds of the foregoing.

Unless an Event of Default under the indenture shall have occurred and be continuing, the Company and the applicable Guarantors will have the right to remain in possession and retain exclusive control of the Collateral (other than Collateral deposited with the First Lien Agent and Collateral deposited in the Collateral Disposition Proceeds Account, as described below under “Asset Sales” and other than as set forth in the Security Documents), to freely operate the Collateral and to collect, invest and dispose of any income thereon or therefrom. Upon an Event of Default, these rights will cease and, subject to the Intercreditor Agreement, which significantly limits the ability of the collateral agent to act independently of the First Lien Agent as discussed below, the collateral agent will be entitled to foreclose upon and sell the Collateral or any part thereof as provided in the Security Documents.

There can be no assurance that the First Lien Agent and collateral agent will be able to sell the Collateral without substantial delays or that the proceeds obtained after payment of the First Lien Claims will be sufficient to pay any or all amounts owed to the trustee and Holders of Second Lien Notes. The Collateral release provisions of the indenture and the Security Documents will permit the release of Collateral without substitution of collateral of equal value under certain circumstances. The indenture will provide that, subject to satisfaction of certain conditions, the collateral agent must release any Collateral that is released by the First Lien Agent.

The indenture will also require the Company to certify to the collateral agent semi-annually, or as frequently as the Company certifies to such effect to the First Lien Agent (and at the time of any such release, after giving effect thereto), that the Collateral includes Oil and Gas Properties subject to mortgages over at least 85% of the PV-10 Value of the Proved Reserves and Proved Developed Producing Reserves of the Company and the Subsidiary Guarantors located in the United States as reflected in the most recent available annual or semi-annual reserve report on such reserves and that, to the extent necessary, the Company and the Subsidiary Guarantors will cause to be delivered to the collateral agent Mortgages or amendments or supplements to prior Mortgages to satisfy this requirement. See “— Certain Covenants — Impairment of Security Interest; Liens on Additional Property.” To the extent that any mortgages for Oil and Gas Properties constituting Collateral are so released and are then assigned to Persons other than the Company and the Subsidiary Guarantors, any Proved Reserves attributable to such Oil and Gas Properties shall be deemed excluded from such reserve report for the purpose of determining whether such 85% requirement is met after giving effect to such release.

Notwithstanding the foregoing, under the terms of the Intercreditor Agreement, the Company and the other obligors are not permitted to grant or perfect a security interest for the benefit of the Second Lien Notes unless it has previously or contemporaneously granted and perfected a first priority interest for the benefit of the First Lien Claims.

Intercreditor Agreement

The following description is a summary of the material provisions of the Intercreditor Agreement. We urge you to read the Intercreditor Agreement because it, and not this description, defines your rights as to payment and Collateral relative to the rights of the holders of First Lien Claims.

The Company, EXXI USA the Subsidiary Guarantors and the collateral agent, on behalf of itself, the trustee and the Holders and the Administrative Agent, on behalf of the lenders and the other holders of any First Lien Claims, will enter into the Intercreditor Agreement, which will, among other things, provide for the following:

Subordination

Subordination of Obligations and Liens.  The payment of the Second Lien Notes shall be subordinate and junior and subject in right of payment to the prior payment in full in cash of all First Lien Claims, whether outstanding on the date hereof or hereafter created, incurred, assumed or guaranteed.

Payment Default or Acceleration.  Except under circumstances when the terms described below under “— Insolvency; Bankruptcy; Etc.” are applicable, if (a) a payment default or acceleration with respect to the First Lien Claims shall have occurred and be continuing and (b) the collateral agent shall have received a payment default notice, then neither the Company nor any Subsidiary of the Company or any other obligor (which term does not include the Parent) may make, and no Holder shall accept, receive or collect, any direct or indirect payment or distribution of any kind or character (in cash, securities, other property, by setoff, or otherwise other than certain securities issued pursuant to an insolvency proceeding) of any properties or assets of the Company or any Subsidiary of the Company or any other obligor on account of the Second Lien Notes during the Payment Blockage Period (as defined below); provided, however, that in the case of any payment on or in respect of any Second Lien Notes that would (in the absence of any such payment default notice) have been due and payable on any date (a “Scheduled Payment Date”) during such Payment Blockage Period pursuant to the terms of the documents governing the Second Lien Notes, these provisions shall not prevent the making and acceptance of such payment (a “Scheduled Payment”), together with any additional default interest as is due on the Second Lien Notes on or after the date immediately following the termination of such Payment Blockage Period. In the event that, notwithstanding the foregoing, either the Company or any Subsidiary of the Company shall make any payment or distribution to any Holder prohibited by the foregoing provisions, then and in such event such payment or distribution shall be segregated and held in trust for the benefit of and immediately shall be paid over to the First Lien Agent for application against First Lien Claims remaining unpaid until the payment in full in cash of First Lien Claims.

“Payment Blockage Period” means, with respect to any payment default or acceleration of First Lien Claims, the period from and including the date of receipt by the collateral agent of a payment default notice relating thereto until the first to occur of (a) the payment in full in cash of First Lien Claims, (b) if such payment default notice relates to a payment default, the date on which the payment default which is the subject of such payment default notice has been waived in writing by the applicable holder or holders of First Lien Claims or the First Lien Agent on their behalf, cured or ceased to exist, or if such payment default notice relates to a acceleration of First Lien Claims, the date on which such acceleration is rescinded, annulled or ceases to exist, or (c) the day upon which the person(s) giving such payment default notice notify the Holders or the collateral agent in writing of the termination of such Payment Blockage Period.

Non-Payment Default.  Except under circumstances when the terms described above under “Payment Default or Acceleration” or below under “— Insolvency, Bankruptcy; Etc.” are applicable, if (a) a non-payment default shall have occurred and be continuing, (b) the collateral agent shall have received a non-payment default notice, and (c) no non-payment default notice shall have previously been given within the 360 day period immediately preceding the giving of such non-payment default notice, then neither the Company nor any Subsidiary of the Company nor any other obligor (which term does not include Parent) may make, and no Holder shall accept, receive or collect, any direct or indirect payment or distribution of any kind or character (in cash, securities, other Property, by setoff, or otherwise other than certain securities issued pursuant to an insolvency proceeding) of any properties or assets of the Company or any Subsidiary thereof or any other obligor on account of the Second Lien Notes during the Non-Payment Blockage Period (as defined below); provided, however, that in the case of any Scheduled Payment on or in respect of any Second Lien Notes that would (in the absence of any such non-payment default notice) have been due and payable on any Scheduled Payment Date during such Non-Payment Blockage Period pursuant to the terms of the documents governing the Second Lien Notes, these provisions shall not prevent the making and acceptance of such Scheduled Payment, together with any additional default interest as is due on the Second Lien Notes, if any, on or after the date immediately following the termination of such Non-Payment Blockage Period. In the event that, notwithstanding the foregoing, the Company or any Subsidiary thereof or any such obligor shall make any payment or distribution to any Holder prohibited by the foregoing provisions, then and in such event such payment or distribution shall be segregated and held in trust for the benefit of and immediately shall be paid over to the First Lien Agent for application against First Lien Claims remaining unpaid until the payment in full in cash of First Lien Claims.

“Non-Payment Blockage Period” means, with respect to any non-payment default, the period from and including the date of receipt by the collateral agent of a non-payment default notice relating thereto until the first to occur of (a) the payment in full in cash of First Lien Claims, (b) the 179th day after receipt of such non-payment default notice, (c) the date on which the non-payment default which is the subject of such non-payment default notice has been waived in writing by the applicable holder or holders of First Lien Claims or the First Lien Agent on their behalf, or has been cured, or ceases to exist, or (d) the date upon which the Person(s) giving such non-payment default notice notify the Holders or the collateral agent in writing of the termination of such Non-Payment Blockage Period.

Insolvency; Bankruptcy; Etc.  In the event of the institution of any insolvency proceeding relative to the Company or any obligor (which term does not include the Parent), then:

(a) The Holders shall not be entitled to receive any direct or indirect payment or distribution of any kind or character, whether in cash, Property or securities other than Scheduled Payments on a Scheduled Payment Date to the extent permitted by the other provisions of the Intercreditor Agreement and other than certain securities received pursuant to an insolvency proceeding and that are received in accordance with the provisions of the Intercreditor Agreement on account of the Second Lien Notes until the payment in full in cash of First Lien Claims.

(b) Any direct or indirect payment or distribution of any kind or character, whether in cash, property or securities (other than certain securities issued in an insolvency proceeding), by setoff or otherwise, which may be payable or deliverable in such proceedings in respect of the Second Lien Notes but for the provisions of the Intercreditor Agreement, but in each case other than certain securities received pursuant to an insolvency proceeding, shall be paid or delivered by the Person making such payment or distribution, whether the Company, a Subsidiary of the Company, a trustee in bankruptcy, a receiver, a liquidating trustee, or otherwise, directly to the holders of First Lien Claims or the First Lien Agent, to the extent necessary to make payment in full in cash of all First Lien Claims remaining unpaid and fully cash collateralize all outstanding letters of credit constituting First Lien Claims. In the event that, notwithstanding the foregoing provisions, any Holder or the collateral agent or any of their advisors or professionals shall have received any such payment or distribution of any kind or character, whether in cash, Property or securities, by setoff or otherwise, before the payment in full in cash of First Lien Claims, which is to be paid to the holders of First Lien Claims under the foregoing provisions, then and in such event such payment or distribution (including any payment in respect of any Second Lien Notes received within thirty (30) days of the institution of an insolvency proceeding) shall be segregated and held in trust for the benefit of and immediately shall be paid over to the holders of First Lien Claims or the First Lien Agent for application to the payment of all First Lien Claims remaining unpaid until the payment in full in cash of First Lien Claims.

(c) Subject to the other terms of the Intercreditor Agreement regarding insolvency proceedings relative to the Company or any obligor (which term does not include the Parent), until the payment in full in cash of First Lien Claims has occurred, upon the commencement of any insolvency proceedings with respect to the Company or any such obligor and for a period of 179 days thereafter, the Holders and the collateral agent will not be permitted to commence any enforcement action as described in the Intercreditor Agreement relative to the Company or any of its Subsidiaries or any Collateral (with only certain permitted exceptions, as described in the Intercreditor Agreement).

DIP Financing.  If the Company or any other obligor (which term does not include Parent) shall be subject to any insolvency proceeding and the First Lien Agent shall consent to or shall not object to the use of cash collateral on which the First Lien Agent or any other creditor has a Lien or shall agree to permit the Company or any other such obligor to obtain financing, whether from the holders of First Lien Claims or any other entity under Section 363 or Section 364 of the Bankruptcy Code or any similar bankruptcy law (each, a “DIP Financing”), then the collateral agent, on behalf of itself and the Holders, agrees and each of the Holders by its acceptance of a Note agrees that so long as (i) the aggregate principal amount of Indebtedness incurred pursuant to such DIP Financing, together with the aggregate principal amount of First Lien Indebtedness of all other outstanding First Lien Claims, would not exceed the principal amount permitted by the indenture governing the Second Lien Notes at such time, (ii) the First Lien Agent and the other holders of First Lien Claims do not raise an objection to the collateral agent’s retaining a Lien on the Collateral (including proceeds thereof arising after the commencement of such proceeding) with the same priority as existed prior to the commencement of such insolvency proceeding under applicable law, (iii) the First Lien Agent and the other holders of First Lien Claims do not raise an objection to the collateral agent’s receiving a replacement Lien on assets of the Company or any such obligor, including properties and assets arising after the commencement of such insolvency proceeding, or a superpriority administrative expense claim under Section 507(b) of the Bankruptcy Code, to the same extent granted to the First Lien Agent, with the same priority as existed prior to the commencement of such insolvency proceeding under applicable law, and (iv) such use of cash collateral or DIP Financing is subject to the terms of the Intercreditor Agreement, it will raise no objection to such use of cash collateral or to any Liens securing a DIP Financing or to such DIP Financing or to any or all of the First Lien lenders or their respective affiliates providing such DIP Financing and, to the extent the Liens securing First Lien Claims are subordinated or pari passu with such DIP Financing the collateral agent will subordinate its Liens in the Collateral to the Liens securing such DIP Financing (and all obligations relating thereto) and the Liens securing the First Lien Claims on the terms of an Intercreditor Agreement and to the extent the collateral agent or any Holder shall receive any payment or distribution in respect of any such administrative expense and superpriority administrative expense claims it shall be segregated and held in trust for the benefit of and shall be paid over to the First Lien Agent for application on the First Lien Claims until the payment in full in cash of First Lien Claims; provided that the foregoing shall not prevent the Holders from (A) objecting to any use of cash collateral or DIP Financing that permits the holders of First Lien Claims (or any subset thereof) to be granted adequate protection in the form of additional collateral or an administrative expense claim to the extent such adequate protection or administrative expense claim is not granted to the collateral agent, in the form of a Lien on such additional collateral that is subordinated to the Liens securing First Lien Claims and such DIP Financing (and all obligations relating thereto) on the same basis as the other Liens securing the Second Lien Notes are so subordinated to First Lien Claims under the Intercreditor Agreement, or as an administrative expense claim, as the case may be, (B) objecting to any use of cash collateral or DIP Financing that purports to govern or control the provisions or content of a plan of reorganization (other than providing for satisfaction in full in cash of the DIP Financing and the First Lien Claims on or prior to the effective date of such plan of reorganization), or (C) seeking adequate protection in connection with the use of cash collateral or a DIP Financing junior to any adequate protection to the First Lien Claims in accordance with the priorities set forth in the Intercreditor Agreement and objecting to such use of cash collateral or DIP Financing to the extent such adequate protection is not granted.

Section 363 Sales.  If the Company or any other obligor (which term shall not include the Parent) shall be subject to any insolvency proceeding and the First Lien Agent consents to or does not object to the Company’s or any other such obligor’s selling, leasing or otherwise disposing of Collateral free and clear of the Liens securing First Lien Claims or other claims under Section 363 of the Bankruptcy Code, then neither the collateral agent, nor the Holders may raise an objection to such sale, lease or other disposition of Collateral, provided that the net cash proceeds of such sale, lease or other disposition are applied against First Lien Claims until the payment in full in cash of First Lien Claims, with any excess cash proceeds to be applied to the Second Lien Notes; and provided further that the respective Liens of the First Lien Agent and the collateral agent shall attach to any non-cash proceeds in accordance with the priorities set forth in the Intercreditor Agreement.

Automatic Stay.  Until the payment in full in cash of First Lien Claims has occurred, neither the collateral agent, nor the Holders shall seek relief from the automatic stay or any other stay in any insolvency proceeding in respect of the Collateral (except, if the First Lien Agent, on behalf of itself and the holders of First Lien Claims, seeks relief from the automatic stay to exercise its rights against the Collateral under and in accordance with the Intercreditor Agreement, then the collateral agent, on behalf of itself and the Holders, may seek limited relief from the automatic stay to preserve its right, subject to provisions relating to the order of application of payments, to receive proceeds of Collateral payable to it and the Holders under and in accordance with the Intercreditor Agreement), without the prior written consent of either the First Lien Agent or the Required Lenders (as defined in the Credit Agreement as in effect on the date of the Intercreditor Agreement).

Voting on Plan of Reorganization.  The holders of First Lien Claims, on the one hand, and the Holders, on the other hand, shall be entitled to vote as separate classes with respect to any plan of reorganization in connection with any insolvency proceeding; provided, however, that neither the collateral agent, nor the Holders shall take any action or vote in any way which is inconsistent with the terms of the Intercreditor Agreement or otherwise support any plan of reorganization that would grant the Holders any securities received in an insolvency proceeding without also granting the holders of First Lien Claims securities received in an insolvency proceeding ranking pari passu or senior thereto (having the priorities described in the Intercreditor Agreement) unless (x) holders of First Lien Claims constituting Required Lenders (as defined in the First Lien Credit Agreement as in effect on the day of the Intercreditor Agreement) which are not affiliates of the Company also vote in favor of such plan of reorganization or (y) the payment in full in cash of First Lien Claims has occurred or will occur upon confirmation as a result of such plan or reorganization. Each of the

First Lien Agent, on behalf of the holders of First Lien Claims, and the collateral agent, on behalf of the Holders, agrees that, without the written consent of the other, it will not seek to vote with the other as a single class in connection with any plan of reorganization in any insolvency proceeding. Except as provided in the section of the Intercreditor Agreement relating to insolvency and bankruptcy, nothing in the Intercreditor Agreement is intended, or shall be construed, to limit the ability of the collateral agent or the Holders to vote on or object to any plan of reorganization or to confer to any holder of First Lien Claims the right to vote on behalf of the collateral agent or the holders in any insolvency proceeding.

Post-Petition Interest.  Neither the collateral agent, nor the Holders shall oppose or seek to challenge any claim by the First Lien Agent or any other holder of First Lien Claims for allowance in any insolvency proceeding of First Lien Claims consisting of post-petition interest, fees, premiums, penalties, yield protections, breakage costs, damages, indemnification obligations, reimbursement obligations, and expenses (including, without limitation, administrative expenses and reasonable fees and expenses of counsel, accountants and other professional advisors to the holders of First Lien Claims) to the extent of the value of the Lien of the holders of First Lien Claims, without regard to the existence of the Lien of the collateral agent on behalf of the Holders on the Collateral. Neither the First Lien Agent, nor the other holders of First Lien Claims shall oppose or seek to challenge any claim by the collateral agent or any other Holder for allowance in any insolvency proceeding of Second Lien Notes consisting of post-petition interest, fees, premiums, penalties, yield protections, breakage costs, damages, indemnification obligations, reimbursement obligations, and expenses (including, without limitation, administrative expenses and reasonable fees and expenses of counsel, accountants and other professional advisors to the Holders) to the extent of the value of the Lien of the Holders (taking into account the Liens of the holders of First Lien Claims on the Collateral), it being agreed for the avoidance of doubt that any such claim and any distribution or payment in respect thereof shall be segregated and held in trust for the benefit of and shall be paid over to the First Lien Agent for application on the First Lien Claims until payment in full in cash of First Lien Claims.

Subrogation.  Neither the collateral agent nor any Holder may assert any rights of subrogation it or they may acquire as a result of any payment by it or them to the First Lien Agent pursuant to the Intercreditor Agreement, until the payment in full in cash of the First Lien Claims has occurred. Upon the payment in full in cash of First Lien Claims, the Holders shall, to the extent of any payments or distributions paid or delivered to the holders of First Lien Claims or otherwise applied to First Lien Claims pursuant to the provisions of the Intercreditor Agreement, be subrogated to the rights of the holders of First Lien Claims to receive payments or distributions of assets of the Company and its Subsidiaries made on First Lien Claims (and any security therefor) until the Second Lien Notes shall be paid in full (and, for this purpose, no such payments or distributions paid or delivered to the holders of First Lien Claims or otherwise applied to First Lien Claims shall be deemed to have discharged the Second Lien Notes), and, for the purposes of such subrogation, no payments to the holders of First Lien Claims of any cash, assets, stock, or obligations to which the Holders would be entitled except for the provisions of the Intercreditor Agreement shall, as between the Company, the obligors (which term does not include Parent), any of their respective creditors (other than the holders of First Lien Claims), and the Holders, be deemed to be a payment by the Company or any such obligor to or on account of the Second Lien Notes. The fact that failure to make any payment on account of the Second Lien Notes is caused by reason of the operation of any provision of the Intercreditor Agreement shall not be construed as preventing the occurrence of a Event of Default under the indenture.

Rights Relating to Collateral

Priority of Liens

(a) Any Lien on the Collateral securing any First Lien Claims now or hereafter held by or on behalf of any holder of any First Lien Claims, the First Lien Agent or any other agent or trustee therefor, regardless of how acquired, whether by grant, possession, statute, operation of law, subrogation or otherwise, shall be senior in right, priority, operation, effect and all other respects and prior to any Lien on the Collateral securing any of the Second Lien Notes. Any Lien on the Collateral now or hereafter held by or on behalf of any Holder, the collateral agent or any other agent or trustee therefor regardless of how acquired, whether by grant, possession, statute, operation of law, subrogation or otherwise, shall be junior and subordinate in right, priority, operation, effect and all other respects to all Liens on the Collateral securing any First Lien Claims. All Liens on the Collateral securing any First Lien Claims shall be and remain senior in right, priority, operation, effect and all other respects and prior to all Liens on the Collateral securing any Second Lien Notes for all purposes, whether or not such Liens securing any First Lien Claims are subordinated to any Lien securing any other obligation of the Company, any other obligor (which term does not include the Parent) or any other Person.

(b) The collateral agent, each Holder, the First Lien Agent and each First Lien lender may not, and waives any right to, initiate, join in or prosecute any claim, action or other proceeding challenging or contesting the priority, validity, perfection or enforceability of any of the First Lien Claims, the Second Lien Notes or any of the Liens securing the First Lien Claims or the Second Lien Notes.

(c) Until the payment in full in cash of First Lien Claims, neither the Company nor any obligor (which term does not include the Parent) shall grant or permit, nor shall the First Lien Agent or collateral agent accept, any additional Liens on any asset of such Person to secure (i) any Second Lien Notes unless it has also granted a Lien on such asset to secure all of the First Lien Claims or (ii) any First Lien Claims unless immediately after giving effect to such grant or concurrently therewith, it will grant a Lien on such asset to secure the Second Lien Notes. To the extent that the foregoing provisions are not complied with for any reason, without limiting any other rights and remedies available to the First Lien Agent and/or the holders of First Lien Claims, any amounts received by or distributed to the collateral agent or any Holder pursuant to or as a result of Liens granted in contravention of this provision shall be subject to the applicable provisions of the Intercreditor Agreement.

Same Collateral

The parties to the Intercreditor Agreement agree that it is the intention that the First Lien Collateral and the Second Lien Collateral be identical. In furtherance of the foregoing, subject to the other provisions of the Intercreditor Agreement:

(i) upon request by the First Lien Agent or the collateral agent, the parties agree to cooperate in good faith (and to direct their counsel to cooperate in good faith) from time to time in order to determine the specific items included in the Collateral for the First Lien Claims and the Collateral for the Second Lien Notes and the steps taken to perfect their respective Liens thereon and the identity of the respective parties obligated under the documents governing the First Lien Claims and the Second Lien Notes; and

(ii) that the applicable documents governing the Collateral for the Second Lien Notes shall be substantially in the same forms (except for differences relating to the subordination of the Liens securing the Second Lien Notes to the Liens securing First Lien Claims and except that any pledged Collateral shall be held by the First Lien Agent in accordance with the Intercreditor Agreement) as the Security Documents (as defined in the Credit Agreement), respectively.

Release of Collateral. If, in connection with:

(i) the exercise of the First Lien Agent’s remedies in respect of the Collateral, including any sale, lease, exchange, transfer or other disposition of any such Collateral; or

(ii) any sale, lease, exchange, transfer or other disposition (any of the foregoing, a “Disposition”) of any Collateral permitted under the terms of the documents governing the First Lien Claims or the insolvency proceedings provisions of the Intercreditor Agreement; or

(iii) the incurrence of Liens on any Collateral pursuant to the terms of clauses (c), (d), (e) or (r) of the permitted liens description under the Credit Agreement and of clauses (4), (5), (7), (11) or (14) of Permitted Liens under the indenture, and the Person holding the Indebtedness secured by such Lien, as a condition to the incurrence of such Indebtedness, requires the release of the respective Liens of the holders of First Lien Claims and the Holders on such Collateral; or

(iv) a sale or liquidation of the Company to a non-affiliate,

the First Lien Agent, for itself or on behalf of any of the holders of First Lien Claims, releases any of its Liens on any part of the Collateral, or releases any guarantor from its obligations under its guaranty of First Lien Claims, then, the Liens, if any, of the collateral agent, for itself or for the benefit of the Holders, on such Collateral, and the obligations of such guarantor under its guaranty of the Second Lien Notes, if applicable, and any deficiencies, if any, that exist shall be automatically, unconditionally and simultaneously released and the collateral agent, for itself or on behalf of any such Holders, shall promptly execute and deliver to the First Lien Agent or such obligor at the sole cost and expense of such obligor such termination statements, releases and other documents as the First Lien Agent or such obligor may request to effectively confirm such release; provided that, if, after giving effect to any such exercise of remedies or disposition, the discharge of First Lien Claims shall have occurred, the collateral agent and the Holders shall receive (or shall be entitled to receive) any residual cash or cash equivalents remaining that they would have been entitled to receive but for these provisions, and provided further that such release of Liens of the collateral agent is conditioned upon the application of any proceeds received by the First Lien Agent or any First Lien lender resulting from the actions described in this paragraph to repay the First Lien Claims.

Until the payment in full in cash of First Lien Claims occurs, the collateral agent, for itself and on behalf of the Holders, irrevocably constitutes and appoints the First Lien Agent and any officer or agent of the First Lien Agent, with full power of substitution, as its true and lawful attorney-in-fact with full irrevocable power and authority in the place and stead of the collateral agent or such Holder or in the First Lien Agent’s own name, for the purpose of carrying out these terms, to take any and all appropriate action and to execute any and all documents and instruments which may be necessary or desirable to accomplish the purposes of this provision, including any endorsements or other instruments of transfer or release no earlier than 10 business days after any request by the First Lien Agent addressed to the collateral agent to do the same, provided that the collateral agent should have failed to do so. Such appointment is coupled with an interest and irrevocable.

Subject to the rights of the collateral agent and the Holders to take Second Lien Allowed Actions and any other actions expressly permitted by the terms of the Intercreditor Agreement (in the circumstances described), whether or not any insolvency proceeding has been commenced, the Holders: (i) will not contest, protest or object to any foreclosure action or proceeding brought by the First Lien Agent or any other holder of First Lien Claims, or any other enforcement or exercise by any holder of First Lien Claims of any rights or remedies relating to the Collateral under the terms of the documents governing the First Lien Claims or otherwise; (ii) will not object to the forbearance by the First Lien Agent or any other holder of First Lien Claims from commencing or pursuing any foreclosure action or proceeding or any other enforcement or exercise of any rights or remedies with respect to any of the Collateral; (iii) will not take any action that would, or could reasonably be expected to, hinder, in any manner, any exercise of remedies under the terms of the documents governing the First Lien Claims, including any Disposition of any Collateral, whether by foreclosure or otherwise; (iv) will not object to the manner in which the First Lien Agent or any other holder of First Lien Claims may seek to enforce their rights against or collect the First Lien Claims or the First Lien Collateral, regardless of whether any action or failure to act by or on behalf of the First Lien Agent or any other holder of First Lien Claims is, or could be, adverse to the interests of the Holders, and will not assert any right to demand, request, plead or otherwise assert or claim the benefit of any marshalling, appraisal, valuation or other similar right that may be available under applicable law with respect to the Collateral or any similar rights a junior secured creditor may have under applicable law; and (v) will not attempt, directly or indirectly, whether by judicial proceeding or otherwise, to challenge or question the validity or enforceability of any First Lien Claims or document granting security for such claims, including the Intercreditor Agreement, or the validity or enforceability of the priorities, rights or obligations established by the Intercreditor Agreement.

In the event that in any insolvency proceeding a determination is made that Liens encumbering any Collateral is not enforceable for any reason, then (subject to the rights of subrogation as described above) any distribution or recovery the collateral agent or any Holder may receive with respect to, or allocable to, the value of such Collateral or any proceeds thereof shall (for so long as the payment in full in cash of the First Lien Claims has not occurred) be segregated and held in trust and forthwith paid over to the First Lien Agent for the benefit of the holders of First Lien Claims, in the same form as received, without recourse, representation or warranty (other than a representation that it has not otherwise sold, assigned, transferred or pledged any right, title or interest in and to such distribution or recovery) but with any necessary endorsements or as a court of competent jurisdiction may otherwise direct until such time as the payment in full in cash of First Lien Claims has occurred. The First Lien Agent may make any such endorsements as agent for the collateral agent or any such Holders, and such authorization is coupled with an interest and is irrevocable.

Control by First Lien Claims.  So long as the payment in full in cash of First Lien Claims has not occurred, whether or not any insolvency proceeding has been commenced, the First Lien Agent and the other holders of First Lien Claims shall have the exclusive right to enforce rights and exercise remedies (including any right of setoff) with respect to the Collateral (including making determinations regarding the release, Disposition or restrictions with respect to the Collateral), or to commence or seek to commence any action or proceeding with respect to such rights or remedies (including any foreclosure action or proceeding), in each case, without any consultation with or the consent of the collateral agent or any Holder (but the collateral agent shall be provided prompt notice of the taking of any such action); provided that, notwithstanding the foregoing, (i) in any insolvency proceeding, the collateral agent may file a proof of claim or statement of interest with respect to the Second Lien Notes and take all actions reasonably related thereto; (ii) the collateral agent may take any action to preserve or protect the validity and enforceability of the Collateral for the Second Lien Notes, provided that no such action is, or could reasonably be expected to be, (A) adverse to the Collateral for the First Lien Claims or adverse to the rights of the First Lien Agent or any other holders of First Lien Claims to exercise remedies in respect thereof or (B) otherwise inconsistent with the terms of the Intercreditor Agreement, including provisions relating to the automatic release of Collateral for the Second Lien Notes; (iii) the collateral agent or the Holders may file any responsive or defensive pleadings in opposition to any motion, claim, adversary proceeding or other pleading made by an person objecting to or otherwise seeking the disallowance, subordination (other than as and to the extent provided in the Intercreditor Agreement), recharacterization, reduction or other impairment of the claims of the Holders, including any claims secured by the Collateral, or otherwise make any agreements or file any motions or take any other actions pertaining to the Second Lien Notes, in each case, to the extent not inconsistent with the terms of the Intercreditor Agreement and (iv) the collateral agent or the Holders may accelerate any of the Indebtedness under to the Second Lien Notes following acceleration of any of the Indebtedness for the First Lien Claims; (v) any Holder may take actions to obtain possession of or to receive securities issued pursuant to an insolvency proceeding in accordance with the Intercreditor Agreement; (vi) the collateral agent or the Holders may seek adequate protection during an insolvency proceeding in respect of the Indebtedness under the Second Lien Notes that complies with the provisions of the Intercreditor Agreement regarding insolvency and bankruptcy proceedings; (vii) subject to the terms of the Intercreditor Agreement, the collateral agent and the Holders may vote on or object to any plan of reorganization; and (viii) the Holders may exercise rights and remedies as unsecured creditors as provided under the Intercreditor Agreement (the actions described in this proviso being referred to herein as the “Second Lien Allowed Actions”) and provided further that, subject to the terms of the Intercreditor Agreement relating to rights and obligations regarding “Standstill” (as described below) and insolvency and bankruptcy proceedings, the collateral agent and Holders may enforce any of their rights and exercise any of the their remedies with respect to the Collateral after the termination of the Standstill Period (as defined below).

Except for the Second Lien Allowed Actions, unless and until the payment in full in cash of First Lien Claims has occurred, the sole right of the collateral agent and the Holders with respect to the Collateral shall be to receive a share of the proceeds of the Collateral, if any, after the payment in full in cash of First Lien Claims has occurred and in accordance with the documents governing the Second Lien Notes and applicable law; provided that subject to the provisions described below under “Standstill” and insolvency and bankruptcy proceedings, the collateral agent and the Holders may enforce any of their rights and exercise any of their remedies with respect to the Collateral after the termination of the Standstill Period.

In exercising rights and remedies with respect to the Collateral, the First Lien Agent and the other holders of First Lien Claims may enforce the provisions of the documents governing the First Lien Claims and exercise remedies thereunder, all in such order and in such manner as they may determine in their sole discretion. Such exercise and enforcement shall include the rights of an agent appointed by them to Dispose of Collateral upon foreclosure, to incur expenses in connection with any such Disposition and to exercise all the rights and remedies of a secured creditor under the Uniform Commercial Code, the Bankruptcy Code or any other applicable law. The First Lien Agent agrees to provide at least ten (10) days’ prior written notice to the collateral agent of its intention to foreclose upon or Dispose of any Collateral.

No covenant, agreement or restriction contained in any document governing the Second Lien Notes shall be deemed to restrict in any way the rights and remedies of the First Lien Agent or the other holders of First Lien Claims with respect to the Collateral as set forth in the Intercreditor Agreement and the other documents governing the First Lien Claims.

Standstill.  A Standstill Period (as defined below) shall commence upon the commencement of a Payment Blockage Period or a Non-Payment Blockage Period. The Holders and the collateral agent will not commence any enforcement action as described in the Intercreditor Agreement relative to the Company or any Subsidiary of the Company or the Collateral during the Standstill Period. Upon the termination of the Standstill Period, the Holders and the collateral agent may exercise all rights or remedies they may have in law or equity; provided, however, that if a Standstill Period terminates solely pursuant to clause (e) of the definition thereof, neither the collateral agent nor any Holder shall exercise any remedies against, or attempt to foreclose upon, garnish, sequester or execute upon, any Collateral (other than to file or record any judgment Liens it may have obtained against such Collateral) during the period that such Standstill Period would have been in effect but for termination pursuant to clause (e) of such definition and until such time as such Standstill Period would have terminated pursuant to any other clause of the definition thereof; and provided further, that the Payment Blockage Period or the Non-Payment Blockage Period, as the case may be, if not also terminated, shall continue for its full period notwithstanding the termination of the Standstill Period. Notwithstanding the foregoing, no Standstill Period may be commenced while any other Standstill Period exists or within 180 days following the termination of any prior Standstill Period (provided that this sentence shall not relieve any Holder or the collateral agent of its obligation to provide notice).

“Standstill Period” means the period beginning with the commencement of a Payment Blockage Period or Non-Payment Blockage Period (as the case may be) and ending on the earliest of (a) the date when the default under First Lien Claims giving rise to such blockage period has been cured or waived in writing, (b) the date of the payment in full in cash of First Lien Claims, (c) the date that is 179 days after the commencement of such blockage period, (d) the end of such blockage period applicable to such default, (e) the date on which any Indebtedness relating to First Lien Claims shall have been declared or otherwise become due and payable prior to its stated maturity or any holder of such Indebtedness commences proceedings to collect any First Lien Claims or realize upon any material part of the Collateral and (f) the date upon which any insolvency proceeding in respect of the Company is commenced.

Amendments to First Lien Loan Documents and Security Documents.

(a) Without the prior written consent of the First Lien Agent (and any required consent of the First Lien lenders), no document relating to the Second Lien Notes may be amended, supplemented or otherwise modified to the extent such amendment, supplement or modification would (i) increase the then outstanding aggregate principal amount of the Second Lien Notes under the indenture to an amount exceeding $338 million plus the aggregate principal amount of any additional Second Lien Notes arising pursuant to payment or capitalization of interest on the Second Lien Notes (the “Maximum Second Lien Principal Amount”), (ii) contravene the provisions of the Intercreditor Agreement, (iii) increase the interest or the yield (whether payable in cash or in kind) on the Second Lien Notes by more than 2.0% per annum in the aggregate (exclusive, for the avoidance of doubt, of any imposition of up to 2.0% of “default” interest) or set a floor or minimum for any reference rate of interest or component of interest, (iv) provide for dates for or frequency of payment of principal, interest, premium (if any) or fees which are earlier or more frequent than such dates under the indenture as in effect on the date of the Intercreditor Agreement, (v) provide for any covenant, event of default or remedy which is more restrictive in any material respect on any obligor than that set forth in such documents governing the Second Lien Notes as in effect on the date of the Intercreditor Agreement unless the applicable document for First Lien Claims provides for such covenant, event of default or remedy, (vi) provide for redemption, prepayment or defeasance provisions that accelerate payments or require new payments in addition to those set forth in the indenture as in effect on the date of the Intercreditor Agreement, (vii) provide for collateral securing Indebtedness thereunder which is more extensive than the collateral provided with respect to the Credit Agreement unless the First Lien Agent is granted Liens on such additional Collateral (and the Liens of the First Lien Agent on such additional Collateral shall rank prior to the Liens of the collateral agent on such additional Collateral in accordance with the Intercreditor Agreement), or (viii) increase the obligations of any obligor or confer any additional rights on any Holder which could reasonably be expected to be adverse to the holders of First Lien Claims unless such obligor has also increased its obligations or conferred additional rights to holders of First Lien Claims. The collateral agent shall give notice of and provide copies of such amendment, modification or waiver to the First Lien Agent no later than the tenth business day following the effective date of such amendment, modification, waiver or consent, provided that failure to provide such copies shall not impair the effectiveness of such amendment, modification or waiver.

(b) Without the prior written consent of the collateral agent (and any required consent of the Holders), no document for First Lien Claims may be amended, supplemented or otherwise modified to the extent such amendment, supplement or modification would (i) increase the then outstanding aggregate principal, stated and/or face amount of the loans and/or letters of credit under the Indebtedness of such First Lien Claims plus, if any, any undrawn portion of any commitment under such Indebtedness to an amount exceeding the aggregate amount of First Lien Claims permitted to be incurred subject to Permitted Liens as provided in the indenture (the “Maximum First Lien Principal Amount”) then in effect, (ii) increase the amount of proceeds of dispositions of Collateral that may be retained by the obligors to an amount greater than permitted under the indenture on the date the Intercreditor Agreement is entered into, (iii) modify a covenant or event of default that directly restricts the Company or the obligors from making payments under the indenture that would otherwise be permitted under the documents for First Lien Claims on the date of the Intercreditor Agreement, or (iv) provide for collateral securing Indebtedness for loans under the Credit Agreement which is more extensive than the collateral provided with respect to the Second Lien Notes unless the collateral agent is granted Liens on such additional Collateral (provided the Liens of the collateral agent on such additional Collateral shall rank junior to the Liens of the First Lien Agent on such additional Collateral in accordance with the Intercreditor Agreement).

(c) In the event that the First Lien Agent or the other holders of First Lien Claims and the relevant obligor enter into any amendment, modification, waiver or consent in respect of any of the security documents for First Lien Claims (other than the Intercreditor Agreement), then such amendment, modification, waiver or consent shall apply automatically to any comparable provisions of the applicable comparable documents for the Second Lien Notes, in each case, without the consent of any Holder and without any action by the collateral agent, the Company or any other obligor; provided, that no such amendment, modification, waiver or consent shall (i) remove assets subject to the documents for the Second Lien Notes or release any such Liens, except to the extent that such release is permitted or required by the applicable provisions of the Intercreditor Agreement and provided that there is a concurrent release of the corresponding Collateral for the First Lien Claims, (ii) amend, modify or otherwise affect the rights or duties of the collateral agent without its prior written consent or (iii) permit Liens on the Collateral (other than DIP Financing Liens) which are not permitted under the terms of the documents for the Second Lien Notes.

Refinancings.

(a) The Intercreditor Agreement shall pass to and be fully binding upon the successors and assigns of each holder of First Lien Claims and shall inure to the benefit of the present and future holders of First Lien Claims and the First Lien Agent and their respective successors and assigns (including without limitation any person refinancing any First Lien Claims as permitted under the Intercreditor Agreement). If, substantially contemporaneously with the payment in full in cash of First Lien Claims, the Company so refinances Indebtedness outstanding in respect of the First Lien Claims and provided that (i) such refinancing is permitted by the Intercreditor Agreement and under the documents for the Second Lien Notes and (ii) the Company gives to the collateral agent, at least ten business days prior to such refinancing, written notice electing the application of the provisions of the Intercreditor Agreement to such refinancing, then (A) such payment of First Lien Claims shall automatically be deemed not to have occurred for all purposes of the Intercreditor Agreement, (B) such refinancing Indebtedness and all other obligations under the loan documents evidencing such Indebtedness shall automatically be treated as First Lien Claims for all purposes of the Intercreditor Agreement, including for purposes of the Lien priorities and rights in respect of Collateral set forth therein, (C) the credit agreement and the other loan documents evidencing such refinancing Indebtedness shall automatically be treated as the Credit Agreement and the documents relating thereto and, in the case of such documents that are security documents, as such security documents for First Lien Claims for all purposes of the Intercreditor Agreement and (D) the collateral agent under such documents shall be deemed to be the First Lien Agent for all purposes of the Intercreditor Agreement.

(b) The Intercreditor Agreement shall pass to and be fully binding upon the successors and assigns of each Holder and shall inure to the benefit of the present and future Holders and the collateral agent and their respective successors and assigns (including without limitation any person refinancing any Second Lien Notes). If the Company refinances Indebtedness outstanding under the Second Lien Notes and provided that (i) such refinancing is permitted by the Intercreditor Agreement and under the documents for the First Lien Claims and (b) the Company gives to the First Lien Agent, at least ten business days prior to such refinancing, written notice electing the application of the provisions of the Intercreditor Agreement to such refinancing, then (A) such refinancing Indebtedness and all other obligations under the documents evidencing such Indebtedness shall automatically be treated as Indebtedness for Second Lien Notes for all purposes of the Intercreditor Agreement, including for purposes of the Lien priorities and rights in respect of Collateral set forth therein, (B) the documents evidencing such refinancing Indebtedness shall automatically be treated as the indenture and the corresponding documents for the Second Lien Notes for all purposes of the Intercreditor Agreement and (C) the collateral agent under the documents for the Second Lien Notes for such refinancing Indebtedness shall be deemed to be the collateral agent for all purposes of the Intercreditor Agreement.

Security Documents; Release of Liens

The Company, the Subsidiary Guarantors and the collateral agent will enter into one or more Security Documents granting, in favor of the collateral agent for the benefit of the Holders, Liens on the Collateral securing the Second Lien Notes and Guarantees. EXXI USA will enter into a Security Agreement granting in favor of the collateral agent for the benefit of the Holders, liens on the capital stock it owns in the Company as security for the Second Lien Notes and EXXI USA’s Guarantee.

Subject to the provisions of the indenture, the Intercreditor Agreement and the other Security Documents, the collateral agent in its sole discretion and without the consent of the Holders of the Second Lien Notes, on behalf of such Holders, may take all actions it deems necessary or appropriate in order to:

(i) enforce any of the terms of the Security Documents; and

(ii) collect and receive any and all amounts payable in respect of the obligations of the Company under the Second Lien Notes, the indenture and the Security Documents.

The Security Documents will provide that the Collateral will be released in accordance with the terms of the Intercreditor Agreement:

(1)	upon payment in full of all outstanding Second Lien Notes and all other amounts due under the indenture;
(2)	upon satisfaction and discharge of the indenture as set forth under the caption “— Satisfaction and Discharge”;
(3)	upon a Legal Defeasance or Covenant Defeasance as set forth under the caption “— Legal Defeasance and Covenant Defeasance”;
(4)	as to any Collateral, with the consent of the Holders of a majority in principal amount of the Second Lien Notes;
(5)	as to any Collateral (i) that is sold or otherwise disposed of by the Company or any Restricted Subsidiary (other than to the Company or a Restricted Subsidiary) in compliance with the indenture, subject to the limitations set forth under the caption “— Repurchase at the Option of Holders — Asset Sales,” (ii) that constitutes a portion of the Collateral Disposition Proceeds Account that are to be applied or distributed as described under the caption “— Repurchase at the Option of Holders — Asset Sales,” or (iii) that constitutes Excess Proceeds which have been offered to, but not accepted by, the Holders of Second Lien Notes and are released as set forth in the covenant described below under the caption “— Repurchase at the Option of Holders — Asset Sales”;
(6)	as to the assets of a Guarantor, upon the release of such Guarantor from its Guarantee in accordance with the indenture and the Security Documents; or
(7)	in connection with a substitution of Collateral in accordance with the Security Documents.

The Security Documents will provide that the Company, EXXI USA and the Subsidiary Guarantors party thereto will, and will cause each of the Company’s Subsidiaries to, do or cause to be done all acts and things which may be required, or which the trustee from time to time may reasonably request, to assure and confirm that the collateral agent holds, for the benefit of the Holders of Second Lien Notes, valid, enforceable and perfected second priority Liens (subject to Permitted Liens) upon the Collateral as contemplated by the indenture and Security Documents.

Certain Bankruptcy and Other Limitations

The ability of the collateral agent and the Holders of the Second Lien Notes to realize upon the Collateral may be subject to certain bankruptcy law limitations in the event of a bankruptcy, in addition to the contractual limitations imposed by the Intercreditor Agreement as described above. See the section entitled “Risk Factors — Risks Related to the Exchange Offer and the New Notes — Right of holders of the Second Lien Notes may be adversely affected by bankruptcy proceedings in the United States,” “— While the Second Lien Notes are not contractually subordinated to the Senior Notes pursuant to the Intercreditor Agreement, under certain circumstances payments on the Second Lien Notes but not on the Senior Notes may be blocked.” and “— The rights of holders of Second Lien Notes to the collateral securing the Second Lien Notes and the Guarantees may be adversely affected by the failure to perfect security interests in the collateral and other issues generally associated with the realization of security interests in collateral.” The collateral agent’s ability to foreclose on the Collateral will be subject to the limitations under the Intercreditor Agreement and also may be subject to other limitations, including lack of perfection, the consent of third parties, prior Liens and practical problems associated with the realization of the collateral agent’s Lien on the Collateral.

Additionally, the collateral agent may need to evaluate the impact of the potential liabilities before determining to foreclose on any Collateral consisting of real properly because a secured creditor that holds a Lien on real property may be held liable under environmental laws for the costs of remediating or preventing release or threatened releases of hazardous substances at such real property. Consequently, the collateral agent may decline to foreclose on such Collateral or exercise remedies available if it does not receive indemnification to its satisfaction from the Holders.

The Company will be permitted to form new Restricted Subsidiaries and to transfer all or a portion of the Collateral to one or more of its Restricted Subsidiaries that are Domestic Restricted Subsidiaries; provided that each such new Domestic Restricted Subsidiary will be required to execute a Guarantee in respect of the Company’s obligations under the Second Lien Notes and the indenture and a supplement to the applicable Security Document granting to the collateral agent a Lien on the assets of such Domestic Restricted Subsidiary on the same basis and subject to the same limitations as described in this section.

No appraisals of any of the Collateral have been prepared by or on behalf of the Company in connection with the issuance of the Second Lien Notes. There can be no assurance that the proceeds from the sale of the Collateral remaining after the satisfaction of all Obligations owed to the holders of the First Lien Claims or after the satisfaction of all other Obligations secured by any Collateral and owing to the holders of other Liens which have priority over the Lien securing the Second Lien Notes would be sufficient to satisfy the obligations owed to the Holders of the Second Lien Notes.

The Company and its Restricted Subsidiaries will also have the right to grant Liens securing Capital Lease Obligations, mortgage financings and purchase money obligations constituting Permitted Debt and to acquire any such assets subject to such Liens. To the extent third parties hold Permitted Liens, such third parties may have rights and remedies with respect to properties or assets subject to such Liens that, if exercised, could adversely affect the value of the Collateral. By its nature, some or all of the Collateral will be illiquid and may have no readily ascertainable market value, and any sale of such Collateral separately from the properties or assets of the Company as a whole may not be feasible. Accordingly, there can be no assurance that the Collateral can be sold in a short period of time, if salable. See “Risk Factors — Risks Related to the Exchange Offer and the New Notes — The Second Lien Notes will be secured only to the extent of the value of the assets that have been granted as security for the Second Lien Notes, which may not be sufficient to satisfy the Company’s obligations under the Second Lien Notes, and in the event that the security is enforced against the collateral, the holders of the Second Lien Notes will receive proceeds from collateral only after holders of the First Lien Claims.”

Optional Redemption

On or after June 15, 2011, the Company may redeem all or a part of the Second Lien Notes at any time or from time to time upon not less than 30 nor more than 60 days’ notice, at the redemption prices (expressed as percentages of principal amount) set forth below plus accrued and unpaid interest thereon, if any, on the Second Lien Notes to the applicable redemption date, if redeemed during the twelve-month period beginning on June 15 of the years set forth below:

Period	Percentage
2011	106.500%
2012	103.250%
2013 and thereafter	100.000%

In addition, at any time on or prior to June 15, 2011 the Company may on any one or more occasions redeem up to 35% of the aggregate principal amount of the Second Lien Notes issued under the indenture at a redemption price of 110% of the principal amount, plus accrued and unpaid interest, if any, on the Second Lien Notes to the redemption date (subject to the right of Holders of record on the relevant record date to receive interest due on an interest payment date that is on or prior to the redemption date), with the net cash proceeds of one or more Equity Offerings by the Company, provided that:

(1)	at least 65% of the aggregate principal amount of Second Lien Notes of all series issued under the indenture (including PIK Notes or PIK Payments) remains outstanding immediately after the occurrence of such redemption (excluding Second Lien Notes held by the Company and its Subsidiaries); and
(2)	the redemption occurs within 90 days of the date of the closing of such Equity Offering.

In addition, at any time prior to June 15, 2011, the Second Lien Notes may be redeemed in whole or in part at the option of the Company upon not less than 30 nor more than 60 days’ prior notice at a redemption price equal to 100% of the principal amount thereof plus the Applicable Premium as of, and accrued and unpaid interest, if any, to the date of redemption (subject to the right of Holders of record on the relevant record date to receive interest due on an interest payment date that is on or prior to the redemption date).

“Applicable Premium” means, with respect to a note at any redemption date, the greater of (x) 1.0% of the principal amount of such note and (y) the excess of (A) the present value at such time of (1) redemption price of such note as of June 15, 2011 (without regard to accrued and unpaid interest) plus (2) all required interest payments due on such note through June 15, 2011, computed using a discount rate equal to the Treasury Rate plus 50 basis points, over (B) the principal amount of such note.

“Treasury Rate” means, with respect to the Second Lien Notes as of any redemption date, the yield to maturity at the time of computation of United States Treasury securities with a constant maturity (as compiled and published in the most recent Federal Reserve Statistical Release H.15 (519) that has become publicly available at least two business days prior to the redemption date (or, if such Statistical Release is no longer published, any publicly available source or similar market data)) most nearly equal to the period from the redemption date to June 15, 2011; provided, however, that if the period from the redemption date to June 15, 2011 is not equal to the constant maturity of a United States Treasury security for which a weekly average yield is given, the Treasury Rate shall be obtained by linear interpolation (calculated to the nearest one-twelfth of a year) from the weekly average yields of United States Treasury securities for which such yields are given, except that if the period from the redemption date to the final maturity of the Second Lien Notes is less than one year, the weekly average yield on actually traded United States Treasury securities adjusted to a constant maturity of one year shall be used.

Except as provided above, the Second Lien Notes will not be redeemable at the Company’s option prior to their final maturity.

Selection and Notice

If less than all of the Second Lien Notes are to be redeemed at any time, the trustee will select Second Lien Notes for redemption as follows:

(1)	if the relevant Second Lien Notes are listed on any national securities exchange, in compliance with the requirements of the principal national securities exchange on which the Second Lien Notes are listed; or
(2)	if the relevant Second Lien Notes are not listed on any national securities exchange, on a pro rata basis.

No Second Lien Notes of $1,000 or less can be redeemed in part. Notices of redemption will be mailed by first class mail at least 30 but not more than 60 days before the redemption date to each Holder of Second Lien Notes to be redeemed at its registered address, except that redemption notices may be mailed more than 60 days prior to a redemption date if the notice is issued in connection with a defeasance of the Second Lien Notes or a satisfaction and discharge of the indenture. Notices of redemption may not be conditional.

If any note is to be redeemed in part only, the notice of redemption that relates to that note will state the portion of the principal amount of that note that is to be redeemed. A new note in principal amount equal to the unredeemed portion of the original note will be issued in the name of the Holder of Second Lien Notes upon cancellation of the original note. Notes called for redemption become due on the date fixed for redemption. On and after the redemption date, interest ceases to accrue on Second Lien Notes or portions of them called for redemption.

Mandatory Redemption; Open Market Purchases

Except as set forth below under “— Repurchase at the Option of Holders,” the Company is not required to make mandatory redemption or sinking fund payments with respect to the Second Lien Notes or to repurchase the Second Lien Notes at the option of the Holders. The Company may at any time and from time to time purchase Second Lien Notes in the open market or otherwise if such purchase complies with the then applicable agreements of the Company, including the indenture.

Repurchase at the Option of Holders

Change of Control

If a Change of Control occurs, each Holder of Second Lien Notes will have the right to require the Company to repurchase all or any part (equal to $1,000 or an integral multiple of $1,000) of that Holder’s Second Lien Notes pursuant to a Change of Control Offer on the terms set forth in the indenture. In the Change of Control Offer, the Company will offer a Change of Control Payment in cash equal to 101% of the aggregate principal amount of Second Lien Notes repurchased plus accrued and unpaid interest, if any, on the Second Lien Notes repurchased, to the date of settlement (the “Change of Control Purchase Date”), subject to the right of Holders of record on the relevant record date to receive interest due on an interest payment date that is on or prior to the Change of Control Purchase Date. Within 30 days following any Change of Control, the Company will mail a notice to each Holder and the Trustee describing the transaction or transactions that constitute the Change of Control and offering to repurchase Second Lien Notes as of the Change of Control Purchase Date specified in the notice, which date will be no earlier than 30 days and no later than 60 days from the date such notice is mailed, pursuant to the procedures required by the indenture and described in such notice.

The Company will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with the repurchase of the Second Lien Notes as a result of a Change of Control. To the extent that the provisions of any securities laws or regulations conflict with the Change of Control provisions of the indenture, the Company will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under the Change of Control provisions of the indenture by virtue of such conflict.

On the Change of Control Purchase Date, the Company will, to the extent lawful:

(1)	accept for payment all Second Lien Notes or portions of Second Lien Notes properly tendered pursuant to the Change of Control Offer;
(2)	deposit with the paying agent an amount equal to the Change of Control Payment in respect of all Second Lien Notes or portions of Second Lien Notes properly tendered; and
(3)	deliver or cause to be delivered to the trustee the Second Lien Notes properly accepted together with an officers’ certificate stating the aggregate principal amount of Second Lien Notes or portions of Second Lien Notes being purchased by the Company.

On the Change of Control Purchase Date, the paying agent will mail to each Holder of Second Lien Notes properly tendered the Change of Control Payment for such Second Lien Notes (or, if all the Second Lien Notes are then in global form, make such payment through the facilities of DTC), and the trustee will promptly authenticate and mail (or cause to be transferred by book entry) to each Holder a new note equal in principal amount to any unpurchased portion of the Second Lien Notes surrendered, if any; provided that each new note will be in a principal amount of $1,000 or an integral multiple of $1,000. The Company will publicly announce the results of the Change of Control Offer on or as soon as practicable after the Change of Control Purchase Date.

The occurrence of a Change of Control may result in a default under the Company’s existing or future Credit Facilities and may cause a default under other Indebtedness of Parent and its Subsidiaries or the Company and its Subsidiaries, and give the lenders thereunder the right to require the Company or other Guarantors to repay obligations outstanding thereunder. Moreover, the exercise by Holders of their right to require the Company or Parent to repurchase the Second Lien Notes could cause a default under such Indebtedness, even if the Change of Control itself does not, due to the financial effect of such repurchase on the Company. The Company’s ability to repurchase Second Lien Notes following a Change of Control also may be limited by the Company’s then existing financial resources. Prior to complying with any of the provisions of this “Change of Control” covenant, but in any event no later than the Change of Control Purchase Date, the Company will, to the extent necessary, either repay all outstanding Credit Facilities or obtain any requisite consents under all agreements governing outstanding Credit Facilities to permit the repurchase of Second Lien Notes required by this covenant.

The provisions described above that require the Company to make a Change of Control Offer following a Change of Control will be applicable whether or not any other provisions of the indenture are applicable. Except as described above with respect to a Change of Control, the indenture does not contain provisions that permit the Holders of the Second Lien Notes to require that the Company repurchase or redeem the Second Lien Notes in the event of a takeover, recapitalization or similar transaction.

The Company will not be required to make a Change of Control Offer upon a Change of Control if a third party makes the Change of Control Offer in the manner, at the time and otherwise in compliance with the requirements set forth in the indenture applicable to a Change of Control Offer made by the Company and purchases all Second Lien Notes properly tendered and not withdrawn under the Change of Control Offer.

The definition of Change of Control includes a phrase relating to the direct or indirect sale, lease, transfer, conveyance or other disposition of “all or substantially all” of the properties or assets of the Parent and its subsidiaries, taken as a whole, the Company or any of the Company’s Restricted Subsidiaries taken as a whole. Although there is a limited body of case law interpreting the phrase “substantially all,” there is no precise established definition of the phrase under applicable law. Accordingly, the ability of a Holder of Second Lien Notes to require the Company to repurchase the Second Lien Notes as a result of a sale, lease, transfer, conveyance or other disposition of less than all of the assets of the Parent and its subsidiaries taken as a whole, the Company, or any of the Company’s Restricted Subsidiaries taken as a whole to another Person or group may be uncertain.

Asset Sales

The Company will not, and will not permit any of its Restricted Subsidiaries to, consummate an Asset Sale (including a Collateral Disposition) unless:

(1)	the Company (or the Restricted Subsidiary, as the case may be) receives consideration at the time of the Asset Sale at least equal to the fair market value of the assets or Equity Interests issued or sold or otherwise disposed of;
(2)	the fair market value is determined by the Company’s Board of Directors and evidenced by a resolution of the Board of Directors set forth in an officers’ certificate delivered to the trustee;
(3)	at least 75% of the consideration received by the Company or such Restricted Subsidiary from all Asset Sales since the Issue Date, in the aggregate, is in the form of cash; and
(4)	in the case of a Collateral Disposition, the collateral agent is granted a perfected Lien (subject only to Permitted Liens) in all assets or property received by the Company or any Restricted Subsidiary as consideration therefor (or, with respect to cash, the portion of such cash that constitutes Net Proceeds) as additional Collateral under the Security Documents to secure the Second Lien Claims, and, in the case of cash constituting Net Proceeds, such cash must be deposited into a segregated account under the control of the First Lien Agent and the collateral agent that includes only proceeds from the Collateral Disposition and interest earned thereon (a “Collateral Disposition Proceeds Account”), which proceeds shall be subject to release from the Collateral Disposition Proceeds Account for the uses described below in this covenant as provided for in the Security Documents.

Except with respect to a Collateral Disposition, for purposes of this provision, each of the following will be deemed to be cash:

(1)	any liabilities, as shown on the Company’s or such Restricted Subsidiary’s most recent balance sheet, of the Company or any Restricted Subsidiary (other than contingent liabilities and liabilities that are by their terms subordinated to the Second Lien Notes or any Guarantee) that are assumed by the transferee of any such assets pursuant to a customary novation agreement that releases the Company or such Restricted Subsidiary from further liability; and
(2)	any securities, Second Lien Notes or other obligations received by the Company or any such Restricted Subsidiary from such transferee that are converted within 90 days by the Company or such Restricted Subsidiary into cash, to the extent of the cash received in that conversion.

Within 360 days after the receipt of any Net Proceeds from an Asset Sale, the Company or any such Restricted Subsidiary may apply those Net Proceeds at its option to any combination of the following:

(1)	to repay, redeem or repurchase Indebtedness constituting First Lien Claims under a Credit Facility, the Second Lien Notes and other pari passu Indebtedness secured by a Lien permitted under the indenture; provided that if such Indebtedness is revolving credit Indebtedness, to correspondingly reduce commitments with respect thereto as specified in the covenant entitled “Incurrence of Indebtedness and Issuance of Preferred Stock”;
(2)	to acquire all or substantially all of the properties or assets of one or more other Persons primarily engaged in the Oil and Gas Business, and, for this purpose, a division or line of business of a Person shall be treated as a separate Person so long as such properties and assets are acquired by the Company or a Restricted Subsidiary;
(3)	to acquire a majority of the Voting Stock of one or more other Persons primarily engaged in the Oil and Gas Business, if after giving effect to any such acquisition of Voting Stock, such Person is or becomes a Restricted Subsidiary;
(4)	to make one or more capital expenditures; or
(5)	to acquire other long-term assets that are used or useful in the Oil and Gas Business;

provided, that if the Net Proceeds are from a Collateral Disposition, the property, assets, Voting Stock or capital expenditures referred to in clauses (2), (3), (4) and (5) shall be of a type substantially similar to such items constituting Collateral, and the collateral agent is granted a perfected Lien (subject only to Permitted Liens) therein in accordance with the Security Documents.

Pending the final application of any Net Proceeds (other than Net Proceeds held in the Collateral Disposition Proceeds Account), the Company or any such Restricted Subsidiary may temporarily reduce revolving credit borrowings or otherwise invest the Net Proceeds in any manner that is not prohibited by the indenture.

Any Net Proceeds from Asset Sales that are not applied or invested as provided in the preceding paragraph will constitute “Excess Proceeds.” On the 361st day after the Asset Sale (or, at the Company’s option, any earlier date), if the aggregate amount of Excess Proceeds (including Net Proceeds held in the Collateral Disposition Proceeds Account) then exceeds $15.0 million, the Company will make an Asset Sale Offer to all Holders of Second Lien Notes, and all holders of other Indebtedness that is pari passu with the Second Lien Notes containing provisions similar to those set forth in the indenture with respect to offers to purchase or redeem with the proceeds of sales of assets, to purchase the maximum principal amount of Second Lien Notes and such other pari passu Indebtedness that may be purchased out of the Excess Proceeds. The offer price in any Asset Sale Offer will be equal to 100% of principal amount plus accrued and unpaid interest, if any, to the date of settlement, subject to the right of Holders of record on the relevant record date to receive interest due on an interest payment date that is on or prior to the date of settlement, and will be payable in cash. If any Excess Proceeds remain after consummation of an Asset Sale Offer, the Company may use those Excess Proceeds for any purpose not otherwise prohibited by the indenture. If the aggregate principal amount of Second Lien Notes and other pari passu Indebtedness tendered into such Asset Sale Offer exceeds the amount of Excess Proceeds, the trustee will select the Second Lien Notes and such other pari passu Indebtedness to be purchased on a pro rata basis. Upon completion of each Asset Sale Offer, the amount of Excess Proceeds will be reset at zero.

The exercise by Holders of Second Lien Notes of their right to require the Company to repurchase the Second Lien Notes upon an Asset Sale could cause a default under our Credit Facilities (including the Credit Agreement) if the Company is then prohibited by the terms of such facilities from making the Asset Sale Offer under the indenture. In the event an Asset Sale occurs at a time when the Company is prohibited under such facilities from purchasing Second Lien Notes, the Company could seek the consent of its lenders under such facilities to the purchase of Second Lien Notes or could attempt to refinance the borrowings that contain such prohibition. If the Company does not obtain a consent or repay those borrowings, it will remain prohibited from purchasing Second Lien Notes. In that case, the Company’s failure to purchase tendered Second Lien Notes would constitute an Event of Default under the indenture, which could, in turn, constitute a default under the other indebtedness, including the Credit Agreement.

The Company will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with each repurchase of Second Lien Notes pursuant to an Asset Sale Offer. To the extent that the provisions of any securities laws or regulations conflict with the Asset Sale provisions of the indenture, the Company will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under the Asset Sale provisions of the indenture by virtue of such conflict.

Certain Covenants

Restricted Payments

The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly:

(1)	declare or pay any dividend or make any other payment or distribution on account of the Company’s or any of its Restricted Subsidiaries’ Equity Interests (including, without limitation, any payment in connection with any merger or consolidation involving the Company or any of its Restricted Subsidiaries) or to the direct or indirect holders of the Company’s or any of its Restricted Subsidiaries’ Equity Interests in their capacity as such (other than dividends or distributions payable in Equity Interests (other than Disqualified Stock) of the Company or payable to the Company or a Restricted Subsidiary of the Company);

(2)	purchase, redeem or otherwise acquire or retire for value (including, without limitation, in connection with any merger or consolidation involving the Company) any Equity Interests of the Company or any direct or indirect parent of the Company;
(3)	make any payment on or with respect to, or purchase, redeem, defease or otherwise acquire or retire for value any Indebtedness that is subordinated to the Second Lien Notes or the Guarantees, except a payment of interest or principal at the Stated Maturity thereof; or
(4)	make any Restricted Investment (all such payments and other actions set forth in these clauses (1) through (4) above being collectively referred to as “Restricted Payments”),

unless, at the time of and after giving effect to such Restricted Payment:

(1)	no Default or Event of Default has occurred and is continuing or would occur as a consequence of such Restricted Payment;
(2)	the Company would, at the time of such Restricted Payment and after giving pro forma effect thereto as if such Restricted Payment had been made at the beginning of the applicable four-quarter period, have been permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the first paragraph of the covenant described below under the caption “— Incurrence of Indebtedness and Issuance of Preferred Stock;” and
(3)	such Restricted Payment, together with the aggregate amount of all other Restricted Payments made by the Company and its Restricted Subsidiaries after June 8, 2007 (excluding Restricted Payments permitted by clauses (2), (3), (4), (6), (7), (8), (9) and (10) of the next succeeding paragraph), is less than the sum, without duplication, of:
(a)	50% of the Consolidated Net Income of the Company for the period (taken as one accounting period) from April 1, 2007 to the end of the Company’s most recently ended fiscal quarter for which internal financial statements are available at the time of such Restricted Payment (or, if such Consolidated Net Income for such period is a deficit, less 100% of such deficit), plus
(b)	100% of the aggregate net cash proceeds received by the Company (including the fair market value of any Additional Assets to the extent acquired in consideration of Equity Interests of the Company (other than Disqualified Stock)) since the Issue Date as a contribution to its common equity capital or from the issue or sale of Equity Interests of the Company (other than Disqualified Stock) or from the issue or sale of convertible or exchangeable Disqualified Stock or convertible or exchangeable debt securities of the Company that have been converted into or exchanged for such Equity Interests (other than Equity Interests (or Disqualified Stock or debt securities) sold to a Subsidiary of the Company), plus
(c)	to the extent that any Restricted Investment that was made after the Issue Date is sold for cash or otherwise liquidated or repaid for cash, the lesser of (i) the cash return of capital with respect to such Restricted Investment (less the cost of disposition, if any) and (ii) the initial amount of such Restricted Investment, plus
(d)	to the extent that any Unrestricted Subsidiary of the Company is redesignated as a Restricted Subsidiary after the Issue Date, the lesser of (i) the fair market value of the Company’s Investment in such Subsidiary as of the date of such redesignation or (ii) such fair market value as of the date on which such Subsidiary was originally designated as an Unrestricted Subsidiary.

So long as no Default or Event of Default has occurred and is continuing or would be caused thereby, the preceding provisions will not prohibit:

(1)	the payment of any dividend within 60 days after the date of declaration of the dividend, if at the date of declaration the dividend payment would have complied with the provisions of the indenture;
(2)	the redemption, repurchase, retirement, defeasance or other acquisition of any subordinated Indebtedness of the Company or any Subsidiary Guarantor or of any Equity Interests of the Company in exchange for, or out of the net cash proceeds of the substantially concurrent sale (other than to a

Subsidiary of the Company) of, Equity Interests of the Company (other than Disqualified Stock); provided that the amount of any such net cash proceeds that are utilized for any such redemption, repurchase, retirement, defeasance or other acquisition will be excluded from clause (3)(b) of the preceding paragraph;
(3)	the defeasance, redemption, repurchase, retirement or other acquisition of subordinated Indebtedness of the Company or any Guarantor with the net cash proceeds from an incurrence of, or in exchange for, Permitted Refinancing Indebtedness; and
(4)	the payment of any dividend by a wholly-owned Restricted Subsidiary of the Company to the Company or a Restricted Subsidiary;
(5)	the repurchase, redemption or other acquisition or retirement for value of any Equity Interests of the Company or any Restricted Subsidiary of the Company held by any current or former director or employee of the Company or any of its Restricted Subsidiaries pursuant to any director or employee equity subscription agreement or plan, stock option agreement or similar agreement or plan; provided that the aggregate price paid for all such repurchased, redeemed, acquired or retired Equity Interests may not exceed $2.0 million in any twelve-month period;
(6)	the acquisition of Equity Interests by the Company in connection with the exercise of stock options or stock appreciation rights by way of cashless exercise;
(7)	so long as no Default has occurred and is continuing, upon the occurrence of a Change of Control or an Asset Sale and within 60 days after the completion of the offer to repurchase the Second Lien Notes under the covenants described under “— Repurchase at the Option of Holders — Change of Control” or “— Asset Sales” above (including the purchase of all Second Lien Notes tendered), any purchase, repurchase, redemption, defeasance, acquisition or other retirement for value of Subordinated Indebtedness required under the terms thereof as a result of such Change of Control or Asset Sale at a purchase or redemption price not to exceed 101% of the outstanding principal amount thereof, plus accrued and unpaid interest thereon, if any, provided that, in the notice to Holders relating to a Change of Control or Asset Sale hereunder, the Company shall describe this clause (7);
(8)	the payment of cash in lieu of fractional shares of Capital Stock in connection with any transaction otherwise permitted under the indenture;
(9)	Permitted Payments to Parent Companies; and
(10)	other Restricted Payments in an aggregate amount since the Issue Date not to exceed $20.0 million.

The amount of all Restricted Payments (other than cash) will be the fair market value on the date of the Restricted Payment of the asset(s) or securities proposed to be transferred or issued by the Company or such Restricted Subsidiary, as the case may be, pursuant to the Restricted Payment. The fair market value of any assets or securities that are required to be valued by this covenant will be determined by the Board of Directors, whose determination shall be evidenced by a Board Resolution. The Board of Directors’ determination must be based upon an opinion or appraisal issued by an accounting, appraisal or investment banking firm of national standing if the fair market value exceeds $20.0 million. Not later than the date of making any Restricted Payment under the first paragraph of this covenant the Company will deliver to the trustee an officers’ certificate stating that such Restricted Payment is permitted and setting forth the basis upon which the calculations required by this “Restricted Payments” covenant were computed, together with a copy of any fairness opinion or appraisal required by the indenture. For purposes of determining compliance with this “Restricted Payments” covenant, in the event that a Restricted Payment meets the criteria of more than one of the categories of Restricted Payments described in the preceding clauses (1) – (10), the Company will be permitted to classify (or later classify or reclassify in whole or in part in its sole discretion) such Restricted Payment in any manner that complies with this covenant.

Incurrence of Indebtedness and Issuance of Preferred Stock

The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable, contingently or otherwise, with respect to (collectively, “incur”) any Indebtedness (including Acquired Debt), neither the Company nor any Guarantor (other than Parent) will issue any Disqualified Stock, and the Company will not permit any of its other Restricted Subsidiaries to issue any shares of preferred stock; provided, however, that the Company and any Guarantor (other than Parent and EXXI USA) may incur Indebtedness (including Acquired Debt) or issue Disqualified Stock, if the Fixed Charge Coverage Ratio for the Company’s most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date on which such additional Indebtedness is incurred or such Disqualified Stock is issued would have been at least 2.5 to 1.0, determined on a pro forma basis (including a pro forma application of the net proceeds therefrom), as if the additional Indebtedness had been incurred or Disqualified Stock had been issued, as the case may be, at the beginning of such four-quarter period.

The first paragraph of this covenant will not prohibit the incurrence of any of the following items of Indebtedness (collectively, “Permitted Debt”):

(1)	the incurrence by the Company or any Guarantor of additional Indebtedness (including letters of credit) under one or more Credit Facilities in an aggregate principal amount at any one time outstanding under this clause (1) (with letters of credit being deemed to have a principal amount equal to the maximum potential liability of the Company and its Subsidiaries thereunder) not to exceed an amount equal to the greater of (a) $400.0 million, less the aggregate amount of all Net Proceeds of Asset Sales applied by the Company or any of its Restricted Subsidiaries since the Issue Date to repay any revolving credit Indebtedness under any Credit Facilities and effect a corresponding commitment reduction thereunder pursuant to the covenant described above under the caption “Asset Sales,” and (b) 30% of ACNTA as of the date of such incurrence;
(2)	the incurrence by the Company or any of its Restricted Subsidiaries of the Existing Indebtedness;
(3)	the incurrence by the Company and the Guarantors of Indebtedness represented by the Series A Second Lien Notes, Series B Second Lien Notes and any PIK Notes or PIK Payment on any series and the related Guarantees, and the Exchange Notes and the related Guarantees issued pursuant to the Registration Rights Agreement;
(4)	the incurrence by the Company or any of its Restricted Subsidiaries of Indebtedness represented by Capital Lease Obligations, mortgage financings or purchase money obligations, in each case, incurred for the purpose of financing all or any part of the purchase price or cost of construction or improvement of property, plant or equipment used in the business of the Company or such Restricted Subsidiary, in an aggregate principal amount, including all Permitted Refinancing Indebtedness incurred to refund, refinance or replace any Indebtedness incurred pursuant to this clause (4), not to exceed $10.0 million at any time outstanding;
(5)	the incurrence by the Company or any of its Restricted Subsidiaries of Permitted Refinancing Indebtedness in exchange for, or the net proceeds of which are used to refund, refinance or replace Indebtedness (other than intercompany Indebtedness) that was permitted by the indenture to be incurred under the first paragraph of this covenant or clause (2), (3), (12) or (13) of this paragraph or this clause (5);
(6)	the incurrence by the Company or any of its Restricted Subsidiaries of intercompany Indebtedness between or among the Company and any of its Restricted Subsidiaries; provided, however, that:
(a)	if the Company is the obligor on such Indebtedness and a Guarantor is not the obligee, such Indebtedness must be expressly subordinated to the prior payment in full in cash of all Obligations with respect to the Second Lien Notes, or if a Guarantor is the obligor on such Indebtedness and neither the Company nor another Guarantor is the obligee, such Indebtedness must be expressly subordinated to the prior payment in full in cash of all Obligations with respect to the Guarantee of such Guarantor; and

(b)	(i) any subsequent issuance or transfer of Equity Interests that results in any such Indebtedness being held by a Person other than the Company or a Restricted Subsidiary of the Company and (ii) any sale or other transfer of any such Indebtedness to a Person that is neither the Company nor a Restricted Subsidiary of the Company will be deemed, in each case, to constitute an incurrence of such Indebtedness by the Company or such Restricted Subsidiary, as the case may be, that was not permitted by this clause (6);
(7)	the incurrence by the Company or any of its Restricted Subsidiaries of Hedging Obligations;
(8)	the guarantee by the Company or any of the Guarantors of Indebtedness of the Company or any Guarantor that was permitted to be incurred by another provision of this covenant;
(9)	the incurrence by the Company or any of its Restricted Subsidiaries of obligations relating to net gas balancing positions arising in the ordinary course of business and consistent with past practice;
(10)	the incurrence by the Company’s Unrestricted Subsidiaries of Non-Recourse Debt, provided, however, that if any such Indebtedness ceases to be Non-Recourse Debt of an Unrestricted Subsidiary, such event will be deemed to constitute an incurrence of Indebtedness by a Restricted Subsidiary of the Company that was not permitted by this clause (10);
(11)	the incurrence by the Company or any of its Restricted Subsidiaries of Indebtedness in respect of bid, performance, surety and similar bonds issued for the account of the Company and any of its Restricted Subsidiaries in the ordinary course of business, including guarantees and obligations of the Company and any of its Restricted Subsidiaries with respect to letters of credit supporting such obligations (in each other than an obligation for money borrowed);
(12)	Indebtedness of a Restricted Subsidiary incurred and outstanding on the date on which such Restricted Subsidiary was acquired by, or merged into, the Company or any Restricted Subsidiary (other than Indebtedness incurred (a) to provide all or any portion of the funds utilized to consummate the transaction or series of related transactions pursuant to which such Restricted Subsidiary became a Restricted Subsidiary or was otherwise acquired by the Company or (b) otherwise in connection with, or in contemplation of, such acquisition); provided, however, that at the time such Restricted Subsidiary is acquired by the Company, the Company would have been able in incur $1.00 of additional Indebtedness pursuant to the first paragraph of this covenant after giving effect to the incurrence of such Indebtedness pursuant to this clause (12);
(13)	Indebtedness (including secured Indebtedness) of the Company or any of its Restricted Subsidiaries incurred (a) to provide all or any portion of the funds utilized to consummate a transaction pursuant to which assets are acquired or another Person becomes a Restricted Subsidiary or is otherwise acquired by the Company or (b) in connection with, or in contemplation of, such acquisition; provided, however, that after giving effect to such transaction on a pro forma basis, (i) the Specified Ratios would have improved over those immediately prior to such transaction (solely for purposes of the calculation of the Fixed Charge Coverage Ratio pursuant to this clause (13), excluding from Fixed Charges any Fixed Charges relating to unsecured Indebtedness) and (ii) no Ratings Decline Event shall occur;
(14)	the incurrence by the Company or any of its Restricted Subsidiaries of Indebtedness arising from agreements of the Company or any of its Restricted Subsidiaries providing for indemnification, adjustment of purchase price or similar obligations, in each case, incurred or assumed in connection with the disposition of any business, assets or Capital Stock of a Subsidiary, provided that the maximum aggregate liability in respect of all such Indebtedness shall at no time exceed the gross proceeds actually received by the Company and its Restricted Subsidiaries in connection with such disposition; and
(15)	the incurrence by the Company or any of its Restricted Subsidiaries of additional Indebtedness in an aggregate principal amount (or accreted value, as applicable) at any time outstanding, not to exceed $25.0 million.

Notwithstanding the foregoing, the Company may not refinance Funded Indebtedness requiring the Company to repurchase or repay such Funded Indebtedness upon a change of control that would not constitute a Change of Control under the indenture, unless the indenture is amended to provide holders of the Second Lien Notes the same rights upon the occurrence of such a change of control as those provided to holders of such Funded Indebtedness.

For purposes of determining compliance with this “Incurrence of Indebtedness and Issuance of Preferred Stock” covenant, in the event that an item of Indebtedness (including Acquired Debt) meets the criteria of more than one of the categories of Permitted Debt described in clauses (1) through (15) above, or is entitled to be incurred pursuant to the first paragraph of this covenant, the Company will be permitted to classify (or later classify or reclassify in whole or in part in its sole discretion) such item of Indebtedness in any manner that complies with this covenant.

The amount of Indebtedness issued at a price that is less than the principal amount thereof will be equal to the amount of the liability in respect thereof determined in accordance with GAAP. Indebtedness of any Person existing at the time such Person becomes a Restricted Subsidiary shall be deemed to have been incurred by the Company and the Restricted Subsidiary at the time such Person becomes a Restricted Subsidiary. The accrual of interest, the accretion or amortization of original issue discount, the payment of interest on any Indebtedness in the form of additional Indebtedness with the same terms (including, without limitation, any PIK Notes or PIK Payments), and the payment of dividends on Disqualified Stock in the form of additional shares of the same class of Disqualified Stock will not be deemed to be an incurrence of Indebtedness or an issuance of Disqualified Stock for purposes of this covenant; provided, in each such case, that the amount thereof is included in Fixed Charges of the Company as accrued.

Liens

The Company will not and will not permit any of its Restricted Subsidiaries to, create, incur, assume or otherwise cause or suffer to exist or become effective any Lien of any kind securing Indebtedness or Attributable Debt on any of their respective assets or properties, except for Permitted Liens.

Dividend and Other Payment Restrictions Affecting Subsidiaries

The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create or permit to exist or become effective any consensual encumbrance or restriction on the ability of any Restricted Subsidiary to:

(1)	pay dividends or make any other distributions on its Capital Stock to the Company or any of its Restricted Subsidiaries, or pay any Indebtedness or other obligations owed to the Company or any of its Restricted Subsidiaries;
(2)	make loans or advances to the Company or any of its Restricted Subsidiaries; or
(3)	transfer any of its properties or assets to the Company or any of its Restricted Subsidiaries.

However, the preceding restrictions will not apply to encumbrances or restrictions existing under or by reason of:

(1)	agreements governing Existing Indebtedness and Credit Facilities (including agreements related to First Lien Claims under the Credit Facilities) as in effect on the date of the indenture and any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings of those agreements, provided that the amendments, modifications, restatements, renewals, increases, supplements, refundings, replacement or refinancings are not materially more restrictive, taken as a whole, with respect to such dividend and other payment restrictions than those contained in those agreements on the date of the indenture;
(2)	the indenture, the Second Lien Notes, the Guarantees, the Intercreditor Agreement and the other Security Documents;
(3)	applicable law;

(4)	any instrument governing Indebtedness or Capital Stock of a Person acquired by the Company or any of its Restricted Subsidiaries as in effect at the time of such acquisition, which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person, or the property or assets of the Person, so acquired, provided that, in the case of Indebtedness, such Indebtedness was permitted by the terms of the indenture to be incurred;
(5)	customary non-assignment provisions in leases entered into in the ordinary course of business and consistent with past practices;
(6)	purchase money obligations for property acquired in the ordinary course of business that impose restrictions on that property of the nature described in clause (3) of the preceding paragraph;
(7)	any agreement for the sale or other disposition of a Restricted Subsidiary of the Company that restricts distributions by that Restricted Subsidiary pending its sale or other disposition;
(8)	Permitted Refinancing Indebtedness, provided that the restrictions contained in the agreements governing such Permitted Refinancing Indebtedness are not materially more restrictive, taken as a whole, than those contained in the agreements governing the Indebtedness being refinanced;
(9)	agreements governing other Indebtedness of the Company and one or more Restricted Subsidiaries permitted under the indenture, provided that the restrictions in the agreements governing such Indebtedness are not materially more restrictive, taken as a whole, than those in the indenture;
(10)	Liens securing Indebtedness otherwise permitted to be incurred under the provisions of the covenant described above under the caption “— Liens” that limit the right of the debtor to dispose of the assets subject to such Liens;
(11)	provisions with respect to the disposition or distribution of assets or property in joint venture agreements, asset sale agreements, stock sale agreements, agreements respecting Permitted Business Investments and other similar agreements entered into in the ordinary course of business; and
(12)	restrictions on cash or other deposits or net worth imposed by customers under contracts entered into in the ordinary course of business.

Merger, Consolidation or Sale of Assets

The Company will not, directly or indirectly: (1) consolidate or merge with or into another Person (whether or not the Company is the surviving corporation); or (2) sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of the properties or assets of the Company and its Restricted Subsidiaries taken as a whole, in one or more related transactions, to another Person, unless:

(1)	either (a) the Company is the surviving corporation; or (b) the Person formed by or surviving any such consolidation or merger (if other than the Company) or to which such sale, assignment, transfer, lease, conveyance or other disposition has been made is a corporation organized or existing under the laws of the United States, any state of the United States or the District of Columbia;
(2)	the Person formed by or surviving any such consolidation or merger (if other than the Company) or the Person to which such sale, assignment, transfer, lease, conveyance or other disposition has been made assumes (a) all the obligations of the Company under the Second Lien Notes, the indenture and the Registration Rights Agreement pursuant to agreements reasonably satisfactory to the trustee, and (b) by amendment, supplement or other instrument (in form and substance satisfactory to the trustee and the collateral agent) executed and delivered to the trustee and the collateral agent, all obligations of the Company under the Security Documents to which it is a party;
(3)	immediately after such transaction no Default or Event of Default exists;
(4)	except with respect to a transaction solely between the Company and a Guarantor, the Company or the Person formed by or surviving any such consolidation or merger (if other than the Company), or to which such sale, assignment, transfer, lease, conveyance or other disposition has been made will, on the date of such transaction after giving pro forma effect thereto and any related financing transactions as if the same had occurred at the beginning of the applicable four-quarter period, be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the first paragraph of the covenant described above under the caption “— Incurrence of Indebtedness and Issuance of Preferred Stock”; and
(5)	the Company shall have delivered to the trustee an officers’ certificate and an opinion of counsel, each stating that such consolidation, merger or disposition and such supplemental indenture (if any) comply with the indenture.

Although there is a limited body of case law interpreting the phrase “substantially all,” there is no precise established definition of the phrase under applicable law. Accordingly, in certain circumstances there may be a degree of uncertainty as to whether a particular transaction would involve “all or substantially all” of the properties or assets of a Person.

Transactions With Affiliates

The Company will not, and will not permit any of its Restricted Subsidiaries to, make any payment to, or sell, lease, transfer or otherwise dispose of any of its properties or assets to, or purchase any property or assets from, or enter into or make or amend any transaction, contract, agreement, understanding, loan, advance or guarantee with, or for the benefit of, any Affiliate (each, an “Affiliate Transaction”), unless:

(1)	the Affiliate Transaction is on terms that are no less favorable to the Company or the relevant Restricted Subsidiary than those that would have been obtained in a comparable transaction by the Company or such Restricted Subsidiary with an unrelated Person; and
(2)	the Company delivers to the trustee:
(a)	with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $10.0 million, a resolution of the Board of Directors set forth in an officers’ certificate certifying that such Affiliate Transaction complies with this covenant and that such Affiliate Transaction has been approved by a majority of the disinterested members of the Board of Directors; and
(b)	with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $25.0 million, the Company delivers to the Trustee a written opinion that such Affiliate Transaction(s) is fair, from a financial point of view, to the Company and its Restricted Subsidiaries, taken as a whole, or that such Affiliate Transaction(s) is not less favorable to the Company and its Restricted Subsidiaries than could reasonably be expected to be obtained at the time in an arm’s-length transaction with a person who is not an Affiliate, in either such case issued by an independent accounting, appraisal or investment banking firm of national standing.

The following items will not be deemed to be Affiliate Transactions and, therefore, will not be subject to the provisions of the prior paragraph:

(1)	any employment or severance agreement or other employee compensation agreement, arrangement or plan, or any amendment thereto, entered into by the Company or any of its Restricted Subsidiaries in the ordinary course of business;
(2)	transactions between or among any of the Parent, EXXI USA, the Company and its Restricted Subsidiaries;
(3)	transactions with a Person (other than an Unrestricted Subsidiary of the Company) that is an Affiliate of the Company solely because the Company owns an Equity Interest in such Person;
(4)	the payment of reasonable directors’ fees, payments, the payments of other reasonable benefits and the provision of officers’ and directors’ indemnification and insurance to the extent permitted by law to persons who are officers and directors of the Parent or its Subsidiaries and the Company and its Restricted Subsidiaries and who are not otherwise Affiliates of the Company, in each case in the ordinary course of business and approved by the Board of Directors;
(5)	sales of Equity Interests (other than Disqualified Stock) to Affiliates of the Company;

(6)	transactions among the Company, its Restricted Subsidiaries and Energy XXI Services, Inc. (“Services”), a wholly-owned subsidiary of Parent and a sister company of EXXI USA and the Company, relating to the provision of employment, administrative and related services by Services pursuant to the Cost Allocation Agreement in effect on the Issue Date among the Company, certain Subsidiaries and Services, as such agreement may be amended, modified or supplemented from time to time provided that any such amendment, modification or supplement will not be materially adverse to the Company or the Restricted Subsidiaries compared to the terms of such agreement in effect on the Issue Date; and
(7)	Restricted Payments that are permitted by the provisions of the indenture described above under the caption “— Restricted Payments,” including Permitted Payments to Parent Companies.

Designation of Restricted and Unrestricted Subsidiaries

The Board of Directors of the Company may designate any Restricted Subsidiary of the Company (other than a Restricted Subsidiary owning Collateral) to be an Unrestricted Subsidiary if that designation would not cause a Default. If a Restricted Subsidiary of the Company is designated as an Unrestricted Subsidiary, the aggregate fair market value of all outstanding Investments owned by the Company and its Restricted Subsidiaries in the Subsidiary properly designated will be deemed to be an Investment made as of the time of the designation and will reduce the amount available for Restricted Payments under the first paragraph of the covenant described above under the caption “— Restricted Payments” or represent Permitted Investments, as determined by the Company. That designation will only be permitted if the Investment would be permitted at that time and if the Subsidiary so designated otherwise meets the definition of an Unrestricted Subsidiary.

The Board of Directors of the Company may at any time designate any Unrestricted Subsidiary to be a Restricted Subsidiary of the Company; provided that such designation will be deemed to be an incurrence of Indebtedness by a Restricted Subsidiary of the Company of any outstanding Indebtedness of such Unrestricted Subsidiary and the creation, incurrence, assumption or otherwise causing to exist any Lien of such Unrestricted Subsidiary and such designation will only be permitted if (1) such Indebtedness is permitted under the covenant described above under the caption “— Incurrence of Indebtedness and Issuance of Preferred Stock,” calculated on a pro forma basis as if such designation had occurred at the beginning of the four-quarter reference period, (2) such Lien is permitted under the covenant described above under the caption “— Liens” and (3) no Default or Event of Default would be in existence following such designation.

Additional Guarantees

If the Company or any of its Restricted Subsidiaries acquires or creates another Material Domestic Subsidiary after the date of the indenture, or if any Restricted Subsidiary that is not already a Guarantor guarantees any other Indebtedness of the Company after such date, then in either case that Subsidiary will become a Guarantor by executing a supplemental indenture and delivering it to the trustee within 20 Business Days of the date on which it was acquired or created or guaranteed Indebtedness of the Company, as the case may be; provided, however, that the foregoing shall not apply to Subsidiaries of the Company that have properly been designated as Unrestricted Subsidiaries in accordance with the indenture for so long as they continue to constitute Unrestricted Subsidiaries.

In addition to the foregoing, the Company shall cause any Domestic Restricted Subsidiary that owns or holds Collateral and is not already a Guarantor and any Subsidiary that guarantees the Indebtedness under the Credit Agreement but that does not guarantee the Second Lien Notes to become a Guarantor by executing a supplemental indenture in the manner contemplated by the indenture.

Impairment of Security Interest; Liens on Additional Property

(1)	Subject to the Intercreditor Agreement, neither the Company nor any of its Restricted Subsidiaries will take or omit to take any action which would adversely affect or impair in any material respect the Liens in favor of the collateral agent with respect to the Collateral, except as otherwise permitted or required by the Security Documents or the Indenture. Neither the Company nor any of its Restricted Subsidiaries will enter into any agreement that requires the proceeds received from any sale of Collateral to be applied to repay, redeem, defease or otherwise acquire or retire any Indebtedness of any Person, other than the First Lien Claims and the Second Lien Notes. The Company

shall, and shall cause each Guarantor to, at its sole cost and expense, execute and deliver all such agreements and instruments as the collateral agent or the trustee shall reasonably request to more fully or accurately describe the property intended to be Collateral or the obligations intended to be secured by the Security Documents. The Company shall, and shall cause each Subsidiary Guarantor to, at its sole cost and expense, file any such notice filings or other agreements or instruments as may be reasonably necessary or desirable under applicable law to perfect the Liens created by the Security Documents at such times and at such places as the collateral agent or the trustee may reasonably request.
(2)	If the Company grants a Lien in favor of the First Lien Agent on any property of the type constituting Collateral after the Issue Date, the Company will grant a Lien on such property in favor of the collateral agent to secure the Second Lien Notes. If any Guarantor grants a Lien in favor of the First Lien Agent on any property of the type constituting Collateral, after the Issue Date, such Guarantor will grant a Lien on such property in favor of the collateral agent to secure its Guarantee. Any such Lien granted by the Company or a Guarantor will be subject to the provisions of the Intercreditor Agreement and otherwise will be granted pursuant to documentation in substantially the form used for the grant of the related Lien in favor of the First Lien Agent, and the Company or such Guarantor, as applicable, will deliver to the collateral agent opinions of counsel and certificates (on which the collateral agent may rely) and other documents relating to such Lien that are substantially the same as those that were delivered to the First Lien Agent, if any, except insofar as they relate to the first-priority nature of the First Lien Agent’s Lien.
(3)	The Company will deliver to the trustee an Officers Certificate not later than April 15 and October 15 in each calendar year while the Second Lien Notes are outstanding certifying that the Collateral includes Oil and Gas Properties representing at least 85% of the Proved Reserves and Proved Developed Producing Reserves of the Company and the Subsidiary Guarantors located in the United States as reflected in the most recent available annual or semi-annual reserve report (which shall use pricing assumptions consistent with SEC guidelines), or to the extent such Oil and Gas Properties represent less than such percentage, certify that it has directed the First Lien Agent to put in place Liens sufficient to increase such percentage to at least 85% with the Company using reasonable commercial efforts to correct any shortfall within 90 days. To the extent that any Oil and Gas Properties constituting Collateral are released from the Lien of the indenture and are then assigned to Persons other than the Company and the Guarantors, any reserves attributable to such Oil and Gas Properties shall be deemed excluded from such reserve report for the purpose of determining whether such 85% requirement is met after giving effect to such release.
(4)	At or prior to the time that the Company is required to deliver to the Trustee an Officers’ Certificate in compliance with the preceding paragraph (3), the Company or the applicable Guarantor will deliver:
(a)	to the collateral agent, as mortgagee, fully executed counterparts of Mortgages or amendments and supplements to prior Mortgages, duly executed by the Company or the Guarantor, as applicable, in form and substance reasonably satisfactory to the collateral agent (together with evidence of the completion, or satisfactory arrangements for the completion, of all recordings and filings of such instruments) as may be necessary to create a valid, perfected Lien (subject to no Lien other than Permitted Liens and subject to the Intercreditor Agreement) on such Oil and Gas Properties, as may be required in order to make the certification in such Officers’ Certificate true and correct and promptly after correcting any shortfall thereto; and
(b)	if no legal opinions are then being delivered pursuant to paragraph (2) of this covenant, such legal opinions concerning the authorization, execution and delivery of such Mortgages, amendments or supplements, and the enforceability and recording thereof, as the Company, based on advice of counsel, deems appropriate.

Sale and Leaseback Transactions

The Company will not, and will not permit any of its Restricted Subsidiaries to, enter into any sale and leaseback transaction; provided that the Company or any Guarantor may enter into a sale and leaseback transaction if:

(1)	the Company or that Guarantor, as applicable, could have (a) incurred Indebtedness in an amount equal to the Attributable Debt relating to such sale and leaseback transaction under the Fixed Charge Coverage Ratio test in the first paragraph of the covenant described above under the caption “— Incurrence of Indebtedness and Issuance of Preferred Stock” and (b) incurred a Lien to secure such Indebtedness pursuant to the covenant described above under the caption “— Liens;”
(2)	the gross cash proceeds of that sale and leaseback transaction are at least equal to the fair market value, as determined in good faith by the Board of Directors and set forth in an officers’ certificate delivered to the trustee, of the property that is the subject of that sale and leaseback transaction; and
(3)	the transfer of assets in that sale and leaseback transaction is permitted by, and the Company applies the proceeds of such transaction in compliance with, the covenant described above under the caption “— Repurchase at the Option of Holders — Asset Sales.”

Repurchases of Notes

The Company will not repurchase Existing Notes or Second Lien Notes if, after giving effect thereto on a pro forma basis, the sum of (1) the unused availability under the Credit Facilities and (2) cash and Cash Equivalents held by the Parent and its Subsidiaries, would be less than $90 million.

Business Activities

The Company will not, and will not permit any Restricted Subsidiary to, engage in any business other than the Oil and Gas Business, except to such extent as would not be material to the Company and its Restricted Subsidiaries taken as a whole, and Parent will not engage in any business other than the Permitted Parent Business, except to such extent as would not be material to Parent.

Reports

Whether or not required by the Commission, so long as any Second Lien Notes are outstanding, the Parent will file with the Commission for public availability within the time periods specified in the Commission’s rules and regulations (unless the Commission will not accept such a filing), and the Parent will furnish to the trustee and, upon its request, to any of the Holders of Second Lien Notes, within five Business Days of filing, or attempting to file, the same with the Commission:

(1)	all quarterly and annual financial and other information with respect to the Parent and its Subsidiaries that would be required to be contained in a filing with the Commission on Forms 10-Q and 10-K if the Parent were required to file such Forms, including a “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and, with respect to the annual information only, a report on the annual financial statements by the Parent’s certified independent accountants;
(2)	all current reports that would be required to be filed with the Commission on Form 8-K if the Parent were required to file such reports; and
(3)	unaudited quarterly and audited annual financial statements of the Company and its Subsidiaries.

Notwithstanding any of the foregoing, if the Company has designated any of its Subsidiaries as Unrestricted Subsidiaries, then the Company’s quarterly and annual financial information required by the preceding paragraph will include a reasonably detailed presentation, either on the face of the financial statements or in the footnotes thereto, of the financial condition and results of operations of the Company and its Restricted Subsidiaries separate from the financial condition and results of operations of the Unrestricted Subsidiaries of the Company.

In addition, the Company and the Guarantors have agreed that, for so long as any Second Lien Notes remain outstanding during any period when the Company or the Parent is not subject to Section 13 or 15(d) under the Exchange Act or otherwise permitted to furnish to the Commission certain information pursuant to

Section 12g3-2(b) of the Exchange Act, they will furnish to the Holders and to securities analysts and prospective investors in the Second Lien Notes, upon their request, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act.

Events of Default and Remedies

Each of the following is an Event of Default:

(1)	default for 30 days in the payment when due of interest, on the Second Lien Notes;
(2)	default in payment when due of the principal of, or premium, if any, on the Second Lien Notes;
(3)	failure by the Company to comply with the provisions described under “— Certain Covenants — Merger, Consolidation or Sale of Assets” or under the captions “— Repurchase at the Option of Holders — Asset Sales” or “— Repurchase at the Option of Holders — Change of Control”;
(4)	failure by the Parent, the Company or any of its Restricted Subsidiaries, as applicable, to comply for 30 days after receipt of written notice from the Trustee or the Holders of 25% in principal amount of the Second Lien Notes with the provisions described under the captions “— Certain Covenants — Restricted Payments,” “— Incurrence of Indebtedness and Issuance of Preferred Stock,” “— Liens,” “— Dividends and Other Payment Restrictions Affecting Subsidiaries,” “— Transactions with Affiliates,” “— Additional Guarantees,” “— Impairment of Security Interest; Liens on Additional Property,” “— Sale and Leaseback Transactions,” “— Repurchases of Notes” and “— Business Activities”;
(5)	failure by the Company or the Parent, as applicable, for 60 days after notice from the trustee or the Holders of 25% of the principal amount of the Second Lien Notes outstanding to comply with any of the other agreements in the indenture or any Security Document (or 120 days with respect to the covenant described above under “Reports,” provided, however, that beginning on the 61st day the Company is not in compliance with the covenant under “Reports,” additional interest at a rate of 0.25% per annum shall accrue and be payable on the Second Lien Notes until such covenant is complied with);
(6)	default under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any Indebtedness for money borrowed by the Company or any of its Restricted Subsidiaries (or the payment of which is guaranteed by the Company or any of its Restricted Subsidiaries), whether such Indebtedness or guarantee now exists, or is created after the date of the indenture, if that default:
(a)	is caused by a failure to pay principal of, or interest or premium, if any, on such Indebtedness prior to the expiration of the grace period provided in such Indebtedness (a “Payment Default”); or
(b)	results in the acceleration of such Indebtedness prior to its Stated Maturity,

and, in each case, the principal amount of any such Indebtedness, together with the principal amount of any other such Indebtedness under which there has been a Payment Default or the maturity of which has been so accelerated, aggregates $15 million or more;

(7)	failure by the Company or any of its Restricted Subsidiaries to pay final judgments aggregating in excess of $15 million, which judgments are not paid, discharged or stayed (including a stay pending appeal) for a period of 60 days after the date of such final judgment (or, if later, the date when payment is due pursuant to such judgment);
(8)	any Security Document at any time for any reason shall cease to be in full force and effect in all material respects, or ceases to give the collateral agent the Liens, rights, powers and privileges purported to be created thereby, superior to and prior to the rights of all third persons other than the holders of Permitted Liens and subject to no other Liens except as expressly permitted by the applicable Security Document or the indenture;

(9)	the Company or any of the Guarantors, directly or indirectly, contests in any manner the effectiveness, validity, binding nature or enforceability of any Security Document;
(10)	except as permitted by the indenture, any Guarantee shall be held in any judicial proceeding to be unenforceable or invalid or shall cease for any reason to be in full force and effect or any Guarantor, or any Person acting on behalf of any Guarantor, shall deny or disaffirm its obligations under its Guarantee; and
(11)	certain events of bankruptcy, insolvency or reorganization described in the indenture with respect to the Company or any of its Significant Subsidiaries or any group of Subsidiaries of the Company that, taken as a whole, would constitute a Significant Subsidiary.

In the case of an Event of Default arising from certain events of bankruptcy, insolvency or reorganization, with respect to the Company, any Subsidiary of the Company that is a Significant Subsidiary or any group of Subsidiaries of the Company that, taken together, would constitute a Significant Subsidiary, all outstanding Second Lien Notes will become due and payable immediately without further action or notice. If any other Event of Default occurs and is continuing, the trustee or the Holders of at least 25% in principal amount of the then outstanding Second Lien Notes may declare all the Second Lien Notes to be due and payable immediately.

Holders of the Second Lien Notes may not enforce the indenture, the Second Lien Notes or any Security Documents except as provided in the indenture or the Security Documents. Subject to certain limitations, Holders of a majority in principal amount of the then outstanding Second Lien Notes may direct the trustee in its exercise of any trust or power. The trustee may withhold notice of any continuing Default or Event of Default from Holders of the Second Lien Notes if it determines that withholding notice is in their interest, except a Default or Event of Default relating to the payment of principal of, or interest or premium, if any, on, the Second Lien Notes.

The Holders of a majority in principal amount of the Second Lien Notes then outstanding by notice to the trustee may on behalf of the Holders of all of the Second Lien Notes waive any past Default or Event of Default and its consequences under the indenture except a continuing Default or Event of Default in the payment of principal of, or interest or premium, if any, on the Second Lien Notes or in respect of a covenant that cannot be amended without the consent of each Holder.

In the case of any Event of Default occurring by reason of any willful action or inaction taken or not taken by or on behalf of the Company with the intention of avoiding payment of the premium that the Company would have had to pay if the Company then had elected to redeem the Second Lien Notes prior to stated maturity (other than with the net cash proceeds of an Equity Offering), an equivalent premium will also become and be immediately due and payable to the extent permitted by law upon the acceleration of the Second Lien Notes.

The Company is required to deliver to the trustee annually a statement regarding compliance with the indenture. Upon becoming aware of any Default or Event of Default, the Company is required to deliver to the trustee a statement specifying such Default or Event of Default.

No Personal Liability of Directors, Officers, Employees and Stockholders

No director, officer, employee, incorporator or stockholder or other owner of Capital Stock of the Company or any Guarantor, as such, will have any liability for any obligations of the Company or any Guarantor under the Second Lien Notes, the indenture, the Guarantees or the Security Documents, or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder of Second Lien Notes, by accepting a note, waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Second Lien Notes. The waiver may not be effective to waive liabilities under the federal securities laws.

Legal Defeasance and Covenant Defeasance

The Company may at its option and, at any time, elect to have all of its obligations discharged with respect to outstanding Second Lien Notes and all obligations of the Guarantors discharged with respect to their Guarantees (“Legal Defeasance”) except for:

(1)	the rights of Holders of outstanding Second Lien Notes to receive payments in respect of the principal of, and interest or premium, if any, on such Second Lien Notes when such payments are due from the trust referred to below;
(2)	the Company’s obligations with respect to the Second Lien Notes concerning issuing temporary Second Lien Notes, registration of Second Lien Notes, mutilated, destroyed, lost or stolen Second Lien Notes and the maintenance of an office or agency for payment and money for security payments held in trust;
(3)	the rights, powers, trusts, duties and immunities of the trustee, and the Company’s obligations in connection therewith; and
(4)	the Legal Defeasance provisions of the indenture.

In addition, the Company may, at its option and at any time, elect to have its obligations released with respect to certain covenants that are described in the indenture (“Covenant Defeasance”) and thereafter any omission to comply with those covenants will not constitute a Default or Event of Default with respect to the Second Lien Notes. In the event Covenant Defeasance occurs, certain events (not including non-payment, bankruptcy, insolvency or reorganization events) described under “— Events of Default and Remedies” will no longer constitute an Event of Default with respect to the Second Lien Notes. If the Company exercises either its Legal Defeasance or Covenant Defeasance option, each Guarantor will be released and relieved of any obligations under its Guarantee and any Liens or other security for the Second Lien Notes (other than the trust) will be released.

In order to exercise either Legal Defeasance or Covenant Defeasance:

(1)	the Company must irrevocably deposit with the trustee, in trust, for the benefit of the Holders of the Second Lien Notes, cash in U.S. dollars, non-callable Government Securities, or a combination of cash in U.S. dollars and non-callable Government Securities, in amounts as will be sufficient, in the opinion of a nationally recognized firm of independent public accountants, to pay the principal of, and interest and premium, if any, on the outstanding Second Lien Notes on the date of fixed maturity or on the applicable redemption date, as the case may be, and the Company must specify whether the Second Lien Notes are being defeased to the date of fixed maturity or to a particular redemption date;
(2)	in the case of Legal Defeasance, the Company has delivered to the trustee an opinion of counsel reasonably acceptable to the trustee confirming that:
(a)	the Company has received from, or there has been published by, the Internal Revenue Service a ruling; or
(b)	since the date of the indenture, there has been a change in the applicable federal income tax law,

in either case to the effect that, and based thereon such opinion of counsel will confirm that, the Holders of the outstanding Second Lien Notes will not recognize income, gain or loss for federal income tax purposes as a result of such Legal Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred;

(3)	in the case of Covenant Defeasance, the Company has delivered to the trustee an opinion of counsel reasonably acceptable to the trustee confirming that the Holders of the outstanding Second Lien Notes will not recognize income, gain or loss for federal income tax purposes as a result of such Covenant Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred;

(4)	no Default or Event of Default has occurred and is continuing on the date of such deposit (other than a Default or Event of Default resulting from the borrowing of funds to be applied to such deposit);
(5)	such Legal Defeasance or Covenant Defeasance will not result in a breach or violation of, or constitute a default under, any material agreement or instrument (other than the indenture) to which the Company or any of the Subsidiary Guarantors is a party or by which the Company or any of the Subsidiary Guarantors is bound;
(6)	the Company must have delivered to the trustee an opinion of counsel to the effect that after the 91st day following the deposit (or, if any Holder or Beneficial Owner of Second Lien Notes is an insider of the Company, such later date as counsel may specify in such opinion), the trust funds will not be subject to the effect of Section 547 of the Federal Bankruptcy Code;
(7)	the Company must deliver to the trustee an officers’ certificate stating that the deposit was not made by the Company with the intent of preferring the Holders of Second Lien Notes over the other creditors of the Company with the intent of defeating, hindering, delaying or defrauding creditors of the Company or others; and
(8)	the Company must deliver to the trustee an officers’ certificate and an opinion of counsel, each stating that all conditions precedent relating to the Legal Defeasance or the Covenant Defeasance have been complied with.

Amendment, Supplement and Waiver

Except as provided in the next three succeeding paragraphs, the indenture, the Second Lien Notes, the Guarantees or the Security Documents may be amended or supplemented with the consent of the Holders of at least a majority in principal amount of the Second Lien Notes affected thereby then outstanding (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, Second Lien Notes), and any existing Default or Event of Default or compliance with any provision of the indenture, the Second Lien Notes, the Guarantees or the Security Documents may be waived with the consent of the Holders of a majority in principal amount of the then outstanding Second Lien Notes (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, Second Lien Notes).

Without the consent of each Holder affected, an amendment, supplement or waiver may not (with respect to any Second Lien Notes held by a non-consenting Holder):

(1)	reduce the principal amount of Second Lien Notes whose Holders must consent to an amendment, supplement or waiver;
(2)	reduce the principal of or change the fixed maturity of any note or alter the provisions with respect to the redemption or repurchase of the Second Lien Notes (other than provisions relating to the covenants described above under the caption “— Repurchase at the Option of Holders”);
(3)	reduce the rate of or change the time for payment of interest, including any default interest, on any note;
(4)	waive a Default or Event of Default in the payment of principal of, or interest or premium, if any, on the Second Lien Notes (except a rescission of acceleration of the Second Lien Notes by the Holders of at least a majority in principal amount of the Second Lien Notes and a waiver of the payment default that resulted from such acceleration);
(5)	make any note payable in currency other than that stated in the Second Lien Notes;
(6)	make any change in the provisions of the indenture relating to waivers of past Defaults or the rights of Holders of Second Lien Notes to receive payments of principal of, or interest or premium, if any, on the Second Lien Notes (other than as permitted in clause (7) below);

(7)	waive a redemption or repurchase payment with respect to any note (other than a payment required by one of the covenants described above under the caption “— Repurchase at the Option of Holders”);
(8)	release any Guarantor from any of its obligations under its Guarantee or the indenture, except in accordance with the terms of the indenture;
(9)	make any change in the provisions in the Intercreditor Agreement or the indenture relating to the application of proceeds of Collateral that would adversely affect holders of the Second Lien Notes; or
(10)	make any change in the preceding amendment, supplement and waiver provisions.

The Holders holding a majority in principal amount of the outstanding Notes may release all or substantially all of the Collateral otherwise than in accordance with the terms of the indenture and the Security Documents.

Notwithstanding the preceding, without the consent of any Holder of Second Lien Notes, the Company, the Guarantors and the trustee (and, if such amendment or supplement relates to any Security Document, the collateral agent) may amend or supplement the indenture, the Second Lien Notes, the Guarantees or the Security Documents:

(1)	to cure any ambiguity, defect or inconsistency;
(2)	to provide for uncertificated Second Lien Notes in addition to or in place of certificated Second Lien Notes;
(3)	to provide for the assumption of the Company’s or a Guarantor’s obligations to Holders of Second Lien Notes in the case of a merger or consolidation or sale of all or substantially all of the Company’s or a Guarantor’s properties or assets;
(4)	to make any change that would provide any additional rights or benefits to the Holders of Second Lien Notes or that does not adversely affect the legal rights under the indenture or the Security Documents of any Holder, provided that any change to conform the indenture to this Offering Circular will not be deemed to adversely affect the legal rights under the indenture or Security Documents of any holder;
(5)	to secure the Second Lien Notes or the Guarantees pursuant to the requirements of the covenant described above under the subheading “— Certain Covenants — Liens;”
(6)	to provide for the issuance of additional Second Lien Notes (including PIK Notes) pursuant to the Indenture;
(7)	to add any additional Guarantor or to evidence the release of any Guarantor from its Guarantee, in each case as provided in the indenture or the Security Documents;
(8)	to add or release any Collateral pursuant to the terms of the indenture or the Security Documents;
(9)	to add additional secured creditors holding other second lien Obligations so long as such Obligations are not prohibited by the indenture or the Security Documents;
(10)	to comply with requirements of the Commission in order to effect or maintain the qualification of the indenture under the Trust Indenture Act; or
(11)	to evidence or provide for the acceptance of appointment under the indenture of a successor trustee.

Neither the Parent, the Company nor any of the Company’s Subsidiaries shall, directly or indirectly, pay or cause to be paid any consideration, whether by way of interest, fee or otherwise, to any Beneficial Owner or Holder of any Second Lien Notes for or as an inducement to any consent to any waiver, supplement or amendment of any terms or provisions of the indenture or the Second Lien Notes, unless such consideration is offered to be paid or agreed to be paid to all Beneficial Owners and Holders of the Second Lien Notes which so consent in the time frame set forth in solicitation documents relating to such consent.

Satisfaction and Discharge

The indenture will be discharged and will cease to be of further effect as to all Second Lien Notes issued thereunder (except as to surviving rights of registration of transfer or exchange of the Second Lien Notes and as otherwise specified in the indenture), when:

(1)	either:
(a)	all Second Lien Notes that have been authenticated, except lost, stolen or destroyed Second Lien Notes that have been replaced or paid and Second Lien Notes for whose payment money has been deposited in trust and thereafter repaid to the Company, have been delivered to the trustee for cancellation; or
(b)	all Second Lien Notes that have not been delivered to the trustee for cancellation have become due and payable or will become due and payable within one year by reason of the mailing of a notice of redemption or otherwise and the Company or any Guarantor has irrevocably deposited or caused to be deposited with the trustee as trust funds in trust solely for the benefit of the Holders, cash in U.S. dollars, non-callable Government Securities, or a combination of cash in U.S. dollars and non-callable Government Securities, in amounts as will be sufficient without consideration of any reinvestment of interest, to pay and discharge the entire indebtedness on the Second Lien Notes not delivered to the trustee for cancellation for principal, premium, if any, and accrued interest to the date of fixed maturity or redemption;
(2)	no Default or Event of Default has occurred and is continuing on the date of the deposit or will occur as a result of the deposit and the deposit will not result in a breach or violation of, or constitute a default under, any material agreement or instrument (other than the indenture) to which the Company or any of the Subsidiary Guarantors is a party or by which the Company or any Subsidiary Guarantor is bound;
(3)	the Company or any Guarantor has paid or caused to be paid all sums payable by it under the indenture; and
(4)	the Company has delivered irrevocable instructions to the trustee under the indenture to apply the deposited money toward the payment of the Second Lien Notes at fixed maturity or the redemption date, as the case may be.

In addition, the Company must deliver an officers’ certificate and an opinion of counsel to the trustee stating that all conditions precedent to satisfaction and discharge have been satisfied.

Concerning the Trustee and the Collateral Agent

If the trustee or the collateral agent becomes a creditor of the Company or any Guarantor, the indenture limits its right to obtain payment of claims in certain cases, or to realize on certain property received in respect of any such claim as security or otherwise. The trustee or the collateral agent will be permitted to engage in other transactions; however, if it acquires any conflicting interest (as defined in the Trust Indenture Act) after a Default has occurred and is continuing, it must eliminate such conflict within 90 days, apply to the Commission for permission to continue or resign.

The Holders of a majority in principal amount of the then outstanding Second Lien Notes will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the trustee and the collateral agent, subject to certain exceptions. The indenture provides that in case an Event of Default occurs and is continuing, the trustee and the collateral agent will be required, in the exercise of its power, to use the degree of care of a prudent man in the conduct of his own affairs. Subject to such provisions, the trustee and the collateral agent will be under no obligation to exercise any of its rights or powers under the indenture at the request of any Holder of Second Lien Notes, unless such Holder has offered to the trustee security or indemnity satisfactory to it against any loss, liability or expense.

Governing Law

The indenture, the Second Lien Notes, the Guarantees and the Intercreditor Agreement, and the Registration Rights Agreement, will be governed by, and construed in accordance with, the laws of the State of New York.

Additional Information

Anyone who receives this Memorandum may obtain a copy of the indenture, Security Documents and the Intercreditor Agreement without charge by writing to the Company at 1021 Main, Suite 2626, Houston, Texas 77002, Attn: Chief Financial Officer.

Certain Definitions

Set forth below are certain defined terms used in the indenture. Reference is made to the indenture for a full disclosure of all such terms, as well as any other capitalized terms used herein for which no definition is provided.

“ACNTA” (Adjusted Consolidated Net Tangible Assets) means (without duplication), as of the date of determination:

(1)	the sum of:
(a)	discounted future net revenue from proved crude oil and natural gas reserves of the Company and its Restricted Subsidiaries calculated in accordance with SEC guidelines before any state or federal income taxes, as estimated in a reserve report prepared as of the end of the Company’s most recently completed fiscal year, which reserve report is prepared or reviewed or audited by an independent petroleum engineer as to reserves accounting for at least 80% of all such discounted future net revenue and by the Company’s petroleum engineers with respect to any other such reserves covered by such report, as increased by, as of the date of determination, the discounted future net revenue from:
(i)	estimated proved crude oil and natural gas reserves of the Company and its Restricted Subsidiaries attributable to acquisitions consummated since the date of such year-end reserve report, and
(ii)	estimated crude oil and natural gas reserves of the Company and its Restricted Subsidiaries attributable to extensions, discoveries and other additions and upward determinations of estimates of proved crude oil and natural gas reserves (including previously estimated development costs incurred during the period and the accretion of discount since the prior year end) due to exploration, development or exploitation, production or other activities which reserves were not reflected in such year-end reserve report, in each case calculated in accordance with SEC guidelines (utilizing the prices utilized in such year-end reserve report), and decreased by, as of the date of determination, the discounted future net revenue attributable to

(iii)	estimated proved crude oil and natural gas reserves of the Company and its Restricted Subsidiaries reflected in such year-end reserve report produced or disposed of since the date of such year-end reserve report and
(iv)	reductions in the estimated proved crude oil and natural gas reserves of the Company and its Restricted Subsidiaries reflected in such year-end reserve report since the date of such year-end reserve report attributable to downward determinations of estimates of proved crude oil and natural gas reserves due to exploration, development or exploitation, production or other activities conducted or otherwise occurring since the date of such year-end reserve report, in each case calculated in accordance with SEC guidelines (utilizing the prices utilized in such year-end reserve report); provided, however, that, in the case of each of the determinations made pursuant to clauses (i) through (iv), such increases and decreases shall be as estimated by the Company’s engineers, except that if as a result of such acquisitions, dispositions, discoveries, extensions or revisions, there is a Material Change, then such increases and decreases in the discounted future net revenue shall be confirmed in writing by an independent petroleum engineer;

(b)	the capitalized costs that are attributable to crude oil and natural gas properties of the Company and its Restricted Subsidiaries to which no proved crude oil and natural gas reserves are attributed, based on the Company’s books and records as of a date no earlier than the date of the Company’s latest annual or quarterly financial statements;
(c)	the Net Working Capital on a date no earlier than the date of the Company’s latest annual or quarterly financial statements; and
(d)	the greater of (I) the net book value on a date no earlier than the date of the Company’s latest annual or quarterly financial statements and (II) the appraised value, as estimated by independent appraisers, of other tangible assets of the Company and its Restricted Subsidiaries as of a date no earlier than the date of the Company’s latest audited financial statements;
(2)	minus, to the extent not otherwise taken into account in the immediately preceding clause (1), the sum of:
(a)	minority interests;
(b)	any net gas balancing liabilities of the Company and its Restricted Subsidiaries reflected in the Company’s latest audited financial statements;
(c)	the discounted future net revenue, calculated in accordance with SEC guidelines (utilizing the same prices utilized in the Company’s year-end reserve report), attributable to reserves subject to participation interests, overriding royalty interests or other interests of third parties, pursuant to participation, partnership, vendor financing or other agreements then in effect, or which otherwise are required to be delivered to third parties;
(d)	the discounted future net revenue, calculated in accordance with SEC guidelines (utilizing the same prices utilized in the Company’s year-end reserve report), attributable to reserves that are required to be delivered to third parties to fully satisfy the obligations of the Company and its Restricted Subsidiaries with respect to Volumetric Production Payments on the schedules specified with respect thereto; and
(e)	the discounted future net revenue, calculated in accordance with SEC guidelines, attributable to reserves subject to Dollar-Denominated Production Payments that, based on the estimates of production included in determining the discounted future net revenue specified in the immediately preceding clause (1)(a) (utilizing the same prices utilized in the Company’s year-end reserve report), would be necessary to satisfy fully the obligations of the Company and its Restricted Subsidiaries with respect to Dollar-Denominated Production Payments on the schedules specified with respect thereto.

If the Company changes its method of accounting for its oil and gas properties from the full cost method to the successful efforts method or a similar method of accounting, ACNTA will continue to be calculated as if the Company were still using the full cost method of accounting.

For the avoidance of doubt, for purposes of this covenant, “the Company’s year-end end reserve report” shall mean the Company’s most recent reserve report or reports prepared by one or more of the Company’s independent petroleum engineers as of the last date of the Company’s most recent fiscal year.

“Acquired Debt” means, with respect to any specified Person:

(1)	Indebtedness of any other Person existing at the time such other Person was merged with or into or became a Subsidiary of such specified Person, whether or not such Indebtedness is incurred in connection with, or in contemplation of, such other Person merging with or into, or becoming a Subsidiary of, such specified Person; and
(2)	Indebtedness secured by a Lien encumbering any asset acquired by such specified Person.

“Additional Assets” means:

(1)	any assets used or useful in the Oil and Gas Business;
(2)	the Capital Stock of a Person that becomes a Restricted Subsidiary as a result of the acquisition of such Capital Stock by the Company or another Restricted Subsidiary; or
(3)	Capital Stock constituting a minority in any Person that at such time is a Restricted Subsidiary;

provided, however, that any such Restricted Subsidiary described in clause (2) or (3) is primarily engaged in the Oil and Gas Business.

“Affiliate” of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, “control,” as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise; provided that beneficial ownership of 10% or more of the Voting Stock of a Person will be deemed to be control. For purposes of this definition, the terms “controlling,” “controlled by” and “under common control with” have correlative meanings. For the avoidance of doubt, the Parent and any of its existing or future Subsidiaries, in addition to the Company and its Restricted Subsidiaries, will be considered Affiliates of the Company.

“Asset Sale” means:

(1)	the sale, lease, conveyance or other disposition of any properties or assets (including by way of a Production Payment or sale and leaseback transaction); provided that the disposition of all or substantially all of the properties or assets of the Company and its Restricted Subsidiaries taken as a whole will be governed by the provisions of the indenture described above under the caption “— Repurchase at the Option of Holders — Change of Control” and/or the provisions described above under the caption “— Certain Covenants — Merger, Consolidation or Sale of Assets” and not by the provisions of the Asset Sale covenant;
(2)	the issuance of Equity Interests in any of the Company’s Restricted Subsidiaries or the sale of Equity Interests in any of its Restricted Subsidiaries; and
(3)	any Collateral Disposition, subject to the proviso in clause (1) above.

Notwithstanding the preceding, the following items will not be deemed to be Asset Sales:

(1)	any single transaction or series of related transactions that involves properties or assets having a fair market value of less than $2.5 million;
(2)	a transfer of assets between or among any of the Company and its Restricted Subsidiaries,
(3)	an issuance or sale of Equity Interests by a Restricted Subsidiary to the Company or to another Restricted Subsidiary;
(4)	the sale, lease or other disposition of hydrocarbons, equipment, inventory, accounts receivable or other properties or assets in the ordinary course of business, including, without limitation, any abandonment, farm-in, farm-out, lease or sublease of any oil and gas properties or the forfeiture or other disposition of such properties pursuant to standard form operating agreements, in each case in the ordinary course of business in a manner customary in the Oil and Gas Business;
(5)	the sale or other disposition of cash or Cash Equivalents;
(6)	a Restricted Payment that is permitted by the covenant described above under the caption “— Certain Covenants — Restricted Payments” or a Permitted Investment;
(7)	any trade or exchange by the Company or any Restricted Subsidiary of oil and gas properties or other properties or assets for oil and gas properties or other properties or assets owned or held by another Person, provided that the fair market value of the properties or assets traded or exchanged by the Company or such Restricted Subsidiary (together with any cash) is reasonably equivalent to the fair market value of the properties or assets (together with any cash) to be received by the Company or such Restricted Subsidiary, and provided further that any net cash or other assets or property received must be applied in accordance with the provisions described above under the caption “— Repurchase at the Option of Holders — Asset Sales,” including the granting and perfecting of Liens on such assets or property so received;
(8)	the creation or perfection of a Lien (but not the sale or other disposition of the properties or assets subject to such Lien); and
(9)	surrender or waiver of contract rights or the settlement, release or surrender of contract, tort or other claims of any kind.

“Attributable Debt” in respect of a sale and leaseback transaction means, at the time of determination, the present value of the obligation of the lessee for net rental payments during the remaining term of the lease included in such sale and leaseback transaction including any period for which such lease has been extended or may, at the option of the lessor, be extended. Such present value shall be calculated using a discount rate equal to the rate of interest implicit in such transaction, determined in accordance with GAAP.

“Beneficial Owner” has the meaning assigned to such term in Rule 13d-3 and Rule 13d-5 under the Exchange Act, except that in calculating the beneficial ownership of any particular “person” (as that term is used in Section 13(d)(3) of the Exchange Act), such “person” will be deemed to have beneficial ownership of all securities that such “person” has the right to acquire by conversion or exercise of other securities, whether such right is currently exercisable or is exercisable only upon the occurrence of a subsequent condition. The terms “Beneficially Owns” and “Beneficially Owned” have correlative meanings.

“Board of Directors” means:

(1)	with respect to a corporation, the board of directors of the corporation;
(2)	with respect to a partnership, the Board of Directors of the general partner of the partnership; and
(3)	with respect to any other Person, the board or committee of such Person serving a similar function.

“Board Resolution” means a copy of a resolution certified by the Secretary or an Assistant Secretary of the applicable Person to have been duly adopted by the Board of Directors of such Person and to be in full force and effect on the date of such certification, and delivered to the trustee.

“Business Day” means each day that is not a Saturday, Sunday or other day on which banking institutions in Houston, Texas or in New York, New York are authorized or required by law to close.

“Capital Lease Obligation” means, at the time any determination is to be made, the amount of the liability in respect of a capital lease that would at that time be required to be capitalized on a balance sheet in accordance with GAAP.

“Capital Stock” means:

(1)	in the case of a corporation, corporate stock;
(2)	in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock;
(3)	in the case of a partnership or limited liability company, partnership or membership interests (whether general or limited); and
(4)	any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person.

“Cash Equivalents” means:

(1)	United States dollars;

(2)	securities issued or directly and fully guaranteed or insured by the United States government or any agency or instrumentality of the United States government (provided that the full faith and credit of the United States is pledged in support of those securities) having maturities of not more than six months from the date of acquisition;
(3)	certificates of deposit and eurodollar time deposits with maturities of six months or less from the date of acquisition, bankers’ acceptances with maturities not exceeding six months and overnight bank deposits, in each case, with any lender party to the Credit Agreement or with any domestic commercial bank having capital and surplus in excess of $250.0 million and a Thomson Bank Watch Rating of “B” or better;
(4)	repurchase obligations with a term of not more than seven days for underlying securities of the types described in clauses (2) and (3) above entered into with any financial institution meeting the qualifications specified in clause (3) above;
(5)	commercial paper having the highest rating obtainable from Moody’s Investors Service, Inc. or Standard & Poor’s Ratings Services and in each case maturing within six months after the date of acquisition; and
(6)	money market funds at least 95% of the assets of which constitute Cash Equivalents of the kinds described in clauses (1) through (5) of this definition.

“Change of Control” means the occurrence of any of the following:

(1)	the direct or indirect sale, lease, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the properties or assets (including Capital Stock) of (a) the Parent and its Subsidiaries taken as a whole, (b) the Company or (c) the Company’s Restricted Subsidiaries taken as a whole, to any “person” (as that term is used in Section 13(d)(3) of the Exchange Act);
(2)	the adoption of a plan relating to the liquidation or dissolution of the Parent or the Company;
(3)	the consummation of any transaction (including, without limitation, any merger or consolidation) the result of which is that any “person” or “group” (as that term is used in Section 13(d)(3) of the Exchange Act) becomes the Beneficial Owner, directly or indirectly, of more than 50% of the Voting Stock of the Parent or the Company, measured by voting power rather than number of shares, other than beneficial ownership by the Parent or any Subsidiary thereof, directly or indirectly, of Voting Stock of the Company, other than any such transaction in which a majority of the members of the Board of Directors of the Parent and the Company are Continuing Directors for at least one year following the consummation of such transaction, provided that such transaction satisfies the Credit Criteria (as defined below);
(4)	the first day on which a majority of the members of the Board of Directors of the Parent or the Company are not Continuing Directors, other than as a result of any transaction with another company primarily engaged in the Oil and Gas Business, the result of which is that a majority of the members of the Board of Directors of the Parent or the Company are not Continuing Directors, provided that as a result of such transaction no “person” or “group” (other than Parent or any Subsidiaries thereof ) becomes the Beneficial Owner, directly or indirectly, of more than 50% of the Voting Stock of the Parent or the Company, measured by voting power rather than number of shares, and provided further that such transaction satisfies the Credit Criteria; or
(5)	the Parent, the Company (or any parent thereof) consolidates with, or merges with or into, any Person, or any Person consolidates with, or merges with or into the Parent, the Company (or any parent thereof) in any such event pursuant to a transaction in which any of the outstanding Voting Stock of the Parent, the Company (or any parent thereof), as the case may be, is converted into or exchanged for cash, securities or other property, other than any such transaction where the Voting Stock of the Company (or any parent thereof) outstanding immediately prior to such transaction is converted into or exchanged for Voting Stock (other than Disqualified Stock) of the surviving or transferee Person constituting a majority of the outstanding shares of such Voting Stock of such surviving or transferee

Person (or any parent thereof) immediately after giving effect to such issuance; provided, however, that the consolidation or merger of any Subsidiary of the Parent (other than the Company and its Subsidiaries) shall not constitute a Change of Control if the Voting Stock of the Company continues to be owned directly or indirectly (through one or more Subsidiaries) by the Parent.

For purposes of clauses (3) and (4) of the foregoing definitions, the “Credit Criteria” are as follows: (i) no Ratings Decline Event shall have occurred prior to closing of the transaction, (ii) on the date of the transaction, after giving effect thereto on a pro forma basis, each of the Specified Ratios would have improved over those immediately prior to such transaction (for purposes of calculating the Company’s Fixed Charge Coverage Ratio, excluding from the calculation of Fixed Charges any Fixed Charges on unsecured Indebtedness), and (iii) other than Indebtedness under the Credit Facilities and Second Lien Notes under the indenture, in no event shall any Funded Indebtedness of the Company or any Subsidiary be repurchased or prepaid in connection with the consummation of the underlying transaction.

“Collateral” means all property mortgaged under the Mortgages and any other property, whether now owned or hereafter acquired, upon which a Lien securing the Obligations under the indenture, the Second Lien Notes or the applicable Guarantees is granted or purported to be granted under a Security Agreement or any other Security Document.

“collateral agent” means the party named as such in the indenture until a successor replaces it in accordance with the provisions of the indenture and thereafter means such successor.

“Collateral Disposition” means any sale, transfer or other disposition to the extent involving assets or other rights or property that constitute Collateral under the Security Documents. The sale or issuance of Equity Interests in a Restricted Subsidiary that owns Collateral such that it thereafter is no longer a Restricted Subsidiary shall be deemed to be a Collateral Disposition of the Collateral owned by such Restricted Subsidiary.

“Commission” or “SEC” means the Securities and Exchange Commission.

“Consolidated Cash Flow” means, with respect to any specified Person for any period, the Consolidated Net Income of such Person for such period plus:

(1)	provision for taxes based on income or profits of such Person and its Restricted Subsidiaries for such period, to the extent that such provision for taxes was deducted in computing such Consolidated Net Income; plus
(2)	consolidated interest expense of such Person and its Restricted Subsidiaries for such period, whether paid or accrued and whether or not capitalized (excluding any interest attributable to Dollar-Denominated Production Payments but including, without limitation, amortization of debt issuance costs and original issue discount, non-cash interest payments, the interest component of any deferred payment obligations, the interest component of all payments associated with Capital Lease Obligations, imputed interest with respect to Attributable Debt, commissions, discounts and other fees and charges incurred in respect of letter of credit or bankers’ acceptance financings), and net of the effect of all payments made or received pursuant to interest rate Hedging Obligations, to the extent that any such expense was deducted in computing such Consolidated Net Income; plus
(3)	depreciation, depletion and amortization (including amortization of intangibles but excluding amortization of prepaid cash expenses that were paid in a prior period), impairment, exploration expense, and other non-cash expenses (excluding any such non-cash expense to the extent that it represents an accrual of or reserve for cash expenses in any future period or amortization of a prepaid cash expense that was paid in a prior period) of such Person and its Restricted Subsidiaries for such period to the extent that such depreciation, depletion and amortization, impairment and other non-cash expenses were deducted in computing such Consolidated Net Income; plus

(4)	unrealized non-cash losses resulting from foreign currency balance sheet adjustments required by GAAP to the extent such losses were deducted in computing such Consolidated Net Income; minus
(5)	non-cash items increasing such Consolidated Net Income for such period, other than items that were accrued in the ordinary course of business; minus (to the extent included in determining Consolidated Net Income):
(6)	the sum of (x) the amount of deferred revenues that are amortized during such period and are attributable to reserves that are subject to Volumetric Production Payments and (y) amounts recorded in accordance with GAAP as repayments of principal and interest pursuant to Dollar-Denominated Production Payments, in each case, on a consolidated basis and determined in accordance with GAAP.

“Consolidated Net Income” means, with respect to any specified Person for any period, the aggregate of the Net Income of such Person and its Restricted Subsidiaries for such period, on a consolidated basis, determined in accordance with GAAP; provided that:

(1)	the Net Income (but not loss) of any Person that is not a Restricted Subsidiary or that is accounted for by the equity method of accounting will be excluded, except to the extent of the amount of dividends or distributions paid in cash to the specified Person or a Restricted Subsidiary of the Person;
(2)	the Net Income of any Restricted Subsidiary will be excluded to the extent that the declaration or payment of dividends or similar distributions by that Restricted Subsidiary of that Net Income is not at the date of determination permitted without any prior governmental approval (that has not been obtained) or, directly or indirectly, by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Restricted Subsidiary or its stockholders, partners or members;
(3)	the cumulative effect of a change in accounting principles will be excluded;
(4)	income resulting from transfers of assets (other than cash) between the Company or any of its Restricted Subsidiaries, on the one hand, and an Unrestricted Subsidiary, on the other hand, will be excluded;
(5)	any write-downs of non-current assets will be excluded; provided that any ceiling limitation write-downs under Commission guidelines shall be treated as capitalized costs, as if such write-downs had not occurred;
(6)	any unrealized non-cash gains or losses or charges in respect of hedge or non-hedge derivatives (including those resulting from the application of FAS 133) will be excluded;
(7)	any non-cash compensation charge arising from any grant of stock, stock options or other equity-based awards will be excluded;
(8)	any item classified as an extraordinary, unusual or nonrecurring gain, loss or charge will be excluded; and
(9)	all deferred financing costs written off and premiums paid in connection with any early extinguishment of Indebtedness will be excluded; and
(10)	all Permitted Payments to Parent will be excluded.

In addition, notwithstanding the preceding, for the purposes of the covenant described under “— Certain Covenants — Restricted Payments” only, there shall be excluded from Consolidated Net Income any nonrecurring charges relating to any premium or penalty paid, write off of deferred finance costs or other charges in connection with redeeming or retiring any Indebtedness prior to its Stated Maturity.

“Continuing Directors” means, as of any date of determination, any member of the Board of Directors of the Parent or the Company, as applicable, who:

(1)	was a member of such Board of Directors on the date of the indenture; or

(2)	was nominated for election or elected to such Board of Directors with the approval of a majority of the Continuing Directors who were members of such Board at the time of such nomination or election.

“Credit Agreement” means the Amended and Restated First Lien Credit Agreement entered into as of June 8, 2007 among Energy XXI Gulf Coast, Inc., as borrower, the various lenders named therein, and The Royal Bank of Scotland plc, as administrative agent, and other financial institutions, providing for revolving credit borrowings, including any related Second Lien Notes, guarantees, collateral documents, instruments and agreements executed in connection therewith, and in each case as amended, restated, modified, renewed, refunded, replaced or refinanced from time to time.

“Credit Facilities” means one or more debt facilities (including, without limitation, the Credit Agreement), commercial paper facilities or secured capital markets financings, in each case with banks or other institutional lenders or institutional investors providing for revolving credit loans, term loans, receivables financing (including through the sale of receivables to such lenders or to special purpose entities formed to borrow from (or sell receivables to) such lenders against such receivables), letters of credit or secured capital markets financings, in each case, as amended, restated, modified, renewed, refunded, replaced or refinanced (including refinancing with any capital markets transaction) in whole or in part from time to time.

“Default” means any event that is, or with the passage of time or the giving of notice or both would be, an Event of Default.

“Disqualified Stock” means any Capital Stock that, by its terms (or by the terms of any security into which it is convertible, or for which it is exchangeable, in each case at the option of the holder of the Capital Stock), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or redeemable at the option of the holder of the Capital Stock, in whole or in part, on or prior to the date that is 91 days after the date on which the Second Lien Notes mature. Notwithstanding the preceding sentence, any Capital Stock that would constitute Disqualified Stock solely because the holders of the Capital Stock have the right to require the Company to repurchase or redeem such Capital Stock upon the occurrence of a change of control or an asset sale will not constitute Disqualified Stock if the terms of such Capital Stock provide that the Company may not repurchase or redeem any such Capital Stock pursuant to such provisions unless such repurchase or redemption complies with the covenant described above under the caption “— Certain Covenants — Restricted Payments.”

“Dollar-Denominated Production Payments” means production payment obligations recorded as liabilities in accordance with GAAP, together with all undertakings and obligations in connection therewith.

“Domestic Subsidiary” means any Restricted Subsidiary of the Company other than a Foreign Subsidiary.

“Equity Interests” means Capital Stock and all warrants, options or other rights to acquire Capital Stock (but excluding any debt security that is convertible into, or exchangeable for, Capital Stock).

“Equity Offering” means any public or private sale of Capital Stock (other than Disqualified Stock) made for cash on a primary basis by the Company after the date of the indenture.

“Exchange Notes” means notes issued in exchange for the Series B Second Lien Notes in a Registered Exchange Offer pursuant to the Registration Rights Agreement.

“Existing Indebtedness” means the aggregate principal amount of Indebtedness of the Company and its Restricted Subsidiaries (other than Indebtedness under the Credit Agreement which is considered incurred under the first paragraph under the covenant entitled “Incurrence of Indebtedness and Issuance of Preferred Stock”) in existence on the date of the indenture, until such amounts are repaid, including, without limitation, the Existing Notes.

“Existing Notes” means the Company’s 10% Senior Notes due 2013.

“First Lien Agent” means the Administrative Agent and any successor designated as such by the holders of First Lien Claims.

“First Lien Claims” means (1) Indebtedness under the Credit Agreement permitted pursuant to clause (1) of the definition of the term “‘Permitted Debt,” (2) First Lien Hedging Obligations, and (3) all other Obligations under the documents relating to Indebtedness described in clauses (1) and (2) above.

“First Lien Hedging Obligations” means all Hedging Obligations secured by any Collateral under the documents that secure Obligations under the Credit Agreement.

“Fixed Charge Coverage Ratio” means with respect to any specified Person for any four-quarter reference period, the ratio of the Consolidated Cash Flow of such Person for such period to the Fixed Charges of such Person for such period. In the event that the specified Person or any of its Restricted Subsidiaries incurs, assumes, guarantees, repays, repurchases or redeems any Indebtedness (other than ordinary working capital borrowings) or issues, repurchases or redeems preferred stock subsequent to the commencement of the applicable four-quarter reference period and on or prior to the date on which the event for which the calculation of the Fixed Charge Coverage Ratio is made (the “Calculation Date”), then the Fixed Charge Coverage Ratio will be calculated giving pro forma effect to such incurrence, assumption, guarantee, repayment, repurchase or redemption of Indebtedness, or such issuance, repurchase or redemption of preferred stock, and the use of the proceeds therefrom as if the same had occurred at the beginning of such period.

In addition, for purposes of calculating the Fixed Charge Coverage Ratio:

(1)	acquisitions that have been made by the specified Person or any of its Restricted Subsidiaries, including through mergers or consolidations and including any related financing transactions, subsequent to the commencement of the applicable four-quarter reference period and on or prior to the Calculation Date will be given pro forma effect as if they had occurred on the first day of such period, including any Consolidated Cash Flow, provided that any cost savings or operating improvements may be given such pro forma effect only if they are permitted by Regulation S-X promulgated under the Securities Act or any other regulation or policy of the Commission related thereto);
(2)	the Consolidated Cash Flow attributable to discontinued operations, as determined in accordance with GAAP, and assets, operations or businesses disposed of prior to the Calculation Date, will be excluded; and
(3)	the Fixed Charges attributable to discontinued operations, as determined in accordance with GAAP, and assets, operations or businesses disposed of prior to the Calculation Date, will be excluded, but only to the extent that the obligations giving rise to such Fixed Charges will not be obligations of the specified Person or any of its Restricted Subsidiaries following the Calculation Date.

“Fixed Charges” means, with respect to any specified Person for any period, the sum, without duplication, of:

(1)	the consolidated interest expense of such Person and its Restricted Subsidiaries for such period, whether paid or accrued including, without limitation, amortization of debt issuance costs (excluding prepayment penalties associated with the repayment of debt from the proceeds of this offering) and original issue discount, non-cash interest payments, the interest component of any deferred payment obligations, the interest component of all payments associated with Capital Lease Obligations, imputed interest with respect to Attributable Debt, commissions, discounts and other fees and charges incurred in respect of letter of credit or bankers’ acceptance financings), and net of the effect of all payments made or received pursuant to interest rate Hedging Obligations; plus
(2)	the consolidated interest expense of such Person and its Restricted Subsidiaries that was capitalized during such period; plus
(3)	any interest expense on Indebtedness of another Person that is guaranteed by such Person or one of its Restricted Subsidiaries or secured by a Lien on assets of such Person or one of its Restricted Subsidiaries, whether or not such guarantee or Lien is called upon; plus
(4)	the product of (a) all dividends, whether paid or accrued and whether or not in cash, on any series of preferred stock of such Person or any of its Restricted Subsidiaries, other than dividends on Equity Interests payable solely in Equity Interests of the Company (other than Disqualified Stock) or to the Company or a Restricted Subsidiary of the Company, times (b) a fraction, the numerator of which is one and the denominator of which is one minus the then current combined federal, state and local statutory tax rate of such Person, expressed as a decimal, in each case, on a consolidated basis and in accordance with GAAP.

“Foreign Subsidiary” means any Restricted Subsidiary of the Company that was not formed under the laws of the United States or any state of the United States or the District of Columbia and that conducts substantially all of its operations outside the United States.

“Funded Indebtedness” means all Indebtedness (including Indebtedness incurred under any revolving credit, letter of credit or working capital facility) that matures by its terms, or that is renewable at the option of any obligor thereon to a date, more than one year after the date on which such Indebtedness is originally incurred.

“GAAP” means generally accepted accounting principles in the United States, which are in effect from time to time.

The term “guarantee” means a guarantee other than by endorsement of negotiable instruments for collection in the ordinary course of business, direct or indirect, in any manner including, without limitation, by way of a pledge of assets or through letters of credit or reimbursement agreements in respect thereof, of all or any part of any Indebtedness. When used as a verb, “guarantee” has a correlative meaning.

“Guarantee” means any guarantee by a Guarantor of the Company’s payment Obligations under the indenture and on the Second Lien Notes.

“Guarantors” means the Parent, EXXI USA and each Restricted Subsidiary of the Company that executes the indenture as an initial Guarantor or that becomes a Guarantor in accordance with the provisions of the indenture, and their respective successors and assigns.

“Hedging Obligations” means, with respect to any specified Person, the obligations of such Person incurred in the normal course of business and consistent with past practices and not for speculative purposes under:

(1)	interest rate swap agreements, interest rate cap agreements and interest rate collar agreements entered into with one of more financial institutions and designed to protect the Person or any of its Restricted Subsidiaries entering into the agreement against fluctuations in interest rates with respect to Indebtedness incurred and not for purposes of speculation;
(2)	foreign exchange contracts and currency protection agreements entered into with one of more financial institutions and designed to protect the Person or any of its Restricted Subsidiaries entering into the agreement against fluctuations in currency exchanges rates with respect to Indebtedness incurred and not for purposes of speculation;
(3)	any commodity futures contract, commodity option or other similar agreement or arrangement designed to protect against fluctuations in the price of oil, natural gas or other commodities used, produced, processed or sold by that Person or any of its Restricted Subsidiaries at the time; and
(4)	other agreements or arrangements designed to protect such Person or any of its Restricted Subsidiaries against fluctuations in interest rates, commodity prices or currency exchange rates.

“Hydrocarbon Interests” means all rights, titles, interests and estates now or hereafter acquired in and to oil and gas leases, oil, gas and mineral leases, or other liquid or gaseous hydrocarbon leases, mineral fee interests, overriding royalty and royalty interests, net profit interests and Production Payments interests, including any reserved or residual interests of whatever nature.

“Hydrocarbons” means oil, gas, casinghead gas, drip gasoline, natural gasoline, condensate, distillate, liquid hydrocarbons, gaseous hydrocarbons and all products refined or separated therefrom.

“Holder” means a Person in whose name a Note is registered.

“Indebtedness” means, with respect to any specified Person, without duplication,

(1)	all obligations of such Person, whether or not contingent, in respect of:
(a)	the principal of and premium, if any, in respect of outstanding (A) Indebtedness of such Person for money borrowed and (B) Indebtedness evidenced by Second Lien Notes, debentures, bonds or other similar instruments for the payment of which such Person is responsible or liable;
(b)	all Capital Lease Obligations of such Person and all Attributable Debt in respect of sale and leaseback transactions entered into by such Person;
(c)	the deferred purchase price of property, which purchase price is due more than six months after the date of taking delivery of title to such property, including all obligations of such Person for the deferred purchase price of property under any title retention agreement, but excluding accrued expenses and trade accounts payable arising in the ordinary course of business; and
(d)	the reimbursement obligation of any obligor for the principal amount of any letter of credit, banker’s acceptance or similar transaction (excluding obligations with respect to letters of credit securing obligations (other than obligations described in clauses (a) through (c) above) entered into in the ordinary course of business of such Person to the extent such letters of credit are not drawn upon or, if and to the extent drawn upon, such drawing is reimbursed no later than the tenth Business Day following receipt by such Person of a demand for reimbursement following payment on the letter of credit);
(2)	all net obligations in respect of Hedging Obligations except to the extent such net obligations are otherwise included in this definition;
(3)	all liabilities of others of the kind described in the preceding clause (1) or (2) that such Person has Guaranteed or that are otherwise its legal liability;
(4)	with respect to any Production Payment, any warranties or guaranties of production or payment by such Person with respect to such Production Payment but excluding other contractual obligations of such Person with respect to such Production Payment;
(5)	Indebtedness (as otherwise defined in this definition) of another Person secured by a Lien on any asset of such Person, whether or not such Indebtedness is assumed by such Person, the amount of such obligations being deemed to be the lesser of
(a)	the full amount of such obligations so secured, and
(b)	the fair market value of such asset as determined in good faith by such specified Person;
(6)	Disqualified Stock of such Person or a Restricted Subsidiary in an amount equal to the greater of the maximum mandatory redemption or repurchase price (not including, in either case, any redemption or repurchase premium) or the liquidation preference thereof;
(7)	the aggregate preference in respect of amounts payable on the issued and outstanding shares of preferred stock of any of the Company’s Restricted Subsidiaries that are not Guarantors in the event of any voluntary or involuntary liquidation, dissolution or winding up (excluding any such preference attributable to such shares of preferred stock that are owned by such Person or any of its Restricted Subsidiaries; provided, that if such Person is the Company, such exclusion shall be for such preference attributable to such shares of preferred stock that are owned by the Company or any of its Restricted Subsidiaries); and
(8)	any and all deferrals, renewals, extensions, refinancings and refundings (whether direct or indirect) of, or amendments, modifications or supplements to, any liability of the kind described in any of the preceding clauses (1), (2), (3), (4), (5), (6), (7) or this clause (8), whether or not between or among the same parties.

Subject to clause (4) of the preceding sentence, Production Payments shall not be deemed to be Indebtedness.

“Indenture Documents” means, collectively, the indenture, the Second Lien Notes, the Guarantees and the Security Documents.

“Intercreditor Agreement” means the Intercreditor Agreement to be entered into concurrently with the indenture, among the First Lien Agent, the trustee and the collateral agent, the Company, EXXI USA and the Subsidiary Guarantors, as the same may be amended, supplemented, restated or modified or replaced from time to time.

“Investments” means, with respect to any Person, all direct or indirect investments by such Person in other Persons (including Affiliates) in the forms of loans (including guarantees or other obligations), advances or capital contributions (excluding commission, travel and similar advances to officers and employees made in the ordinary course of business), purchases or other acquisitions for consideration of Indebtedness, Equity Interests or other securities, together with all items that are or would be classified as investments on a balance sheet prepared in accordance with GAAP. If the Company or any Restricted Subsidiary of the Company sells or otherwise disposes of any Equity Interests of any direct or indirect Restricted Subsidiary of the Company such that, after giving effect to any such sale or disposition, such Person is no longer a Restricted Subsidiary of the Company, the Company will be deemed to have made an Investment on the date of any such sale or disposition in an amount equal to the fair market value of the Equity Interests of such Restricted Subsidiary not sold or disposed of in an amount determined as provided in the final paragraph of the covenant described above under the caption “— Certain Covenants — Restricted Payments.”

“Issue Date” means the date on which Second Lien Notes are first issued under the indenture.

“Lien” means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law, including any conditional sale or other title retention agreement, any lease in the nature thereof, any option or other agreement to sell or give a security interest in and any filing of or agreement to give any financing statement under the Uniform Commercial Code (or equivalent statutes) of any jurisdiction other than a precautionary financing statement not intended as a security agreement.

“Material Change” means an increase or decrease (excluding changes that result solely from changes in prices and changes resulting from the incurrence of previously estimated future development costs) of more than 25% during a fiscal quarter in the discounted future net revenues from proved crude oil and natural gas reserves of the Company and its Restricted Subsidiaries, calculated in accordance with clause (1)(a) of the definition of ACNTA; provided, however, that the following will be excluded from the calculation of Material Change:

(1)	any acquisitions during the fiscal quarter of oil and gas reserves that have been estimated by a nationally recognized firm of independent petroleum engineers and with respect to which a report or reports of such engineers exist; and
(2)	any disposition of properties existing at the beginning of such fiscal quarter that have been disposed of in compliance with the covenant described under “— Repurchase of the Option of Holders — Assets Sales.”

“Material Domestic Subsidiary” means any Domestic Subsidiary that is not a Guarantor, when taken together with all other Domestic Subsidiaries that are not Guarantors, that at the time of determination has either assets or quarterly revenues in excess of 3.0% of the consolidated assets or quarterly revenues of the Company and its Restricted Subsidiaries, in each case based upon the most recent quarterly financial statements available to the Company.

“Moody’s” means Moody’s Investors Service, Inc. or any successor to the rating agency business thereof.

“Mortgages” means the mortgages, deeds of trust, deeds to secure Indebtedness or other similar documents granting Liens on the Company’s and its Restricted Subsidiaries’ Oil and Gas Properties to secure the Second Lien Notes and the Guarantees.

“Net Income” means, with respect to any specified Person, the net income (loss) of such Person, determined in accordance with GAAP and before any reduction in respect of preferred stock dividends, excluding, however:

(1)	any gain (but not loss), together with any related provision for taxes on such gain (but not loss), realized in connection with: (a) any Asset Sale; or (b) the disposition of any securities by such Person or any of its Subsidiaries or the extinguishment of any Indebtedness of such Person or any of its Subsidiaries; and
(2)	any extraordinary gain (but not loss), together with any related provision for taxes on such extraordinary gain (but not loss).

“Net Proceeds” means the aggregate cash proceeds received by the Company or any of its Restricted Subsidiaries in respect of any Asset Sale (including, without limitation, any cash received upon the sale or other disposition of any non-cash consideration received in any Asset Sale), net of, without duplication:

(1)	the direct costs relating to such Asset Sale, including, without limitation, legal, accounting and investment banking fees, and sales commissions, and any relocation expenses incurred as a result of the Asset Sale,
(2)	taxes paid or payable as a result of the Asset Sale, in each case, after taking into account any available tax credits or deductions and any tax sharing arrangements,
(3)	amounts required to be applied to the repayment of Indebtedness, other than under the Credit Facilities, secured by a Lien on the properties or assets that were the subject of such Asset Sale, and
(4)	any reserve for adjustment in respect of the sale price of such properties or assets established in accordance with GAAP.

“Net Working Capital” means:

(1)	all current assets of the Company and its Restricted Subsidiaries, minus
(2)	all current liabilities of the Company and its Restricted Subsidiaries, except current liabilities included in Indebtedness;

in each case, on a consolidated basis and determined in accordance with GAAP.

“Non-Recourse Debt” means Indebtedness:

(1)	as to which neither the Company nor any of its Restricted Subsidiaries (a) provides credit support of any kind (including any undertaking, agreement or instrument that would constitute Indebtedness), (b) is directly or indirectly liable as a guarantor or otherwise, or (c) is the lender;
(2)	no default with respect to which (including any rights that the holders of the Indebtedness may have to take enforcement action against an Unrestricted Subsidiary) would permit upon notice, lapse of time or both any holder of any other Indebtedness (other than the Second Lien Notes) of the Company or any of its Restricted Subsidiaries to declare a default on such other Indebtedness or cause the payment of the Indebtedness to be accelerated or payable prior to its Stated Maturity; and
(3)	as to which the lenders have been notified in writing that they will not have any recourse to the stock or assets of the Company or any of its Restricted Subsidiaries.

“Obligations” means any principal, premium, if any, interest (including interest accruing on or after the filing of any petition in bankruptcy or for reorganization, whether or not a claim for post-filing interest is allowed in such proceeding), penalties, fees, charges, expenses, indemnifications, reimbursement obligations, damages, guarantees, and other liabilities or amounts payable under the documentation governing any Indebtedness or in respect thereto.

“Oil and Gas Business” means:

(1)	the acquisition, exploration, development, operation and disposition of interests in oil, natural gas and other hydrocarbon properties;

(2)	the gathering, marketing, treating, processing (but not refining), storage, selling and transporting of any production from those interests, including any hedging activities related thereto; and
(3)	any activity necessary, appropriate, incidental or reasonably related to the activities described above.

“Oil and Gas Properties” means:

(1)	Hydrocarbon Interests;
(2)	the Properties now or hereafter pooled or unitized with Hydrocarbon Interests;
(3)	all presently existing or future unitization, pooling agreements and declarations of pooled units and the units created thereby (including without limitation all units created under orders, regulations and rules of any governmental authority) that may affect all or any portion of the Hydrocarbon Interests;
(4)	all operating agreements, contracts and other agreements, including production sharing contracts and agreements, that relate to any of the Hydrocarbon Interests or the production, sale, purchase, exchange or processing of Hydrocarbons from or attributable to such Hydrocarbon Interests;
(5)	all Hydrocarbons in and under and that may be produced and saved or attributable to the Hydrocarbon Interests, including all oil in tanks, and all rents, issues, profits, proceeds, products, revenues and other incomes from or attributable to the Hydrocarbon Interests;
(6)	all tenements, hereditaments, appurtenances and Properties in any manner appertaining, belonging, affixed or incidental to the Hydrocarbon Interests; and
(7)	all Properties, rights, titles, interests and estates described or referred to above, including any and all Property, real or personal, now owned or hereinafter acquired and situated upon, used, held for use or useful in connection with the operating, working or development of any of such Hydrocarbon Interests or Property (excluding drilling rigs, automotive equipment, rental equipment or other personal Property that may be on such premises for the purpose of drilling a well or for other similar temporary uses) and including any and all oil wells, gas wells, injection wells or other wells, buildings, structures, fuel separators, liquid extraction plants, plant compressors, pumps, pumping units, field gathering systems, tanks and tank batteries, fixtures, valves, fittings, machinery and parts, engines, boilers, meters, apparatus, equipment, appliances, tools, implements, cables, wires, towers, casing, tubing and rods, surface leases, rights-of-way, easements and servitudes, together with all additions, substitutions, replacements, accessions and attachments to any and all of the foregoing.

“Permitted Business Investments” means Investments made in the ordinary course of, and of a nature that is or shall have become customary in, the Oil and Gas Business, including through agreements, transactions, interests or arrangements that permit one to share risk or costs, comply with regulatory requirements regarding local ownership or satisfy other objectives customarily achieved through the conduct of the Oil and Gas Business jointly with third parties, including without limitation:

(1)	direct or indirect ownership of crude oil, natural gas, other related hydrocarbon and mineral properties or any interest therein or gathering, transportation, processing, storage or related systems; and
(2)	the entry into operating agreements, joint ventures, processing agreements, working interests, royalty interests, mineral leases, farm-in agreements, farm-out agreements, development agreements, production sharing agreements, area of mutual interest agreements, contracts for the sale, transportation or exchange of crude oil and natural gas and related hydrocarbons and minerals, unitization agreements, pooling arrangements, joint bidding agreements, service contracts, partnership agreements (whether general or limited), or other similar or customary agreements, transactions, properties, interests or arrangements and Investments and expenditures in connection therewith or pursuant thereto, in each case made or entered into in the ordinary course of the Oil and Gas Business, excluding, however, Investments in corporations and publicly-traded limited partnerships.

“Permitted Investments” means:

(1)	any Investment in the Company or in a Restricted Subsidiary of the Company;

(2)	any Investment in Cash Equivalents;
(3)	any Investment by the Company or any Restricted Subsidiary of the Company in a Person, if as a result of such Investment:
(a)	such Person becomes a Restricted Subsidiary of the Company; or
(b)	such Person is merged, consolidated or amalgamated with or into, or transfers or conveys substantially all of its properties or assets to, or is liquidated into, the Company or a Restricted Subsidiary of the Company;
(4)	any Investment made as a result of the receipt of non-cash consideration from an Asset Sale that was made pursuant to and in compliance with the covenant described above under the caption “— Repurchase at the Option of Holders — Asset Sales;”
(5)	any Investment in any Person solely in exchange for the issuance of Equity Interests (other than Disqualified Stock) of the Company;
(6)	any Investments received in compromise of obligations of trade creditors or customers that were incurred in the ordinary course of business, including pursuant to any plan of reorganization or similar arrangement upon the bankruptcy or insolvency of any trade creditor or customer;
(7)	Hedging Obligations permitted to be incurred under the “Incurrence of Indebtedness and Issuance of Preferred Stock” covenant;
(8)	Permitted Business Investments; and
(9)	other Investments in any Person having an aggregate fair market value (measured on the date each such Investment was made and without giving effect to subsequent changes in value), when taken together with all other Investments made pursuant to this clause (9) that are at the time outstanding, not to exceed 2.0% of ACNTA.

“Permitted Liens” means:

(1)	Liens on any property or assets of the Company and any Guarantor securing Indebtedness and other Obligations under Credit Facilities permitted under the indenture;
(2)	Liens on any property or assets of the Company and any Guarantor securing Indebtedness under the Second Lien Notes, the Guarantees or other Obligations under the Indenture Documents and the Security Documents;
(3)	Liens in favor of the Company or the Guarantors;
(4)	Liens on any property or assets of a Person existing at the time such Person is merged with or into or consolidated with the Company or any Restricted Subsidiary of the Company, provided that such Liens were in existence prior to the contemplation of such merger or consolidation and do not extend to any property or assets other than those of the Person merged into or consolidated with the Company or the Restricted Subsidiary;
(5)	Liens on any property or assets existing at the time of acquisition thereof by the Company or any Restricted Subsidiary of the Company, provided that such Liens were not incurred in connection with the contemplation of such acquisition;
(6)	Liens to secure the performance of statutory obligations, surety or appeal bonds, performance bonds or other obligations of a like nature incurred in the ordinary course of business;
(7)	Liens existing on the Issue Date;
(8)	Liens arising from Uniform Commercial Code financing statement filings regarding operating leases entered into by the Company and its Restricted Subsidiaries in the ordinary course of business;
(9)	Liens securing Permitted Refinancing Indebtedness incurred to refinance Indebtedness that was previously so secured, provided that any such Lien is limited to all or part of the same property or assets (plus improvements, accessions, proceeds or dividends or distributions in respect thereof) that secured (or, under the written arrangements under which the original Lien arose, could secure) the Indebtedness being refinanced or is in respect of property that is the security for a Permitted Lien hereunder;
(10)	Liens securing Hedging Obligations of the Company or any of its Restricted Subsidiaries;
(11)	Liens securing Indebtedness incurred (a) in connection with the acquisition by the Company or any Restricted Subsidiary of assets used in the Oil and Gas Business (including the office buildings and other real property used by the Company or such Restricted Subsidiary in conducting its operations); provided that (i) such Liens attach only to the assets acquired with the proceeds of such Indebtedness; (ii) such Indebtedness is not in excess of the purchase price of such fixed assets; and (iii) such Indebtedness is permitted to be incurred under the “Incurrence of Indebtedness and Issuance of Preferred Stock” covenant or (b) pursuant to clause (13) of the definition of “Permitted Debt”;
(12)	any Lien incurred in the ordinary course of business incidental to the conduct of the business of the Company or the Restricted Subsidiaries or the ownership of their property (including (a) easements, rights of way and similar encumbrances, (b) rights or title of lessors under leases (other than Capital Lease Obligations), (c) rights of collecting banks having rights of setoff, revocation, refund or chargeback with respect to money or instruments of the Company or the Restricted Subsidiaries on deposit with or in the possession of such banks, (d) Liens imposed by law, including Liens under workers’ compensation or similar legislation and mechanics’, carriers’, warehousemen’s, materialmen’s, suppliers’ and vendors’ Liens, and (e) Liens incurred to secure performance of obligations with respect to statutory or regulatory requirements, performance or return-of-money bonds, surety bonds or other obligations of a like nature and incurred in a manner consistent with industry practice;
(13)	Liens for taxes, assessments and governmental charges not yet due or the validity of which are being contested in good faith by appropriate proceedings, promptly instituted and diligently conducted, and for which adequate reserves have been established to the extent required by GAAP as in effect at such time;
(14)	Capital Lease Obligations not to exceed $10.0 million in aggregate principal amount; and
(15)	Liens incurred in the ordinary course of business of the Company or any Restricted Subsidiary of the Company with respect to obligations that do not exceed $10.0 million at any one time outstanding.

Notwithstanding the foregoing, the aggregate principal amount of the Indebtedness secured by the Permitted Liens shall not exceed the sum of (1) the aggregate principal amount of the Class A Second Lien Notes, the Class B Second Lien Notes and the any PIK Notes issued on or added to the principal amount of any series of Second Lien Notes in payment of interest, (2) the aggregate principal amount of Indebtedness available to be borrowed under the Credit Facilities at the time such Indebtedness was incurred, (3) Hedging Obligations, (4) Indebtedness incurred pursuant to clause (13) of the definition of Permitted Debt set forth in the covenant entitled “Incurrence of Indebtedness and Issuance of Preferred Stock” for the purposes set forth therein and (5) Capital Lease Obligations not to exceed $10.0 million in aggregate principal amount.

“Permitted Parent Business” means:

(1)	the ownership of all of the Capital Stock its existing Subsidiaries as of the Issue Date and any activities directly related to such ownership;
(2)	the performance of its obligations under and in connection with its Guarantee of the Second Lien Notes and any existing and future Credit Facilities and the performance of similar obligations with respect to any Credit Facilities or other items of Indebtedness of future direct subsidiaries of Parent, in each case otherwise permitted to be incurred under the covenant described above under the caption “— Incurrence of Indebtedness and Issuance of Preferred Stock”;
(3)	the undertaking of any actions required by law, regulation or order, including to maintain its existence;

(4)	directly engaging in the Oil and Gas Business or the ownership of the Capital Stock of other Persons that are corporations or limited liability companies or other Persons consisting of limited partnership interests in limited partnerships, in each case, engaged in the Oil and Gas Business.

“Permitted Payments to Parent Companies” means:

(1)	payments to the Parent or any of its Subsidiaries to permit them to pay their reasonable accounting, legal and administrative expenses when due, in an aggregate amount not to exceed $3.5 million per annum; and
(2)	for so long as the Company is a member of a group filing a consolidated or combined tax return with Parent or any Subsidiary thereof, payments to Parent or any Subsidiary thereof in respect of an allocable portion of the tax liabilities of such group that is attributable to the Company and its Subsidiaries (“Tax Payments”); provided that the Tax Payments do not exceed the amount of the relevant tax (including any penalties and interest) that the Company would owe if the Company were filing a separate tax return (or a separate consolidated or combined return with its Subsidiaries that are members of the consolidated or combined group), taking into account any carryovers and carrybacks of tax attributes (such as net operating losses) of the Company and such Subsidiaries from other taxable years. Any Tax Payments received from the Company shall be paid over the appropriate taxing authority within 30 days of Parent’s receipt of such Tax Payments or refunded to the Company.

“Permitted Refinancing Indebtedness” means any Indebtedness of the Company or any of its Restricted Subsidiaries issued in exchange for, or the net proceeds of which are used to extend, refinance, renew, replace, defease or refund other Indebtedness of the Company or any of its Restricted Subsidiaries (other than intercompany Indebtedness); provided that:

(1)	the principal amount (or accreted value, if applicable) of such Permitted Refinancing Indebtedness does not exceed the principal amount (or accreted value, if applicable) of the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded (plus all accrued interest on the Indebtedness and the amount of all expenses and premiums incurred in connection therewith);
(2)	such Permitted Refinancing Indebtedness has a final maturity date later than the final maturity date of, and has a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of, the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded;
(3)	if the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded is subordinated in right of payment to the Second Lien Notes or the Guarantees, such Permitted Refinancing Indebtedness is subordinated in right of payment to the Second Lien Notes or the Guarantees on terms at least as favorable to the Holders of Second Lien Notes as those contained in the documentation governing the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded; and
(4)	such Indebtedness is not incurred by a Restricted Subsidiary of the Company if the Company is the obligor on the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded; provided, however, that a Restricted Subsidiary that is also a Guarantor may guarantee Permitted Refinancing Indebtedness incurred by the Company, whether or not such Restricted Subsidiary was an obligor or guarantor of the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded.

“Person” means any individual, corporation, partnership, joint venture, association, joint-stock company, trust, unincorporated organization, limited liability company or government or other entity.

“Production Payments” means, collectively, Dollar-Denominated Production Payments and Volumetric Production Payments.

“Property” means any interest in any kind of property or asset, whether real, personal or mixed, or tangible or intangible, including, without limitation, cash, securities, accounts and contract rights.

“Proved Developed Producing Reserves” has the meaning ascribed to such term in the Credit Agreement.

“Proved Reserves” has the meaning ascribed to such term in the Credit Agreement.

“Rating Agency” means each of S&P and Moody’s, or if S&P or Moody’s or both shall not make a rating on the Second Lien Notes publicly available, a nationally recognized statistical rating agency or agencies, as the case may be, selected by the Company (as certified by a Board Resolution) which shall be substituted for S&P or Moody’s, or both, as the case may be.

“Rating Category” means:

(1)	With respect to S&P, any of the following categories: AAA, AA, A, BBB, BB, B, Class C, CC, C and D (or equivalent successor categories); and
(2)	With respect to Moody’s, any of the following categories: Aaa, Aa, A, Baa, Ba, B, Class A, Ca, C and D (or equivalent successor categories).

“Ratings Decline Event” means (a) a decrease in the rating of the Second Lien Notes by either Moody’s or S&P (or if either or both shall not make a rating on the Second Lien Notes publicly available, another nationally recognized statistical rating agency or agencies that does so) by one or more gradations (including gradations within Rating Categories as well as between Rating Categories). In determining whether the rating of the Second Lien Notes has decreased by one or more gradations, gradations within Ratings Categories, namely + or - for S&P, and 1, 2 and 3 for Moody’s will be taken into account; for example, in the case of S&P, a Ratings Decline Event either from BB+ to BB or BB to BB- will constitute a decrease of one gradation or (b) a public announcement by either such Rating Agency that it has placed its rating of the Second Lien Notes under review with negative implications of a possible decrease as described in clause (a).

“Registered Exchange Offer” has the meaning set forth for such term in the Registration Rights Agreement.

“Registration Rights Agreement” means the registration rights agreement with respect to the registered exchange offer for the Series B Second Lien Notes (and, if applicable, any PIK Notes or PIK Payments thereon) and any other series of Second Lien Notes subject thereto (and, if applicable, any PIK Notes or PIK Payments thereon).

“Restricted Investment” means an Investment other than a Permitted Investment.

“Restricted Subsidiary” of a Person means any Subsidiary of the referent Person that is not an Unrestricted Subsidiary.

“Second Lien Agent” means the collateral agent.

“Second Lien Claims” means (1) Indebtedness under the Second Lien Notes of any series, including any issued or added to the principal amount thereof in payment of interest thereon and the Guarantees permitted pursuant to clause (3) of the definition of the term Permitted Debt and (2) all other Obligations related to the Indebtedness described in clause (1) above.

“Secured Obligations” means the First Lien Claims and Second Lien Claims.

“Secured Parties” means the holders of the First Lien Claims, the First Lien Agent, the holders of the Second Lien Claims, the Second Lien Agent and the trustee.

“Security Agreement” means one or more Second Lien Security Agreements, dated as of the Issue Date, made by the Company, EXXI USA and the Subsidiary Guarantors in favor of the collateral agent, as amended or supplemented from time to time in accordance with its terms.

“Security Documents” means any one or more of the Intercreditor Agreement, the Security Agreement, each Mortgage and any other security agreements, pledge agreements, mortgages, deeds of trust or other grants or transfers for security executed and delivered by the Company, the Guarantors or any other obligor under the indenture creating, or purporting to create, a Lien upon Collateral in favor of the trustee for the benefit of the Holders of the Second Lien Notes, in each case as amended, modified, renewed, restated or replaced, in whole or part, from time to time, in accordance with its terms.

“Senior Debt” means all Indebtedness of the Company or any of its Restricted Subsidiaries permitted to be incurred under the terms of the indenture, unless the instrument under which such Indebtedness is incurred expressly provides that it is subordinated in right of payment to the Second Lien Notes or any Guarantee, and all Obligations with respect to the foregoing.

“Significant Subsidiary” means any Subsidiary that owns Collateral or that would be a “significant subsidiary” as defined in Article 1, Rule 1-02 of Regulation S-X, promulgated pursuant to the Securities Act, as such Regulation is in effect on the date of the indenture.

“Specified Ratios” means, collectively, (a) the Company’s Fixed Charge Coverage Ratio for the most recently ended four full fiscal quarters for which internal financial statements are available, (b) the Company’s Total Leverage Ratio (as defined in the Credit Agreement as in effect on the Issue Date) as of the most recent balance sheet date for which internal financial statements are available, and (c) the ratio of the Company’s Total Debt to Proven Reserves (as each such term is defined in the Credit Agreement as in effect on the Issue Date). For purposes of the calculations in clause (c), (i) Total Debt will be as of the most recent balance sheet date for which internal financial statements are available and (ii) Proven Reserves will be as set forth in the Company’s year-end reserve report in accordance with the definition of “ACNTA,” prepared by one or more of the Company’s independent petroleum engineers as of the last date of the Company’s most recent fiscal year, as adjusted for subsequent acquisitions, dispositions, discoveries, extensions or revisions, if any, as provided for in the definition of “ACNTA.”

“S&P” means Standard & Poor’s Rating Services, a division of McGraw-Hill, Inc., or any successor thereof.

“Stated Maturity” means, with respect to any installment of interest or principal on any series of Indebtedness, the date on which the payment of interest or principal was scheduled to be paid in the original documentation governing such Indebtedness, and will not include any contingent obligations to repay, redeem or repurchase any such interest or principal prior to the date originally scheduled for the payment thereof.

“Subsidiary” means, with respect to any specified Person:

(1)	any corporation, association or other business entity (other than a partnership) of which more than 50% of the total voting power of Voting Stock is at the time owned or controlled, directly or through another Subsidiary, by that Person or one or more of the other Subsidiaries of that Person (or a combination thereof); and
(2)	any partnership (a) the sole general partner or the managing general partner of which is such Person or a Subsidiary of such Person or (b) the only general partners of which are that Person or one or more Subsidiaries of that Person (or any combination thereof), or (c) as to which such Person and its Subsidiaries are entitled to receive more than 50% of the assets of such partnership upon its dissolution.

“Subsidiary Guarantors” means each Restricted Subsidiary of the Company that executes the indenture as an initial Guarantor or that becomes a Guarantor in accordance with the provisions of the indenture and their respective successors and assigns.

“Unrestricted Subsidiary” means any Subsidiary of the Company that is designated by the Board of Directors as an Unrestricted Subsidiary pursuant to a Board Resolution, but only to the extent that such Subsidiary:

(1)	has no Indebtedness other than Non-Recourse Debt;
(2)	is not party to any agreement, contract, arrangement or understanding with the Company or any Restricted Subsidiary of the Company unless the terms of any such agreement, contract, arrangement or understanding are no less favorable to the Company or such Restricted Subsidiary than those that might be obtained at the time from Persons who are not Affiliates of the Company;

(3)	is a Person with respect to which neither the Company nor any of its Restricted Subsidiaries has any direct or indirect obligation (a) to subscribe for additional Equity Interests or (b) to maintain or preserve such Person’s financial condition or to cause such Person to achieve any specified levels of operating results; and
(4)	has not guaranteed or otherwise directly or indirectly provided credit support for any Indebtedness of the Company or any of its Restricted Subsidiaries.

Any designation of a Subsidiary of the Company as an Unrestricted Subsidiary will be evidenced to the trustee by filing with the trustee the Board Resolution giving effect to such designation and an officers’ certificate certifying that such designation complied with the preceding conditions and was permitted by the covenant described above under the caption “— Certain Covenants — Restricted Payments.” If, at any time, any Unrestricted Subsidiary would fail to meet the preceding requirements as an Unrestricted Subsidiary, it will thereafter cease to be an Unrestricted Subsidiary for purposes of the indenture and any Indebtedness of such Subsidiary will be deemed to be incurred by a Restricted Subsidiary of the Company as of such date and, if such Indebtedness is not permitted to be incurred, and any Lien of such Subsidiary will be deemed to be incurred as of such date under the covenant, or such Lien is not permitted to be incurred as of such date under the covenant described under the caption “Liens”, then in, in either case, described under the caption “— Certain Covenants — Incurrence of Indebtedness and Issuance of Preferred Stock,” the Company will be in default of such covenant.

“Volumetric Production Payments” means production payment obligations recorded as deferred revenue in accordance with GAAP, together with all related undertakings and obligations.

“Voting Stock” of any Person as of any date means the Capital Stock of such Person that is at the time entitled (without regard to the occurrence of any contingency) to vote in the election of the Board of Directors of such Person.

“Weighted Average Life to Maturity” means, when applied to any Indebtedness at any date, the number of years obtained by dividing:

(1)	the sum of the products obtained by multiplying (a) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect of the Indebtedness, by (b) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment; by
(2)	the then outstanding principal amount of such Indebtedness.

CONCURRENT TRANSACTIONS

Private Placement

We have entered into discussions with a limited number of qualified institutional buyers (as defined in Rule 144A under the Securities Act) and institutional accredited investors about a possible issuance to them of Series B Second Lien Notes and shares of the Parent’s common stock for cash in a private placement exempt from the registration requirements of Section 5 of the Securities Act pursuant to Section 4(2) of the Securities Act. As of the date of this Offering Circular, we have received commitments to purchase an aggregate of $121.8 principal amount of Series B Second Lien Notes. In consideration for the commitment of one purchaser, we have entered into an agreement with such purchaser to pay all reasonable transaction expenses incurred by such purchaser if the exchange offer is consummated or up to $250,000 in legal and other out of pocket expenses incurred by such purchaser if the exchange offer is not consummated. In the private placement, we would issue Series B Second Lien Notes in an aggregate principal amount of at least $50.0 million and up to $89.0 million. The purchase price would be $1.0 million in cash for every (i) $1.0 million in principal amount of Series B Second Lien Notes and (ii) 220,412 shares of the Parent’s common stock. We intend to apply a combination of cash on hand and the cash proceeds from the private placement to repay indebtedness under our Credit Agreement and for general corporate purposes.

Closing of the private placement is conditioned upon the successful completion of the exchange offer and consent solicitation described in this Offering Circular and the delivery of $126.0 million of Senior Notes held by the Company for cancellation. Conversely, closing of the exchange offer is conditioned upon the closing of the sale of not less than a $50.0 million principal amount of Series B Second Lien Notes in the private placement. See “Conditions of the Exchange Offer and the Consent Solicitation.” The conditions to the closing of the private placement also include the negotiation and execution of a purchase agreement and registration rights agreement. No assurance can be given that we will be able to negotiate and finalize such an agreement or that the private placement will be successfully consummated, or, if consummated, on what terms and at what point in time it will be consummated.

In connection with the private placement, we expect to enter into a registration rights agreement pursuant to which we would agree, among other things, to file and cause to become effective within 180 days of closing the private placement (and use reasonable efforts to keep effective) a registration statement relating to an exchange offer for the Series B Second Lien Notes issued in the private placement as described above. Should such deadline not be met (a “Registration Default”), we will be required to pay cash interest at 14.5% (a 50 basis point premium), plus a PIK Payment of 2%, until such Registration Default is cured, increasing by an additional 0.5% (50 basis point premium) for each 60-day period which passes until all Registration Defaults are cured to a maximum of 1.5% (150 basis points).

Reduction in Bank Borrowing Base

As of June 30, 2009, total outstanding borrowings and letters of credit under our revolving credit facility were $234.8 million, with remaining availability of approximately $5.2 million, based on the current borrowing base of $240.0 million. Upon closing of the exchange and the private placement, and the application of $41.0 million of the net proceeds of the private placement to repay indebtedness under our revolving credit facility, the borrowing base under our revolving credit facility will be reduced to $199.0 million. The new borrowing base is subject to approval by banks holding not less than 67% of the lending commitments under our revolving credit facility, and the final borrowing base may be lower than the level recommended by the agent for the bank group. See “Risk Factors — Risks Relating to the Company’s Liquidity — The borrowing base under our revolving credit facility will be reduced upon the closing of the exchange offer and the private placement, and may be further reduced in the future if commodity prices decline, which will limit our available funding for exploration and development.”

CERTAIN U.S. FEDERAL INCOME TAX CONSIDERATIONS

TO ENSURE COMPLIANCE WITH TREASURY DEPARTMENT CIRCULAR 230, PROSPECTIVE HOLDERS ARE HEREBY NOTIFIED THAT: (A) ANY DISCUSSION OF FEDERAL TAX ISSUES IN THIS OFFERING CIRCULAR IS NOT INTENDED OR WRITTEN TO BE RELIED UPON, AND CANNOT BE RELIED UPON, BY HOLDERS OF NOTES FOR THE PURPOSE OF AVOIDING PENALTIES THAT MAY BE IMPOSED ON SUCH HOLDERS UNDER THE INTERNAL REVENUE CODE OF 1986 (THE “CODE”); (B) SUCH DISCUSSION IS WRITTEN IN CONNECTION WITH THE PROMOTION OR MARKETING OF THE TRANSACTIONS OR MATTERS ADDRESSED HEREIN; AND (C) PROSPECTIVE HOLDERS OF SECOND LIEN NOTES SHOULD SEEK ADVICE BASED ON THEIR PARTICULAR CIRCUMSTANCES FROM AN INDEPENDENT TAX ADVISOR.

The following discussion summarizes certain U.S. federal income tax consequences to U.S. holders and Non-U.S. holders (each term as defined below and in the aggregate, referred to as “holders”) relating to the exchange of the Senior Notes for Second Lien Notes pursuant to the exchange offer, the consent solicitation, and the ownership and disposition of the Second Lien Notes received pursuant to the exchange offer. This discussion is based upon the provisions of the Code, applicable Treasury Regulations promulgated and proposed thereunder, judicial authority and administrative interpretations, as of the date hereof, all of which are subject to change, possibly with retroactive effect, or are subject to different interpretations. In addition, there can be no assurance that the Internal Revenue Service (the “IRS”) will agree with the statements and conclusions reached in the following summary.

This discussion assumes that the Senior Notes are, and the Second Lien Notes will be, held as capital assets within the meaning of Section 1221 of the Code (generally, property held for investment) and does not address the tax considerations applicable to subsequent purchasers of Second Lien Notes. In addition, this summary does not address all tax considerations that may be important to a particular holder in light of the holder’s circumstances, or to certain categories of investors that may be subject to special rules, such as:

•	dealers in securities or currencies;
•	traders in securities that have elected the mark-to-market method of accounting for their securities;
•	U.S. holders (as defined below) whose functional currency is not the U.S. dollar;
•	persons holding notes as part of a hedge, straddle, conversion or other “synthetic security” or integrated transaction;
•	certain U.S. expatriates;
•	financial institutions;
•	insurance companies;
•	regulated investment companies;
•	real estate investment trusts;
•	persons subject to the alternative minimum tax;
•	entities that are tax-exempt for U.S. federal income tax purposes; and
•	partnerships and other pass-through entities and holders of interests therein.

This discussion also does not address the tax considerations arising under the laws of any foreign, state, local, or other jurisdiction or any estate or gift tax consideration.

If a partnership (including an entity treated as a partnership for U.S. federal income tax purposes) holds the Senior Notes or Second Lien Notes, the tax treatment of a partner in the partnership generally will depend upon the status of the partner and the activities of the partnership. If you are a partnership or a partner of a partnership holding Senior Notes or Second Lien Notes, you should consult your tax advisor regarding the tax consequences of the exchange offer, the consent solicitation and the ownership and disposition of the Second Lien Notes.

For purposes of this discussion, the term “U.S. holder” means a beneficial owner of Senior Notes or Second Lien Notes that is, for U.S. federal income tax purposes:

•	an individual who is a U.S. citizen or U.S. resident alien;
•	a corporation, or other entity taxable as a corporation for U.S. federal income tax purposes, that was created or organized in or under the laws of the United States, any state thereof or the District of Columbia;
•	an estate whose income is subject to U.S. federal income taxation regardless of its source; or
•	a trust if a court within the United States is able to exercise primary supervision over the administration of the trust and one or more United States persons have the authority to control all substantial decisions of the trust, or that has a valid election in effect under applicable U.S. Treasury Regulations to be treated as a United States person.

For purposes of this discussion, the term “Non-U.S. holder” means a beneficial owner of Senior Notes or Second Lien Notes (other than a partnership or other entity treated as a partnership for U.S. federal income tax purposes) that is not a U.S. holder.

This discussion is for general information purposes only, and is not intended to be, and should not be construed to be, legal or tax advice to any particular holder. You are urged to consult your own tax advisor with regard to the application of the U.S. federal income tax laws, as well as the application of non-income tax laws and the laws of any state, local or non-U.S. taxing jurisdiction, to your particular situation.

Debt Treatment

Whether an instrument is characterized as debt or equity for U.S. federal income tax purposes depends upon the facts and circumstances surrounding the issuer and the terms and operation of the instrument. We intend to take the position that the Second Lien Notes will be treated as debt for U.S. federal income tax purposes. If the Second Lien Notes were recharacterized as equity for U.S. federal income tax purposes, adverse consequences could result to us and the holders of the Second Lien Notes. Based on the position set forth above, the following discussion assumes that the Second Lien Notes are properly characterized as debt for U.S. federal income tax purposes.

Tax Consequences to Participating U.S. Holders

The Exchange

We intend to take the position that the issuance of Second Lien Notes for Senior Notes constitutes an exchange and, therefore, you will recognize gain or loss in full upon the exchange unless the exchange qualifies as a recapitalization. In order for the exchange of Senior Notes for Second Lien Notes to qualify as a recapitalization, the Senior Notes and the Second Lien Notes must both be treated as “securities” under the relevant provisions of the Code. Neither the Code nor the Treasury Regulations define the term security. Whether a debt instrument is a security is based on all of the facts and circumstances, but most authorities have held that the term to maturity of the debt instrument is one of the most significant factors. In this regard, debt instruments with a term of ten years or more generally have qualified as securities, whereas debt instruments with a term of less than five years generally have not qualified as securities. The Senior Notes had an initial term of six years and the Second Lien Notes will have a term slightly less than five years. Therefore, it is unclear whether the Senior Notes and the Second Lien Notes will qualify as securities. We intend to take the position that the Senior Notes and the Second Lien Notes will be treated as securities and that the exchange of Senior Notes for Second Lien Notes will be treated as a tax-free recapitalization. There can be no assurance, however, that the IRS will agree with this characterization. Because of the inherently factual nature of the determination, you are urged to consult your own tax advisor regarding the classification of the Senior Notes and Second Lien Notes as securities and the application of the recapitalization rules.

If both the Senior Notes and Second Lien Notes are treated as securities, you will not recognize any gain or loss on the exchange. In addition, your initial tax basis in the Second Lien Notes received in the exchange will be equal to your adjusted tax basis in the Senior Notes exchanged therefor, and the holding period for such Second Lien Notes will include the period during which you held the Senior Notes surrendered in the exchange.

If either the Senior Notes or Second Lien Notes are not treated as securities, then the exchange will be treated as a taxable exchange pursuant to which you will generally recognize gain or loss equal to the difference, if any, between (i) the “issue price” (determined as described below under “Issue Price of Second Lien Notes”) of the Second Lien Notes at the time of the exchange and (ii) your adjusted tax basis in the Senior Notes exchanged therefor on the date of the exchange. Your adjusted tax basis in the Senior Notes generally will equal the amount paid for such Senior Notes, increased by market discount, if any, previously included in income and reduced by any amortizable bond premium previously amortized. Your initial tax basis in the Second Lien Notes generally will equal their issue price, and your holding period in the Second Lien Notes will begin the day after the exchange. Subject to the discussion of market discount below, any gain or loss you recognize generally will be capital gain or loss and will be long-term capital gain or loss if the Senior Notes have been held for more than one year. Non-corporate U.S. holders currently are eligible for reduced rates of taxation on long-term capital gains. The deductibility of capital losses is subject to limitations.

Issue Price of Second Lien Notes

The rules regarding the determination of the “issue price” of a debt instrument are complex and their application to the Series A Second Lien Notes is unclear. If the Series A Second Lien Notes issued in the exchange offer and the Series B Second Lien Notes sold for cash in the private placement are treated as a single issue for U.S. federal income tax purposes, then the issue price of the Series A Second Lien Notes would be the same as the issue price of the Series B Second Lien Notes. Because each Series B Second Lien Note will be sold as part of an “investment unit” consisting of a Series B Second Lien Note and shares of Parent common stock, the purchase price paid for that “investment unit” will be allocated between the Series B Second Lien Note and the shares of Parent common stock based on their relative fair market values. The amount so allocated to the Series B Second Lien Note will be its “issue price.” We intend to take the position that the Series A Second Lien Notes and the Series B Second Lien Notes are treated as a single issue for U.S. federal income tax purposes and, thus, the issue price of the Series A Second Lien Notes will be the same as the issue price of the Series B Second Lien Notes, determined in the manner described above. It is possible, however, that the IRS may take the position that the Series A Second Lien Notes and Series B Second Lien Notes are not part of the same issue for U.S. federal income tax purposes, in which case, the issue price of a Series A Second Lien Note and the amount of original issue discount (“OID”), as described below, may be different from the Series B Second Lien Notes.

If the Series A Second Lien Notes and the Series B Second Lien Notes are not treated as part of the same issue for U.S. federal income tax purposes, then the issue price of the Series A Second Lien Notes generally would be determined based on whether the Series A Second Lien Notes are considered to be “publicly traded,” within the meaning of applicable Treasury regulations. Notes are considered to be “publicly traded” if, at any time during the 60-day period ending 30 days after the date of issuance, (i) they appear on a system of general circulation that provides a reasonable basis to determine their fair market value by disseminating either (x) recent price quotations (including rates, yields, or other pricing information) of one or more identified brokers, dealers or traders or (y) actual prices (including rates, yields, or other pricing information) of recent sales transactions or (ii) price quotations are readily available from dealers, brokers, or traders and certain exceptions do not apply. Although not free from doubt, we believe that the Series A Second Lien Notes will likely be considered “publicly traded” for these purposes, in which case, the issue price of the Series A Second Lien Notes would be equal to their fair market value on the date of the exchange. If the Series A Second Lien Notes are not considered “publicly traded,” then the issue price of the Series A Second Lien Notes would be equal to the fair market value on the date of the exchange of the Senior Notes exchanged therefore, assuming the Senior Notes are considered to be publicly traded. If the issue price of the Series A Second Lien Notes were based on the fair market value of the Senior Notes, we expect that there would be a single issue price for the Series A Second Lien Notes. However, it is possible that the IRS could take the position that the Series A Second Lien Notes have different issue prices based on the Senior Notes tendered in exchange therefor, which would affect the fungibility of the Series A Second Lien Notes. If neither the Series A Second Lien Notes nor the Senior Notes exchanged therefor are considered to be publicly traded then the issue price of the Series A Second Lien Notes would be their stated principal amount.

We cannot predict with certainty what position the IRS may take with regard to whether the Series A Second Lien Notes and the Series B Second Lien Notes are considered part of the same issue for U.S. federal income tax purposes or, if not so treated, whether either the Series A Second Lien Notes or the Senior Notes are considered publicly traded. Because of the uncertainty, it is possible that we may seek a ruling from the IRS with respect to the application of the issue price rules in these circumstances. The remainder of this discussion assumes that the Series A Second Lien Notes and the Series B Second Lien Notes constitute a single issue of notes for U.S. federal income tax purposes and, thus, both series of notes will have an issue price equal to the issue price of the Series B Second Lien Notes. You are strongly encouraged to consult your own tax advisor regarding the determination of the issue price of the Series A Second Lien Notes and the potential consequences of such notes being treated as having an issue price different from that contemplated herein.

Market Discount

If you acquired Senior Notes with market discount, any gain recognized on the exchange of Senior Notes for Second Lien Notes will be treated as ordinary income (and will not receive capital gain treatment) to the extent of the market discount accrued during your period of ownership, unless you previously had elected to include market discount in income as it accrued for U.S. federal income tax purposes. For these purposes, market discount is generally the excess, if any, of the stated principal amount of a Senior Note over your initial tax basis in the Senior Note, if such excess exceeds a de minimis amount. If the exchange of Senior Notes for Second Lien Notes qualifies as a recapitalization, any accrued market discount not recognized on the exchange should carry over to the Second Lien Notes. If you acquired Senior Notes other than at original issuance, you should consult your tax advisor regarding the possible application of the market discount rules of the Code to a tender of the Senior Notes pursuant to the exchange offer.

Accrued Interest

To the extent that any amount received by you is attributable to accrued interest on a Senior Note, such amount will be includable in gross income as interest income if such accrued interest has not been included previously in your gross income for U.S. federal income tax purposes.

Ownership of Second Lien Notes

Payments of Interest

Payments of “qualified stated interest” on a Second Lien Note will generally be taxed to you as ordinary income at the time it is paid or accrued in accordance with your method of accounting for U.S. federal income tax purposes. “Qualified stated interest” means stated interest that is unconditionally payable in cash or in property (other than debt instruments of the issuer) at least annually at a single fixed rate or, subject to certain conditions, at a rate based on one or more interest indices. The cash interest payments on the Second Lien Notes should be treated as qualified stated interest.

Original Issue Discount

The Second Lien Notes will be treated as having been issued with original issue discount (“OID”) if the stated redemption price at maturity of such notes exceeds their issue price by more than a de minimis amount. The stated redemption price at maturity of a Second Lien Note will include all payments to be made on the note other than payments of qualified stated interest. Interest that is payable in kind (by either increasing the principal amount of a Second Lien Note or by issuing “PIK Notes”) will not be treated as qualified stated interest and thus will be added to the stated redemption price at maturity. As a result of the PIK interest and the determination of the issue price of the Second Lien Notes, as described above, the stated redemption price at maturity of a Second Lien Note will exceed its issue price by more than a de minimis amount.

Regardless of your method of accounting, you will be required to accrue OID on a constant yield basis and include such accruals in gross income in advance of the receipt of cash attributable to that income. The amount of OID allocable to an accrual period is equal to the difference between (i) the product of the “adjusted issue price” of a Second Lien Note at the beginning of the accrual period and its yield to maturity

(determined on the basis of a compounding assumption that reflects the length of the accrual period) and (ii) the amount of any qualified stated interest allocable to the accrual period. An accrual period may be of any length and may vary in length over the term of a Second Lien Note. However, no accrual period may be longer than one year and each scheduled payment of interest or principal on a Second Lien Note must occur on either the first or final day of an accrual period. The “adjusted issue price” of a Second Lien Note at the beginning of any accrual period is equal to its issue price increased by the accrued OID for each prior accrual period (determined without regard to the amortization of any acquisition premium or amortizable bond premium, as discussed below under “Acquisition Premium or Amortizable Bond Premium on Second Lien Notes”). The yield to maturity of a Second Lien Note is the discount rate that, when used in computing the present value of all principal and interest payments to be made under the note, produces an amount equal to the issue price of the note. Under these rules, you generally will have to include in income increasingly greater amounts of OID in successive accrual periods.

You may elect, subject to certain limitations, to treat all interest on a Second Lien Note as OID and calculate the amount includible in gross income under the constant yield method described above. The election is to be made for the taxable year in which you acquire the Second Lien Note, and may not be revoked without the consent of the IRS. You should consult your own tax advisor about this election.

Acquisition Premium or Amortizable Bond Premium on Second Lien Notes

If your initial tax basis in a Second Lien Note is greater than its issue price and less than or equal to its stated redemption price at maturity, the Second Lien Note will be considered to have been issued to you at an “acquisition premium.” Under the acquisition premium rules, the amount of OID that you must include in gross income with respect to such a Second Lien Note for any taxable year will be reduced by the portion of the acquisition premium properly allocable to that year.

If your initial tax basis in a Second Lien Note is greater than its stated redemption price at maturity, you will be considered to have acquired the Second Lien Note with “amortizable bond premium” and you will not be required to include any OID in income. You generally may elect to amortize the premium over the remaining term of such a Second Lien Note using a constant yield method as an offset to interest when includible in income under your regular accounting method. If you do not elect to amortize the premium, that premium will decrease the gain or increase the loss you would otherwise recognize on disposition of the Second Lien Note.

Sale, Exchange or Retirement of Second Lien Notes

Unless a non-recognition provision applies, you generally will recognize taxable gain or loss upon a sale, exchange or retirement of a Second Lien Note in an amount equal to the difference between (i) the amount of cash and the fair market value of any property received (less an amount equal to any accrued but unpaid interest, which will be taxed in the manner described above under “Payments of Interest”) and (ii) your adjusted tax basis in the Second Lien Note. Your adjusted tax basis in a Second Lien Note will, in general, be your initial tax basis in the Second Lien Note, increased by any OID or market discount previously included in income, and reduced by any amortized bond premium. Any gain or loss on the sale, exchange or retirement of a Second Lien Note will generally be capital gain or loss (although all or a portion of any recognized gain could be subject to ordinary income treatment if there is any accrued market discount on the Second Lien Note at the time of the sale, exchange or retirement, either as a result of the carry over of accrued market discount from a Senior Note to the Second Lien Note or the accrual of market discount on the Second Lien Note, as discussed above under “Tax Consequences to Participating U.S. Holders — The Exchange — Market Discount”) and will be long-term capital gain or loss if the Second Lien Note has a holding period of more than one year at the time of the sale, exchange or retirement. Long-term capital gains of individuals, estates and trusts currently are eligible for reduced rates of taxation. The deductibility of capital losses may be subject to limitation.

Tax Consequences to Participating Non-U.S. Holders

The Exchange

You generally will not be subject to U.S. federal income tax with respect to any gain that is recognized on the exchange of Senior Notes for Second Lien Notes pursuant to the exchange offer (as discussed above under “Tax Consequences to Participating U.S. Holders — The Exchange”) unless:

•	the gain is effectively connected with your conduct of a trade or business in the United States (and, if required by an applicable income tax treaty, is attributable to a U.S. permanent establishment that you maintain), in which case the gain will be subject to tax on a net income basis in the same manner as effectively connected interest income as described below under “— Tax Consequences of Ownership of Second Lien Notes — Payments of Interest”; or
•	you are an individual who is present in the United States for 183 days or more in the taxable year of the exchange, and certain other conditions are met, in which case the gain (reduced by any U.S.-source capital losses) will be subject to a 30% tax.

Any amount you receive in the exchange in respect of accrued interest on your Senior Notes will be treated in the same manner as a payment of interest on a Second Lien Note as described below under “Tax Consequences of Ownership of Second Lien Notes — Payments of Interest.”

Ownership of Second Lien Notes

Payments of Interest

Payments to you of interest (including for purposes of the discussion below, OID) on the Second Lien Notes generally will be exempt from withholding of U.S. federal income tax under the “portfolio interest” exemption if:

•	you do not actually or constructively own 10% or more of our voting stock;
•	you are not a “controlled foreign corporation” that is related (actually or constructively) to us through stock ownership;
•	you are not a bank whose receipt of interest on the Second Lien Notes is in connection with an extension of credit made pursuant to a loan agreement entered into in the ordinary course of your trade or business;
•	interest on the Second Lien Notes is not effectively connected with your conduct of a U.S. trade or business; and
•	you provide a validly completed IRS Form W-8BEN or appropriate substitute form to us, or our paying agent, establishing your Non-U.S. holder status.

If you cannot satisfy the requirements described above, payments of interest made to you will be subject to U.S. federal withholding tax at a 30% rate, unless you provide us or our paying agent with a properly executed (i) IRS Form W-8BEN (or successor form) claiming an exemption from (or a reduction of) withholding under the benefit of an income tax treaty (in which case, you generally will be required to provide a U.S. taxpayer identification number), or (ii) IRS Form W-8ECI (or other applicable form) certifying that interest paid on the Second Lien Notes is not subject to withholding tax because it is effectively connected with your conduct of a trade or business in the United States.

If you are engaged in a trade or business in the United States and interest on the Second Lien Notes is effectively connected with your conduct of that trade or business, then you will be subject to U.S. federal income tax on that interest on a net income basis unless an applicable income tax treaty provides otherwise (although you will be exempt from the 30% U.S. federal withholding tax, provided the certification requirements discussed above are satisfied) in generally the same manner as if you were a U.S. holder. In addition, if you are a corporate Non-U.S. holder, you may be subject to a branch profits tax equal to 30% (or lower applicable income tax treaty rate) of such interest, subject to adjustments.

Sale, Exchange or Retirement of Second Lien Notes

Any gain realized upon the sale, exchange or retirement of a Second Lien Note generally will not be subject to U.S. federal income tax unless certain exceptions apply, as described above under “Tax Consequences to Participating Non-U.S. Holders — The Exchange.”

Tax Consequences of Proposed Amendments to Non-Exchanging Holders

Consequences to U.S. Holders

If the Proposed Amendments do not become effective, then a U.S. holder that does not exchange its Senior Notes will not realize gain or loss for U.S. federal income tax purposes.

If the Proposed Amendments do become effective, the tax treatment of a U.S. holder that does not exchange its Senior Notes will depend upon whether the modification to such Senior Notes results in a deemed exchange of such Senior Notes for “new” Senior Notes for U.S. federal income tax purposes. Generally, the modification of a debt instrument will be treated as a “deemed” exchange of an old debt instrument for a new debt instrument if such modification is “significant” within the meaning of the Treasury Regulations promulgated under Section 1001 of the Code. A modification is “significant” if, based on all the facts and circumstances, and taking into account all modifications of the debt instrument collectively, the legal rights and obligations that are altered and the degree to which they are altered are economically significant, provided that a modification that adds, deletes, or alters customary accounting or financial covenants is not a “signification modification.” We believe that the adoption of the Proposed Amendments should not constitute a “significant modification” to the terms of the Senior Notes. In such case, U.S. holders that do not exchange their Senior Notes pursuant to the exchange offer would not recognize any gain or loss even if the Proposed Amendments were to become effective.

It is possible, however, and the IRS could assert that the modifications to the terms of the Senior Notes are significant and thus result in a deemed exchange. If this assertion were successful, the tax consequences to a U.S. holder that does not tender its Senior Notes would depend on whether such Senior Notes and the “new” Senior Notes deemed received in exchange therefor are treated as “securities” for U.S. federal income tax purposes. If the modifications to the terms of the Senior Notes are treated as significant and both the Senior Notes and the “new” Senior Notes deemed received in exchange therefor are treated as securities, a U.S. holder that does not tender its Senior Notes would be treated as having exchanged such Senior Notes for “new” Senior Notes in a tax-free recapitalization and would generally not recognize any gain or loss. If, however, either the Senior Notes or the “new” Senior Notes deemed received in exchange therefor are not treated as securities, the deemed exchange would not qualify as a tax-free recapitalization, and the non-tendering U.S. holder would recognize gain or loss in an amount equal to the difference between the issue price of the “new” Senior Notes deemed to be received by such U.S. holder in the exchange and the basis of the “old” Senior Notes deemed to have been surrendered. The issue price of the new Senior Notes deemed to be received would be the fair market value of the old Senior Notes, assuming the old Senior Notes are treated as “publicly traded” as defined in Treasury Regulations. All or a portion of any gain recognized may be treated as ordinary income under the market discount rules described below. Regardless of whether any deemed exchange qualifies as a tax-free recapitalization, the “new” Senior Notes issued in the deemed exchange might be treated as having been issued with OID, which would cause a U.S. holder to recognize interest income before receiving the cash to which such interest income is attributable. U.S. holders are encouraged to consult their tax advisors regarding the potential tax consequences of not tendering their Senior Notes pursuant to the exchange offer.

Consequences to Non-U.S. Holders

If the Proposed Amendments become effective and were treated as causing a deemed exchange, non-tendering Non-U.S. holders may be treated as recognizing income or gain for U.S. federal income tax purposes as a result of a “deemed” exchange of their Senior Notes. Such income or gain generally would be taxable only under the circumstances described above under “Tax Consequences to Non-U.S. holders — The Exchange.”

Information Reporting and Backup Withholding

U.S. Holders

In general, information reporting requirements may apply to the exchange of Senior Notes for Second Lien Notes, and such requirements will apply to certain payments to you of interest (including OID) on, or proceeds from a disposition (including a retirement or redemption) of, Second Lien Notes (unless you are an exempt recipient such as a corporation).

Backup withholding may apply to the exchange of Senior Notes for Second Lien Notes, and payments of interest on, or proceeds from disposition (including a retirement or redemption) of, Second Lien Notes if you fail to provide your taxpayer identification number or a certification that you are not subject to backup withholding. Backup withholding is not an additional tax and any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against your federal income tax liability, if any, provided the required information is timely furnished to the IRS.

Non-U.S. Holders

Payments to you of interest on a Second Lien Note, and amounts withheld from such payments, if any, generally will be required to be reported to the IRS and to you.

United States backup withholding tax generally will not apply to payments to you of interest on a Second Lien Note if the statement described in “Tax Consequences to Non-U.S. holders — Tax Consequences of Ownership of Second Lien Notes — Payments of Interest” is duly provided or you otherwise establish an exemption, provided that we do not have actual knowledge or reason to know that you are a United States person.

Payment of the proceeds of a disposition of a Second Lien Note effected by the U.S. office of a U.S. or foreign broker will be subject to information reporting requirements and backup withholding unless you properly certify under penalties of perjury as to your foreign status and certain other conditions are met or you otherwise establish an exemption. Information reporting requirements and backup withholding generally will not apply to any payment of the proceeds of the disposition of a Second Lien Note effected outside the United States by a foreign office of a broker. However, unless such a broker has documentary evidence in its records that you are a Non-U.S. holder and certain other conditions are met, or you otherwise establish an exemption, information reporting will apply to a payment of the proceeds of the disposition of a Second Lien Note effected outside the United States by such a broker if it is:

•	a United States person;
•	a foreign person that derives 50% or more of its gross income for certain periods from the conduct of a trade or business in the United States;
•	a controlled foreign corporation for U.S. federal income tax purposes; or
•	a foreign partnership that, at any time during its taxable year, has more than 50% of its income or capital interests owned by United States persons or is engaged in the conduct of a U.S. trade or business.

Backup withholding is not an additional tax. Any amount withheld under the backup withholding rules is allowable as a credit against your U.S. federal income tax liability, if any, and a refund may be obtained if the amounts withheld exceed your actual U.S. federal income tax liability and you timely provide the required information or appropriate claim form to the IRS.

THE PRECEDING DISCUSSION OF CERTAIN U.S. FEDERAL INCOME AND TAX CONSIDERATIONS IS FOR GENERAL INFORMATION ONLY AND IS NOT TAX ADVICE. WE URGE EACH HOLDER OF SENIOR NOTES TO CONSULT ITS OWN TAX ADVISOR REGARDING THE PARTICULAR FEDERAL, STATE, LOCAL AND FOREIGN TAX CONSEQUENCES OF THE EXCHANGE, THE PROPOSED AMENDMENTS AND OWNERSHIP AND DISPOSITION OF OUR SECOND LIEN NOTES, INCLUDING THE CONSEQUENCES OF ANY PROPOSED CHANGE IN APPLICABLE LAWS.

Tax Consequences to the Company of Cancellation of Indebtedness Income

When a corporation issues one debt instrument in satisfaction of another debt instrument, it is treated as having satisfied its prior indebtedness for an amount equal to the “issue price” of the new debt instrument. Cancellation of indebtedness income (“COD Income”) is realized by such corporation to the extent that the adjusted issue price of the prior indebtedness exceeds the issue price of the debt exchanged therefor. Thus, to the extent that the issue price of the Second Lien Notes is less than the adjusted issue price of the Senior Notes exchanged therefor, we will realize COD Income. The amount of COD Income realized must generally be included in gross income for U.S. federal income tax purposes. It is possible that our net operating losses (“NOL”) will offset some of our recognized COD Income for regular U.S. federal income tax purposes. However, an alternative minimum tax (“AMT”) is imposed on a corporation’s alternative minimum taxable income at a 20% rate to the extent that such tax exceeds the corporation’s regular U.S. federal income tax. For purposes of computing taxable income for AMT purposes, certain tax deductions and other beneficial allowances are modified or eliminated. In particular, even though a corporation might be able to offset all of its taxable income for regular tax purposes by available NOL carryovers, only 90% of a corporation’s taxable income for AMT purposes may be offset by available NOL carryovers or carrybacks, and therefore we may incur an AMT liability with respect to COD Income recognized as a result of the exchange offer.

In addition, under recently enacted legislation, we may elect to defer the recognition of such COD Income and, instead, recognize such income ratably over a five-year period from 2014 through 2018. If we choose to make this election in respect of any Senior Notes, we will not be permitted to deduct any OID on the Second Lien Notes that we issue in respect of such Senior Notes to the extent that such OID (i) accrues before 2014, and (ii) does not exceed the COD Income attributable to our acquisition of such Senior Notes. We will, however, be allowed to take these disallowed OID deductions ratably over the five-year period from 2014 through 2018.

CERTAIN ERISA CONSIDERATIONS

The following is a summary of certain considerations associated with the exchange of Senior Notes for Second Lien Notes and the holding of the Second Lien Notes by employee benefit plans that are subject to Title I of the U.S. Employee Retirement Income Security Act of 1974, as amended (“ERISA”), plans, individual retirement accounts and other arrangements that are subject to Section 4975 of the U.S. Internal Revenue Code of 1986, as amended (the “Code”), or provisions under any federal, state, local, non-U.S. or other laws or regulations that are similar to such provisions of ERISA or the Code (collectively, “Similar Laws”), and entities whose underlying assets are considered to include “plan assets” of any such plan, account or arrangement (each, a “Plan”). A plan that is subject to Title I of ERISA or Section 4975 of the Code is referred to as an “ERISA Plan.”

General Fiduciary Matters

ERISA imposes certain duties on persons who are fiduciaries of a Plan subject to Title I of ERISA, and ERISA and the Code prohibit certain transactions involving the assets of an ERISA Plan and its fiduciaries or other interested parties. Under ERISA and the Code, any person who exercises any discretionary authority or control over the administration of such an ERISA Plan or the management or disposition of the assets of such an ERISA Plan, or who renders investment advice for a fee or other compensation to such an ERISA Plan, is generally considered to be a fiduciary of the ERISA Plan.

In considering the exchange of Senior Notes held by a Plan for Second Lien Notes, a fiduciary should determine whether the transaction is in accordance with the documents and instruments governing the Plan and the applicable provisions of ERISA, the Code or any Similar Law relating to a fiduciary’s duties to the Plan including, without limitation, the prudence, diversification, delegation of control and prohibited transaction provisions of ERISA, the Code and any other applicable Similar Laws.

Prohibited Transaction Issues

Section 406 of ERISA and Section 4975 of the Code prohibit ERISA Plans from engaging in specified transactions involving plan assets with persons or entities who are “parties in interest,” within the meaning of ERISA, or “disqualified persons,” within the meaning of Section 4975 of the Code, unless an exemption is available. A party in interest or disqualified person who engaged in a non-exempt prohibited transaction may be subject to excise taxes and other penalties and liabilities under ERISA and the Code. In addition, the fiduciary of the ERISA Plan that engaged in such a non-exempt prohibited transaction may be subject to penalties and liabilities under ERISA. The exchange of Senior Notes for the Second Lien Notes and/or the holding of the Second Lien Notes by an ERISA Plan with respect to which the Company, the Information Agent, the Exchange Agent or a Guarantor is considered a party in interest or a disqualified person may constitute or result in a direct or indirect prohibited transaction under Section 406 of ERISA and/or Section 4975 of the Code, unless the investment is acquired and is held in accordance with an applicable statutory, class or individual prohibited transaction exemption. In this regard, the U.S. Department of Labor has issued prohibited transaction class exemptions, or “PTCEs,” that may apply to the exchange of Senior Notes for Second Lien Notes and the holding of the Second Lien Notes. These class exemptions include, without limitation, PTCE 84-14 respecting transactions determined by independent qualified professional asset managers, PTCE 90-1 respecting insurance company pooled separate accounts, PTCE 91-38 respecting bank collective investment funds, PTCE 95-60 respecting life insurance company general accounts and PTCE 96-23 respecting transactions determined by in-house asset managers. In addition, Section 408(b)(17) of ERISA and Section 4975(d)(20) of the Code provide limited relief from the prohibited transaction provisions of ERISA and Section 4975 of the Code for certain transactions, provided that neither the issuer of the securities nor any of its affiliates (directly or indirectly) have or exercise any discretionary authority or control or render any investment advice with respect to the assets of any ERISA Plan involved in the transaction and provided further that the ERISA Plan pays no more than adequate consideration in connection with the transaction. There can be no assurance that all of the conditions of any such exemptions will be satisfied.

Because of the foregoing, the Second Lien Notes should not be acquired or held by any person investing “plan assets” of any Plan, unless such acquisition and holding will not constitute a non-exempt prohibited transaction under ERISA or Section 4975 of the Code or similar violation of any applicable Similar Laws.

Representations of Holders

By acceptance of a Series A Second Lien Note, each acquirer and subsequent transferee of the Second Lien Note will be deemed to have represented and warranted that either (i) no portion of the assets used by such acquirer or transferee to acquire or hold the Series A Second Lien Notes constitutes assets of any Plan or (ii) the exchange of Senior Notes for Series A Second Lien Notes and the holding of the Series A Second Lien Notes by such acquirer or transferee will not constitute a non-exempt prohibited transaction under Section 406 of ERISA or Section 4975 of the Code or similar violation under any applicable Similar Laws.

The foregoing discussion is general in nature and is not intended to be all inclusive. Due to the complexity of these rules and the penalties that may be imposed upon persons involved in non-exempt prohibited transactions, it is particularly important that fiduciaries, or other persons considering exchanging Senior Notes for Series A Second Lien Notes on behalf of, or with the assets of, any Plan, consult with their counsel regarding the potential applicability of ERISA, Section 4975 of the Code and any Similar Laws to such investment and whether an exemption would be applicable to the acquisition and holding of the Series A Second Lien Notes.

LEGAL MATTERS

The validity of the Series A Second Lien Notes offered in the exchange offer will be passed upon for us by Vinson & Elkins L.L.P., Houston, Texas.

ANNEX A

THE PROPOSED AMENDMENTS TO SENIOR NOTES INDENTURE

Holders of Notes who desire to accept the exchange offer in respect of the Senior Notes must consent to certain amendments to the Senior Notes Indenture. The following is a summary of the Proposed Amendments to certain covenants and other provisions of such Indenture. The following summary does not purport to be complete and is subject to, and is qualified by reference to, all provisions of the Senior Notes Indenture, including the definitions therein of certain terms. Capitalized terms used herein without definition have the same meanings as set forth in such Indenture.

If the Proposed Amendments become effective, provisions substantially in the form of the underlined clauses below will be added to the Senior Notes Indenture and the provisions substantially in the form of the ~~crossed out~~ clauses below will be deleted from the Senior Notes Indenture. In addition, defined terms in the Indenture that are no longer used in the Indenture (as amended by the Proposed Amendments) will be deleted from the Senior Notes Indenture and cross-references to provisions in the Indenture that have been deleted as a result of the Proposed Amendments will be revised to reflect such deletions.

ARTICLE I

DEFINITIONS AND INCORPORATION BY REFERENCE

Section 1.01. Definitions.

“Collateral” means all property mortgaged under the Mortgages and any other assets or other right or other property, whether now owned or hereafter acquired, upon which a Lien securing the Obligations under the Second Lien Notes Indenture, the Second Lien Notes or the Second Lien Notes Guarantees is granted or purported to be granted under the Security Agreement or any other Collateral Agreement.

“collateral agent” means the party named as such in the Second Lien Notes Indenture until a successor replaces it in accordance with the provisions of the Second Lien Notes Indenture and thereafter means such successor.

“Collateral Disposition” means any sale, transfer or other disposition to the extent involving assets or other rights or property that constitute Collateral under the Security Documents. The sale or issuance of Equity Interests in a Restricted Subsidiary that owns Collateral such that it thereafter is no longer a Restricted Subsidiary shall be deemed to be a Collateral Disposition of the Collateral owned by such Restricted Subsidiary.

“First Lien Agent” means the Administrative Agent and any successor designated as such by the holders of First Lien Claims.

“First Lien Claims” means (1) Indebtedness under the Credit Agreement permitted pursuant to clause (1) of the definition of the term “Permitted Debt,” (2) First Lien Hedging Obligations, and (3) all other Obligations under the documents relating to Indebtedness described in clauses (1) and (2) above.

“Intercreditor Agreement” means the Intercreditor Agreement to be entered into concurrently with the Second Lien Notes Indenture, among the First Lien Agent, the trustee under the Second Lien Notes Indenture and the collateral agency, the Company, Energy XXI (USA), Inc. and the Subsidiaries giving Second Lien Guarantees, as same may be amended, supplemented, restated or replaced from time to time.

“First Lien Hedging Obligations” means all Hedging Obligations secured by any Collateral under the documents that secure Obligations under the Credit Agreement.

“Mortgages” means the mortgages, deeds of trust, deeds to secure Indebtedness or other similar documents granting Liens on the Company’s and its Restricted Subsidiaries’ Oil and Gas Assets to secure the Second Lien Notes and the Second Lien Guarantees.

“Permitted Liens” means:

(1)	~~(~~Liens on any property or assets of the Company and any Guarantor securing Indebtedness and other obligations under Credit Facilities permitted under the indenture;

(2)	Liens on any property or assets of the Company and any Guarantor securing Indebtedness under the Second Lien Notes, the Second Lien Guarantees or other Obligations under the Second Lien Notes Indenture and the Security Documents;
(3)	~~(2)~~ Liens in favor of the Company or the Guarantors;
(4)	~~(3)~~ Liens on any property or assets of a Person existing at the time such Person is merged with or into or consolidated with the Company or any Restricted Subsidiary of the Company, provided that such Liens were in existence prior to the contemplation of such merger or consolidation and do not extend to any property or assets other than those of the Person merged into or consolidated with the Company or the Restricted Subsidiary;
(5)	~~(4)~~ Liens on any property or assets existing at the time of acquisition thereof by the Company or any Restricted Subsidiary of the Company, provided that such Liens were not incurred in connection with the contemplation of such acquisition;
(6)	~~(5)~~ Liens to secure the performance of statutory obligations, surety or appeal bonds, performance bonds or other obligations of a like nature incurred in the ordinary course of business;
(7)	~~(6)~~ Liens existing on the Issue Date;
(8)	~~(7)~~ Liens arising from Uniform Commercial Code financing statement filings regarding operating leases entered into by the Company and its Restricted Subsidiaries in the ordinary course of business;
(9)	~~8)~~ Liens securing Permitted Refinancing Indebtedness incurred to refinance Indebtedness that was previously so secured, provided that any such Lien is limited to all or part of the same property or assets (plus improvements, accessions, proceeds or dividends or distributions in respect thereof) that secured (or, under the written arrangements under which the original Lien arose, could secure) the Indebtedness being refinanced or is in respect of property that is the security for a Permitted Lien hereunder;
(10)	~~(9)~~ Liens securing Hedging Obligations of the Company or any of its Restricted Subsidiaries;
(11)	~~(10)~~ Liens securing Indebtedness incurred (a) in connection with the acquisition by the Company or any Restricted Subsidiary of assets used in the Oil and Gas Business (including the office buildings and other real property used by the Company or such Restricted Subsidiary in conducting its operations); provided that (i) such Liens attach only to the assets acquired with the proceeds of such Indebtedness; (ii) such Indebtedness is not in excess of the purchase price of such fixed assets; and (iii) such Indebtedness is permitted to be incurred Section 4.09 or (b) pursuant to clause (13) of the definition of “Permitted Debt”;
(12)	~~(11)~~ any Lien incurred in the ordinary course of business incidental to the conduct of the business of the Company or the Restricted Subsidiaries or the ownership of their property (including (a) easements, rights of way and similar encumbrances, (b) rights or title of lessors under leases (other than Capital Lease Obligations), (c) rights of collecting banks having rights of setoff, revocation, refund or chargeback with respect to money or instruments of the Company or the Restricted Subsidiaries on deposit with or in the possession of such banks, (d) Liens imposed by law, including Liens under workers’ compensation or similar legislation and mechanics’, carriers’, warehousemen’s, materialmen’s, suppliers’ and vendors’ Liens, and (e) Liens incurred to secure performance of obligations with respect to statutory or regulatory requirements, performance or return-of-money bonds, surety bonds or other obligations of a like nature and incurred in a manner consistent with industry practice;
(13)	~~(12)~~ Liens for taxes, assessments and governmental charges not yet due or the validity of which are being contested in good faith by appropriate proceedings, promptly instituted and diligently conducted, and for which adequate reserves have been established to the extent required by GAAP as in effect at such time;
(14)	Capital Lease Obligations not to exceed $10.0 million in aggregate principal amount; and

(15)	~~(13)~~ Liens incurred in the ordinary course of business of the Company or any Restricted Subsidiary of the Company with respect to obligations that do not exceed $10.0 million at any one time outstanding.

Notwithstanding the foregoing, the aggregate principal amount of the Indebtedness secured by the Permitted Liens shall not exceed the sum of (1) the aggregate principal amount of the Series A Second Lien Notes and the Series B Second Lien Notes, (2) the aggregate principal amount of Indebtedness available to be borrowed under the Credit Facilities at the time such Indebtedness was incurred, (3) Hedging Obligations, (4) Indebtedness incurred pursuant to clause (13) of the definition of Permitted Debt set forth in the covenant captioned “The Incurrence of Indebtedness and the Issuance of Preferred Stock” for the purposes set forth therein and (5) Capital Lease Obligations not to exceed $10.0 million in aggregate principal amount.

“PIK Notes” means any Second Lien Notes issued in partial payment of interest on Second Lien Notes of any series.

“PIK Payment” means any increase in the principal amount of Second Lien Notes in partial payment of interest on Second Lien Notes of any series.

“Second Lien Agent” means the collateral agent.

“Second Lien Claims” means (1) Indebtedness under the Second Lien Notes of any series, including any issued or added to the principal amount thereof in payment of interest thereon, and the Guarantees permitted pursuant to clause (3) of the definition of the term Permitted Debt and (2) all other Obligations related to the Indebtedness described in clause (1) above.

“Second Lien Guarantees” means any guarantee of the Company’s Payment Obligations under the Second Lien Indenture and the Second Lien Notes.

“Second Lien Notes Indenture” means (1) the indenture dated as of  , 2009, among the Company, the guarantors parties thereto and the Second Lien Notes Trustee, relating to the Second Lien Notes.

“Second Lien Notes” means the Company’s 16% Second Lien Junior Secured Notes due 2014 of any series, including any additional Second Lien Notes issued or added to the principal amount thereof in payment of interest on any such series.

“Second Lien Notes Trustee” means the party named as such in the Second Lien Notes Indenture until a successor replaces it in accordance with the provisions of the Second Lien Notes Indenture and thereafter means such successor.

“Secured Obligations” means the First Lien Claims and Second Lien Claims.

“Secured Parties” means the holders of the First Lien Claims, the First Lien Agent, the holders of the Second Lien Claims, the collateral agent, the Second Lien Notes Trustee and the Holders of the Second Lien Notes.

“Security Agreement” means one or more Second Lien Security Agreements, dated as of the issue date of the Second Lien Notes, made by the Company and certain Guarantors in favor of the collateral agent for the benefit of the Holders of the Second Lien Notes, as amended or supplemented from time to time in accordance with its terms.

“Security Documents” means any one or more of the Intercreditor Agreement, the Security Agreement, each Mortgage and any other security agreements, pledge agreements, mortgages, deeds of trust or other grants or transfers for security executed and delivered by the Company, the guarantors parties thereto or any other obligor under the Second Lien Notes Indenture creating, or purporting to create, a Lien upon Collateral in favor of the Second Lien Notes Trustee for the benefit of the Holders of the Second Lien Notes, in each case as amended, modified, renewed, restated or replaced, in whole or part, from time to time, in accordance with its terms.

“Specified Ratios” means, collectively, (a) the Company’s Fixed Charge Coverage Ratio for the most recently ended four full fiscal quarters for which internal financial statements are available, (b) the Company’s

Total Leverage Ratio (as defined in the Credit Agreement as in effect on the Issue Date) as of the most recent balance sheet date for which internal financial statements are available, and (c) the ratio of the Company’s Total Debt to Proven Reserves (as each such term is defined in the Credit Agreement as in effect on the issue date of the Second Lien Notes). For purposes of the calculations in clause (c), (i), Total Debt will be as of the most recent balance sheet date for which internal financial statements are available and (ii) Proven Reserves will be as set forth in the Company’s year-end reserve report in accordance with the definition of “ACNTA,” prepared by the Company and one or more of the Company’s independent petroleum engineers as of the last date of the Company’s most recent fiscal year, as adjusted for subsequent acquisitions, dispositions, discoveries, extensions or revisions, if any, as provided for in the definition of “ACNTA.”

“S&P” means Standard & Poor’s Rating Services, a division of McGraw-Hill, Inc., or any successor services thereof.

ARTICLE IV

COVENANTS

Section 4.08. Dividend and Other Payment Restrictions Affecting Subsidiaries.

The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create or permit to exist or become effective any consensual encumbrance or restriction on the ability of any Restricted Subsidiary to:

(1)	pay dividends or make any other distributions on its Capital Stock to the Company or any of its Restricted Subsidiaries, or pay any Indebtedness or other obligations owed to the Company or any of its Restricted Subsidiaries;
(2)	make loans or advances to the Company or any of its Restricted Subsidiaries; or
(3)	transfer any of its properties or assets to the Company or any of its Restricted Subsidiaries.

However, the preceding restrictions will not apply to encumbrances or restrictions existing under or by reason of:

(1)	agreements governing Existing Indebtedness and Credit Facilities (including agreements related to First Lien Claims under the Credit Facilities) as in effect on the date of the indenture and any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings of those agreements, provided that the amendments, modifications, restatements, renewals, increases, supplements, refundings, replacement or refinancings are not materially more restrictive, taken as a whole, with respect to such dividend and other payment restrictions than those contained in those agreements on the date of the indenture;
(2)	(a) this Indenture, the Notes and the Guarantees, and (b) the Second Lien Notes Indenture, the Second Lien Notes and the Second Lien Guarantees, the Intercreditor Agreement and the other Security Documents;
(3)	applicable law;
(4)	any instrument governing Indebtedness or Capital Stock of a Person acquired by the Company or any of its Restricted Subsidiaries as in effect at the time of such acquisition, which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person, or the property or assets of the Person, so acquired, provided that, in the case of Indebtedness, such Indebtedness was permitted by the terms of this Indenture to be incurred;
(5)	customary non-assignment provisions in leases entered into in the ordinary course of business and consistent with past practices;
(6)	purchase money obligations for property acquired in the ordinary course of business that impose restrictions on that property of the nature described in clause (3) of the preceding paragraph;
(7)	any agreement for the sale or other disposition of a Restricted Subsidiary of the Company that restricts distributions by that Restricted Subsidiary pending its sale or other disposition;

(8)	Permitted Refinancing Indebtedness, provided that the restrictions contained in the agreements governing such Permitted Refinancing Indebtedness are not materially more restrictive, taken as a whole, than those contained in the agreements governing the Indebtedness being refinanced;
(9)	agreements governing other Indebtedness of the Company and one or more Restricted Subsidiaries permitted under this Indenture, provided that the restrictions in the agreements governing such Indebtedness are not materially more restrictive, taken as a whole, than those in this Indenture;
(10)	Liens securing Indebtedness otherwise permitted to be incurred under the provisions of Section 4.12 that limit the right of the debtor to dispose of the assets subject to such Liens;
(11)	provisions with respect to the disposition or distribution of assets or property in joint venture agreements, asset sale agreements, stock sale agreements, agreements respecting Permitted Business Investments and other similar agreements entered into in the ordinary course of business; and
(12)	restrictions on cash or other deposits or net worth imposed by customers under contracts entered into in the ordinary course of business.

Section 4.09. Incurrence of Indebtedness and Issuance of Preferred Stock.

(a) The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable, contingently or otherwise, with respect to (collectively, “incur”) any Indebtedness (including Acquired Debt), neither the Company nor any Guarantor (other than Parent) will issue any Disqualified Stock, and the Company will not permit any of its other Restricted Subsidiaries to issue any shares of preferred stock; provided, however, that the Company and any Guarantor (other than Parent) may incur Indebtedness (including Acquired Debt) or issue Disqualified Stock, if the Fixed Charge Coverage Ratio for the Company’s most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date on which such additional Indebtedness is incurred or such Disqualified Stock is issued would have been at least 2.5 to 1.0, determined on a pro forma basis (including a pro forma application of the net proceeds therefrom), as if the additional Indebtedness had been incurred or Disqualified Stock had been issued, as the case may be, at the beginning of such four-quarter period.

(b) The provisions of Section 4.09(a) hereof will not prohibit the incurrence of any of the following items of Indebtedness (collectively, “Permitted Debt”):

(1)	the incurrence by the Company or any Guarantor of additional Indebtedness (including letters of credit) under one or more Credit Facilities in an aggregate principal amount at any one time outstanding under this clause (1) (with letters of credit being deemed to have a principal amount equal to the maximum potential liability of the Company and its Subsidiaries thereunder) not to exceed an amount equal to the greater of (a) $400.0 million, less the aggregate amount of all Net Proceeds of Asset Sales applied by the Company or any of its Restricted Subsidiaries since the Issue Date to repay any revolving credit Indebtedness under any Credit Facilities and effect a corresponding commitment reduction thereunder pursuant to Section 4.10 hereof and (b) 30% of ACNTA as of the date of such incurrence;
(2)	the incurrence by the Company or any of its Restricted Subsidiaries of the Existing Indebtedness;
(3)	the incurrence by the Company and the Guarantors of Indebtedness represented by (a) the Notes and the related Guarantees to be issued on the Issue Date and any Exchange Notes and the related Guarantees; and (b) the Series A Second Lien Notes, Series B Second Lien Notes and any PIK Notes or PIK Payment on any series of Second Lien Notes and the related Second Lien Guarantees;
(4)	the incurrence by the Company or any of its Restricted Subsidiaries of Indebtedness represented by Capital Lease Obligations, mortgage financings or purchase money obligations, in each case, incurred for the purpose of financing all or any part of the purchase price or cost of construction or improvement of property, plant or equipment used in the business of the Company or such

Restricted Subsidiary, in an aggregate principal amount, including all Permitted Refinancing Indebtedness incurred to refund, refinance or replace any Indebtedness incurred pursuant to this clause (4), not to exceed the greater of $10.0 million at any time outstanding;
(5)	the incurrence by the Company or any of its Restricted Subsidiaries of Permitted Refinancing Indebtedness in exchange for, or the net proceeds of which are used to refund, refinance or replace Indebtedness (other than intercompany Indebtedness) that was permitted by this Indenture to be incurred under Section 4.09(a) hereof or clauses (2), (3), ~~or~~ (12) or (13) of this Section 4.09(b) or this clause (5);
(6)	the incurrence by the Company or any of its Restricted Subsidiaries of intercompany Indebtedness between or among the Company and any of its Restricted Subsidiaries; provided, however, that:
(A)	if the Company is the obligor on such Indebtedness and a Guarantor is not the obligee, such Indebtedness must be expressly subordinated to the prior payment in full in cash of all Obligations then due with respect to the Notes, or if a Guarantor is the obligor on such Indebtedness and neither the Company nor another Guarantor is the obligee, such Indebtedness must be expressly subordinated to the prior payment in full in cash of all Obligations with respect to the Guarantee of such Guarantor; and
(B)	any subsequent issuance or transfer of Equity Interests that results in any such Indebtedness being held by a Person other than the Company or a Restricted Subsidiary of the Company and (ii) any sale or other transfer of any such Indebtedness to a Person that is neither the Company nor a Restricted Subsidiary of the Company will be deemed, in each case, to constitute an incurrence of such Indebtedness by the Company or such Restricted Subsidiary, as the case may be, that was not permitted by this clause (6);
(7)	the incurrence by the Company or any of its Restricted Subsidiaries of Hedging Obligations;
(8)	the guarantee by the Company or any of the Guarantors of Indebtedness of the Company or any Guarantor that was permitted to be incurred by another provision of this Section 4.09;
(9)	the incurrence by the Company or any of its Restricted Subsidiaries of obligations relating to net gas balancing positions arising in the ordinary course of business and consistent with past practice;
(10)	the incurrence by the Company’s Unrestricted Subsidiaries of Non-Recourse Debt, provided, however, that if any such Indebtedness ceases to be Non-Recourse Debt of an Unrestricted Subsidiary, such event will be deemed to constitute an incurrence of Indebtedness by a Restricted Subsidiary of the Company that was not permitted by this clause (10);
(11)	the incurrence by the Company or any of its Restricted Subsidiaries of Indebtedness in respect of bid, performance, surety and similar bonds issued for the account of the Company and any of its Restricted Subsidiaries in the ordinary course of business, including guarantees and obligations of the Company and any of its Restricted Subsidiaries with respect to letters of credit supporting such obligations (in each other than an obligation for money borrowed);
(12)	Indebtedness of a Restricted Subsidiary incurred and outstanding on the date on which such Restricted Subsidiary was acquired by, or merged into, the Company or any Restricted Subsidiary (other than Indebtedness Incurred (a) to provide all or any portion of the funds utilized to consummate the transaction or series of related transactions pursuant to which such Restricted Subsidiary became a Restricted Subsidiary or was otherwise acquired by the Company or (b) otherwise in connection with, or in contemplation of, such acquisition); provided, however, that at the time such Restricted Subsidiary is acquired by the Company, the Company would have been able in Incur $1.00 of additional Indebtedness pursuant to Section 4.09(a) after giving effect to the incurrence of such Indebtedness pursuant to this clause (12);
(13)	Indebtedness (including secured Indebtedness) of the Company or any of its Restricted Subsidiaries incurred (a) to provide all or any portion of the funds utilized to consummate a transaction pursuant to which assets are acquired or another Person becomes a Restricted Subsidiary or is otherwise acquired by the Company or (b) in connection with, or in contemplation of, such acquisition; provided, however, that after giving effect to such transaction on a pro forma basis, (i) the Specified Ratios would have been more favorable than those immediately prior to such transaction (solely for purposes of the calculation of the Fixed Charge Coverage Ratio pursuant to this clause (13), excluding from Fixed Charges any Fixed Charges relating to unsecured Indebtedness) and (ii) there shall be no Ratings Decline Event;
(14)	~~(13)~~ the incurrence by the Company or any of its Restricted Subsidiaries of Indebtedness arising from agreements of the Company or any of its Restricted Subsidiaries providing for indemnification, adjustment of purchase price or similar obligations, in each case, incurred or assumed in connection with the disposition of any business, assets or Capital Stock of a Subsidiary, provided that the maximum aggregate liability in respect of all such Indebtedness shall at no time exceed the gross proceeds actually received by the Company and its Restricted Subsidiaries in connection with such disposition; and
(15)	~~(14)~~ the incurrence by the Company or any of its Restricted Subsidiaries of additional Indebtedness in an aggregate principal amount (or accreted value, as applicable) at any time outstanding, not to exceed $25.0 million.

For purposes of determining compliance with this Section 4.09, in the event that an item of Indebtedness (including Acquired Debt) meets the criteria of more than one of the categories of Permitted Debt described in clauses (1) through ~~(14)~~(15) of this Section 4.09, or is entitled to be incurred pursuant to Section 4.09(a), the Company will be permitted to classify (or later classify or reclassify in whole or in part in its sole discretion) such item of Indebtedness in any manner that complies with this covenant.

The amount of Indebtedness issued at a price that is less than the principal amount thereof will be equal to the amount of the liability in respect thereof determined in accordance with GAAP. Indebtedness of any Person existing at the time such Person becomes a Restricted Subsidiary shall be deemed to have been incurred by the Company and the Restricted Subsidiary at the time such Person becomes a Restricted Subsidiary. The accrual of interest, the accretion or amortization of original issue discount, the payment of interest on any Indebtedness in the form of additional Indebtedness with the same terms (including, without limitation, any PIK Notes or PIK Payments), and the payment of dividends on Disqualified Stock in the form of additional shares of the same class of Disqualified Stock will not be deemed to be an incurrence of Indebtedness or an issuance of Disqualified Stock for purposes of this covenant; provided, in each such case, that the amount thereof is included in Fixed Charges of the Company as accrued.

Section 4.10. Asset Sales.

(a) The Company will not, and will not permit any of its Restricted Subsidiaries to, consummate an Asset Sale (including a Collateral Disposition) unless:

(1)	the Company (or the Restricted Subsidiary, as the case may be) receives consideration at the time of the Asset Sale at least equal to the Fair Market Value of the assets or Equity Interests issued or sold or otherwise disposed of;
(2)	the Fair Market Value is determined by the Company’s Board of Directors and evidenced by a resolution of the Board of Directors set forth in an Officers’ Certificate delivered to the trustee; ~~and~~
(3)	at least 75% of the consideration received by the company or such restricted subsidiary from all asset sales since the issue date, in the aggregate, is in the form of cash~~.~~ ; and
(4)	in the case of a Collateral Disposition, the Second Lien Agent is granted a perfected Lien (subject only to Permitted Collateral Liens) in all assets or property received by the Company or any Restricted Subsidiary as consideration therefor (or, with respect to cash, the portion of such cash that constitutes Net Proceeds) as additional Collateral under the Security Documents to secure the Second Lien Obligations, and, in the case of cash constituting Net Proceeds, such cash must be deposited into a segregated account under the control of the First Lien Agent and the Collateral Agent that includes only proceeds from the Collateral Disposition and interest earned thereon (an

“Collateral Disposition Proceeds Account”), which proceeds shall be subject to release from the Collateral Disposition Proceeds Account for the uses described below in this covenant as provided for in the Security Documents.

~~For~~Except with respect to a Collateral Disposition, for purposes of this provision, each of the following will be deemed to be cash:

(1)	any liabilities, as shown on the Company’s or such Restricted Subsidiary’s most recent balance sheet, of the Company or any Restricted Subsidiary (other than contingent liabilities and liabilities that are by their terms subordinated to the notes or any Guarantee) that are assumed by the transferee of any such assets pursuant to a customary novation agreement that releases the Company or such Restricted Subsidiary from further liability; and
(2)	any securities, notes or other obligations received by the Company or any such Restricted Subsidiary from such transferee that are converted within 90 days by the Company or such Restricted Subsidiary into cash, to the extent of the cash received in that conversion.

(b) Within 360 days after the receipt of any Net Proceeds from an Asset Sale, the Company or any such Restricted Subsidiary may apply those Net Proceeds at its option to any combination of the following:

(1)	to repay, redeem or repurchase Indebtedness constituting First Lien Claims under a Credit Facility and other pari passu Indebtedness secured by a Lien permitted under the Second Lien Notes Indenture; provided that if such Indebtedness is revolving credit Indebtedness, to correspondingly reduce commitments with respect thereto as specified in Section 4.09 hereof;
(2)	to acquire all or substantially all of the properties or assets of one or more other Persons primarily engaged in the Oil and Gas Business, and, for this purpose, a division or line of business of a Person shall be treated as a separate Person so long as such properties and assets are acquired by the Company or a Restricted Subsidiary;
(3)	to acquire a majority of the Voting Stock of one or more other Persons primarily engaged in the Oil and Gas Business, if after giving effect to any such acquisition of Voting Stock, such Person is or becomes a Restricted Subsidiary;
(4)	to make one or more capital expenditures; or
(5)	to acquire other long-term assets that are used or useful in the Oil and Gas Business~~.~~ ;

provided, that if the Net Proceeds are from a Collateral Disposition, the property, assets, Voting Stock or capital expenditures referred to in clauses (2), (3), (4) and (5) shall be of a type substantially similar to such items constituting Collateral.

Pending the final application of any Net Proceeds (other than Net Proceeds held in the Collateral Disposition Proceeds Account), the Company or any such Restricted Subsidiary may temporarily reduce revolving credit borrowings or otherwise invest the Net Proceeds in any manner that is not prohibited by this Indenture.

(c) Any Net Proceeds from Asset Sales that are not applied or invested as provided in Section 4.10(b) hereof will constitute “Excess Proceeds.” On the 361st day after the Asset Sale (or, at the Company’s option, any earlier date), if the aggregate amount of Excess Proceeds (including Net Proceeds held in the Collateral Disposition Proceeds Account) then exceeds $15.0 million, the Company will make an Asset Sale Offer to all Holders of notes, and all holders of other Indebtedness that is pari passu with the Notes containing provisions similar to those set forth in this Indenture with respect to offers to purchase or redeem with the proceeds of sales of assets, to purchase the maximum principal amount of Notes and such other pari passu Indebtedness that may be purchased out of the Excess Proceeds. The offer price in any Asset Sale Offer will be equal to 100% of principal amount plus accrued and unpaid interest, if any, to the date of settlement, subject to the right of Holders of record on the relevant record date to receive interest due on an interest payment date that is on or prior to the date of settlement, and will be payable in cash.

If any Excess Proceeds remain after consummation of an Asset Sale Offer, the Company may use those Excess Proceeds for any purpose not otherwise prohibited by this Indenture. If the aggregate principal amount of Notes and other Indebtedness ranking pari passu with the Notes tendered into such Asset Sale Offer exceeds the amount of Excess Proceeds, the trustee will select the Notes and such other pari passu Indebtedness to be purchased on a pro rata basis. Upon completion of each Asset Sale Offer, the amount of Excess Proceeds will be reset at zero.

Section 4.12. Liens.

The Company will not and will not permit any of its Restricted Subsidiaries to, create, incur, assume or otherwise cause or suffer to exist or become effective any Lien of any kind ~~(other than Permitted Liens) securing Indebtedness or Attributable Debt upon any of their property or assets, now owned or hereafter acquired, unless the notes or any Guarantee of such Restricted Subsidiary, as applicable, is secured on an equal and ratable basis (or on a senior basis to, in the case of obligations subordinated in right of payment to the notes or such Guarantee, as the case may be) with the obligations so secured until such time as such obligations are no longer secured by a Lien~~securing Indebtedness or Attributable Indebtedness on any of their respective assets or properties, except for Permitted Liens.

ANNEX B

ANNUAL REPORT ON FORM 10-K OF THE PARENT FOR FISCAL YEAR ENDED JUNE 30, 2009

B-1

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 10-K

☒	ANNUAL REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

For the Fiscal Year Ended June 30, 2009

OR

☐	TRANSITION REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

For the Transition Period from  to

Commission File Number 001-33628

ENERGY XXI (BERMUDA) LIMITED

(Exact Name of Registrant as Specified in Its Charter)

Bermuda	98-0499286
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

Canon’s Court, 22 Victoria Street, PO Box HM 1179, Hamilton HM EX, Bermuda	N/A
(Address of Principal Executive Offices)	(Zip Code)

441-295-2244

(Registrant’s Telephone Number, Including Area Code)

Securities registered pursuant to Section 12(b) of the Act:

Title of Each Class	Name of Each Exchange on Which Registered
Common Stock, par value $.001 per share	The NASDAQ Stock Market LLC

Securities registered pursuant to Section 12(g) of the Act:
Common Stock, par value $.001 per share

Indicate by check mark if the registrant is a well-known seasoned issuer, as defined in Rule 405 of the Securities Act. Yes ☐ No ☒

Indicate by check mark if the registrant is not required to file reports pursuant to Section 13 or Section 15(d) of the Act. Yes ☐ No ☒

Indicate by check mark whether the registrant (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the registrant was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days. Yes ☒ No ☐

Indicate by check mark whether the registrant has submitted electronically and posted on its corporate Web site, if any, every Interactive Data File required to be submitted and posted pursuant to Rule 405 of Regulation S-T (§232.405 of this chapter) during the preceding 12 months (or for such shorter period that the registrant was required to submit and post such files). Yes ☒ No ☐

Indicate by check mark if disclosure of delinquent filers pursuant to Item 405 of Regulation S-K (§229.405 of this chapter) is not contained herein, and will not be contained, to the best of registrant’s knowledge, in definitive proxy or information statements incorporated by reference in Part III of this Form 10-K or any amendment to this Form 10-K. ☒

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☒	Non-accelerated filer ☐	Smaller Reporting Company ☐
(Do not check if a smaller reporting company)

Indicate by check mark whether the registrant is a shell company (as defined in Rule 12b-2 of the Exchange Act).Yes ☐ No ☒

The aggregate market value of the registrant’s common stock held by non-affiliates was approximately $103,366,446 based on the closing sale price of $0.79 per share as reported on NASDAQ on December 31, 2008.

The number of shares of the registrant’s common stock outstanding on August 26, 2009, was 145,800,008.

DOCUMENTS INCORPORATED BY REFERENCE:

Portions of the registrant’s definitive proxy statement for its 2009 Annual Meeting of Shareholders, which will be filed within 120 days of June 30, 2009, are incorporated by reference into Part III of this Annual Report on Form 10-K.

ENERGY XXI (BERMUDA) LIMITED

i

Forward-Looking Statements

The statements contained in this report, other than statements of historical fact, constitute forward-looking statements. Such statements include, without limitation, all statements as to the production of oil and gas, product prices, oil and gas reserves, drilling and completion results, capital expenditures and other such matters. These statements relate to events and/or future financial performance and involve known and unknown risks, uncertainties and other factors that may cause our actual results, levels of activity, performance or achievements or the industry in which we operate to be materially different from any future results, levels of activity, performance or achievements expressed or implied by the forward-looking statements. These risks and other factors include those listed under Item 1A “Risk Factors” and those described elsewhere in this report.

In some cases, you can identify forward-looking statements by our use of terms such as “may,” “will,” “should,” “expects,” “plans,” “anticipates,” “believes,” “estimates,” “intends,” “predicts,” “potential” or the negative of these terms or other comparable terminology. These statements are only predictions. Actual events or results may differ materially. In evaluating these statements, you should specifically consider various factors, including the risks outlined under “Risk Factors.” These factors may cause our actual results to differ materially from any forward-looking statement. Factors that could affect our actual results and could cause actual results to differ materially from those in forward-looking statements include, but are not limited to, the following:

•	our business strategy;
•	our financial position;
•	the extent to which we are leveraged
•	our cash flow and liquidity;
•	declines in the prices we receive for our oil and gas affecting our operating results and cash flows;
•	economic slowdowns that can adversely affect consumption of oil and gas by businesses and consumers;
•	uncertainties in estimating our oil and gas reserves;
•	replacing our oil and gas reserves;
•	uncertainties in exploring for and producing oil and gas;
•	our inability to obtain additional financing necessary in order to fund our operations, capital expenditures, and to meet our other obligations;
•	availability of drilling and production equipment and field service providers;
•	disruption of operations and damages due to hurricanes or tropical storms;
•	availability, cost and adequacy of insurance coverage;
•	competition in the oil and gas industry;
•	our inability to retain and attract key personnel;
•	the effects of government regulation and permitting and other legal requirements; and
•	costs associated with perfecting title for mineral rights in some of our properties.

Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements. Moreover, neither we nor any other person assumes responsibility for the accuracy and completeness of these forward-looking statements. We do not intend to update any of the forward-looking statements after the date of this report to conform prior statements to actual results.

ii

PART I

Item 1. Business

Overview

Energy XXI (Bermuda) Limited is an independent oil and natural gas exploration and production company whose growth strategy emphasizes acquisitions, enhanced by its value-added organic drilling program. Our properties are primarily located in the U.S. Gulf of Mexico waters and the Gulf Coast onshore. We were originally formed and incorporated in July 2005 as an exempted company under the laws of Bermuda to serve as a vehicle for the acquisition of oil and gas reserves and related assets. In October 2005, we completed a $300 million initial public offering of common stock and warrants on the Alternative Investment Market (“AIM”) of the London Stock Exchange. To date, we have completed three major acquisitions of oil and natural gas properties.

Our exploration and production activities commenced in April 2006 upon our acquisition of Marlin Energy Offshore, LLC and its affiliates (“Marlin”), whose Gulf of Mexico assets consisted of working interests in 34 oil and gas fields with 108 producing wells. In July 2006, we acquired additional oil and gas working interests in 21 onshore and inland water Louisiana Gulf Coast fields from affiliates of Castex Energy, Inc. (“Castex”). On June 8, 2007, we acquired certain oil and natural gas properties in the Gulf of Mexico (the “Pogo Properties”) from Pogo Producing Company (the “Pogo Acquisition”). The Pogo Acquisition included working interests in 28 oil and gas fields.

Our operations are geographically focused and we target acquisitions of oil and gas properties with which we can add value by increasing production and ultimate recovery of reserves, whether through exploitation or exploration, often using reprocessed seismic data to identify previously overlooked opportunities. For the year ended June 30, 2009, approximately 58 percent of our capital expenditures were associated with the exploitation of existing properties. During the past two years, we have sought to maintain our production at South Timbalier 21 and have gradually shifted our exploitation focus to the properties acquired from Pogo Producing on June 8, 2007. For the year ended June 30, 2009, production from those properties averaged 7.0 thousand barrels of oil equivalent per day (“MBOED”) and we spent approximately $50 million of capital on these acquired assets.

At June 30, 2009, our total proved reserves were 53.1 million barrels of oil equivalent (“MMBOE”) of which 58 percent were oil and 64 percent were classified as proved developed. We operated or had an interest in 274 producing wells on 148,784 net developed acres, including interests in 56 producing fields. All of our properties are located on the Gulf Coast and in the Gulf of Mexico, with approximately 78 percent of our proved reserves being offshore. This concentration facilitates our ability to manage the operated fields efficiently and our high number of wellbore locations provides diversification of our production and reserves. We believe operating our assets is key to our strategy; approximately 78 percent of our proved reserves are on properties operated by us. We have a seismic database covering approximately 3,100 square miles, primarily focused on our existing operations. This database has helped us identify at least 100 development and exploration opportunities. We believe the mature legacy fields on our acquired properties will lend themselves well to our aggressive exploitation strategy and expect to identify incremental exploration opportunities on the properties.

We actively manage price risk and hedge a high percentage of our proved developed producing reserves to enhance revenue certainty and predictability. Our disciplined risk management strategy provides substantial price protection so that our cash flow is largely driven by production results rather than commodity prices. This greater price certainty allows us to efficiently allocate our capital resources and minimize our operating costs. For further information regarding our risk management activities, please read “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Quantitative and Qualitative Disclosures about Market Risk”.

1

Marketing and Customers

We market substantially all of our oil and natural gas production from the properties we operate. We also market more than half of our oil and natural gas production from the fields we do not operate. The majority of our operated oil gas production is sold to a variety of purchasers under short-term (less than 12 months) contracts at market-based prices.

Shell Trading Company (“Shell”) accounted for approximately 65 percent, 62 percent and 35 percent of our total oil and natural gas revenues during the years ended June 30, 2009, 2008 and 2007, respectively. We also sell our production to a number of other customers, and we believe that those customers, along with other purchasers of oil and natural gas, would purchase all or substantially all of our production in the event that Shell curtailed its purchases.

We transport most of our oil and gas through third-party gathering systems and pipelines. Transportation space on these gathering systems and pipelines is normally readily available. Our ability to market our oil and gas has at times been limited or delayed due to restricted or unavailable transportation space or weather damage, and cash flow from the affected properties has been and could continue to be adversely impacted.

Competition

We encounter intense competition from other oil and gas companies in all areas of our operations, including the acquisition of producing properties and undeveloped acreage. Our competitors include major integrated oil and gas companies, numerous independent oil and gas companies and individuals. Many of our competitors are large, well-established companies with substantially larger operating staffs and greater capital resources and have been engaged in the oil and gas business for a much longer time than our company. These companies may be able to pay more for productive oil and gas properties, exploratory prospects and to define, evaluate, bid for and purchase a greater number of properties and prospects than our financial or human resources permit. Our ability to acquire additional properties and to discover reserves in the future will be dependent upon our ability to evaluate and select suitable properties and to consummate transactions in this highly competitive environment.

Regulatory Matters

Regulation of Oil and Gas Production, Sales and Transportation

The oil and gas industry is subject to regulation by numerous national, state and local governmental agencies and departments. Compliance with these regulations is often difficult and costly and noncompliance could result in substantial penalties and risks. Most jurisdictions in which we operate also have statutes, rules, regulations or guidelines governing the conservation of natural resources, including the unitization or pooling of oil and gas properties and the establishment of maximum rates of production from oil and gas wells. Some jurisdictions also require the filing of drilling and operating permits, bonds and reports. The failure to comply with these statutes, rules and regulations could result in the imposition of fines and penalties and the suspension or cessation of operations in affected areas.

We operate various gathering systems. The United States Department of Transportation and certain governmental agencies regulate the safety and operating aspects of the transportation and storage activities of these facilities by prescribing standards. However, based on current standards concerning transportation and storage activities and any proposed or contemplated standards, we believe that the impact of such standards is not material to our operations, capital expenditures or financial position.

All of our sales of our natural gas are currently deregulated, although governmental agencies may elect in the future to regulate certain sales.

Environmental Regulation

Various federal, state and local laws and regulations relating to the protection of the environment, including the discharge of materials into the environment, may affect our exploration, development and production operations and the costs of those operations. These laws and regulations, among other things, govern the amounts and types of substances that may be released into the environment, the issuance of permits to conduct exploration, drilling and production operations, the handling, discharge and disposition of waste

2

materials, the reclamation and abandonment of wells, sites and facilities, financial assurance under the Oil Pollution Act of 1990 and the remediation of contaminated sites. These laws and regulations may impose substantial liabilities for noncompliance and for any contamination resulting from our operations and may require the suspension or cessation of operations in affected areas.

The environmental laws and regulations applicable to us and our operations include, among others, the following United States federal laws and regulations:

•	Clean Air Act, and its amendments, which governs air emissions;
•	Clean Water Act, which governs discharges of pollutants into waters of the United States;
•	Comprehensive Environmental Response, Compensation and Liability Act, which imposes strict liability where releases of hazardous substances have occurred or are threatened to occur (commonly known as “Superfund”);
•	Resource Conservation and Recovery Act, which governs the management of solid waste;
•	Oil Pollution Act of 1990, which imposes liabilities resulting from discharges of oil into navigable waters of the United States;
•	Emergency Planning and Community Right-to-Know Act, which requires reporting of toxic chemical inventories;
•	Safe Drinking Water Act, which governs underground injection and disposal activities; and
•	U.S. Department of Interior regulations, which impose liability for pollution cleanup and damages.

We routinely obtain permits for our facilities and operations in accordance with these applicable laws and regulations on an ongoing basis. To date, there are no known issues that have had a significant adverse effect on the permitting process or permit compliance status of any of our facilities or operations.

The ultimate financial impact of these environmental laws and regulations is neither clearly known nor easily determined as new standards are enacted and new interpretations of existing standards are rendered. Environmental laws and regulations are expected to have an increasing impact on our operations. In addition, any non-compliance with such laws could subject us to material administrative, civil or criminal penalties, or other liabilities. Potential permitting costs are variable and directly associated with the type of facility and its geographic location. For example, costs may be incurred for air emission permits, spill contingency requirements, and discharge or injection permits. These costs are considered a normal, recurring cost of our ongoing operations and not an extraordinary cost of compliance with government regulations.

We believe our operations are in substantial compliance with applicable environmental laws and regulations. We expect to continue making expenditures on a regular basis relating to environmental compliance. We maintain insurance coverage for spills, pollution and certain other environmental risks, although we are not fully insured against all such risks. The insurance coverage maintained by us provides for the reimbursement to us of costs incurred for the containment and clean-up of materials that may be suddenly and accidentally released in the course of our operations, but such insurance does not fully insure pollution and similar environmental risks. We do not anticipate that we will be required under current environmental laws and regulations to expend amounts that will have a material adverse effect on our consolidated financial position or our results of operations. However, since environmental costs and liabilities are inherent in our operations and in the operations of companies engaged in similar businesses and since regulatory requirements frequently change and may become more stringent, there can be no assurance that material costs and liabilities will not be incurred in the future. Such costs may result in increased costs of operations and acquisitions and decreased production.

Employees

We had 119 and 114 employees at June 30, 2009 and June 30, 2008, respectively. At June 30, 2009, we had no union employees.

3

Web Site Access to Reports

Our Web site address is www.energyxxi.com. We make available, free of charge on or through our Web site, our annual report on Form 10-K, proxy statement, quarterly reports on Form 10-Q and current reports on Form 8-K, and all amendments to these reports as soon as reasonably practicable after such material is electronically filed with, or furnished to, the United States Securities and Exchange Commission (“SEC”).

Executive Officers of the Registrant

The following table sets forth the names, ages, and positions of each of our officers.

Name	Age	Position	Since
John D. Schiller, Jr.	50	Chairman and Chief Executive Officer	July 2005
Steven A. Weyel	55	Director, President and Chief Operating Officer	July 2005
David West Griffin	48	Director, Chief Financial Officer	July 2005
Ben Marchive	62	Senior Vice President, Operations	April 2006
Stewart Lawrence	48	Vice President of Investor Relations and Communications	March 2007
Hugh A. Menown	51	Vice President, Chief Accounting Officer and Chief Information Officer	May 2007
Steve Nelson	49	Vice President of Drilling and Production	April 2006
Todd Reid	46	Senior Vice President, Marketing & Risk Management	July 2006

John D. Schiller, Jr.  Mr. Schiller is our Chairman and Chief Executive Officer, and has been since our inception in 2005. Mr. Schiller’s career spans 28 years in the oil and gas industry. In addition to forming the Company, Mr. Schiller served as: interim chief executive officer of Particle Drilling, Inc. between December 2004 and November 2005; Vice President, Exploration and Development, for Devon Energy from April 2003 to December 2003 with responsibility for domestic and international activities; Executive Vice President, Exploration and Production, for Ocean Energy, Inc. from 1999 to April 2003, overseeing Ocean’s worldwide exploration, production and drilling activities; and Senior Vice President of Operations of Seagull Energy. Prior to serving in those offices, Mr. Schiller held various positions at Burlington Resources, including Engineering and Production Manager of the Gulf of Mexico Division and Corporate Acquisition Manager, and at Superior Oil where he began his career in 1981. Mr. Schiller serves on the Board of Directors of Particle Drilling, Inc., a development stage oil and gas services company, and also serves on the Board of Directors of Escape Family Resource Center, a charitable organization. He is a registered professional engineer in the State of Texas. Mr. Schiller is a charter member and past Chairman of the Petroleum Engineering Industry Board and a member of the Look College of Engineering Advisory Council at Texas A&M. Mr. Schiller graduated with honors from Texas A&M University with a Bachelor of Science in Petroleum Engineering in 1981 and was inducted into the Texas A&M University Harold Vance Department of Petroleum Engineering’s Academy of Distinguished Graduates in 2008.

Steven A. Weyel  Mr. Weyel is our President and Chief Operating Officer and has been since our inception, bringing 33 years of industry experience. Mr. Weyel is co-founder and was most recently Principal and President/COO of EnerVen LLC, a company developing and supporting strategic ventures in the emerging energy industry, which company was formed in September 2002. In August 2005, Mr. Weyel sold his membership interests and resigned his positions in EnerVen LLC to devote full time and efforts to Energy XXI. From 1999 to 2002, Mr. Weyel was President and COO of InterGen North America, a Shell-Bechtel joint venture in the merchant gas and power business. From 1994 to 1999, Mr. Weyel was with Dynegy Corporation, previously known as Natural Gas Clearinghouse and NGC Corporation, where he served in various executive leadership positions, including Executive Vice President — Integrated Energy and Senior Vice President — Power Development. Mr. Weyel has a broad range of experience in the international oil service sector, including ownership of his own firm, Resource Technology Corporation, from 1983 to 1994, where he identified a new market opportunity based on evolving technology, and created the global engineering leader in onsite energy commodity reserves evaluation. From 1976 to 1983, Mr. Weyel worked with Baker Eastern S.A. (Baker-Hughes), in numerous strategic growth roles including Managing Director for the Western Hemisphere. Mr. Weyel received his Masters in Business Administration from the University of Texas at Austin in 1989. Mr. Weyel graduated from Texas A&M University with a Bachelor of Science in Industrial Distribution in 1976.

4

David West Griffin  Mr. Griffin is our Chief Financial Officer and has been since our inception, with 24 years of finance experience. Prior to inception, Mr. Griffin spent his time focusing on the formation of the company. From January 2004 to December 2004, Mr. Griffin was the Chief Financial Officer of Alon USA, a refining and marketing company. From April 2002 to January 2004, Mr. Griffin owned his own turn-around consulting business, Energy Asset Management. From 1996 to April 2002, Mr. Griffin served in various positions with InterGen, including as Chief Financial Officer for InterGen’s North American business and supervisor of financing of all of InterGen’s Latin American projects. From 1993 to 1996, Mr. Griffin worked in the Project Finance Advisory Group of UBS. From 1985 to 1993, Mr. Griffin served in various positions with Bankers Trust Company. Mr. Griffin graduated Magna Cum Laude from Dartmouth College in 1983 and received his Masters in Business Administration from Tuck Business School in 1985.

Ben Marchive  Mr. Marchive is our Senior Vice President, Operations. He has 29 years of experience in the oil and gas industry. He began his career with Superior Oil Company and gained extensive knowledge of offshore drilling, completion and production operations. He has since held management positions with Great Southern Oil & Gas, Kerr-McGee Corporation and most recently Ocean Energy, Inc. During his fourteen year tenure at Kerr-McGee, Ben managed all disciplines of engineering dealing with drilling, production operations, completions and reserve determination for the offshore division. In February 1999 Ben joined Ocean Energy, Inc. where he served as Vice President, Production North America. In this capacity, he was responsible for all Production Operations for North America Land and Offshore until his retirement in July 2003. Ben joined the company in April 2006. He is a member of the Society of Petroleum Engineers, American Petroleum Institute and American Association of Drilling Engineers. Mr. Marchive is a 1977 graduate of Louisiana State University with a Bachelor of Science degree in Petroleum Engineering.

Stewart Lawrence  Mr. Lawrence our Vice President of Investor Relations and Communications, has 22 years of financial communications experience in the energy industry. From September 2001 to March 2007, he was Manager of Investor Relations for Anadarko Petroleum Corporation. From 1996 to 2001, Mr. Lawrence was responsible for investor relations and other communications functions at MCN Energy Group, a diversified energy company that was acquired in 2001 by DTE Energy Company. Mr. Lawrence graduated Magna Cum Laude from the University of Houston with a Bachelor of Arts degree in Journalism in 1987 and a Masters in Business Administration in 1995.

Hugh A. Menown  Mr. Menown is our Vice President, Chief Accounting Officer and Chief Information Officer. He has more than 29 years of experience in mergers and acquisitions, auditing and managerial finance. Mr. Menown has served with us since August 2006. For the first seven months of 2006, Mr. Menown worked as an independent consultant in the energy industry. Prior to that time, March 2002 until December 2005, he was employed by Quanta Services, Inc., serving as Chief Financial Officer for two of Quanta’s operating companies. From 1987 to 1999, Mr. Menown provided audit and related services for clients at PricewaterhouseCoopers, LLP in the Houston office, where for seven years he was the partner in charge of the transaction services practice providing due diligence, mergers and acquisition advisory and strategic consulting to numerous clients in various industries. He is a certified public accountant and a 1980 graduate of the University of Missouri — Columbia — with a bachelor’s degree in business administration.

Steve Nelson  Mr. Nelson is our Vice President of Drilling and Production. He has over 26 years of experience in the oil and gas business. He was hired from Devon Energy in April 2006 where he was the Manager of Drilling and Operations for Devon’s Western Division. From April 1999 until joining us in April 2006, Mr. Nelson was employed by Ocean Energy, which was acquired by Devon Energy in May 2003, serving as U.S. Onshore Well Work Superintendent (from April 1999 until April 2000) and then as Production and Engineering Manager for U.S. Onshore for the remainder of his tenure there. Previous to that, Mr. Nelson spent 16 years with Kerr McGee’s Gulf of Mexico Division in various operations and supervisory jobs. He graduated with a Bachelor of Science degree in Petroleum Engineering from the University of Oklahoma in 1983.

Todd Reid  Mr. Reid is our Senior Vice President of Marketing and Risk Management. He has 17 years of experience in the energy marketing and trading business. Most recently, Mr. Reid served as President of Houston Research & Trading Ltd. from 2003 until joining us in July 2006 in his current position. Prior to those offices, he has held senior management positions with Houston Research and Trading, Duke Energy

5

Trading and Marketing, NP Energy, Louisville Gas and Electric and Dynegy. Before coming to the energy industry, Mr. Reid first learned the trading business as a market maker for six years on the floor of the Chicago Board Options Exchange and was a member of the Chicago Board of Trade. He graduated with honors from Illinois College with a Bachelor of Science in Physics and Math in 1984. Mr. Reid received his Masters in Business Administration from Washington University in St. Louis in 1986.

Item 1A. Risk Factors

Risks Related to Our Business

The possible lack of business diversification may adversely affect our results of operations.

Unlike other entities that are geographically diversified, we do not have the resources to effectively diversify our operations or benefit from the possible spreading of risks or offsetting of losses. By consummating acquisitions only in the offshore Gulf of Mexico and Gulf Coast onshore our lack of diversification may:

•	subject us to numerous economic, competitive and regulatory developments, any or all of which may have a substantial adverse impact upon the particular industry in which we operate; and
•	result in our dependency upon a single or limited number of reserve basins.

In addition, the geographic concentration of our properties in the Gulf of Mexico and Gulf Coast onshore means that some or all of the properties could be affected should the region experience:

•	severe weather;
•	delays or decreases in production, the availability of equipment, facilities or services;
•	delays or decreases in the availability of capacity to transport, gather or process production; and/or
•	changes in the regulatory environment.

For example, the oil and gas properties that we acquired in April 2006 were damaged by both Hurricanes Katrina and Rita, and again by Hurricanes Gustav and Ike and the oil and gas properties that we acquired in June 2007 were damaged by Hurricanes Katrina and Rita, which required us to spend a considerable amount of time and capital on inspections, repairs, debris removal, and the drilling of replacement wells. Although we maintain insurance coverage to cover a portion of these types of risks, there may be potential risks associated with our operations not covered by insurance. There also may be certain risks covered by insurance where the policy does not reimburse us for all of the costs related to a loss.

Because all or a number of the properties could experience many of the same conditions at the same time, these conditions could have a relatively greater impact on our results of operations than they might have on other producers who have properties over a wider geographic area.

Our indebtedness may limit our ability to borrow additional funds or capitalize on acquisition or other business opportunities.

We have incurred substantial indebtedness in acquiring our properties. As of June 30, 2009, we had total indebtedness of $862.8 million. Our leverage and the current and future restrictions contained in the agreements governing our indebtedness may reduce our ability to incur additional indebtedness, engage in certain transactions or capitalize on acquisition or other business opportunities. Our indebtedness and other financial obligations and restrictions could have important consequences. For example, they could:

•	impair our ability to obtain additional financing in the future for capital expenditures, potential acquisitions, general corporate purposes or other purposes;
•	increase our vulnerability to general adverse economic and industry conditions;
•	result in higher interest expense in the event of increases in interest rates since some of our debt is at variable rates of interest;
•	have a material adverse effect if we fail to comply with financial and restrictive covenants in any of our debt agreements, including an event of default if such event is not cured or waived;

6

•	require us to dedicate a substantial portion of future cash flow to payments of our indebtedness and other financial obligations, thereby reducing the availability of our cash flow to fund working capital, capital expenditures and other general corporate requirements;
•	limit our flexibility in planning for, or reacting to, changes in our business and industry; and
•	place us at a competitive disadvantage to those who have proportionately less debt.

If we are unable to meet future debt service obligations and other financial obligations, we could be forced to restructure or refinance our indebtedness and other financial transactions, seek additional equity or sell assets. We may then be unable to obtain such financing or capital or sell assets on satisfactory terms, if at all.

We expect to have substantial capital requirements, and we may be unable to obtain needed financing on satisfactory terms.

We expect to make substantial capital expenditures for the acquisition, development, production, exploration and abandonment of oil and gas properties. Our capital requirements will depend on numerous factors, and we cannot predict accurately the timing and amount of our capital requirements. We intend to primarily finance our capital expenditures through cash flow from operations. However, if our capital requirements vary materially from those provided for in our current projections, we may require additional financing. A decrease in expected revenues or adverse change in market conditions could make obtaining this financing economically unattractive or impossible.

The cost of raising money in the debt and equity capital markets has increased substantially while the availability of funds from those markets generally has diminished significantly. Also, as a result of concerns about the stability of financial markets generally and the solvency of counterparties specifically, the cost of obtaining money from the credit markets generally has increased as many lenders and institutional investors have increased interest rates, imposed tighter lending standards, refused to refinance existing debt at maturity at all or on terms similar to our current debt and, in some cases, ceased to provide funding to borrowers.

A significant increase in our indebtedness, or an increase in our indebtedness that is proportionately greater than our issuances of equity, as well as the credit market and debt and equity capital market conditions discussed above could negatively impact our ability to remain in compliance with the financial covenants under our revolving credit facility which could have a material adverse effect on our financial condition, results of operations and cash flows. If we are unable to finance our growth as expected, we could be required to seek alternative financing, the terms of which may not be attractive to us, or not purse growth opportunities.

Without additional capital resources, we may be forced to limit or defer our planned natural gas and oil exploration and development program and this will adversely affect the recoverability and ultimate value of our natural gas and oil properties, in turn negatively affecting our business, financial condition and results of operations. We may also be unable to obtain sufficient credit capacity with counterparties to finance the hedging of our future crude oil and natural gas production which may limit our ability to manage price risk. As a result, we may lack the capital necessary to complete potential acquisitions, obtain credit necessary to enter into derivative contracts to hedge our future crude oil and natural gas production or to capitalize on other business opportunities.

The borrowing base under our revolving credit facility will be reduced upon the next redetermination date, and may be further reduced in the future if commodity prices decline, which will limit our available funding for exploration and development.

As of June 30, 2009, total outstanding borrowings under our revolving credit facility were $234.5 million and our current borrowing base was $240 million. We expect that upon the next determination of the borrowing base under our revolving credit facility in the fall of 2009, the borrowing base under our revolving credit facility will be reduced to $199 million. The new borrowing base is subject to approval by banks holding not less than 67% of the lending commitments under our revolving credit facility, and the final borrowing base may be lower than the level recommended by the agent for the bank group.

7

Our borrowing base is re-determined semi-annually by our lenders in their sole discretion. The lenders will re-determine the borrowing base based on an engineering report with respect to our natural gas and oil reserves, which will take into account the prevailing natural gas and oil prices at such time. In the future, we may not be able to access adequate funding under our revolving credit facility as a result of (i) a decrease in our borrowing base due to the outcome of a subsequent borrowing base re-determination, or (ii) an unwillingness or inability on the part of our lending counterparties to meet their funding obligations. If oil and natural gas commodity prices deteriorate, we anticipate that the revised borrowing base under our revolving credit facility may be further reduced. As a result, we may be unable to obtain adequate funding under our revolving credit facility or even be required to pay down amounts outstanding under our revolving credit facility to reduce our level of borrowing. If funding is not available when needed, or is available only on unfavorable terms, it might adversely affect our exploration and development plans as currently anticipated and our ability to make new acquisitions, each of which could have a material adverse effect on our production, revenues and results of operations.

The lenders can unilaterally adjust the borrowing base and the borrowings permitted to be outstanding under our revolving credit facility. Any increase in the borrowing base requires the consent of all the lenders. Outstanding borrowings in excess of the borrowing base must be repaid immediately, or we must pledge other natural gas and oil properties as additional collateral. We do not currently have any substantial unpledged properties, and we may not have the financial resources in the future to make any mandatory principal prepayments required under our revolving credit facility.

The continuing financial crisis may impact our business and financial condition. We may not be able to obtain funding in the capital markets on terms we find acceptable, or obtain funding under our first lien revolving credit facility because of the deterioration of the capital and credit markets and our borrowing base.

The current credit crisis and related turmoil in the global financial systems have had an impact on our business and our financial condition, and we may face challenges if economic and financial market conditions do not improve. Historically, we have used our cash flow from operations and borrowings under our first lien revolving credit facility to fund our capital expenditures and have relied on the capital markets and asset monetization transactions to provide us with additional capital for large or exceptional transactions. A continuation of the economic crisis could further reduce the demand for oil and natural gas and continue to put downward pressure on the prices for oil and natural gas, which have declined significantly since reaching historic highs in July 2008. These price declines have negatively impacted our revenues and cash flows. Our current borrowing base under our first lien revolving credit facility is $240 million, which we expect to be reduced to $199 million upon the next determination in the fall of 2009.

In the future, we may not be able to access adequate funding under our first lien revolving credit facility as a result of (i) a decrease in our borrowing base due to the outcome of a subsequent borrowing base redetermination, or (ii) an unwillingness or inability on the part of our lending counterparties to meet their funding obligations. The recent declines in commodity prices, or a continuing decline in those prices, could result in a determination to lower the borrowing base in the future and, in such case, we could be required to repay any indebtedness in excess of the borrowing base. The turmoil in the financial markets has adversely impacted the stability and solvency of a number of large global financial institutions.

The current credit crisis makes it difficult to obtain funding in the public and private capital markets. In particular, the cost of raising money in the debt and equity capital markets has increased substantially while the availability of funds from those markets generally has diminished significantly. Also, as a result of concerns about the general stability of financial markets and the solvency of specific counterparties, the cost of obtaining money from the credit markets has increased as many lenders and institutional investors have increased interest rates, imposed tighter lending standards, refused to refinance existing debt at maturity or on terms similar to existing debt or at all, or, in some cases, ceased to provide any new funding.

8

We and our subsidiaries may be able to incur substantially more debt. This could further increase our leverage and attendant risks.

We and our subsidiaries may be able to incur substantial additional indebtedness in the future. The terms of the indenture governing our senior notes do not fully prohibit us or our subsidiaries from doing so. At June 30, 2009, we and our subsidiary guarantors collectively would have had approximately:

•	$234.5 million of secured indebtedness;
•	$4.1 million of unsecured short-term indebtedness; and
•	$624.2 million of other indebtedness, net of unamortized discounts.

If new debt or liabilities are added to our current debt level, the related risks that we now face could increase.

To service our indebtedness, we will require a significant amount of cash. Our ability to generate cash depends on many factors beyond our control.

Our ability to make payments on and to refinance our indebtedness and to fund planned capital expenditures and development and exploration efforts will depend on our ability to generate cash in the future. Our future operating performance and financial results will be subject, in part, to factors beyond our control, including interest rates and general economic, financial and business conditions. We cannot assure you that our business will generate sufficient cash flow from operations or that future borrowings or other facilities will be available to us in an amount sufficient to enable us to pay our indebtedness or to fund our other liquidity needs.

If we are unable to generate sufficient cash flow to service our debt, we may be required to:

•	refinance all or a portion of our debt;
•	obtain additional financing;
•	sell some of our assets or operations;
•	reduce or delay capital expenditures, research and development efforts and acquisitions; or
•	revise or delay our strategic plans.

If we are required to take any of these actions, it could have a material adverse effect on our business, financial condition and results of operations. In addition, we cannot assure you that we would be able to take any of these actions, that these actions would enable us to continue to satisfy our capital requirements or that these actions would be permitted under the terms of the our various debt instruments.

The covenants in the indenture governing our senior notes impose restrictions that may limit our ability and the ability of our subsidiaries to take certain actions. Our failure to comply with these covenants could result in the acceleration of our outstanding indebtedness.

The indenture governing our senior notes contains various covenants that limit our ability and the ability of our subsidiaries to, among other things:

•	incur dividend or other payment obligations;
•	incur indebtedness and issue preferred stock;
•	sell or otherwise dispose of assets, including capital stock of subsidiaries.

If we breach any of these covenants, a default could occur. A default, if not waived, would entitle certain of our debt holders to declare all amounts borrowed under the breached indenture to become immediately due and payable, which could also cause the acceleration of obligations under certain other agreements and the termination of our credit facility. In the event of acceleration of our outstanding indebtedness, we cannot assure you that we would be able to repay our debt or obtain new financing to refinance our debt. Even if new financing is made available to us, it may not be on terms acceptable to us.

9

Oil and natural gas prices are volatile, and a decline in oil and natural gas prices would affect our financial results and impede growth.

Our future financial condition, revenues, profitability and carrying value of our properties will depend substantially upon the prices and demand for oil and natural gas. Prices also affect our cash flow available for capital expenditures and our ability to access funds under our revolving credit facility and through the capital markets. The amount available for borrowing under our revolving credit facility is subject to a borrowing base, which is determined by our lenders taking into account our estimated proved reserves and is subject to semi-annual redeterminations based on pricing models determined by the lenders at such time. The recent decline in natural gas and oil prices has adversely impacted the value of our estimated proved reserves and, in turn, the market values used by our lenders to determine our borrowing base. It is likely that we will be subject to a reduction in our borrowing base at our next scheduled redetermination in the fall of 2009. The markets for these commodities are volatile and even relatively modest drops in prices can affect our financial results and impede our growth.

Natural gas and oil prices historically have been volatile and are likely to continue to be volatile in the future, especially given current geopolitical and economic conditions. For example, the NYMEX crude oil spot price per barrel for the period between January 1, 2009 and July 31, 2009 ranged from a high of $72.68 to a low of $33.98 and the NYMEX natural gas spot price per MMBtu for the period January 1, 2009 to July 31, 2009 ranged from a high of $6.072 to a low of $3.253. Prices for oil and natural gas fluctuate widely in response to relatively minor changes in the supply and demand for oil and natural gas, market uncertainty and a variety of additional factors beyond our control, such as:

•	domestic and foreign supplies of oil and natural gas;
•	price and quantity of foreign imports of oil and natural gas;
•	actions of the Organization of Petroleum Exporting Countries and other state-controlled oil companies relating to oil and natural gas price and production controls;
•	level of consumer product demand;
•	level of global oil and natural gas exploration and productivity;
•	domestic and foreign governmental regulations;
•	level of global oil and natural gas inventories;
•	political conditions in or affecting other oil-producing and natural gas-producing countries, including the current conflicts in the Middle East and conditions in South America and Russia;
•	weather conditions;
•	technological advances affecting oil and natural gas consumption;
•	overall U.S. and global economic conditions; and
•	price and availability of alternative fuels.

Further, oil prices and natural gas prices do not necessarily fluctuate in direct relationship to each other. Lower oil and natural gas prices may not only decrease our expected future revenues on a per unit basis but also may reduce the amount of oil and natural gas that we can produce economically. This may result in us having to make substantial downward adjustments to our estimated proved reserves and could have a material adverse effect on our financial condition and results of operations.

Reserve estimates depend on many assumptions that may turn out to be inaccurate and any material inaccuracies in the reserve estimates or underlying assumptions of our properties will materially affect the quantities and present value of those reserves.

Estimating crude oil and natural gas reserves is complex and inherently imprecise. It requires interpretation of the available technical data and making many assumptions about future conditions, including price and other economic conditions. In preparing such estimates, projection of production rates, timing of development expenditures and available geological, geophysical, production and engineering data are analyzed. The extent,

10

quality and reliability of this data can vary. This process also requires economic assumptions about matters such as oil and natural gas prices, drilling and operating expenses, capital expenditures, taxes and availability of funds. If our interpretations or assumptions used in arriving at our reserve estimates prove to be inaccurate, the amount of oil and gas that will ultimately be recovered may differ materially from the estimated quantities and net present value of reserves owned by us. Any inaccuracies in these interpretations or assumptions could also materially affect the estimated quantities of reserves shown in the reserve reports summarized herein. Actual future production, oil and natural gas prices, revenues, taxes, development expenditures, operating expenses, decommissioning liabilities and quantities of recoverable oil and gas reserves most likely will vary from estimates. In addition, we may adjust estimates of proved reserves to reflect production history, results of exploration and development, prevailing oil and natural gas prices and other factors, many of which are beyond our control.

Unless we replace crude oil and natural gas reserves our future reserves and production will decline.

Our future crude oil and natural gas production will depend on our success in finding or acquiring additional reserves. If we are unable to replace reserves through drilling or acquisitions, our level of production and cash flows will be adversely affected. In general, production from oil and gas properties declines as reserves are depleted, with the rate of decline depending on reservoir characteristics. Our total proved reserves decline as reserves are produced unless we conduct other successful exploration and development activities or acquire properties containing proved reserves, or both. Our ability to make the necessary capital investment to maintain or expand our asset base of crude oil and natural gas reserves would be impaired to the extent cash flow from operations is reduced and external sources of capital become limited or unavailable. We may not be successful in exploring for, developing or acquiring additional reserves. We also may not be successful in raising funds to acquire additional reserves.

Relatively short production periods or reserve life for Gulf of Mexico properties subject us to higher reserve replacement needs and may impair our ability to reduce production during periods of low oil and natural gas prices.

High production rates generally result in recovery of a relatively higher percentage of reserves from properties in the Gulf of Mexico during the initial few years when compared to other regions in the United States. Typically, 50 percent of the reserves of properties in the Gulf of Mexico are depleted within three to four years. Due to high initial production rates, production of reserves from reservoirs in the Gulf of Mexico generally decline more rapidly than from other producing reservoirs. The vast majority of our existing operations are in the Gulf of Mexico. As a result, our reserve replacement needs from new prospects may be greater than those of other oil and gas companies with longer-life reserves in other producing areas. Also, our expected revenues and return on capital will depend on prices prevailing during these relatively short production periods. Our need to generate revenues to fund ongoing capital commitments or repay debt may limit our ability to slow or shut in production from producing wells during periods of low prices for oil and natural gas.

We suffered ceiling write-downs in fiscal 2009 and may suffer additional ceiling write-downs in future periods.

Under the full cost method of accounting, we are required to perform each quarter, a “ceiling test” that determines a limit on the book value of our oil and gas properties. If the net capitalized cost of proved oil and gas properties, net of related deferred income taxes, plus the cost of unevaluated oil and gas properties, exceeds the present value of estimated future net cash flows discounted at 10%, net of related tax effects, plus the cost of unevaluated oil and gas properties, the excess is charged to expense and reflected as additional accumulated depreciation, depletion and amortization. Future net cash flows are based on period-end commodity prices and exclude future cash outflows related to estimated abandonment costs of proved developed properties. As of the reported balance sheet date, capitalized costs of an oil and gas producing company may not exceed the full cost limitation calculated under the above described rule based on current spot market prices for oil and natural gas. However, if prior to the balance sheet date, we enter into certain hedging arrangements for a portion of our future natural gas and oil production, thereby enabling us to receive future cash flows that are higher than the estimated future cash flows indicated by use of the spot market price as of the reported balance sheet date, these higher hedged prices are used if they qualify as cash flow hedges under the provisions of the Financial Accounting Standards Board (“FASB”) FASB Statement 133 as amended.

11

Because of the significant decline in crude oil and natural gas prices, coupled with the impact of Hurricanes Gustav and Ike, we recognized a non-cash write-down of the net book value of our oil and gas properties of $117.9 million and $459.1 million in the third and second quarters of fiscal 2009, respectively. The write-downs were reduced by $179.9 million and $203.0 million pre-tax as a result of our hedging program in the third and second quarters of fiscal 2009, respectively. Additional write-downs may be required if oil and natural gas prices decline, unproved property values decrease, estimated proved reserve volumes are revised downward or the net capitalized cost of proved oil and gas properties otherwise exceeds the present value of estimated future net cash flows.

The Company and its Subsidiaries may need to obtain bonds or other surety in order to maintain compliance with those regulations promulgated by the U.S. Minerals Management Service (the “MMS”), which, if required, could be costly and reduce borrowings available under our bank credit facility.

For offshore operations, lessees must comply with the MMS regulations governing, among other things, engineering and construction specifications for production facilities, safety procedures, plugging and abandonment of wells on the Shelf and removal of facilities. To cover the various obligations of lessees on the U.S. Outer Continental Shelf of the Gulf of Mexico, the MMS generally requires that lessees have substantial net worth or post bonds or other acceptable assurances that such obligations will be met. We are currently reviewing whether we are exempt from the supplemental bonding requirements of the MMS. The cost of these bonds or other surety could be substantial and there is no assurance that bonds or other surety could be obtained in all cases. In addition, we may be required to provide letters of credit to support the issuance of these bonds or other surety. Such letter of credit would likely be issued under our first lien credit facility and would reduce the amount of borrowings available under such facility in the amount of any such letter of credit obligations. The cost of compliance with these supplemental bonding requirements could materially and adversely affect our financial condition, cash flows and results of operations.

Competition for oil and gas properties and prospects is intense and some of our competitors have larger financial, technical and personnel resources that could give them an advantage in evaluating and obtaining properties and prospects.

We operate in a highly competitive environment for reviewing prospects, acquiring properties, marketing oil and gas and securing trained personnel. Many of our competitors are major or independent oil and gas companies that possess and employ financial resources that allow them to obtain substantially greater technical and personnel resources than we. We actively compete with other companies when acquiring new leases or oil and gas properties. For example, new leases acquired from the Minerals Management Services (“MMS”) are acquired through a “sealed bid” process and are generally awarded to the highest bidder. These additional resources can be particularly important in reviewing prospects and purchasing properties. Competitors may be able to evaluate, bid for and purchase a greater number of properties and prospects than our financial or personnel resources permit. Competitors may also be able to pay more for productive oil and gas properties and exploratory prospects than we are able or willing to pay. If we are unable to compete successfully in these areas in the future, our future revenues and growth may be diminished or restricted.

The present value of future net cash flows from our proved reserves is not necessarily the same as the current market value of our estimated natural gas reserves.

We base the estimated discounted future net cash flows from our proved reserves on prices and costs in effect on the day of the estimate. However, actual future net cash flows from our natural gas and oil properties will be affected by factors such as:

•	the volume, pricing and duration of our natural gas and oil hedging contracts
•	supply of and demand for natural gas and oil;
•	actual prices we receive for natural gas and oil;
•	our actual operating costs in producing natural gas and oil;
•	the amount and timing of our capital expenditures and decommissioning costs;
•	the amount and timing of actual production; and

12

•	changes in governmental regulations or taxation.

The timing of both our production and our incurrence of expenses in connection with the development and production of natural gas and oil properties will affect the timing of actual future net cash flows from proved reserves, and thus their actual present value. In addition, the 10% discount factor we use when calculating discounted future net cash flows may not be the most appropriate discount factor based on interest rates in effect from time to time and risks associated with us or the natural gas and oil industry in general. Any material inaccuracies in these reserve estimates or underlying assumptions will materially affect the quantities and present value of our reserves, which could adversely affect our business, results of operations and financial condition.

The unavailability or high cost of drilling rigs, equipment, supplies, personnel and oil field services could adversely affect our ability to execute exploration and exploitation plans on a timely basis and within budget, and consequently could adversely affect our anticipated cash flow.

We utilize third-party services to maximize the efficiency of our organization. The cost of oil field services may increase or decrease depending on the demand for services by other oil and gas companies. While we currently have excellent relationships with oil field service companies, there is no assurance that we will be able to contract for such services on a timely basis or that the cost of such services will remain at a satisfactory or affordable level. Shortages or the high cost of drilling rigs, equipment, supplies or personnel could delay or adversely affect our exploitation and exploration operations, which could have a material adverse effect on our business, financial condition or results of operations.

Our future business will involve many uncertainties and operating risks that can prevent us from realizing profits and can cause substantial losses.

We engage in exploration and development drilling activities. Any such activities may be unsuccessful for many reasons. In addition to a failure to find oil or natural gas, drilling efforts can be affected by adverse weather conditions (such as hurricanes and tropical storms in the Gulf of Mexico), cost overruns, equipment shortages and mechanical difficulties. Therefore, the successful drilling of an oil or gas well does not ensure we will realize a profit on our investment. A variety of factors, both geological and market-related, could cause a well to become uneconomic or only marginally economic. In addition to their costs, unsuccessful wells could impede our efforts to replace reserves.

Our business involves a variety of inherent operating risks, including:

•	fires;
•	explosions;
•	blow-outs and surface cratering;
•	uncontrollable flows of gas, oil and formation water;
•	natural disasters, such as hurricanes and other adverse weather conditions;
•	pipe, cement, subsea well or pipeline failures;
•	casing collapses;
•	mechanical difficulties, such as lost or stuck oil field drilling and service tools;
•	abnormally pressured formations; and
•	environmental hazards, such as gas leaks, oil spills, pipeline ruptures and discharges of toxic gases.

If we experience any of these problems, well bores, platforms, gathering systems and processing facilities could be affected, which could adversely affect our ability to conduct operations. We could also incur substantial losses due to costs and/or liability incurred as a result of:

•	injury or loss of life;
•	severe damage to and destruction of property, natural resources and equipment;

13

•	pollution and other environmental damage;
•	clean-up responsibilities;
•	regulatory investigations and penalties;
•	suspension of our operations; and
•	repairs to resume operations.

Our offshore operations will involve special risks that could affect operations adversely.

Offshore operations are subject to a variety of operating risks specific to the marine environment, such as capsizing, collisions and damage or loss from hurricanes or other adverse weather conditions. These conditions can cause substantial damage to facilities and interrupt production. As a result, we could incur substantial liabilities that could reduce or eliminate the funds available for exploration, development or leasehold acquisitions, or result in loss of equipment and properties. In particular, we are not intending to put in place business interruption insurance due to its high cost. We therefore may not be able to rely on insurance coverage in the event of such natural phenomena. Currently, we have minority, non-operated interests in five deepwater leasehold blocks; four have booked proved reserves and three are producing. We may evaluate activity in the deepwater Gulf of Mexico in the future. Exploration for oil or natural gas in the deepwater of the Gulf of Mexico generally involves greater operational and financial risks than exploration on the shelf. Deepwater drilling generally requires more time and more advanced drilling technologies, involving a higher risk of technological failure and usually higher drilling costs. Deepwater wells often use subsea completion techniques with subsea trees tied back to host production facilities with flow lines. The installation of these subsea trees and flow lines requires substantial time and the use of advanced remote installation mechanics. These operations may encounter mechanical difficulties and equipment failures that could result in cost overruns. Furthermore, the deepwater operations generally lack the physical and oilfield service infrastructure present on the shelf. As a result, a considerable amount of time may elapse between a deepwater discovery and the marketing of the associated oil or natural gas, increasing both the financial and operational risk involved with these operations. Because of the lack and high cost of infrastructure, some reserve discoveries in the deepwater may never be produced economically. We are currently participating in the drilling of the shallow-water, ultra deep well Davey Jones and are awaiting long lead facility equipment on block South Timbalier 168, formerly known as Blackbeard West. Both of these wildcat exploration projects have some of the same characteristics as deepwater prospects with target sizes of 200 – 400 MMBOE. Use of advanced drilling technologies, involving a higher risk of technological failure and usually higher costs.

Market conditions or transportation impediments may hinder access to oil and gas markets or delay production.

Market conditions, the unavailability of satisfactory oil and natural gas transportation or the remote location of our drilling operations may hinder our access to oil and natural gas markets or delay production. The availability of a ready market for oil and gas production depends on a number of factors, including the demand for and supply of oil and gas and the proximity of reserves to pipelines or trucking and terminal facilities. In deepwater operations, the availability of a ready market depends on the proximity of and our ability to tie into existing production platforms owned or operated by others and the ability to negotiate commercially satisfactory arrangements with the owners or operators. We may be required to shut in wells or delay initial production for lack of a market or because of inadequacy or unavailability of pipeline or gathering system capacity. When that occurs, we will be unable to realize revenue from those wells until the production can be tied to a gathering system. This can result in considerable delays from the initial discovery of a reservoir to the actual production of the oil and gas and realization of revenues. In some cases, our wells may be tied back to platforms owned by parties with no economic interests in these wells. There can be no assurance that owners of such platforms will continue to operate the platforms. If the owners cease to operate the platforms or their processing equipment, we may be required to shut in the associated wells, which could adversely affect our results of operations.

14

We are not the operator on all of our properties and therefore are not in a position to control the timing of development efforts, the associated costs, or the rate of production of the reserves on such properties.

As we carry out our planned drilling program, we will not serve as operator of all planned wells. We currently operate approximately 78 percent of our properties. As a result, we may have limited ability to exercise influence over the operations of some non-operated properties or their associated costs. Dependence on the operator and other working interest owners for these projects, and limited ability to influence operations and associated costs could prevent the realization of targeted returns on capital in drilling or acquisition activities. The success and timing of development and exploitation activities on properties operated by others depend upon a number of factors that will be largely outside of our control, including:

•	the timing and amount of capital expenditures;
•	the availability of suitable offshore drilling rigs, drilling equipment, support vessels, production and transportation infrastructure and qualified operating personnel;
•	the operator’s expertise and financial resources;
•	approval of other participants in drilling wells;
•	selection of technology; and
•	the rate of production of the reserves.

We depend on certain key customers for sales of our natural gas and oil. To the extent these and other customers reduce the volumes of natural gas and oil they purchase from us, or to the extent these customers cease to be creditworthy, our revenues could decline.

We market substantially all of our oil and natural gas production from the properties we operate. We also market more than half of our oil and natural gas production from the fields we do not operate. The majority of our operated oil gas production is sold to a variety of purchasers under short-term (less than 12 months) contracts at market-based prices.

Shell Trading Company (“Shell”) accounted for approximately 65 percent, 62 percent and 35 percent of our total oil and natural gas revenues during the years ended June 30, 2009, 2008 and 2007, respectively. We also sell our production to a number of other customers, and we believe that those customers, along with other purchasers of oil and natural gas, would purchase all or substantially all of our production in the event that Shell curtailed its purchases.

We transport most of our oil and gas through third-party gathering systems and pipelines. Transportation space on these gathering systems and pipelines is normally readily available. Our ability to market our oil and gas has at times been limited or delayed due to restricted or unavailable transportation space or weather damage, and cash flow from the affected properties has been and could continue to be adversely impacted.

We are exposed to trade credit risk in the ordinary course of our business activities.

We are exposed to risks of loss in the event of nonperformance by our vendors, customers and by counterparties to our price risk management arrangements. Some of our vendors, customers and counterparties may be highly leveraged and subject to their own operating and regulatory risks. Many of our vendors, customers and counterparties finance their activities through cash flow from operations, the incurrence of debt or the issuance of equity. Recently, there has been a significant decline in the credit markets and the availability of credit. Additionally, many of our vendors’, customers’ and counterparties’ equity values have substantially declined. The combination of reduction of cash flow resulting from declines in commodity prices and the lack of availability of debt or equity financing may result in a significant reduction in our vendors’, customers’ and counterparties’ liquidity and ability to make payments or perform on their obligations to us. Even if our credit review and analysis mechanisms work properly, we may experience financial losses in our dealings with other parties. Any increase in the nonpayment or nonperformance by our vendors, customers and/or counterparties could reduce our cash flows.

15

Our insurance may not protect us against business and operating risks.

We maintain insurance for some, but not all, of the potential risks and liabilities associated with our business. For some risks, we may not obtain insurance if we believe the cost of available insurance is excessive relative to the risks presented. Due to market conditions, premiums and deductibles for certain insurance policies can increase substantially, and in some instances, certain insurance policies are economically unavailable or available only for reduced amounts of coverage. Although we will maintain insurance at levels we believe are appropriate and consistent with industry practice, we will not be fully insured against all risks, including high-cost business interruption insurance and drilling and completion risks that are generally not recoverable from third parties or insurance. In addition, pollution and environmental risks generally are not fully insurable. Losses and liabilities from uninsured and underinsured events and delay in the payment of insurance proceeds could have a material adverse effect on our financial condition and results of operations. Due to a number of recent catastrophic events like the terrorist attacks on September 11, 2001 and Hurricanes Ivan, Katrina, Rita, Gustav and Ike, insurance underwriters increased insurance premiums for many of the coverages historically maintained and issued general notices of cancellation and significant changes for a wide variety of insurance coverages. The oil and natural gas industry suffered extensive damage from Hurricanes Ivan, Katrina, Rita, Gustav and Ike. As a result, insurance costs have increased significantly from the costs that similarly situated participants in this industry have historically incurred. Insurers are requiring higher retention levels and limit the amount of insurance proceeds that are available after a major wind storm in the event that damages are incurred. If storm activity in the future is as severe as it was in 2005 or 2008, insurance underwriters may no longer insure Gulf of Mexico assets against weather-related damage. We do not intend to put in place business interruption insurance due to its high cost. This insurance may not be economically available in the future, which could adversely impact business prospects in the Gulf of Mexico and adversely impact our operations. If an accident or other event resulting in damage to our operations, including severe weather, terrorist acts, war, civil disturbances, pollution or environmental damage, occurs and is not fully covered by insurance or a recoverable indemnity from a customer, it could adversely affect our financial condition and results of operations. Moreover, we may not be able to maintain adequate insurance in the future at rates we consider reasonable or be able to obtain insurance against certain risks.

Our operations will be subject to environmental and other government laws and regulations that are costly and could potentially subject us to substantial liabilities.

Oil and gas exploration and production operations in the United States and the Gulf of Mexico are subject to extensive federal, state and local laws and regulations. Companies operating in the Gulf of Mexico are subject to laws and regulations addressing, among others, land use and lease permit restrictions, bonding and other financial assurance related to drilling and production activities, spacing of wells, unitization and pooling of properties, environmental and safety matters, plugging and abandonment of wells and associated infrastructure after production has ceased, operational reporting and taxation. Failure to comply with such laws and regulations can subject us to governmental sanctions, such as fines and penalties, as well as potential liability for personal injuries and property and natural resources damages. We may be required to make significant expenditures to comply with the requirements of these laws and regulations, and future laws or regulations, or any adverse change in the interpretation of existing laws and regulations, could increase such compliance costs. Regulatory requirements and restrictions could also delay or curtail our operations and could have a significant impact on our financial condition or results of operations.

Our oil and gas operations are subject to stringent laws and regulations relating to the release or disposal of materials into the environment or otherwise relating to environmental protection. These laws and regulations:

•	require the acquisition of a permit before drilling commences;
•	restrict the types, quantities and concentration of substances that can be released into the environment in connection with drilling and production activities;
•	limit or prohibit drilling activities on certain lands lying within wilderness, wetlands and other protected areas; and
•	impose substantial liabilities for pollution resulting from operations.

16

Failure to comply with these laws and regulations may result in:

•	the imposition of administrative, civil and/or criminal penalties;
•	incurring investigatory or remedial obligations; and
•	the imposition of injunctive relief, which could limit or restrict our operations.

Changes in environmental laws and regulations occur frequently, and any changes that result in more stringent or costly waste handling, storage, transport, disposal or cleanup requirements could require us to make significant expenditures to attain and maintain compliance and may otherwise have a material adverse effect on our industry in general and on our own results of operations, competitive position or financial condition. Although we intend to be in compliance in all material respects with all applicable environmental laws and regulations, we cannot assure you that we will be able to comply with existing or new regulations. In addition, the risk of accidental spills, leakages or other circumstances could expose us to extensive liability.

We are unable to predict the effect of additional environmental laws and regulations that may be adopted in the future, including whether any such laws or regulations would materially adversely increase our cost of doing business or affect operations in any area.

Under certain environmental laws and regulations, we could be held strictly liable for the removal or remediation of previously released materials or property contamination regardless of whether we were responsible for the release or contamination, or if current or prior operations were conducted consistent with accepted standards of practice. Such liabilities can be significant, and if imposed could have a material adverse effect on our financial condition or results of operations.

The adoption of climate change legislation by Congress could result in increased operating costs and reduced demand for the oil and natural gas we produce.

On June 26, 2009, the U.S. House of Representatives approved adoption of the “American Clean Energy and Security Act of 2009,” also known as the “Waxman-Markey cap-and-trade legislation” or ACESA. The purpose of ACESA is to control and reduce emissions of “greenhouse gases,” or “GHGs,” in the United States. GHGs are certain gases, including carbon dioxide and methane, that may be contributing to warming of the Earth’s atmosphere and other climatic changes. ACESA would establish an economy-wide cap on emissions of GHGs in the United States and would require an overall reduction in GHG emissions of 17% (from 2005 levels) by 2020, and by over 80% by 2050. Under ACESA, most sources of GHG emissions would be required to obtain GHG emission “allowances” corresponding to their annual emissions of GHGs. The number of emission allowances issued each year would decline as necessary to meet ACESA’s overall emission reduction goals. As the number of GHG emission allowances declines each year, the cost or value of allowances is expected to escalate significantly. The net effect of ACESA will be to impose increasing costs on the combustion of carbon-based fuels such as oil, refined petroleum products, and natural gas.

The U.S. Senate has begun work on its own legislation for controlling and reducing emissions of GHGs in the United States. If the Senate adopts GHG legislation that is different from ACESA, the Senate legislation would need to be reconciled with ACESA and both chambers would be required to approve identical legislation before it could become law. President Obama has indicated that he is in support of the adoption of legislation to control and reduce emissions of GHGs through an emission allowance permitting system that results in fewer allowances being issued each year but that allows parties to buy, sell and trade allowances as needed to fulfill their GHG emission obligations. Although it is not possible at this time to predict whether or when the Senate may act on climate change legislation or how any bill approved by the Senate would be reconciled with ACESA, any laws or regulations that may be adopted to restrict or reduce emissions of GHGs would likely require us to incur increased operating costs, and could have an adverse effect on demand for the oil and natural gas we produce.

The adoption of derivatives legislation by Congress could have an adverse impact on our ability to hedge risks associated with our business.

Congress is currently considering legislation to impose restrictions on certain transactions involving derivatives, which could affect the use of derivatives in hedging transactions. ACESA contains provisions that would prohibit private energy commodity derivative and hedging transactions. ACESA would expand the

17

power of the Commodity Futures Trading Commission, or CFTC, to regulate derivative transactions related to energy commodities, including oil and natural gas, and to mandate clearance of such derivative contracts through registered derivative clearing organizations. Under ACESA, the CFTC’s expanded authority over energy derivatives would terminate upon the adoption of general legislation covering derivative regulatory reform. The Chairman of the CFTC has announced that the CFTC intends to conduct hearings to determine whether to set limits on trading and positions in commodities with finite supply, particularly energy commodities, such as crude oil, natural gas and other energy products. The CFTC also is evaluating whether position limits should be applied consistently across all markets and participants. In addition, the Treasury Department recently has indicated that it intends to propose legislation to subject all OTC derivative dealers and all other major OTC derivative market participants to substantial supervision and regulation, including by imposing conservative capital and margin requirements and strong business conduct standards. Derivative contracts that are not cleared through central clearinghouses and exchanges may be subject to substantially higher capital and margin requirements. Although it is not possible at this time to predict whether or when Congress may act on derivatives legislation or how any climate change bill approved by the Senate would be reconciled with ACESA, any laws or regulations that may be adopted that subject us to additional capital or margin requirements relating to, or to additional restrictions on, our trading and commodity positions could have an adverse effect on our ability to hedge risks associated with our business or on the cost of our hedging activity.

Risks Associated with Acquisitions and Our Risk Management Program

Our acquisitions may be stretching our existing resources.

Since our inception in July 2005, we have made three major acquisitions and have become a reporting company in the United States. Future transactions may prove to stretch our internal resources and infrastructure. As a result, we may need to invest in additional resources, which will increase our costs. Any further acquisitions we make over the short term would likely exacerbate these risks.

We may be unable to successfully integrate the operations of the properties we acquire.

Integration of the operations of the properties we acquire with our existing business will be a complex, time-consuming and costly process. Failure to successfully integrate the acquired businesses and operations in a timely manner may have a material adverse effect on our business, financial condition, results of operations and cash flows. The difficulties of combining the acquired operations include, among other things:

•	operating a larger organization;
•	coordinating geographically disparate organizations, systems and facilities;
•	integrating corporate, technological and administrative functions;
•	diverting management’s attention from other business concerns;
•	an increase in our indebtedness; and
•	potential environmental or regulatory liabilities and title problems.

The process of integrating our operations could cause an interruption of, or loss of momentum in, the activities of our business. Members of our senior management may be required to devote considerable amounts of time to this integration process, which will decrease the time they will have to manage our business. If our senior management is not able to effectively manage the integration process, or if any business activities are interrupted as a result of the integration process, our business could suffer.

In addition, we face the risk of identifying, competing for and pursuing other acquisitions, which takes time and expense and diverts management’s attention from other activities.

We may not realize all of the anticipated benefits from our acquisitions.

We may not realize all of the anticipated benefits from our future acquisitions, such as increased earnings, cost savings and revenue enhancements, for various reasons, including difficulties integrating operations and personnel, higher than expected acquisition and operating costs or other difficulties, unknown liabilities, inaccurate reserve estimates and fluctuations in market prices.

18

If we are unable to effectively manage the commodity price risk of our production if energy prices fall, we may not realize the anticipated cash flows from our acquisitions.

Compared to some other participants in the oil and gas industry, we are a relatively small company with modest resources. Therefore, there is the possibility that we may be unable to find counterparties willing to enter into derivative arrangements with us or be required to either purchase relatively expensive put options, or commit to deliver future production, to manage the commodity price risk of our future production. To the extent that we commit to deliver future production, we may be forced to make cash deposits available to counterparties as they mark to market these financial hedges. Proposed changes in regulations affecting derivatives may further limit or raise the cost, or increase the credit support required to hedge. This funding requirement may limit the level of commodity price risk management that we are prudently able to complete. In addition, we are unlikely to hedge undeveloped reserves to the same extent that we hedge the anticipated production from proved developed reserves. If we fail to manage the commodity price risk of our production and energy prices fall, we may not be able to realize the cash flows from our assets that are currently anticipated even if we are successful in increasing the production and ultimate recovery of reserves.

If we place hedges on future production and encounter difficulties meeting that production, we may not realize the originally anticipated cash flows.

Our assets consist of a mix of reserves, with some being developed while others are undeveloped. To the extent that we sell the production of these reserves on a forward-looking basis but do not realize that anticipated level of production, our cash flow may be adversely affected if energy prices rise above the prices for the forward-looking sales. In this case, we would be required to make payments to the purchaser of the forward-looking sale equal to the difference between the current commodity price and that in the sales contract multiplied by the physical volume of the shortfall. There is the risk that production estimates could be inaccurate or that storms or other unanticipated problems could cause the production to be less than the amount anticipated, causing us to make payments to the purchasers pursuant to the terms of the hedging contracts.

Our price risk management activities could result in financial losses or could reduce our income, which may adversely affect our cash flows.

We enter into derivative contracts to reduce the impact of natural gas and oil price volatility on our cash flow from operations. Currently, we use a combination of natural gas and crude oil put, swap and collar arrangements to mitigate the volatility of future natural gas and oil prices received.

Our actual future production may be significantly higher or lower than we estimate at the time we enter into derivative contracts for such period. If the actual amount of production is higher than we estimate, we will have greater commodity price exposure than we intended. If the actual amount of production is lower than the notional amount that is subject to our derivative financial instruments, we might be forced to satisfy all or a portion of our derivative transactions without the benefit of the cash flow from our sale of the underlying physical commodity, resulting in a substantial diminution of our liquidity. As a result of these factors, our hedging activities may not be as effective as we intend in reducing the volatility of our cash flows, and in certain circumstances may actually increase the volatility of our cash flows. In addition, our price risk management activities are subject to the following risks:

•	a counterparty may not perform its obligation under the applicable derivative instrument;
•	there may be a change in the expected differential between the underlying commodity price in the derivative instrument and the actual price received; and
•	the steps we take to monitor our derivative financial instruments may not detect and prevent violations of our risk management policies and procedures.

19

The properties we acquire may not produce as projected, and we may be unable to determine reserve potential, identify liabilities associated with the acquired properties or obtain protection from sellers against such liabilities.

The properties we acquire may not produce as expected, may be in an unexpected condition and we may be subject to increased costs and liabilities, including environmental liabilities. Although we review properties prior to acquisition in a manner consistent with industry practices, such reviews are not capable of identifying all potential conditions. Generally, it is not feasible to review in depth every individual property involved in each acquisition. We focus our review efforts on the higher-value properties or properties with known adverse conditions and will sample the remainder. However, even a detailed review of records and properties may not necessarily reveal existing or potential problems or permit a buyer to become sufficiently familiar with the properties to fully assess their condition, any deficiencies, and development potential. Inspections may not be performed on every well, and environmental problems, such as ground water contamination, are not necessarily observable even when an inspection is undertaken.

Other Risks

We depend on key personnel, the loss of any of whom could materially adversely affect future operations.

Our success will depend to a large extent upon the efforts and abilities of our executive officers and key operations personnel. The loss of the services of one or more of these key employees could have a material adverse effect on us. Our business will also be dependent upon our ability to attract and retain qualified personnel. Acquiring and keeping these personnel could prove more difficult or cost substantially more than estimated. This could cause us to incur greater costs, or prevent us from pursuing our exploitation strategy as quickly as we would otherwise wish to do.

Unanticipated decommissioning costs could materially adversely affect our future financial position and results of operations.

We may become responsible for unanticipated costs associated with abandoning and reclaiming wells, facilities and pipelines. Abandonment and reclamation of facilities and the costs associated therewith is often referred to as “decommissioning.” Should decommissioning be required that is not presently anticipated or the decommissioning be accelerated, such as can happen after a hurricane, such costs may exceed the value of reserves remaining at any particular time. We may have to draw on funds from other sources to satisfy such costs. The use of other funds to satisfy such decommissioning costs could have a material adverse effect on our financial position and results of operations.

If we are unable to acquire or renew permits and approvals required for operations, we may be forced to suspend or cease operations altogether.

The construction and operation of energy projects require numerous permits and approvals from governmental agencies. We may not be able to obtain all necessary permits and approvals, and as a result our operations may be adversely affected. In addition, obtaining all necessary permits and approvals may necessitate substantial expenditures and may create a risk of expensive delays or loss of value if a project is unable to function as planned due to changing requirements or local opposition.

We may be taxed as a United States Corporation.

We are incorporated under the laws of Bermuda because of our long-term desire to have substantial business interests outside the United States. Currently, legislation in the United States that penalizes domestic corporations that reincorporate in a foreign country does not affect us, but future legislation could.

We plan to purchase any U.S. assets through our wholly owned subsidiary Energy XXI Inc. Energy XXI Inc. and its subsidiaries will pay U.S. taxes on U.S. income. We do not currently intend to engage in any business activity in the United States. However, there is a risk that some or all of our income could be challenged, and considered as effectively connected to a U.S. trade or business, and therefore subject to U.S. taxation. In consideration of this risk, we and our U.S. subsidiaries have implemented certain operational steps to separate the U.S. operations from our other operations. In general, employees based in the United States

20

will be employees of our U.S. subsidiaries, and will be paid for their services by such U.S. subsidiaries. Salaries of our employees who are U.S. residents and who render services to the U.S. business activities will be allocated as expenses of the U.S. subsidiaries.

Certain U.S. federal income tax deductions currently available with respect to oil and gas exploration and development may be eliminated as a result of future legislation.

President Obama’s Proposed Fiscal Year 2010 Budget includes proposed legislation that would, if enacted into law, make significant changes to United States tax laws, including the elimination of certain key U.S. federal income tax incentives currently available to oil and natural gas exploration and production companies. These changes include, but are not limited to, (i) the repeal of the percentage depletion allowance for oil and natural gas properties, (ii) the elimination of current deductions for intangible drilling and development costs, (iii) the elimination of the deduction for certain domestic production activities, and (iv) an extension of the amortization period for certain geological and geophysical expenditures. It is unclear whether any such changes will be enacted or how soon any such changes could become effective. The passage of any legislation as a result of these proposals or any other similar changes in U.S. federal income tax laws could eliminate certain tax deductions that are currently available with respect to oil and gas exploration and development, and any such change could negatively affect our financial condition and results of operations.

Item 1B. Unresolved Staff Comments

None.

Item 2. Properties

Our properties are primarily located in the U.S. Gulf of Mexico waters and the Gulf Coast onshore. Below are descriptions of our significant properties which at June 30, 2009 represented 74 percent of our net proved reserves and 85 percent of our future net revenues, discounted at 10%.

South Timbalier 21 Field.  We have a 100 percent working interest in the South Timbalier 21 field, located six miles offshore of Lafourche Parish, Louisiana in approximately 50 feet of water on Outer Continental Shelf (“OCS”) blocks South Timbalier 21, 22, 23, 27 and 28, as well as on two state leases. The field is bounded on the north by a major Miocene expansion fault. Miocene sands are trapped structurally and stratigraphically from 7,000 feet to 15,000 feet in depth. Minor faulting that is secondary to the major normal fault separates hydrocarbon accumulations into individual compartments. The field was discovered by Gulf Oil in the late 1950s and has produced in excess of 320 MMBOE since production first began in 1957. There are 11 major production platforms and 79 smaller structures located throughout the field. Since July 1, 2006, we have drilled 18 gross wells. The field’s average net production for the year ended June 30, 2009 was 5.8 MBOED, accounting for approximately 30 percent of our net production for the year. Net proved reserves for the field, which is our largest (based on year-end net reserves), were 74 percent oil.

Main Pass 61 Field.  We have a 50 percent working interest in and operate the Main Pass 61 field, located near the mouth of the Mississippi River in approximately 90 feet of water. The field produces from the Upper Miocene Discorbis 12 sand, which is a black oil reservoir that is being waterflooded to maximize recovery. There are 16 producing wells and three major production platforms located throughout the field, which had net production for the year ended June 30, 2009 of 4.0 MBOED. Net proved reserves for the field, which is our second largest, were 90 percent oil.

Cote de Mer Field.  We have a 32.8 percent working interest in this field and are the operator. The discovery well was drilled to 22,261 feet in March 2009. The well was production tested at a rate of 14.6 MMCFD through test facilities. Permanent production facilities are currently being constructed and prepared for installation. First production is planned for our upcoming fiscal second quarter. This natural gas field is our third largest field by net proved reserves.

Main Pass 73/74 Field.  We have a 50 percent working interest in and operate the Main Pass 73 field, located in approximately 100 feet of water near the mouth of the Mississippi River and in close proximity to the Main Pass 61 field. This field consists of OCS blocks Main Pass 72, 73, and parts of 74. Production is from the Upper Miocene sands ranging in depths from 5,000 to 12,500 feet. Three producing platforms and one central facility are located throughout the field. We also have ownership in two Petroquest-operated

21

gas-condensate wells on Main Pass 74. Average net production from the complex for the year ended June 30, 2009 was 1.7 MBOED. Net proved reserves for the field were 66 percent oil.

Viosca Knoll 1003 Field.  We have a 16.7 percent working interest in the Viosca Knoll 1003 Field, which is operated by Newfield Exploration. Viosca Knoll Block 1003 is located in 4,482 feet of water and is a one-well field development completed in the Tex W Sand. The well is a subsea tie-back to VK823 (Virgo Field) located 19.6 miles away and our net proved reserves at June 30, 2009 were 45 percent oil. This well was tested after completion during May 2007 at a rate of 40 MMCFD and 3.0 MBOD. Currently, Newfield Exploration is completing the flowline installation and facilities hook-up. Production start-up is projected in our upcoming fiscal second quarter.

South Pass 49 Field.  We have a 33 percent working interest in and operate the South Pass 49 field unit, located near the mouth of the Mississippi River in approximately 300 feet of water. The field unit consists of the Discorbis 69 and Discorbis 70 sands, ranging in depth from 8,700 to 9,400 feet, on OCS blocks South Pass 33, 48, and 49. We also have a 10 percent working interest in the non unit, which consists of 12 additional producing sands ranging in depth from 7,200 to 9,000 feet. Net proved reserves from the complex were 36 percent oil. There are 13 active completions in the field that have been shut-in since August 2008 when Hurricane Gustav damaged both the oil and gas sales pipelines. The gas and oil pipeline repairs are scheduled for November 2009. We currently estimate net field production of 0.8 MBOED to be restored in our upcoming fiscal third quarter.

East Cameron 334 Field.  We have a 51 percent working interest in and operate the East Cameron 334 Field located 90 miles South of Cameron, Louisiana in 230’ of water. The field underlies East Cameron Blocks 334, 335, 336 and West Cameron 580 and 601. Discovered in 1972, this is the 29th largest natural gas field on the Gulf of Mexico shelf, having produced one trillion cubic feet equivalent to date from Middle to Lower Pleistocene sands at depths from 7,000 feet to 15,000 feet. There are 13 active completions in the field that have been shut-in since August 2008 due to damage that was sustained by Hurricane Gustav. After the repairs to the gas sales line are completed, we estimate net field production of 0.8 MBOED to be restored in our upcoming fiscal second quarter.

Eugene Island 330 Field.  We have a 17.5 percent working interest in this Apache operated field in 250 feet of water, located 130 miles Southwest of New Orleans. Well depths range from 6,000 to 11,000 feet. Cumulative production from the field is approximately 730 MMBOE. The field is currently shut in due to damage from Hurricane Ike. The hurricane toppled the A and C platforms, and damaged the B and D platforms in the field. Apache Corporation (“Apache”) recently assumed operatorship of the field, however, Devon Energy Corporation, the former operator, continues to operate the abandonment of the A and C platform wells and salvage of the platforms which is underway. Production from the 10 remaining wells in the field is expected to be restored by Apache in our upcoming fiscal second quarter. Net reserves are 82 percent oil.

Productive Wells

Our working interests in productive wells follow.

	June 30, 2009
	Gross	Net
Natural Gas	127.0	38.1
Crude Oil	147.0	72.5
Total	274.0	110.6

22

Drilling Activity

The following table sets forth our drilling activity.

	Year Ended June 30,
	2009		2008		2007
	Gross	Net	Gross	Net	Gross	Net
Productive wells
Development	7.0	3.7	8.0	5.4	19.0	14.6
Exploratory	2.0	0.6	6.0	2.0	5.0	2.8
Total	9.0	4.3	14.0	7.4	24.0	17.4
Non productive wells
Development	—	—	2.0	2.0	8.0	8.0
Exploratory	6.0	3.5	12.0	5.0	8.0	3.6
Total	6.0	3.5	14.0	7.0	16.0	11.6

As of June 30, 2009, one gross well, representing approximately 0.17 net well, was being drilled.

Acreage

Working interests in developed and undeveloped acreage follow.

	June 30, 2009
	Developed Acres		Undeveloped Acres		Total Acres
	Gross	Net	Gross	Net	Gross	Net
Onshore	102,917	61,474	17,903	9,194	120,820	70,668
Offshore	255,653	87,310	129,489	41,873	385,142	129,183
Total	358,570	148,784	147,392	51,067	505,962	199,851

The following table summarizes potential expiration of our onshore and offshore undeveloped acreage.

	Year Ended June 30,
	2010		2011		2012
	Gross	Net	Gross	Net	Gross	Net
Onshore	2,867	1,475	6,321	3,477	3,520	1,981
Offshore	37,398	6,403	33,179	1,042	—	—
Total	40,265	7,878	39,500	4,519	3,520	1,981

Capital Expenditures, Including Acquisitions and Costs Incurred

Property acquisition costs:

	Year Ended June 30,
	2009	2008	2007
	(In Thousands)
Oil and Gas Activities
Development	$168,134	$205,681	$362,219
Exploration	121,554	114,639	67,140
Acquisitions	—	40,016	717,618
Administrative and Other	1,610	9,758	2,468
Capital Expenditures, Including Acquisitions	291,298	370,094	1,149,445
Asset Retirement Obligations	46,502	13,774	49,429
Total costs incurred	$337,800	$383,868	$1,198,874

23

Oil and Gas Production and Prices

Our average daily production represents our net ownership and includes royalty interests and net profit interests owned by us. Our average daily production and average sales prices follow.

	Year Ended June 30,
	2009	2008	2007
Sales Volumes per Day
Natural gas (MMcf)	47.9	75.7	50.3
Crude oil (MBbls)	11.4	13.5	7.8
Total (MBOE)	19.3	26.2	16.2
Percent of BOE from crude oil	59.1%	51.5%	48.1%
Average Sales Price
Natural gas per Mcf	$6.48	$8.57	$7.13
Hedge gain per Mcf	1.60	0.34	0.90
Total natural gas per Mcf	$8.08	$8.91	$8.03
Crude oil per Bbl	$67.06	$97.72	$62.33
Hedge gain (loss) per Bbl	3.56	(17.82)	5.60
Total crude oil per Bbl	$70.62	$79.90	$67.93
Sales price per BOE	$55.43	$75.40	$52.23
Hedge gain (loss) per BOE	6.04	(8.24)	5.48
Total sales price per BOE	$61.47	$67.16	$57.71

Production Unit Costs

Our production unit costs follow. Production costs include lease operating expense and production taxes.

	Year Ended June 30,
	2009	2008	2007
Average Costs per BOE
Production costs
Lease operating expense
Insurance expense	$2.72	$1.90	$2.14
Workover and maintenance	2.26	2.34	1.40
Direct lease operating expense	12.33	10.68	8.12
Total lease operating expense	17.31	14.92	11.66
Production taxes	0.77	0.91	0.61
Total production costs	$18.08	$15.83	$12.27
Depreciation, depletion and amortization rates	$30.78	$32.09	$24.68

24

Reserves

The following estimates of the net proved oil and natural gas reserves of our oil and gas properties located entirely within the United States of America are based on evaluations prepared by third-party reservoir engineers (86 percent of our proved reserves on a valuation basis) and, the remainder, by our engineers. Reserves were estimated in accordance with guidelines established by the SEC and the Financial Accounting Standards Board (“FASB”), which require that reserve estimates be prepared under existing economic and operating conditions with no provisions for price and cost changes except by contractual arrangements. Reserve estimates are inherently imprecise and estimates of new discoveries are more imprecise that those of producing oil and gas properties. Accordingly, reserve estimates are expected to change as additional performance data becomes available.

	June 30, 2009
	Proved Developed Producing	Proved Developed Non-Producing	Total Proved Developed	Proved Undeveloped	Total Proved Reserves
Crude oil (MBbls)	11,161	9,022	20,183	10,690	30,873
Natural gas (MMcf)	32,840	49,592	82,432	50,983	133,415
Total (MBOE)	16,635	17,287	33,922	19,187	53,109
PV-10 (In Thousands)(1)	$391,565	$335,321	$726,886	$332,887	$1,059,773
Income taxes					71,876
10 percent discount					(17,379)
Discounted income taxes					54,497
Standardized measure of future net discounted cash flows					$1,005,276

(1)	PV-10 reflects the present value of our estimated future net revenues to be generated from the production of proved reserves, determined in accordance with the rules and regulations of the SEC (using prices and costs in effect as of June 30, 2009) without giving effect to non-property related expenses such as general and administrative expenses, debt service, DD&A expense and discounted at 10 percent per year before income taxes. Prices in effect at June 30, 2009 were $69.89 per barrel of oil and $3.89 per mmbtu of natural gas, excluding differentials.

The following table summarizes our estimated future net revenues sensitivities to changes in oil and gas prices:

	June 30, 2009
	Oil (Bbl)	Gas (MMbtu)
Prices at June 30, 2009	$69.89	$3.89
Increase in estimated future net revenues resulting from a 10 percent increase in oil or natural gas prices (in thousands):	$161,357	$38,811

Netherland, Sewell & Associates, Inc., independent oil and gas consultants, in conjunction with our in-house engineers, have prepared the estimates of proved crude oil and natural gas reserves attributable to our net interests in oil and gas properties as of June 30, 2009. For further information on reserves, including information on future net cash flows and the standardized measure of discounted future net cash flows, see “Financial Statements and Supplementary Financial Information.”

Item 3. Legal Proceedings

We are involved in various legal proceedings and claims, which arise in the ordinary course of our business. We do not believe the ultimate resolution of any such actions will have a material effect on our financial position or results of operations.

Item 4. Submission of Matters to a Vote of Security Holders

No matters were submitted to a vote of our security holders during the fourth quarter of fiscal 2009.

25

PART II

Item 5. Market For Registrant’s Common Equity, Related Stockholder Matters and Issuer Purchases of Equity Securities

Our restricted common stock trades on the London Stock Exchange Alternative Investment Market (“AIM Exchange”) under the symbol “EXXS.” On June 6, 2007, our common stock was admitted to the CREST electronic settlement system, which allows any interested party to trade our unrestricted common stock on the AIM Exchange under the symbol “EXXI.” On August 1, 2007, our common stock was admitted for trading on The NASDAQ Capital Market under the symbol “EXXI.” The following table sets forth, for the periods indicated, the range of the high and low closing sales prices of our restricted and unrestricted common stock.

	Restricted Common Stock		Unrestricted Common Stock
	High	Low	High	Low
Fiscal 2008
First Quarter	$6.10	$5.15	$6.65	$4.79
Second Quarter	5.30	4.45	5.60	4.20
Third Quarter	4.77	3.90	5.45	3.51
Fourth Quarter	5.87	3.72	7.43	3.75
Fiscal 2009
First Quarter	5.90	3.38	6.59	2.78
Second Quarter	3.25	0.88	2.88	0.67
Third Quarter	1.05	0.48	1.25	0.28
Fourth Quarter	0.48	0.10	0.76	0.41
Fiscal 2010
First Quarter (through August 20, 2009)	0.48	0.48	0.71	0.45

As of August 20, 2009, there were approximately 284 holders of record of our common stock.

As of August 20, 2009, there were approximately 105 holders of record of our restricted common stock.

On September 9, 2008, the Board of Directors (“Board”) declared a common stock quarterly cash dividend of $0.005 per share, payable October 20, 2008 to shareholders of record on September 19, 2008. On February 6, 2009, the Board declared a cash dividend of $0.005 per common share, payable on March 13, 2009 to shareholders of record on February 20, 2009. With the borrowing base redetermination completed in April 2009, we agreed to cease declaring dividends until the next borrowing base redetermination is completed in the fall of 2009.

26

Stock Performance Graph

This performance graph shall not be deemed to be “soliciting material” or to be “filed” with the SEC or subject to Section 18 of the Exchange Act, nor shall it be deemed incorporated by reference in any of our filings under the Securities Act of 1933, except to the extent that we specifically incorporate the information by reference.

The graph below compares the cumulative quarterly return attained by our shareholders relative to the cumulative quarterly returns of the S&P 500 Index, the AMEX Oil Index and the Russell 3000 Index. This chart represents our freely tradable unrestricted shares from December 31, 2005 through August 20, 2009.

The performance graph was prepared based on the following assumptions: (1) $100 was invested in our common stock at $5.20 per share (the closing market price at the end of our first trading day, December 31, 2005), in the AMEX Oil Index, the S&P 500 Index and the Russell 3000 Index on December 31, 2005 and (2) dividends were reinvested on the relevant payment dates.

The stock price performance included in this graph is historical and not necessarily indicative of future stock price performance.

	Initial Investment	Cumulative Total Return
		Q3-06	Q4-06	Q1-07	Q2-07	Q3-07	Q4-07
EXXI	$100.00	$107.99	$97.12	$86.54	$93.27	$108.85	$122.69
AMEX Oil Index	$100.00	$108.48	$116.88	$109.83	$120.40	$123.25	$142.87
S&P 500	$100.00	$103.73	$101.76	$107.01	$113.62	$113.82	$120.43
Russell 3000	$100.00	$104.86	$102.33	$106.60	$113.66	$114.62	$120.72

	Initial Investment	Cumulative Total Return
		Q1-08	Q2-08	Q3-08	Q4-08	Q1-09	Q2-09
EXXI	$100.00	$101.92	$99.23	$74.42	$133.07	$58.46	$15.19
AMEX Oil Index	$100.00	$145.94	$158.01	$135.55	$155.59	$117.17	$99.28
S&P 500	$100.00	$122.31	$117.63	$105.96	$105.54	$93.44	$72.36
Russell 3000	$100.00	$122.05	$117.41	$105.71	$103.43	$93.80	$71.97

	Initial Investment	Cumulative Total Return
		Q3-09	Q4-09	Q1-10(1)
EXXI	$100.00	$7.31	$10.00	$12.69
AMEX Oil Index	$100.00	$86.24	$93.12	$97.10
S&P 500	$100.00	$63.92	$73.65	$80.70
Russell 3000	$100.00	$12.69	$74.05	$81.40

(1)	Through August 20, 2009.
27

Item 6. Selected Financial Data

The selected consolidated financial data set forth below should be read in conjunction with Item 7. “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and with the consolidated financial statements and notes to those consolidated financial statements included elsewhere in this report.

				Period from Inception July 25, 2005 Through June 30, 2006
	Year Ended June 30,
	2009	2008	2007
	(In Thousands, Except per Share Amounts)
Income Statement Data
Revenues	$433,830	$643,232	$341,284	$47,112
Depreciation, Depletion and Amortization (“DD&A”)	217,207	307,389	145,928	20,357
Impairment of Oil and Gas Properties	576,996	—	—	—
Operating Income (Loss)	(517,217)	143,600	95,215	11,602
Other Income (Expense) – Net	(76,751)	(101,857)	(58,420)	(2,933)
Net Income (Loss)	(571,629)	26,869	24,130	6,942
Basic Earnings (Loss) per Common Share	$(3.95)	$0.31	$0.29	$0.14
Diluted Earnings (Loss) per Common Share	$(3.95)	$0.30	$0.29	$0.12
Cash Flows Data
Provided by (Used in)
Operating Activities	$224,906	$366,052	$270,783	$12,068
Investing Activities
Acquisitions	—	(40,016)	(717,618)	(448,374)
Investment in properties	(245,083)	(308,578)	(427,213)	(19,703)
Other	2,935	(296)	1,955	(12,593)
Total Investing Activities	(242,148)	(348,890)	(1,142,876)	(480,670)
Financing Activities	(62,795)	132,016	829,488	530,991
Increase (Decrease) in Cash	$(80,037)	$149,178	$(42,605)	$62,389
Dividends Paid per Average Common Share	$0.015	—	—	—

	June 30,
	2009	2008	2007	2006
	(In Thousands)
Balance Sheet Data
Total Assets	$1,328,662	$2,049,931	$1,648,442	$643,971
Long-term Debt Including Current Maturities	862,827	952,222	1,051,019	209,648
Stockholders’ Equity	127,500	374,585	397,126	352,709
Common Shares Outstanding	145,751	144,937	84,203	80,645

28

Operating Highlights

				Period from Inception July 25, 2005 Through June 30, 2006
	Year Ended June 30,
	2009	2008	2007
	(In Thousands, Except per Unit Amounts)
Operating revenues
Crude oil sales	$278,014	$484,552	$177,783	$29,751
Natural gas sales	113,156	237,628	131,065	15,934
Hedge gain (loss)	42,660	(78,948)	32,436	1,427
Total revenues	433,830	643,232	341,284	47,112
Percent of operating revenues from crude oil
Prior to hedge gain (loss)	71.1%	67.1%	57.6%	67.3%
Including hedge gain (loss)	67.5%	61.6%	56.8%	62.0%
Operating expenses
Lease operating expense
Insurance expense	19,188	18,218	12,670	144
Workover and maintenance	15,930	22,397	8,269	166
Direct lease operating expense	87,032	102,244	48,046	9,592
Total lease operating expense	122,150	142,859	68,985	9,902
Production taxes	5,450	8,686	3,595	84
Depreciation, depletion and amortization	217,207	307,389	145,928	20,357
Impairment of oil and gas properties	576,996	—	—	—
General and administrative	24,756	26,450	26,507	4,361
Other – net	4,488	14,248	1,054	806
Total operating expenses	951,047	499,632	246,069	35,510
Operating income (loss)	$(517,217)	$143,600	$95,215	$11,602
Sales volumes per day
Natural gas (MMcf)	47.9	75.7	50.3	27.9
Crude oil (MBbls)	11.4	13.5	7.8	5.1
Total (MBOE)	19.3	26.2	16.2	9.7
Percent of sales volumes from crude oil	58.7%	51.8%	48.2%	52.1%
Average sales price
Natural gas per Mcf	$6.48	$8.57	$7.13	$6.48
Hedge gain per Mcf	1.60	0.34	0.90	0.86
Total natural gas per Mcf	$8.08	$8.91	$8.03	$7.34
Crude oil per Bbl	$67.06	$97.72	$62.33	$66.64
Hedge gain (loss) per Bbl	3.56	(17.82)	5.60	(1.56)
Total crude oil per Bbl	$70.62	$79.90	$67.93	$65.08
Total hedge gain (loss) per BOE	$6.04	$(8.24)	$5.48	$1.67
Operating revenues per BOE	$61.47	$67.16	$57.71	$55.02
Operating expenses per BOE
Lease operating expense
Insurance expense	2.72	1.90	2.14	0.17
Workover and maintenance	2.26	2.34	1.40	0.19
Direct lease operating expense	12.33	10.68	8.12	11.20
Total lease operating expense	17.31	14.92	11.66	11.56
Production taxes	0.77	0.91	0.61	0.10
Impairment of oil and gas properties	81.75	—	—	—
Depreciation, depletion and amortization	30.78	32.09	24.68	23.78
General and administrative	3.51	2.76	4.48	5.09
Other – net	0.64	1.49	0.18	0.94
Total operating expenses	134.76	52.17	41.61	41.47
Operating income (loss) per BOE	$(73.29)	$14.99	$16.10	$13.55

29

Quarterly Highlights

	Quarter Ended
	June 30, 2009	Mar. 31, 2009	Dec. 31, 2008	Sept. 30, 2008	June 30, 2008
	(In Thousands Except for Unit Amounts)
Operating revenues
Crude oil sales	$58,920	$46,492	$53,388	$119,214	$160,118
Natural gas sales	15,168	20,435	33,111	44,442	77,356
Hedge gain (loss)	27,010	39,209	20,353	(43,912)	(58,712)
Total revenues	101,098	106,136	106,852	119,744	178,762
Percent of operating revenues from crude oil
Prior to hedge gain (loss)	79.5%	69.5%	61.7%	72.8%	67.4%
Including hedge gain (loss)	70.8%	68.3%	62.4%	68.5%	62.5%
Operating expenses
Lease operating expense
Insurance expense	4,356	4,980	4,934	4,918	3,932
Workover and maintenance	4,622	341	7,094	3,873	6,741
Direct lease operating expense	15,646	19,643	25,536	26,207	29,108
Total lease operating expense	24,624	24,964	37,564	34,998	39,781
Production taxes	(51)	1,587	1,878	2,036	3,699
Impairment of oil and gas properties	—	117,887	459,109	—	—
Depreciation, depletion and amortization	39,744	50,052	65,002	62,409	83,462
General and administrative	6,168	6,117	6,236	6,235	10,123
Other – net	3,852	7,643	(7,604)	597	5,932
Total operating expenses	74,337	208,250	562,185	106,275	142,997
Operating income (loss)	$26,761	$(102,114)	$(455,333)	$13,469	$35,765
Sales volumes per day
Natural gas (MMcf)	41.1	49.2	54.4	46.8	67.9
Crude oil (MBbls)	11.9	12.5	10.1	11.0	15.1
Total (MBOE)	18.7	20.7	19.2	18.8	26.4
Percent of sales volumes from crude oil	63.6%	60.4%	52.6%	58.5%	57.2%
Average sales price
Natural gas per Mcf	$4.06	$4.62	$6.62	$10.33	$12.52
Hedge gain (loss) per Mcf	3.85	2.98	1.41	(1.57)	(1.66)
Total natural gas per Mcf	$7.91	$7.60	$8.03	$8.76	$10.86
Crude oil per Bbl	$54.56	$41.40	$57.38	$117.75	$116.90
Hedge gain (loss) per Bbl	11.68	23.16	14.27	(36.70)	(35.38)
Total crude oil per Bbl	$66.24	$64.56	$71.65	$81.05	$81.52
Total hedge gain (loss) per BOE	$15.86	$21.07	$11.54	$(25.39)	$(24.46)
Operating revenues per BOE	$59.36	$57.04	$60.57	$69.23	$74.49
Operating expenses per BOE
Lease operating expense
Insurance expense	2.56	2.68	2.79	2.84	1.64
Workover and maintenance	2.71	0.18	4.02	2.24	2.81
Direct lease operating expense	9.19	10.56	14.48	15.15	12.13
Total lease operating expense	14.46	13.42	21.29	20.23	16.58
Production taxes	(0.03)	0.85	1.06	1.18	1.54
Impairment of oil and gas properties	—	63.35	260.26	—	—
Depreciation, depletion and amortization	23.34	26.90	36.85	36.08	34.78
General and administrative	3.62	3.29	3.54	3.60	4.22
Other – net	2.27	4.11	(4.31)	0.35	2.47
Total operating expenses	43.66	111.92	318.69	61.44	59.59
Operating income (loss) per BOE	$15.70	$(54.88)	$(258.12)	$7.79	$14.90

30

Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations

The following discussion and analysis should be read in conjunction with our accompanying consolidated financial statements and the notes to those financial statements included elsewhere in this annual report. The following discussion includes forward-looking statements that reflect our plans, estimates and beliefs. Our actual results could differ materially from those discussed in these forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to those discussed under “Item 1A. Risk Factors.”

General

We are an independent oil and natural gas exploration and production company whose growth strategy emphasizes acquisitions, enhanced by our value-added organic drilling program. Our properties are primarily located in the U.S. Gulf of Mexico waters and the Gulf Coast onshore.

Our operations are geographically focused and we target acquisitions of oil and gas properties with which we can add value by increasing production and ultimate recovery of reserves, whether through exploitation or exploration, often using reprocessed seismic data to identify previously overlooked opportunities. For the year ended June 30, 2009, approximately 58 percent of our capital expenditures were associated with the exploitation of existing properties. During the past two years, we have sought to maintain our production at South Timbalier 21 and have gradually shifted our exploitation focus to the properties acquired from Pogo Producing on June 8, 2007. For the year ended June 30, 2009, production from those properties averaged 7.0 thousand barrels of oil equivalent per day (“MBOED”) and we spent approximately $50 million of capital on these acquired assets.

At June 30, 2009, our total proved reserves were 53.1 million barrels of oil equivalent (“MMBOE”) of which 58 percent were oil and 64 percent were classified as proved developed. We operated or had an interest in 274 producing wells on 148,784 net developed acres, including interests in 56 producing fields. All of our properties are located on the Gulf Coast and in the Gulf of Mexico, with approximately 78 percent of our proved reserves being offshore. This concentration facilitates our ability to manage the operated fields efficiently and our high number of wellbore locations provides diversification of our production and reserves. We believe operating our assets is key to our strategy; approximately 78 percent of our proved reserves are on properties operated by us. We have a seismic database covering approximately 3,100 square miles, primarily focused on our existing operations. This database has helped us identify at least 100 development and exploration opportunities. We believe the mature legacy fields on our acquired properties will lend themselves well to our aggressive exploitation strategy and expect to identify incremental exploration opportunities on the properties.

Initial Public Offering

We were originally formed and incorporated in July 2005 as an exempted company under the laws of Bermuda to serve as a vehicle for the acquisition of oil and gas reserves and related assets. In October 2005, we completed a $300 million initial public offering of common stock and warrants on the AIM of the London Stock Exchange. On June 6, 2007, our common stock was admitted to the CREST electronic settlement system, which allows any interested party to trade our unrestricted common stock on AIM under the symbol “EXXI.” On August 1, 2007, our common stock was admitted for trading on NASDAQ under the symbol “EXXI.”

Acquisitions

Marlin.  On February 21, 2006, we entered into a definitive agreement with Marlin Energy, L.L.C. (“Marlin”) to acquire 100 percent of the membership interests in Marlin Energy Offshore, L.L.C. and Marlin Texas GP, L.L.C. and the limited partnership interests in Marlin Texas, L.P. (collectively, the “Oil and Gas Assets”) for total cash consideration of approximately $448.4 million,

Castex.  On June 7, 2006, we entered into a definitive agreement with a number of sellers to acquire certain oil and natural gas properties in Louisiana (the “Castex Acquisition”). We closed the Castex Acquisition on July 28, 2006. Our cash cost of the acquisition was approximately $311.2 million.

31

Pogo Properties.  On June 8, 2007, we purchased certain oil and natural gas properties in the Gulf of Mexico (the “Pogo Properties”) from Pogo Producing Company (the “Pogo Acquisition”) for approximately $415.1 million.

Castex Energy.  In July 2007, we acquired a 49.5 percent limited partnership interest in Castex Energy 2007, L.P. (the “Partnership”). The Partnership was formed on May 30, 2007 with Castex Energy, Inc. as general partner and Castex Energy 2005, L.P. as the limited partner. Revenue and expenses were allocated 1 percent to the general partner and 99 percent to the limited partners. The Partnership was formed to acquire certain onshore southern Louisiana assets from EPL of Louisiana, L.L.C. effective April 1, 2007 for consideration of $71.7 million. We were distributed our proportionate share of the Partnership assets and liabilities effective November 30, 2007.

Outlook

Our revenue, cash flow from operations and future growth depend substantially on factors beyond our control, such as access to capital, economic, political and regulatory developments, and competition from other sources of energy. Multiple events during 2008 and to date in 2009 involving numerous financial institutions have effectively restricted current liquidity within the capital markets throughout the United States and around the world. Despite efforts by treasury and banking regulators in the United States, Europe and other nations around the world to provide liquidity to the financial sector, capital markets currently remain constrained. We expect that our ability to raise debt and equity at prices that are similar to offerings in recent years to be limited as long as the capital markets remain constrained.

During fiscal 2009, our stock price closed at a high of $6.59 on July 1, 2008 and our stock price declined to a closing low of $0.28 on March 3, 2009. We intend to move forward with our development drilling program when market conditions allow for an adequate return on the drilling investment and only when we have sufficient liquidity to do so. Maintaining adequate liquidity may involve the issuance of debt and equity at less attractive terms, could involve the sale of non-core assets and could require reductions in our capital spending. In the near-term we will focus on maximizing returns on existing assets by managing our costs and selectively deploying capital to improve existing production.

Natural gas and oil prices historically have been volatile and may fluctuate widely in the future. Sustained periods of low prices for natural gas or oil could materially and adversely affect our financial position, our results of operations, the quantities of natural gas and oil reserves that we can economically produce and our access to capital. As required by our revolving credit facility, we have mitigated this volatility through December 2011 by implementing a hedging program on a portion of our total anticipated production during this time frame. See Note 9 of Notes to Consolidated Financial Statements for a detailed discussion of our hedging program.

In August 2009, we reached a tentative agreement with our lead insurance underwriters on a $53.0 million global settlement of all outstanding claims related to last year’s hurricane damage (subject to documentation and to approval by the full insurer group). To the extent it is approved, the $53.0 million cash settlement is expected to be received during our fiscal second quarter, which ends December 31, 2009. The settlement amount is incremental to $27.9 million of reimbursements received through June 30, 2009 related to hurricane claims.

We face the challenge of natural gas and oil production declines. As a given well’s initial reservoir pressures are depleted, natural gas and oil production decreases, thus reducing our total reserves. We attempt to overcome this natural decline both by drilling on our properties and acquiring additional reserves. We will maintain our focus on controlling costs to add reserves through drilling and acquisitions, as well as controlling the corresponding costs necessary to produce such reserves. Our ability to add reserves through drilling is dependent on our capital resources and can be limited by many factors, including the ability to timely obtain drilling permits and regulatory approvals and voluntary reductions in capital spending in a low commodity price environment. Any delays in drilling, completion or connection to gathering lines of our new wells will negatively impact the rate of our production, which may have an adverse effect on our revenues. In accordance with our business strategy, we intend to invest the capital necessary to maintain our production at existing levels over the long-term provided that it is economical to do so based on the commodity price environment. However, we cannot be certain that we will be able to issue our debt and equity securities on

32

favorable terms, or at all, and we may be unable to refinance our revolving credit facility when it expires. Additionally, due to the significant decline in commodity prices, our borrowing base under our revolving credit facility may be re-determined such that it will not provide for the working capital necessary to fund our capital spending program.

Results of Operations

Year Ended June 30, 2009 Compared With the Year Ended June 30, 2008.

Our consolidated net loss was $571.6 million or $3.95 diluted loss per common share (“per share”) in fiscal 2009 principally as a result of the impairment of oil and gas properties due primarily to lower commodity prices and lower production volumes that were affected by Hurricanes Gustav and Ike. Below is a discussion of prices, volumes and revenue variances.

Price and Volume Variances

	Year Ended June 30,			Percent Decrease	Revenue Decrease
	2009	2008	Decrease
					(In Thousands)
Price Variance(1)
Crude oil sales prices (per Bbl)	$70.62	$79.90	$(9.28)	(11.6)%	$(38,475)
Natural gas sales prices (per Mcf)	8.08	8.91	(0.83)	(9.3)%	(14,502)
Total price variance					(52,977)
Volume Variance
Crude oil sales volumes (MBbls)	4,146	4,959	(813)	(16.4)%	(64,941)
Natural gas sales volumes (MMcf)	17,472	27,716	(10,244)	(37.0)%	(91,484)
BOE sales volumes (MBOE)	7,058	9,578	(2,520)	(26.3)%
Percent of BOE from crude oil	58.7	51.8%
Total volume variance					(156,425)
Total price and volume variance					$(209,402)

(1)	Commodity prices include the impact of hedging activities.

Revenue Variances

	Year Ended June 30,			Percent Decrease
	2009	2008	Decrease
	(In Thousands)
Crude oil	$292,763	$396,179	$(103,416)	(26.1)%
Natural gas	141,067	247,053	(105,986)	(42.9)%
Total revenues	$433,830	$643,232	$(209,402)	(32.6)%

Revenues

Our consolidated revenues decreased $209.4 million in fiscal 2009. Lower revenues were primarily due to lower crude oil and natural gas sales volumes that were significantly impacted by effects of Hurricanes Gustav and Ike coupled with the impact of lower commodity prices, resulting in decreased revenues of $156.4 million and $53.0 million, respectively. Revenue variances related to commodity prices and sales volumes are described below.

Price Variances

Commodity prices are one of our key drivers of earnings generation and net operating cash flow. Lower commodity prices reduced revenues $53.0 million in fiscal 2009. Average natural gas prices, including a $1.60 realized gain per Mcf related to hedging activities, decreased $0.83 per Mcf during fiscal 2009, resulting in decreased revenues of $14.5 million. Average crude oil prices, including a $3.56 realized gain per barrel

33

related to hedging activities, decreased $9.28 per barrel in fiscal 2009, resulting in decreased revenues of $38.5 million. Commodity prices are affected by many factors that are outside of our control. Commodity prices we received during fiscal 2009 are not necessarily indicative of prices we may receive in the future. Depressed commodity prices over a period of time could result in reduced cash from operating activities, potentially causing us to expend less on our capital program. Lower spending on our capital program could result in a reduction of production volumes. We cannot accurately predict future commodity prices.

Volume Variances

Sales volumes are another key driver that impact our earnings and net operating cash flow. Lower sales volumes in fiscal 2009 resulted in decreased revenues of $156.4 million. Crude oil sales volumes decreased 813 MBbls in fiscal 2009, resulting in lower revenues of $64.9 million. Natural gas sales volumes decreased 10,244 MMcf in fiscal 2009, resulting in lower revenues of $91.5 million. The decrease in crude oil and natural gas sales volumes in fiscal 2009 was primarily due to the effects of Hurricanes Gustav and Ike.

As mentioned above, depressed commodity prices over an extended period of time or other unforeseen events could occur that would result in our being unable to sustain a capital program that allows us to meet our production growth goals. However, we cannot predict whether such events will occur.

Below is a discussion of costs and expenses and other (income) expense.

Costs and Expenses and Other (Income) Expense

	Year Ended June 30,				Increase (Decrease) Amount
	2009		2008
	Amount	Per BOE	Amount	Per BOE
	(In Thousands, Except per Unit Amounts)
Costs and expenses
Lease operating expense
Insurance expense	$19,188	$2.72	$18,218	$1.90	$970
Workover and maintenance	15,930	2.26	22,397	2.34	(6,467)
Direct lease operating expense	87,032	12.33	102,244	10.68	(15,212)
Total lease operating expense	122,150	17.31	142,859	14.92	(20,709)
Production taxes	5,450	0.77	8,686	0.91	(3,236)
Impairment of oil and gas properties	576,996	81.75	—	—	576,996
DD&A	217,207	30.78	307,389	32.09	(90,182)
Accretion of asset retirement obligation	14,635	2.07	8,176	0.85	6,459
General and administrative expense	24,756	3.51	26,450	2.76	(1,694)
Loss (gain) on derivative financial instruments	(10,147)	(1.43)	6,072	0.64	(16,219)
Total costs and expenses	$951,047	$134.76	$499,632	$52.17	$451,415
Other (income) expense
Interest income	$(7,498)	$(1.06)	$(1,403)	$(0.15)	$(6,095)
Interest expense	84,249	11.93	103,260	10.78	(19,011)
Total other (income) expense	$76,751	$10.87	$101,857	$10.63	$(25,106)

Costs and expenses increased $451.4 million in fiscal 2009. This increase in costs and expenses was primarily due to the $577.0 million impairment of oil and gas properties. Because of the significant decline in crude oil and natural gas prices, coupled with the impact of Hurricanes Gustav and Ike, we recognized a non-cash write-down of the net book value of our oil and gas properties of $117.9 million and $459.1 million in the third and second quarters of fiscal 2009, respectively. The write-downs were reduced by $179.9 million and $203.0 million pre-tax as a result of our hedging program in the third and second quarters of fiscal 2009, respectively. The impact of the impairment of oil and gas properties was partially offset by the items discussed below.

34

DD&A expense decreased $90.2 million primarily due to lower production ($80.9 million) coupled with a lower DD&A rate ($9.3 million) as result of the write-down of oil and gas properties. Lease operating expense decreased $20.7 million in fiscal 2009 compared to fiscal 2008. This decrease was primarily due to lower well operating expenses stemming from the decrease in producing properties resulting from the hurricane damage noted above.

Accretion of asset retirement obligation increased $6.5 million as a result of the increase in plugged and abandoned properties related to our write-down.

The increase in gain on derivative financial instruments in fiscal 2009 compared to fiscal 2008 of $16.2 million is principally due to the turnaround related to the net price ineffectiveness of our hedged crude oil and natural gas contracts.

Production taxes decreased $3.2 million primarily as a result of lower crude oil and natural gas revenues as well as a decrease in total production.

Other (income) expense decreased $25.1 million in fiscal 2009. Interest income increased $6.1 million due primarily to higher interest bearing investments partially offset by lower interest rates. Interest expense decreased $19.0 million due to the repurchase of bonds and repayments of debt.

Income Tax Expense

Income tax expense decreased $37.2 million in fiscal 2009 compared to fiscal 2008, primarily due to a decrease in income before income taxes of $635.7 million, and the establishment of a valuation allowance against the net deferred U.S. tax assets. The effective income tax rate for fiscal 2009 decreased from fiscal 2008 from 35.6 percent to 3.8 percent.

Year Ended June 30, 2008 Compared With the Year Ended June 30, 2007.

Our consolidated net income increased to $26.9 million or $0.30 diluted earnings per common share (“per share”) in fiscal 2008 primarily due to higher commodity prices and higher production volumes. Below is a discussion of prices, volumes and revenue variances.

Price and Volume Variances

	Year Ended June 30,			Percent Increase	Revenue Increase
	2008	2007	Increase
					(In Thousands)
Price Variance(1)
Crude oil sales prices (per Bbl)	$79.90	$67.93	$11.97	17.6%	$59,359
Natural gas sales prices (per Mcf)	8.91	8.03	0.88	11.0%	24,390
Total price variance					83,749
Volume Variance
Crude oil sales volumes (MBbls)	4,959	2,852	2,107	73.9%	143,071
Natural gas sales volumes (MMcf)	27,716	18,370	9,346	50.9%	75,128
BOE sales volumes (MBOE)	9,578	5,914	3,664	62.0%
Percent of BOE from crude oil	51.8%	48.2%
Total volume variance					218,199
Total price and volume variance					$301,948

(1)	Commodity prices include the impact of hedging activities.

35

Revenue Variances

	Year Ended June 30,			Percent Increase
	2008	2007	Increase
	(In Thousands)
Crude oil	$396,179	$193,749	$202,430	104.5%
Natural gas	247,053	147,535	99,518	67.5%
Total revenues	$643,232	$341,284	$301,948	88.5%

Revenues

Our consolidated revenues increased $301.9 million in fiscal 2008. Higher revenues were primarily due to higher commodity prices, a change in mix to a higher percentage of oil production and greater total volumes, resulting in increased revenues of $83.7 million and $218.2 million, respectively. Revenue variances related to commodity prices and sales volumes are described below.

Price Variances

Commodity prices are one of our key drivers of earnings generation and net operating cash flow. Higher commodity prices contributed $83.7 million to the increase in revenues in fiscal 2008. Average natural gas prices, including a $0.34 realized gain per Mcf related to hedging activities, increased $0.88 per Mcf during fiscal 2008, resulting in increased revenues of $24.4 million. Average crude oil prices, including a $(17.82) realized loss per barrel related to hedging activities, increased $11.97 per barrel in fiscal 2008, resulting in increased revenues of $59.4 million. Commodity prices are affected by many factors that are outside of our control. Therefore, commodity prices we received during fiscal 2008 are not necessarily indicative of prices we may receive in the future. Depressed commodity prices over a period of time could result in reduced cash from operating activities, potentially causing us to expend less on our capital program. Lower spending on our capital program could result in a reduction of the amount of production volumes we are able to produce. We cannot accurately predict future commodity prices.

Volume Variances

Sales volumes are another key driver that impact our earnings and net operating cash flow. Higher sales volumes in fiscal 2008 resulted in increased revenues of $218.2 million. Crude oil sales volumes increased 2,107 MBbls in fiscal 2008, resulting in increased revenues of $143.1 million. Natural gas sales volumes increased 9,346 MMcf in fiscal 2008, resulting in increased revenues of $75.1 million. The increase in crude oil and natural gas sales volumes in fiscal 2008 was primarily due to our acquisitions and our exploration and development programs.

As mentioned above, depressed commodity prices over an extended period of time or other unforeseen events could occur that would result in our being unable to sustain a capital program that allows us to meet our production growth goals. We cannot predict whether such events will occur.

36

Below is a discussion of costs and expenses and other (income) expense.

Costs and Expenses and Other (Income) Expense

	Year Ended June 30,				Increase (Decrease) Amount
	2008		2007
	Amount	Per BOE	Amount	Per BOE
	(In Thousands, Except per Unit Amounts)
Costs and expenses
Lease operating expense
Insurance expense	$18,218	$1.90	$12,670	$2.14	$5,548
Workover and maintenance	22,397	2.34	8,269	1.40	14,128
Direct lease operating expense	102,244	10.68	48,046	8.12	54,198
Total lease operating expense	142,859	14.92	68,985	11.66	73,874
Production taxes	8,686	0.91	3,595	0.61	5,091
DD&A	307,389	32.09	145,928	24.68	161,461
Accretion of asset retirement obligation	8,176	0.85	3,991	0.68	4,185
General and administrative expense	26,450	2.76	26,507	4.48	(57)
Loss (gain) on derivative financial instruments	6,072	0.64	(2,937)	(0.50)	9,009
Total costs and expenses	$499,632	$52.17	$246,069	$41.61	$253,563
Other (income) expense
Interest income	$(1,403)	$(0.15)	$(1,910)	$(0.32)	$507
Interest expense	103,260	10.78	60,330	10.20	42,930
Total other (income) expense	$101,857	$10.63	$58,420	$9.88	$43,437

Costs and expenses increased $253.6 million in fiscal 2008. This increase in costs and expenses was primarily due to the items discussed below.

DD&A expense increased $161.5 million primarily due to increased production from acquisitions and drilling ($90.4 million), coupled with a higher DD&A rate ($71.1 million). Lease operating expense increased $73.9 million in fiscal 2008 compared to fiscal 2007. This increase is primarily due to higher well operating expenses stemming from the increase in properties resulting from acquisitions as well as an increase in general operating costs, which include direct expenses incurred to operate our wells and equipment on producing leases. We typically incur higher direct operating costs associated with operating wells that produce higher percentages of oil versus natural gas. As we increased our percentage production of oil during fiscal 2008, partially as a result of the acquisition of the properties from Pogo Producing, our lease operating expenses per BOE have increased. In addition to increased costs per BOE due to a change in mix of production, well operating expenses were higher in general due to increased fuel, chemical and electricity expenses and higher repair and maintenance expenses. The higher workover activity and higher windstorm insurance is also primarily due to an increase in producing leases from acquisitions.

Production taxes increased $5.1 million primarily as a result of higher crude oil and natural gas revenues as well as an increase in total production.

Other (income) expense increased $43.4 million in fiscal 2008. This increase was primarily due to the items discussed below.

Interest income decreased $0.5 million due primarily to lower interest rates. Interest expense increased $42.9 million due to the additional borrowings required to fund our acquisition and capital expenditure programs. On a per unit of production basis, interest expense increased 5.7 percent, from $10.20/BOE to $10.78/BOE.

37

Income Tax Expense

Income tax expense increased $2.2 million in fiscal 2008 compared to fiscal 2007, primarily due to an increase in income before income taxes of $4.9 million and to an increase in the effective income tax rate from 34.4 percent to 35.6 percent.

Liquidity

Overview

Our principal requirements for capital are to fund our exploration, development and acquisition activities and to satisfy our contractual obligations, primarily for the repayment of debt and any amounts owing during the period related to our hedging positions. Our uses of capital include the following:

•	drilling and completing new natural gas and oil wells;
•	satisfying our contractual commitments, including payment of our debt obligations;
•	constructing and installing new production infrastructure;
•	acquiring additional reserves and producing properties;
•	acquiring and maintaining our lease acreage position and our seismic resources;
•	maintaining, repairing and enhancing existing natural gas and oil wells;
•	plugging and abandoning depleted or uneconomic wells; and
•	indirect costs related to our exploration activities, including payroll and other expense attributable to our exploration professional staff.

We have incurred substantial indebtedness in connection with our acquisitions, including the $750 million senior notes offering we completed on June 8, 2007 to fund the Pogo Acquisition and to repay our second lien revolving credit facility. At June 30, 2009, we had $862.8 million of indebtedness outstanding, consisting of $624.0 million in our high yield facility, $234.5 million under our first lien revolving credit facility, $3.9 million in put financings and $0.4 million in capital lease obligations. This debt position is partially offset on a net basis by $88.9 million of cash and cash equivalents on hand at June 30, 2009. As of September 4, we had no availability for borrowing under our revolving credit facility.

We are currently considering various alternatives to enhance our liquidity and to repay indebtedness under our revolving credit facility, including engaging in discussions with a limited number of qualified institutional buyers about a possible issuance of between $50 million and $89 million of debt securities and shares of common stock for cash in a private placement. A significant portion of the proceeds from such private placement, if completed, would be used to repay indebtedness under our revolving credit facility. Any such offering would be conditioned upon successful completion of an exchange offer of newly issued 16% second lien junior secured notes due 2014 for up to $360 million outstanding principal amount of our 10% senior notes due 2013. No assurance can be given that we will be able to successfully complete any such transactions or the ultimate terms or timing.

Disruption to Functioning of Capital Markets

Multiple events during 2008 and to date in 2009 involving numerous financial institutions have effectively restricted current liquidity within the capital markets throughout the United States and around the world. Despite efforts by treasury and banking regulators in the United States, Europe and other nations around the world to provide liquidity to the financial sector, capital markets currently remain constrained. We expect that our ability to issue debt and equity on favorable terms will be limited as long as the capital markets remain constrained. Our development drilling program is impacted by conditions allowing for an adequate return on a drilling investment and when we have sufficient liquidity. The benefits expected to accrue to our stockholders from our exploration and development activities may be muted by substantial cost of capital increases during this period.

Natural gas and oil prices historically have been volatile and are likely to continue to be volatile in the future, especially given current geopolitical and economic conditions. For example, the NYMEX crude oil

38

spot price per barrel for the period between January 1, 2009 and July 31, 2009 ranged from a high of $72.68 to a low of $33.98 and the NYMEX natural gas spot price per MMBtu for the period January 1, 2009 to July 31, 2009 ranged from a high of $6.072 to a low of $3.253. Prices for oil and natural gas fluctuate widely in response to relatively minor changes in the supply and demand for oil and natural gas, market uncertainty and a variety of additional factors beyond our control.

During fiscal 2009, our stock price closed at a high of $6.59 on July 1, 2008 and our stock price declined to a closing low of $0.28 on March 3, 2009. We intend to move forward with our development drilling program when market conditions allow for an adequate return on the drilling investment and only when we have sufficient liquidity to do so. Maintaining adequate liquidity may involve the issuance of debt and equity at less attractive terms, could involve the sale of non-core assets and could require reductions in our capital spending. In the near-term we will focus on maximizing returns on existing assets by managing our costs and selectively deploying capital to improve existing production.

Cash Flows From Operations

Cash flows from operations were used primarily to fund exploration and development expenditures during the year ended June 30, 2009. At June 30, 2009 we had a working capital deficit of $4.6 million. Net cash provided by operating activities in fiscal 2009 decreased $141.1 million and $45.9 million from fiscal 2008 and from fiscal 2007, respectively. The decrease in fiscal 2009 as compared to fiscal 2008 is primarily due to lower production volumes and lower commodity prices (including hedging activities) partially offset by lower costs and expenses, excluding non-cash expenses. Key drivers of net operating cash flows are commodity prices, production volumes and costs and expenses. Average natural gas prices decreased 9.3 percent in fiscal 2009 from fiscal 2008. Average crude oil prices decreased 11.6 percent in fiscal 2009 from fiscal 2008. In fiscal 2009, natural gas volumes and crude oil volumes decreased 37.0 percent and 16.4 percent from fiscal 2008 period, respectively.

The decrease in net cash provided by operating activities resulting from lower commodity prices and lower production volumes was partially offset by lower costs and expenses. In fiscal 2009, costs and expenses that affect net operating cash provided by operating activities primarily include lease operating expense, production taxes and general and administrative expense. These costs and expenses decreased $25.6 million from fiscal 2008. Lease operating expense represented the largest decrease in these costs. Lease operating expense includes well operating expenses, which are expenses incurred to operate our wells and equipment on operating leases.

Generally, producing natural gas and crude oil reservoirs have declining production rates. Production rates are impacted by numerous factors, including but not limited to, geological, geophysical and engineering matters, production curtailments and restrictions, weather, market demands and our ability to replace depleting reserves. Our inability to adequately replace reserves could result in a decline in production volumes, one of the key drivers of generating net operating cash flows. For the fiscal year ended June 30, 2009, our reserve replacement ratio, which is calculated by dividing additions to proved reserves by total production, was 90 percent. Results for any year are a function of the success of our drilling program and acquisitions. While program results are difficult to predict, our current drilling inventory provides us opportunities to replace our production in fiscal 2010.

Investing Activities — Acquisitions and Capital Expenditures

Our investments in properties, including acquisitions, were $245.1 million, $348.6 million and $1,144.8 million for the years ended June 30, 2009, 2008 and 2007, respectively. The decrease in cash used in investing activities in comparing fiscal 2009 to fiscal 2008 and to fiscal 2007 is primarily due to acquisitions in the prior fiscal periods.

Excluding any potential acquisitions and hurricane related abandonment costs, we currently anticipate a capital budget for 2010 of approximately $85 million. We intend to fund our capital expenditure program, contractual commitments, including settlement of derivative contracts, and future acquisitions from cash on hand, cash flows from our operations and borrowings under our credit facility. If an acquisition opportunity arises, we may also access public markets to issue additional debt and/or equity securities. As of September 4, 2009, we had no availability for borrowing under our revolving credit facility. Our current borrowing base is

39

$240 million. Our next borrowing base redetermination is scheduled for the fall of 2009 utilizing our June 30, 2009 reserve report. Based on the current commodity price environment, banks may have lowered their internal projections of future natural gas and oil prices which may decrease the borrowing base and thus decrease the amount available to be borrowed under our revolving credit facility. If commodity prices continue to decline and banks continue to lower their internal projections of natural gas and oil prices, it is possible that we will be subject to decreases in our borrowing base availability in the future. We anticipate that our cash flow from operations and available borrowing capacity under our revolving credit facility will exceed our planned capital expenditures and other cash requirements for the year ended June 30, 2010. However, future cash flows are subject to a number of variables, including the level of natural gas production and prices. There can be no assurance that operations and other capital resources will provide cash in sufficient amounts to maintain planned levels of capital expenditures.

Financing Activities

Cash used by financing activities was $62.8 million for the year ended June 30, 2009, compared to cash provided by financing activities of $132.0 million for the year ended June 30, 2008. During the year ended June 30, 2009, total proceeds from borrowings under our revolving credit facility, net of repayments were $35.6 million which were used to partially offset the purchase bonds of $90.9 million. During the year ended June 30, 2008, total net payments under our revolving credit facility were $105.6 million, which were principally made from the proceeds of our exchange of warrants of $237.8 million.

Available Credit

Credit markets in the United States and around the world remain constrained due to a lack of liquidity and confidence in a number of financial institutions. Investors continue to seek perceived safe investments in securities of the United States government rather than individual entities. We may experience difficulty accessing the long-term credit markets due to prevailing market conditions. Additionally, existing constraints in the credit markets may increase the rates we are charged for utilizing these markets. Notwithstanding the continuing weakness in the United States credit markets, we expect that our available liquidity is sufficient to meet our operating and capital requirements into 2010.

First Lien Revolver

Our first lien revolver was amended and restated on June 8, 2007. This facility was entered into by our subsidiary, EGC. This facility has a face value of $700 million and matures on June 8, 2011. The credit facility bore interest based on the borrowing base usage, at the applicable London Interbank Offered Rate, plus applicable margins ranging from 1.50 percent to 2.25 percent or an alternate base rate, based on the federal funds effective rate plus applicable margins ranging from 0.50 percent to 1.25 percent. However, if an additional equity contribution in an amount of at least $50 million is made by us to EGC, all of the margins above will be subject to a 0.25 percent reduction. This equity investment was made in June 2008. The credit facility is secured by mortgages on at least 85 percent of the value of our proved reserves. Our initial borrowing base under the facility was $425 million.

On November 19, 2007, the credit facility was further amended. The amendment, among other things, increased the borrowing base to $450 million and modified the commodity hedge limitations and minimum liquidity during certain periods. We incurred $0.7 million to amend the first lien revolver including $0.5 million associated with syndicating the credit facility.

On December 9, 2008, the credit facility was again amended. The amendment, among other things, reduced the borrowing base to $400 million. The amendment provides protection to other lenders should any bank in the syndicate fail to fund their share of the revolver and other provisions which effectively reduce the available borrowing base to $380 million and carves out certain derivative contracts from the hedge limits contained in the revolver.

On April 6, 2009 the credit facility was again amended. The amendment, among other things, reduced the borrowing base to $240 million, amended the financial covenants related to the total leverage ratio to 4.5 to 1.0 commencing with the quarter ended June 30, 2009 and added a secured debt ratio not to exceed 2.5 to 1.0 beginning with the quarter ended June 30, 2009. The amendment also modified the interest rates payable under the facility and pledged the EGC bonds held by us as security.

40

Our first lien revolving credit facility requires us to maintain certain financial covenants. Specifically, EGC may not permit its total leverage ratio to be more than 4.5 to 1.0 with certain reductions in this ratio over time (which was amended on April 6, 2009), our interest rate coverage ratio to be less than 3.0 to 1.0, a secured debt ratio to be more than 2.5 to 1.0, or our current ratio (in each case as defined in our first lien revolving credit facility) to be less than 1.0 to 1.0, in each case, as of the end of each fiscal quarter. In addition, we are subject to various covenants including those limiting dividends and other payments, making certain investments, margin, consolidating, modifying certain agreements, transactions with affiliates, the incurrence of debt, changes in control, asset sales, liens on properties, sale leaseback transactions, entering into certain leases, the allowance of gas imbalances, take or pay or other prepayments, entering into certain hedging agreements, as well as a covenant to maintain John D. Schiller, Jr., Steven A. Weyel and David West Griffin in their current executive positions, subject to certain exceptions in the event of death or disability to one of these individuals.

The first lien revolving credit facility also contains customary events of default, including, but not limited to non-payment of principal when due, non-payment of interest or fees and other amounts after a grace period, failure of any representation or warranty to be true in all material respects when made or deemed made, defaults under other debt instruments (including the indenture governing the notes), commencement of a bankruptcy or similar proceeding by or on behalf of us or a guarantor, judgments against us or a guarantor, the institution by us to terminate a pension plan or other ERISA events, any change in control, loss of liens, failure to meet financial ratios, and violations of other covenants subject, in certain cases, to a grace period. As of June 30, 2009, we are in compliance with all covenants.

High Yield Facility

On June 8, 2007 our subsidiary, EGC, completed a $750 million private offering of 10 percent Senior Notes due 2013 (“Old Notes”). As part of the private offering EGC agreed to use its best efforts to complete an exchange offer, which it completed on October 16, 2007. In the exchange offer, the Old Notes were exchanged for $750 million of 10 percent Senior Notes due 2013 that have been registered under the Securities Act of 1933 (“New Notes”), with terms substantially the same as the Old Notes. All of the issued and outstanding Old Notes were exchanged for New Notes. We did not receive any cash proceeds from the exchange offer.

The notes are guaranteed by us and each of EGC’s existing and future material domestic subsidiaries. We have the right to redeem the new notes under various circumstances and are required to make an offer to repurchase the new notes upon a change of control and from the net proceeds of asset sales under specified circumstances.

We and our restricted subsidiaries are subject to certain negative covenants under the indenture governing the New Notes. The indenture limits our ability to, among other things:

•	incur or assume additional debt or provide guarantees in respect of obligations of other persons;
•	issue redeemable stock and preferred stock;
•	pay dividends or distributions or redeem or repurchase capital stock;
•	prepay, redeem or repurchase debt;
•	make loans and investments;
•	incur certain liens;
•	impose limitations on dividends, loans or asset transfers from our subsidiaries;
•	sell or otherwise dispose of assets, including capital stock of subsidiaries;
•	consolidate or merge with or into, or sell substantially all of our assets to, another person;
•	enter into transactions with affiliates; and
•	impair the security interest in the collateral securing the New Notes.

41

Put Premium Financing

We finance puts that we purchase with our hedge providers. Substantially all of our hedges are done with members of our bank groups. Put financing is accounted for as debt and this indebtedness is pari pasu with borrowings under the first lien revolving credit facility. The hedge financing is structured to mature when the put settles so that we realize the value net of hedge financing. As of June 30, 2009 and June 30, 2008, our outstanding hedge financing totaled $3.9 million and $9.7 million, respectively.

U.S. Minerals Management Service

For offshore operations, lessees must comply with the U.S. Minerals Management Service’s (“MMS”) regulations governing, among other things, engineering and construction specifications for production facilities, safety procedures, plugging and abandonment of wells on the Shelf and removal of facilities. To cover the various obligations of lessees on the U.S. Outer Continental Shelf of the Gulf of Mexico, the MMS generally requires that lessees have substantial net worth or post bonds or other acceptable assurances that such obligations will be met. We are currently reviewing whether we are exempt from the supplemental bonding requirements of the MMS. The cost of these bonds or other surety could be substantial and there is no assurance that bonds or other surety could be obtained in all cases. In addition, we may be required to provide letters of credit to support the issuance of these bonds or other surety. Such letters of credit would likely be issued under our first lien credit facility and would reduce the amount of borrowings available under such facility in the amount of any such letter of credit obligations. The cost of compliance with these supplemental bonding requirements could materially and adversely affect our financial condition, cash flows and results of operations.

Commodity Prices

Commodity prices are impacted by many factors that are outside of our control. Historically, commodity prices have been volatile and we expect them to remain that way in the future. Commodity prices are affected by numerous factors, including but not limited to, supply, market demands, overall economic activity, weather, pipeline capacity constraints, inventory storage levels, basis differentials and other factors. As a result, we cannot accurately predict future crude oil and natural gas prices, and therefore, we cannot determine what impact increases or decreases in production volumes will have on future revenues or net operating cash flows.

Potential Acquisitions

While it is difficult to predict future activity with respect to acquisitions, we actively seek acquisition opportunities that build upon our existing core assets. Acquisitions play a large role in this industry’s consolidation and a strategic part of our business plan. Depending on the commodity price environment at any given time, the property acquisition market can be extremely competitive.

42

Future Commitments

The table below provides estimates of the timing of future payments that, as of June 30, 2009, we are obligated to make. We expect to fund these contractual obligations with cash on hand and cash generated from operations.

	Payments Due by Period
	Total	Less than 1 Year	1 – 3 Years	4 – 5 Years	After 5 Years
	(In Thousands)
Contractual Obligations
Total debt(1)	$862,827	$4,107	$234,720	$624,000	$—
Interest on long-term debt(1)	267,352	73,229	134,629	59,494	—
Operating leases(2)	11,457	1,349	2,699	2,699	4,710
Performance bonds(2)	11,825	11,825	—	—	—
Drilling rig commitments(2)	2,800	2,800	—	—	—
Letters of credit(2)	1,100	1,100	—	—	—
Total contractual obligations	1,157,361	94,410	372,048	686,193	4,710
Other Obligations
Asset retirement obligations(3)	309,886	87,366	40,135	28,892	153,493
Total obligations	$1,467,247	$181,776	$412,183	$715,085	$158,203

(1)	See Note 6 of Notes to Consolidated Financial Statements for details of total debt.
(2)	See Note 16 of Notes to Consolidated Financial Statements for discussion of these commitments.
(3)	See Note 8 of Notes to Consolidated Financial Statements for details of asset retirement obligations (the obligations reflected above are undiscounted).

Critical Accounting Policies

We have identified the following policies as critical to the understanding of our results of operations. This is not a comprehensive list of all of our accounting policies. In many cases, the accounting treatment of a particular transaction is specifically dictated by accounting principles generally accepted in the United States (GAAP), with no need for management’s judgment in selecting in their application. There are also areas in which management’s judgment in selecting any available alternative would not produce a materially different result. However, certain accounting policies are important to the portrayal of our financial condition and results of operations and require management’s most subjective or complex judgments. In applying those policies, management uses its judgment to determine the appropriate assumptions to be used in the determination of certain estimates. Those estimates are based on historical experience, observation of trends in the industry, and information available from other outside sources, as appropriate. Our critical accounting policies and estimates are set forth below. Certain of these accounting policies and estimates are particularly sensitive because of their complexity and the possibility that future events affecting them may differ materially from our management’s current judgment. Our most sensitive accounting estimate affecting our financial statements is our oil and gas reserves, which are highly sensitive to changes in oil and gas prices that have been volatile in recent years. Although decreases in oil and gas prices are partially offset by our hedging program, to the extent reserves are adversely impacted by reductions in oil and gas prices, we could experience increased depreciation, depletion and amortization expense in future periods.

Use of Estimates  The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the dates of the financial statements and the reported amounts of revenues and expenses during the reporting period.

Proved Oil and Gas Reserves  Proved oil and gas reserves are currently defined by the SEC as those volumes of oil and gas that geological and engineering data demonstrate with reasonable certainty are recoverable from known reservoirs under existing economic and operating conditions. Proved developed reserves are volumes expected to be recovered from existing wells with existing equipment and operating methods. Although our external and external engineers are knowledgeable of and follow the guidelines for reserves

43

established by the SEC, the estimation of reserves requires the engineers to make a number of assumptions based on professional judgment. Estimated reserves are often subject to future revisions, certain of which could be substantial, based on the availability of additional information, including reservoir performance, new geological and geophysical data, additional drilling, technological advancements, price changes and other economic factors. Changes in oil and gas prices can lead to a decision to start-up or shut-in production, which can lead to revisions in reserve quantities. Reserve revisions will inherently lead to adjustments of DD&A rates. We cannot predict the types of reserve revisions that will be required in future periods.

Oil and Gas Properties.  We use the full cost method of accounting for exploration and development activities as defined by the United States Securities and Exchange Commission, (“SEC”). Under this method of accounting, the costs of unsuccessful, as well as successful, exploration and development activities are capitalized as properties and equipment. This includes any internal costs that are directly related to exploration and development activities but does not include any costs related to production, general corporate overhead or similar activities. Gain or loss on the sale or other disposition of oil and gas properties is not recognized, unless the gain or loss would significantly alter the relationship between capitalized costs and proved reserves.

Oil and natural gas properties include costs that are excluded from costs being depleted or amortized. Oil and natural gas property costs excluded represent investments in unevaluated properties and include non-producing leasehold, geological and geophysical costs associated with leasehold or drilling interests and exploration drilling costs. We exclude these costs until the property has been evaluated. We also allocate a portion of our acquisition costs to unevaluated properties based on relative value. Costs are transferred to the full cost pool as the properties are evaluated or over the life of the reservoir.

We evaluate the impairment of our evaluated oil and gas properties through the use of a ceiling test as prescribed by SEC Regulation S-X Rule 4-10. Future production volumes from oil and gas properties are a significant factor in determining the full cost ceiling limitation of capital costs. There are numerous uncertainties inherent in estimating quantities of proved oil and gas reserves. Oil and gas reserve engineering is a subjective process of estimating underground accumulations of oil and gas that cannot be precisely measured. Such cost estimates related to future development costs of proved oil and gas reserves could be subject to significant revisions due to changes in regulatory requirements, technological advances and other factors which are difficult to predict. As discussed in note 3 of notes to the consolidated financial statements, we recorded a write-down to our oil and gas properties in the second and third quarters of fiscal 2009. At June 30, 2009, 2008 and 2007, a 10 percent decrease in oil and gas prices would not impact the results of our full cost ceiling limitation test.

Asset Retirement Obligations.  Our investment in oil and gas properties includes an estimate of the future cost associated with dismantlement, abandonment and restoration of our properties. These costs are recorded as provided in the Statement of Financial Accounting Standards (“SFAS”) No. 143, Accounting for Asset Retirement Obligations. The present value of the future costs are added to the capitalized cost of our oil and gas properties and recorded as a long-term or current liability. The capitalized cost is included in oil and gas properties cost that are depleted over the life of the assets. The estimation of future costs associated with dismantlement, abandonment and restoration requires the use of estimated costs in future periods that, in some cases, will not be incurred until a substantial number of years in the future. Such cost estimates could be subject to significant revisions in subsequent years due to changes in regulatory requirements, technological advances and other factors that are difficult to predict.

In August 2008, Hurricane Gustav and in September 2008 Hurricane Ike damaged certain of our facilities in the Gulf of Mexico which increased our abandonment costs and changed the timing of the estimated abandonment.

Derivative Instruments.  We utilize derivative instruments in the form of natural gas and crude oil put, swap and collar arrangements and combinations of these instruments in order to manage the price risk associated with future crude oil and natural gas production. Such derivatives are accounted for under SFAS No. 133, “Accounting for Derivative Instruments and Hedging Activities”, as amended. Gains or losses resulting from transactions designated as hedges, recorded at market value, are deferred and recorded, net of related tax impact, in Accumulated Other Comprehensive Income (“AOCI”) as appropriate, until recognized as operating

44

income in our consolidated statement of income as the physical production hedged by the contracts is delivered. Instruments not qualifying for hedge accounting treatment are recorded in the balance sheet and changes in fair value are recognized in earnings.

The net cash flows related to any recognized gains or losses associated with these hedges are reported as oil and gas revenue and presented in cash flow from operations. If a hedge is terminated prior to expected maturity, gains or losses are deferred and included in income in the same period as the physical production hedged by the contract is delivered.

The conditions to be met for a derivative instrument to qualify as a cash flow hedge are the following: (i) the item to be hedged exposes us to price risk; (ii) the derivative reduces the risk exposure and is designated as a hedge at the time the derivative contract is entered into; (iii) at the inception of the hedge and throughout the hedge period there is a high correlation of changes in the market value of the derivative instrument and the fair value of the underlying item being hedged.

When the designated item associated with a derivative instrument matures, is sold, extinguished or terminated, derivative gains or losses are recognized as part of the gain or loss on sale or settlement of the underlying item. When a derivative instrument is associated with an anticipated transaction that is no longer expected to occur or if the correlation no longer exists, we lose our ability to use hedge accounting and the gain or loss on the derivative is recognized in income to the extent the future results have not been offset by the effects of price changes on the hedged item since the inception of the hedge.

Price volatility within a measured month is the primary factor affecting the analysis of effectiveness of our oil and gas derivatives. Volatility can reduce the correlation between the hedge settlement price and the price received for physical deliveries. Secondary factors contributing to changes in pricing differentials include changes in the basis differential which is the difference between the locally indexed price received for daily physical deliveries of the hedged quantities and the index price used in hedge settlement, as well as changes in grade and quality factors of the hedged oil and gas production that would further impact the price received for physical deliveries.

The following table summarizes the sensitivity of our derivative contracts to changes in oil and gas prices:

	June 30, 2009		June 30, 2008		June 30, 2007
	Oil (Bbl)	Gas (MMbtu)	Oil (Bbl)	Gas (MMbtu)	Oil (Bbl)	Gas (MMbtu)
Average prices used in determining fair value	$73.86	$5.70	$140.28	$12.62	$71.94	$8.23
Decrease in fair value of derivative contracts resulting from a 10 percent increase in oil or natural gas prices (in thousands)(1)(2):	$(19,469)	$(9,734)	$(81,300)	$(33,400)	$(30,500)	$(19,100)

(1)	Subsequent increases in oil and natural gas prices would not necessarily have the same impact on fair value due to the nature of some of our derivative contracts.
(2)	Substantially all of the change in fair value would be deferred in Other Comprehensive Income (OCI). In addition, increases in prices would have a positive impact on our oil and natural gas revenues.

Net income would have increased (decreased) for the years ended June 30, 2009, 2008 and 2007 by $323.7 million, $(286.0) million and $7.8 million, respectively, if our crude oil and natural gas hedges did not qualify as cash flow hedges under SFAS No. 133.

Income Taxes.  We account for income taxes in accordance with SFAS No. 109 Accounting for Income Taxes. Provisions for income taxes include deferred taxes resulting primarily from temporary differences due to different reporting methods for oil and natural gas properties for financial reporting purposes and income tax purposes. For financial reporting purposes, all exploratory and development expenditures are capitalized and depreciated, depleted and amortized on the unit-of-production method. For income tax purposes, only the

45

equipment and leasehold costs relative to successful wells are capitalized and recovered through depreciation or depletion. Generally, most other exploratory and development costs are charged to expense as incurred; however, we may use certain provisions of the Internal Revenue Code that allow capitalization of intangible drilling costs where management deems appropriate. Other financial and income tax reporting differences occur as a result of statutory depletion.

When recording income tax expense, certain estimates are required by management due to timing and the impact of future events on when income tax expenses and benefits are recognized by us. We periodically evaluate any tax operating loss and other carryforwards to determine whether a gross tax asset, as well as a valuation allowance, should be recognized in our financial statements.

We adopted the provisions of FIN 48 and applied the guidance of FIN 48-1 as of July 1, 2007. As of the adoption date, we did not record a cumulative effect adjustment related to the adoption of FIN 48 or have any gross unrecognized tax benefit. At June 30, 2009, we did not have any FIN 48 liability or gross recognized tax benefit.

Share-Based Compensation.  As of July 1, 2007, we adopted SFAS No. 123 (revised 2004) (“SFAS No. 123(R)”), Share-Based Payment. The adoption had no impact on our financial statements. In accordance with SFAS No. 123(R), compensation cost is based on the fair value of the equity instrument on the date of grant and is recognized over the period during which an employee is required to provide service in exchange for the award.

New Accounting Standards

We disclose the existence and effect of accounting standards issued but not yet adopted by us with respect to accounting standards that may have an impact on us when adopted in the future.

Modernization of Oil and Gas Reporting.  In December 2008, the SEC issued a final rule, Modernization of Oil and Gas Reporting, which is effective January 1, 2010 for reporting 2009 oil and gas reserve information. The new disclosure requirements permit the use of new technologies to determine proved reserves if those technologies have been demonstrated empirically to lead to reliable conclusions about reserve volumes. The new disclosure also requires companies to include nontraditional resources such as oil sands, shale, coalbeds or other nonrenewable natural resources in reserves if they are intended to be upgraded to synthetic oil and gas. Currently the SEC requires that reserve volumes are determined using prices on the last day of the reporting period; however, the new disclosure requirements provide for reporting oil and gas reserves using an average price based upon the prior twelve-month period rather than year-end prices. The twelve-month average price will also be used for purposes of calculating future net cash flows from proved oil and gas reserves for the SEC full cost ceiling limitations, and the results will not be subject to a single day pricing mechanism. Although the Financial Accounting Standards Board (“FASB”) currently requires the price on the last day of the reporting period to be used for accounting purposes, the FASB has added it to their agenda to conform with the SEC. The new requirements also will allow companies to disclose their probable and possible reserves to investors and will require companies to report the independence and qualifications of their reserve preparer or auditor. We will adopt the provisions of the release for our June 30, 2010 Annual Report on Form 10-K. We are currently evaluating the impact of the release.

Determining Fair Value When the Volume and Level of Activity for the Asset or Liability Have Significantly Decreased and Identifying Transactions That Are Not Orderly.  In April 2009, the FASB issued FASB Staff Position (“FSP”) FAS 157-4 Determining Fair Value When the Volume and Level of Activity for the Asset or Liability Have Significantly Decreased and Identifying Transactions That Are Not Orderly (“FSP FAS 157-4”) and FSP FAS 107-1 and APB 28-1 Interim Disclosures about Fair Value of Financial Instruments (“FSP FAS 107-1 and APB 28-1”). These FSPs are effective for interim reporting periods ending after June 15, 2009, with early adoption permitted; however, early adoption requires that the FSPs are adopted concurrently.

FSP FAS 157-4 provides additional guidance for estimating fair value in accordance with SFAS No. 157, Fair Value Measurements (“SFAS 157”), when the volume and level of activity for the asset or liability have significantly decreased, as well as guidance for identifying circumstances that indicate a transaction is not orderly. This FSP emphasizes that even if there has been a significant decrease in the volume and level of

46

activity for the asset or liability and regardless of the valuation technique(s) used, the objective of a fair value measurement remains the same. Fair value is the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction (that is, not a forced liquidation or distressed sale) between market participants at the measurement date under current market conditions.

FSP FAS 107-1 and APB 28-1 amends FASB Statement No. 107, Disclosures about Fair Value of Financial Instruments, to require disclosures about the fair value of financial instruments for interim reporting periods of publicly traded companies as well as in annual financial statements. This FSP also amends APB Opinion No. 28, Interim Financial Reporting, to require those disclosures in summarized financial information at interim reporting periods.

The adoption of these FSP’s did not have an impact on our consolidated financial position, results of operations or cash flows.

Subsequent Events.  In May 2009, the FASB issued SFAS No. 165, Subsequent Events (“SFAS 165”), which establishes principles and requirements for subsequent events. This statement defines the period after the balance sheet date during which management of a reporting entity should evaluate events or transactions that may occur for potential recognition or disclosure in the financial statements, and the circumstances under which an entity should recognize events or transactions occurring after the balance sheet date in its financial statements. SFAS 165 also sets forth the disclosures that an entity should make about events or transactions that occurred after the balance sheet date. SFAS 165 is effective for interim or annual periods ending after June 15, 2009. The adoption of SFAS 165 did not have an impact on our consolidated financial position, results of operations or cash flows. We evaluate events and transactions that occur after the balance date but before the financial statements are issued. We evaluated such events and transactions through September 4, 2009, when the financial statements were electronically filed with the SEC.

Amendments to FASB Interpretation (“FIN”) No. 46(R) (“FIN 46(R)”).  In June 2009, the FASB issued SFAS No. 167, Amendments to FASB Interpretation (“FIN”) No. 46(R) (“FIN 46(R)”), (“SFAS 167”). The amendments include: (1) the elimination of the exemption for qualifying special purpose entities, (2) a new approach for determining who should consolidate a variable-interest entity, and (3) changes to when it is necessary to reassess who should consolidate a variable-interest entity. This statement is effective for fiscal years beginning after November 15, 2009, and for interim periods within that first annual reporting period. We are currently evaluating the impact of this standard.

Determining Whether Instruments Granted in Share-Based Payment Transactions Are Participating Securities.  In June 2008, the Financial Accounting Standards Board (“FASB”) issued FASB Staff Position (“FSP”) No. Emerging Issues Task Force (“EITF”) 03-6-1 (“FSP 03-6-1”), Determining Whether Instruments Granted in Share-Based Payment Transactions Are Participating Securities. This FSP provides that unvested share-based payment awards that contain nonforfeitable rights to dividends or dividend equivalents (whether paid or unpaid) are participating securities and shall be included in the computation of earnings per share under the two-class method described in SFAS No. 128, Earnings Per Share. FSP 03-6-1 is effective for financial statements issued for fiscal years beginning after December 15, 2008, and interim periods within those years and will require all earnings per share data presented for prior-periods to be restated retrospectively. We currently do not anticipate that FSP 03-6-1 will have a material impact on our earnings per share data for fiscal year 2010 or on earnings per share data for any prior periods presented.

Accounting for Business Combinations.  In December 2007, the FASB issued SFAS No. 141R, Business Combinations (“SFAS 141R”), which replaces SFAS No. 141, Business Combinations. SFAS 141R establishes principles and requirements for determining how an enterprise recognizes and measures the fair value of certain assets and liabilities acquired in a business combination, including non-controlling interests, contingent consideration, and certain acquired contingencies. SFAS 141R also requires acquisition-related transaction expenses and restructuring costs be expensed as incurred rather than capitalized as a component of the business combination. SFAS 141R will be applicable prospectively to business combinations for which the acquisition date is on or after the beginning of the first annual reporting period beginning on or after December 15, 2008. SFAS 141R would have an impact on accounting for any businesses acquired after the date of adoption, which is July 1, 2009 for the Company.

47

Item 7A. Quantitative and Qualitative Disclosures About Market Risk

Market-Sensitive Instruments and Risk Management

Market risk is the potential loss arising from adverse changes in market rates and prices, such as commodity prices and interest rates. Our primary market risk exposures are commodity price risk, principally natural gas and crude oil. We also have had market risk exposure related to changes in interest rates. These exposures are discussed in detail below.

Commodity Price Risk

We utilize commodity-based derivative instruments with major financial institutions to reduce exposure to fluctuations in the price of crude oil and natural gas. We use financially settled crude oil and natural gas puts, swaps and zero-cost collars. Any gains or losses resulting from the change in fair value from hedging transactions that are determined to be ineffective are recorded in income, whereas gains and losses from the settlement of hedging contracts are recorded in crude oil and natural gas revenues.

With a financially settled purchased put, the counterparty is required to make a payment to us if the settlement price for any settlement period is below the hedged price of the transaction. With a swap, the counterparty is required to make a payment to us if the settlement price for any settlement period is below the hedged price for the transaction, and we are required to make a payment to the counterparty if the settlement price for any settlement period is above the hedged price for the transaction. With a zero-cost collar, the counterparty is required to make a payment to us if the settlement price for any settlement period is below the floor price of the collar, and we are required to make a payment to the counterparty if the settlement price for any settlement period is above the cap price for the collar. A three-way collar is a combination of options, a sold call, a purchased put and a sold put. The sold call establishes a maximum price we will receive for the volumes under contract. The purchased put establishes a minimum price unless the market price falls below the sold put, at which point the minimum price would be the reference price (i.e., NYMEX) plus the difference between the purchased put and the sold put strike price.

Derivative instruments are reported on the balance sheet at fair value as short-term or long-term derivative financial instruments assets or liabilities.

The energy markets have historically been very volatile, and there can be no assurances that crude oil and natural gas prices will not be subject to wide fluctuations in the future. While the use of hedging arrangements limits the downside risk of adverse price movements, it also limits future gains from favorable movements.

Disclosure of Limitations

Our ultimate realized gain or loss with respect to commodity price fluctuations will depend on the future exposures that arise during the period, our hedging strategies at the time and commodity prices at the time.

Interest Rate Risk

On June 26, 2006, we entered into an interest rate costless collar to mitigate the risk of loss due to changes in interest rates. The dollar amount hedged was $75 million with the interest rate collar being 5.45 percent to 5.75 percent. At June 30, 2009, the fair value of this instrument which was designated as a financial hedge, prior to the impact of federal income tax, was a loss of $3.5 million.

We will generally invest cash equivalents in high-quality credit instruments consisting primarily of money market funds with maturities of 90 days or less. We do not expect any material loss from cash equivalents and therefore we believe its interest rate exposure on invested funds is not material.

48

Item 8. Financial Statements and Supplementary Financial Information

49

MANAGEMENT REPORT ON INTERNAL CONTROL OVER FINANCIAL REPORTING

Our management is responsible for establishing and maintaining adequate internal control over financial reporting. Internal control over financial reporting is a process designed by, or under the supervision of, our principal executive and principal financial officers and effected by our board of directors, management and other personnel, to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles and includes those policies and procedures that:

•	Pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of our assets;
•	Provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that our receipts and expenditures are being made only in accordance with authorizations of our management and directors; and
•	Provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of our assets that could have a material effect on the financial statements.

Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

Our management, including our Chief Executive Officer and Chief Financial Officer, assessed the effectiveness of our internal control over financial reporting as of June 30, 2009. In making this assessment, our management used the criteria set forth by the Committee of Sponsoring Organizations of the Treadway Commission (COSO) in Internal Control — Integrated Framework. Based on our assessment, our management has concluded that, as of June 30, 2009, our internal control over financial reporting was effective based on those criteria.

UHY LLP, the independent registered public accounting firm that audited the consolidated financial statements included in this Annual Report on Form 10-K, has also audited the effectiveness of internal control over financial reporting as of June 30, 2009 as stated in their report that appears on page 52.

50

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and
Stockholders of Energy XXI (Bermuda) Limited

We have audited the accompanying consolidated balance sheets of Energy XXI (Bermuda) Limited (a Bermuda Corporation) and subsidiaries (the “Company”) as of June 30, 2009 and 2008, and the related consolidated statements of operations, stockholders’ equity and cash flows for each of the three fiscal years in the period ended June 30, 2009. The Company’s management is responsible for these consolidated financial statements. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall consolidated financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Energy XXI (Bermuda) Limited and subsidiaries as of June 30, 2009 and 2008, and the consolidated results of their operations and their cash flows for each of the three fiscal years in the period ended June 30, 2009, in conformity with accounting principles generally accepted in the United States of America.

We have also audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the effectiveness of Energy XXI (Bermuda) Limited and subsidiaries’ internal control over financial reporting as of June 30, 2009, based on criteria established in Internal Control — Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO), and our report dated September 4, 2009 expressed an unqualified opinion on the effective operation of internal control over financial reporting.

/s/ UHY LLP

Houston, Texas
September 4, 2009

51

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and
Stockholders of Energy XXI (Bermuda) Limited

We have audited Energy XXI (Bermuda) Limited and subsidiaries’ (the “Company”) internal control over financial reporting as of June 30, 2009, based on criteria established in Internal Control — Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO). The Company’s management is responsible for maintaining effective internal control over financial reporting and for its assessment of the effectiveness of internal control over financial reporting included in the accompanying management report on internal control over financial reporting. Our responsibility is to express an opinion on the Company’s internal control over financial reporting based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether effective internal control over financial reporting was maintained in all material respects. Our audit of internal control over financial reporting included obtaining an understanding of internal control over financial reporting, assessing the risk that a material weakness exists, and testing and evaluating the design and operating effectiveness of internal control based on the assessed risk. Our audit also included performing such other procedures as we considered necessary in the circumstances. We believe that our audit provides a reasonable basis for our opinion.

A company’s internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. A company’s internal control over financial reporting includes those policies and procedures that (1) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company; (2) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the company; and (3) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the company’s assets that could have a material effect on the financial statements.

Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

In our opinion, Energy XXI (Bermuda) Limited and Subsidiaries maintained, in all material respects, effective internal control over financial reporting as of June 30, 2009, based on criteria established in Internal Control — Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO).

We have also audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the consolidated balance sheets of Energy XXI (Bermuda) Limited and subsidiaries as of June 30, 2009 and 2008, and the related consolidated statements of operations, stockholders’ equity and cash flows for each of the three fiscal years in the period ended June 30, 2009, and our report dated September 4, 2009 expressed an unqualified opinion on those consolidated financial statements.

/s/ UHY LLP

Houston, Texas
September 4, 2009

52

ENERGY XXI (BERMUDA) LIMITED

CONSOLIDATED BALANCE SHEETS
(In Thousands, Except Share Information)

	June 30,
	2009	2008
ASSETS
Current Assets
Cash and cash equivalents	$88,925	$168,962
Accounts receivable
Oil and natural gas sales	40,087	116,678
Joint interest billings	17,624	21,322
Insurance and other	2,562	4,896
Prepaid expenses and other current assets	16,318	14,662
Royalty deposit	1,746	4,548
Deferred income taxes	—	88,198
Derivative financial instruments	31,404	2,179
Total Current Assets	198,666	421,445
Property and Equipment, net of accumulated depreciation, depletion, amortization and impairment
Oil and natural gas properties – full cost method of accounting	1,102,596	1,561,276
Other property and equipment	9,149	10,020
Total Property and Equipment	1,111,745	1,571,296
Other Assets
Derivative financial instruments	3,838	3,747
Deferred income taxes	—	36,055
Debt issuance costs, net of accumulated amortization	14,413	17,388
Total Other Assets	18,251	57,190
Total Assets	$1,328,662	$2,049,931
LIABILITIES
Current Liabilities
Accounts payable	$81,025	$106,751
Accrued liabilities	36,180	82,152
Asset retirement obligations	66,244	16,717
Derivative financial instruments	15,732	245,626
Current maturities of long-term debt	4,107	7,250
Total Current Liabilities	203,288	458,496
Long-term debt, less current maturities	858,720	944,972
Deferred income taxes	26,889	—
Asset retirement obligations	77,955	81,097
Derivative financial instruments	4,818	190,781
Other liabilities	29,492	—
Total Liabilities	1,201,162	1,675,346
Commitments and Contingencies (Note 16)
Stockholders’ Equity
Preferred stock, $0.01 par value, 2,500,000 shares authorized and no shares issued at June 30, 2009 and 2008	—	—
Common stock, $0.001 par value, 400,000,000 shares authorized and 146,415,258 and 145,299,675 shares issued and 145,750,584 and 144,937,119 shares outstanding at June 30, 2009 and 2008, respectively	146	145
Additional paid-in capital	604,724	601,509
Retained earnings (deficit)	(515,867)	57,941
Accumulated other comprehensive income (loss), net of income tax expense (benefit)	38,497	(285,010)
Total Stockholders’ Equity	127,500	374,585
Total Liabilities and Stockholders’ Equity	$1,328,662	$2,049,931

See Accompanying Notes to Consolidated Financial Statements

53

ENERGY XXI (BERMUDA) LIMITED

CONSOLIDATED STATEMENTS OF OPERATIONS
(In Thousands, Except per Share Information)

	Year Ended June 30,
	2009	2008	2007
Revenues
Crude oil sales	$292,763	$396,179	$193,749
Natural gas sales	141,067	247,053	147,535
Total Revenues	433,830	643,232	341,284
Costs and Expenses
Lease operating expense	122,150	142,859	68,985
Production taxes	5,450	8,686	3,595
Impairment of oil and gas properties	576,996	—	—
Depreciation, depletion and amortization	217,207	307,389	145,928
Accretion of asset retirement obligations	14,635	8,176	3,991
General and administrative expense	24,756	26,450	26,507
Loss (gain) on derivative financial instruments	(10,147)	6,072	(2,937)
Total Costs and Expenses	951,047	499,632	246,069
Operating Income (Loss)	(517,217)	143,600	95,215
Other Income (Expense)
Interest income	7,498	1,403	1,910
Interest expense	(84,249)	(103,260)	(60,330)
Total Other Income (Expense)	(76,751)	(101,857)	(58,420)
Income (Loss) Before Income Taxes	(593,968)	41,743	36,795
Income Tax Expense (Benefit)	(22,339)	14,874	12,665
Net Income (Loss)	$(571,629)	$26,869	$24,130
Earnings (Loss) per Share
Basic	$(3.95)	$0.31	$0.29
Diluted	$(3.95)	$0.30	$0.29
Weighted Average Number of Common Shares Outstanding
Basic	144,593	85,809	83,959
Diluted	144,593	90,271	83,959

See Accompanying Notes to Consolidated Financial Statements

54

ENERGY XXI (BERMUDA) LIMITED

CONSOLIDATED STATEMENT OF STOCKHOLDERS’ EQUITY
(In Thousands)

			Additional Paid-in Capital	Retained Earnings (Deficit)	Accumulated Other Comprehensive Income (Loss)	Total Stockholders’ Equity
	Common Stock
	Shares	Value
Balance, June 30, 2006	80,645	$81	$350,238	$6,942	$(4,552)	$352,709
Common stock issued	3,558	3	14,037			14,040
Warrants repurchased			(1,069)			(1,069)
Comprehensive income:
Net income				24,130		24,130
Unrealized gain on derivative financial instruments, net of income tax expense					7,316	7,316
Total comprehensive income						31,446
Balance, June 30, 2007	84,203	84	363,206	31,072	2,764	397,126
Common stock issued	16		568			568
Restricted shares issued	293
Warrants exercised	259		1,292			1,292
Warrant exchange	60,529	61	236,463			236,524
Warrants repurchased			(20)			(20)
Comprehensive income (loss):
Net income				26,869		26,869
Unrealized loss on derivative financial instruments, net of income tax benefit					(287,774)	(287,774)
Total comprehensive loss						(260,905)
Balance, June 30, 2008	145,300	145	601,509	57,941	(285,010)	374,585
Common stock issued	503	1	589			590
Restricted shares issued	612		2,626			2,626
Dividends				(2,179)		(2,179)
Comprehensive income (loss):
Net loss				(571,629)		(571,629)
Unrealized gain on derivative financial instruments, net of income tax benefit					323,507	323,507
Total comprehensive loss						(248,122)
Balance, June 30, 2009	146,415	$146	$604,724	$(515,867)	$38,497	$127,500

See Accompanying Notes to Consolidated Financial Statements

55

ENERGY XXI (BERMUDA) LIMITED

CONSOLIDATED STATEMENTS OF CASH FLOWS
(In Thousands)

	Year Ended June 30,
	2009	2008	2007
Cash Flows From Operating Activities
Net income (loss)	$(571,629)	$26,869	$24,130
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Depreciation, depletion and amortization	217,207	307,389	145,928
Impairment of oil and gas properties	576,996	—	—
Deferred income tax expense (benefit)	(23,055)	14,870	13,530
Change in derivative financial instruments
Proceeds from sale of derivative instruments	66,480	—	—
Other – net	(19,549)	1,086	11,759
Accretion of asset retirement obligations	14,635	8,176	3,991
Amortization of deferred gain on debt	(5,620)	—	—
Amortization and write-off of debt issuance costs	5,245	4,273	7,045
Common stock issued for Directors’ compensation and stock option expense	4,760	67	—
Changes in operating assets and liabilities
Accounts receivable	91,273	(66,341)	16,458
Prepaid expenses and other current assets	1,146	4,835	(12,670)
Settlements of asset retirement obligations	(25,421)	(21,500)	(4,614)
Accounts payable and accrued liabilities	(107,562)	86,328	65,226
Net Cash Provided by Operating Activities	224,906	366,052	270,783
Cash Flows from Investing Activities
Investment in properties	(245,083)	(308,578)	(427,213)
Acquisitions	—	(40,016)	(717,618)
Proceeds from the sale of properties	3,233	—	1,400
Other	(298)	(296)	555
Net Cash Used in Investing Activities	(242,148)	(348,890)	(1,142,876)
Cash Flows from Financing Activities
Proceeds from the issuance of common stock	—	501	14,040
Dividends to shareholders	(2,179)
Proceeds from long-term debt	270,794	310,135	1,199,444
Proceeds from exchange of warrants	—	237,796	—
Payments on long-term debt	(236,707)	(415,733)	(358,574)
Purchase of bonds	(90,888)	—	—
Debt issuance costs	(2,270)	(675)	(24,353)
Other	(1,545)	(8)	(1,069)
Net Cash Provided by (Used in) Financing Activities	(62,795)	132,016	829,488
Net Increase (Decrease) in Cash and Cash Equivalents	(80,037)	149,178	(42,605)
Cash and Cash Equivalents, beginning of year	168,962	19,784	62,389
Cash and Cash Equivalents, end of year	$88,925	$168,962	$19,784

See Accompanying Notes to Consolidated Financial Statements

56

ENERGY XXI (BERMUDA) LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 1 — Organization and Summary of Significant Accounting Policies

Nature of Operations.  Energy XXI (Bermuda) Limited (“Energy XXI”) was incorporated in Bermuda on July 25, 2005. Energy XXI (together, with its wholly owned subsidiaries, the “Company”), is an independent oil and natural gas company with its principal wholly owned subsidiary, Energy XXI Gulf Coast, Inc. (“EGC”), headquartered in Houston, Texas. We are engaged in the acquisition, exploration, development and operation of oil and natural gas properties onshore in Louisiana and Texas and offshore in the Gulf of Mexico.

On December 5, 2008, we formed a new company, Energy XXI, Inc. which is now the parent company of our U.S. operations. The company was capitalized by Energy XXI (US Holdings) Limited’s contribution of all of the capital stock of Energy XXI USA, Inc. and certain Energy XXI Gulf Coast, Inc.’s bonds.

Principles of Consolidation and Reporting.  Our consolidated financial statements include the accounts of Energy XXI and its wholly owned subsidiaries. All significant intercompany transactions have been eliminated in consolidation. The consolidated financial statements for the previous periods include certain reclassifications that were made to conform to current presentation. Such reclassifications have no impact on previously reported net income, stockholders’ equity or cash flows.

Oil and Gas Properties.  We use the full cost method of accounting for exploration and development activities as defined by the Securities and Exchange Commission, (“SEC”). Under this method of accounting, the costs of unsuccessful, as well as successful, exploration and development activities are capitalized as properties and equipment. This includes any internal costs that are directly related to property acquisition, exploration and development activities but does not include any costs related to production, general corporate overhead or similar activities. Gain or loss on the sale or other disposition of oil and gas properties is not recognized, unless the gain or loss would significantly alter the relationship between capitalized costs and proved reserves.

Oil and natural gas properties include costs that are excluded from costs being depleted or amortized. Oil and natural gas property costs excluded represent investments in unevaluated properties and include non-producing leasehold, geological and geophysical costs associated with leasehold or drilling interests and exploration drilling costs. We exclude these costs until the property has been evaluated. We also allocate a portion of our acquisition costs to unevaluated properties based on relative value. Costs are transferred to the full cost pool as the properties are evaluated or over the life of the reservoir.

We evaluate the impairment of our evaluated oil and gas properties through the use of a ceiling test as prescribed by SEC Regulation S-X Rule 4-10. Future production volumes from oil and gas properties are a significant factor in determining the full cost ceiling limitation of capital costs. There are numerous uncertainties inherent in estimating quantities of proved oil and gas reserves. Oil and gas reserve engineering is a subjective process of estimating underground accumulations of oil and gas that cannot be precisely measured. Such cost estimates related to future development costs of proved oil and gas reserves could be subject to significant revisions due to changes in regulatory requirements, technological advances and other factors which are difficult to predict. As discussed in Note 3 of Notes to Consolidated Financial Statements, we recorded a write-down to our oil and gas properties in the second and third quarters of fiscal 2009. At June 30, 2009, 2008 and 2007, a 10 percent decrease in oil and gas prices would not impact the results of our full cost ceiling limitation test.

Revenue Recognition.  We recognize oil and natural gas revenue under the entitlement method of accounting. Under the entitlement method, revenue is recorded when title passes based on our net interest. We record our entitled share of revenues based on entitled volumes and contracted sales prices.

Use of Estimates.  The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the dates of the financial statements and the reported amounts of revenues and expenses during the reporting period. Estimates of proved reserves are key components of our depletion rate for our proved oil and natural gas properties and the full cost ceiling test

57

ENERGY XXI (BERMUDA) LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 1 — Organization and Summary of Significant Accounting Policies  – (continued)

limitation. Accordingly, our accounting estimates require exercise of judgment. While we believe that the estimates and assumptions used in preparation of the consolidated financial statements are appropriate, actual results could differ from those estimates.

Business Segment Information.  The Financial Accounting Standards Board (“FASB”) Statement of Financial Accounting Standards (“SFAS”) No. 131 Disclosures about Segments of an Enterprise and Related Information establishes standards for reporting information about operating segments. Operating segments are defined as components of an enterprise that engage in activities from which it may earn revenues and incur expenses, separate financial information is available and this information is regularly evaluated by the chief operating decision maker for the purpose of allocating resources and assessing performance. Our operations involve the exploration, development and production of oil and natural gas and are entirely located in the United States of America. We have a single, company-wide management team that administers all properties as a whole rather than as discrete operating segments.

Cash and Cash Equivalents.  We consider all highly liquid investments, with maturities of 90 days or less when purchased, to be cash and cash equivalents.

Allowance for Doubtful Accounts.  We establish provisions for losses on accounts receivables if it is determined that collection of all or a part of an outstanding balance is not probable. Collectability is reviewed regularly and an allowance is established or adjusted, as necessary, using the specific identification method. As of June 30, 2009 and 2008, no allowance for doubtful accounts was necessary.

General and Administrative Expense.  Under the full cost method of accounting, a portion of our general and administrative expense that is directly identified with our acquisition, exploration and development activities is capitalized as part of oil and natural gas properties. These capitalized costs include salaries, employee benefits, costs of consulting services, and other direct costs incurred to directly support those employees that are directly involved in acquisition, exploration and development activities. The capitalized costs do not include costs related to production operations, general corporate overhead or similar activities. Our capitalized general and administrative expense directly related to our acquisition, exploration and development activities for the years ended June 30, 2009, 2008 and 2007 was $17.3 million, $17.7 million and $7.7 million, respectively.

Depreciation, Depletion and Amortization.  The depreciable base for oil and natural gas properties includes the sum of all capitalized costs net of accumulated depreciation, depletion and amortization (“DD&A”), estimated future development costs and asset retirement costs not included in oil and natural gas properties, less costs excluded from amortization. The depreciable base of oil and natural gas properties is amortized using the unit-of-production method. Other property, which includes, leasehold improvements, office and computer equipment and vehicles are stated at original cost and are depreciated using the straight-line method over the useful life of the assets, which ranges from three to five years.

Capitalized Interest.  Oil and natural gas investments in significant unproved properties and major development projects, on which DD&A expense is not currently recorded and on which exploration or development activities are in progress, qualify for capitalization of interest. Capitalized interest is calculated by multiplying our weighted-average interest rate on debt by the amount of qualifying costs. Capitalized interest cannot exceed gross interest expense. As excluded oil and natural gas costs are transferred to the depreciable base, the associated capitalized interest is also transferred. For the years ended June 30, 2009, 2008 and 2007, we have not capitalized any interest expense.

Other Property and Equipment.  Other property and equipment include buildings, data processing and telecommunications equipment, office furniture and equipment, and other fixed assets. These items are recorded at cost and are depreciated using the straight-line method based on expected lives of the individual assets or group of assets, which ranges from three to five years. Repairs and maintenance costs are expensed in the period incurred.

58

ENERGY XXI (BERMUDA) LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 1 — Organization and Summary of Significant Accounting Policies  – (continued)

Asset Retirement Obligations.  Our investment in oil and gas properties includes an estimate of the future cost associated with dismantlement, abandonment and restoration of our properties. These costs are recorded as provided in SFAS No. 143, Accounting for Asset Retirement Obligations. The present value of the future costs are added to the capitalized cost of our oil and gas properties and recorded as a long-term or current liability. The capitalized cost is included in oil and gas properties cost that are depleted over the life of the assets. The estimation of future costs associated with dismantlement, abandonment and restoration requires the use of estimated costs in future periods that, in some cases, will not be incurred until a substantial number of years in the future. Such cost estimates could be subject to significant revisions in subsequent years due to changes in regulatory requirements, technological advances and other factors which may be difficult to predict.

In August 2008, Hurricane Gustav and in September 2008 Hurricane Ike damaged certain of our facilities in the Gulf of Mexico which increased our abandonment costs and changed the timing of the estimated abandonment.

Debt Issuance Costs.  Costs incurred in connection with the issuance of long-term debt are capitalized and amortized to interest expense over the scheduled maturity of the debt utilizing the straight-line method, which approximates the interest method.

Derivative Instruments.  We utilize derivative instruments in the form of natural gas and crude oil put, swap and collar arrangements and combinations of these instruments in order to manage the price risk associated with future crude oil and natural gas production. Such derivatives are accounted for under SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities, as amended. Gains or losses resulting from transactions designated as cash flow hedges are recorded at market value and are deferred and recorded, net of related tax impact, in Accumulated Other Comprehensive Income (“AOCI”) as appropriate, until recognized as operating income in our consolidated statement of income as the physical production hedged by the contracts is delivered. Instruments not qualifying for hedge accounting treatment are recorded in the balance sheet and changes in fair value are recognized in earnings.

The net cash flows related to any recognized gains or losses associated with cash flow hedges are reported as oil and gas revenue and presented in cash flow from operations. If a hedge is terminated prior to expected maturity, gains or losses are deferred and included in income in the same period as the physical production hedged by the contract is delivered.

Income Taxes.  We account for income taxes in accordance with SFAS No. 109, Accounting for Income Taxes. Provisions for income taxes include deferred taxes resulting primarily from temporary differences due to different reporting methods for oil and natural gas properties and derivative instruments for financial reporting purposes and income tax purposes. For financial reporting purposes, all exploratory and development expenditures are capitalized and depreciated, depleted and amortized on the unit-of-production method. For income tax purposes, only the equipment and leasehold costs relative to successful wells are capitalized and recovered through depreciation or depletion. Generally, most other exploratory and development costs are charged to expense as incurred; however, we may use certain provisions of the Internal Revenue Code which allow capitalization of intangible drilling costs where management deems appropriate. Other financial and income tax reporting differences occur as a result of statutory depletion.

When recording income tax expense, certain estimates are required to be made by management due to timing and to the impact of future events on when income tax expenses and benefits are recognized by us. We periodically evaluate any tax operating loss and other carryforwards to determine whether a gross tax asset, as well as a valuation allowance, should be recognized in our consolidated financial statements.

We adopted the provisions of FIN 48 and applied the guidance of FIN 48-1 as of July 1, 2007. As of the adoption date, we did not record a cumulative effect adjustment related to the adoption of FIN 48 or have any gross unrecognized tax benefit. At June 30, 2009, we did not have any FIN 48 liability or gross recognized tax benefit.

59

ENERGY XXI (BERMUDA) LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 1 — Organization and Summary of Significant Accounting Policies  – (continued)

Share-Based Compensation.  As of July 1, 2007, we adopted SFAS No. 123 (revised 2004) (“SFAS No. 123(R)”), Share-Based Payment. In accordance with SFAS No. 123(R), compensation cost is based on the fair value of the equity instrument on the date of grant and is recognized over the period during which an employee is required to provide service in exchange for the award.

Note 2 — Recent Accounting Pronouncements

New Accounting Standards.  We disclose the existence and effect of accounting standards issued but not yet adopted by us with respect to accounting standards that may have an impact on us when adopted in the future.

Modernization of Oil and Gas Reporting.  In December 2008, the SEC issued a final rule, Modernization of Oil and Gas Reporting, which is effective January 1, 2010 for reporting 2009 oil and gas reserve information. The new disclosure requirements permit the use of new technologies to determine proved reserves if those technologies have been demonstrated empirically to lead to reliable conclusions about reserve volumes. The new disclosure also requires companies to include nontraditional resources such as oil sands, shale, coalbeds or other nonrenewable natural resources in reserves if they are intended to be upgraded to synthetic oil and gas. Currently the SEC requires that reserve volumes are determined using prices on the last day of the reporting period; however, the new disclosure requirements provide for reporting oil and gas reserves using an average price based upon the prior twelve-month period rather than year-end prices. The twelve-month average price will also be used for purposes of calculating future net cash flows from proved oil and gas reserves for the SEC full cost ceiling limitations, and the results will not be subject to a single day pricing mechanism. Although the Financial Accounting Standards Board (“FASB”) currently requires the price on the last day of the reporting period to be used for accounting purposes, the FASB has added it to their agenda to conform with the SEC. The new requirements also will allow companies to disclose their probable and possible reserves to investors and will require companies to report the independence and qualifications of their reserve preparer or auditor. We will adopt the provisions of the release for our June 30, 2010 Annual Report on Form 10-K. We are currently evaluating the impact of the release.

Determining Fair Value When the Volume and Level of Activity for the Asset or Liability Have Significantly Decreased and Identifying Transactions That Are Not Orderly.  In April 2009, the FASB issued FASB Staff Position (“FSP”) FAS 157-4 Determining Fair Value When the Volume and Level of Activity for the Asset or Liability Have Significantly Decreased and Identifying Transactions That Are Not Orderly (“FSP FAS 157-4”) and FSP FAS 107-1 and APB 28-1 Interim Disclosures about Fair Value of Financial Instruments (“FSP FAS 107-1 and APB 28-1”). These FSPs are effective for interim reporting periods ending after June 15, 2009, with early adoption permitted; however, early adoption requires that the FSPs are adopted concurrently.

FSP FAS 157-4 provides additional guidance for estimating fair value in accordance with SFAS No. 157, Fair Value Measurements (“SFAS 157”), when the volume and level of activity for the asset or liability have significantly decreased, as well as guidance for identifying circumstances that indicate a transaction is not orderly. This FSP emphasizes that even if there has been a significant decrease in the volume and level of activity for the asset or liability and regardless of the valuation technique(s) used, the objective of a fair value measurement remains the same. Fair value is the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction (that is, not a forced liquidation or distressed sale) between market participants at the measurement date under current market conditions.

FSP FAS 107-1 and APB 28-1 amends FASB Statement No. 107, Disclosures about Fair Value of Financial Instruments, to require disclosures about the fair value of financial instruments for interim reporting periods of publicly traded companies as well as in annual financial statements. This FSP also amends APB Opinion No. 28, Interim Financial Reporting, to require those disclosures in summarized financial information at interim reporting periods.

60

ENERGY XXI (BERMUDA) LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 2 — Recent Accounting Pronouncements  – (continued)

The adoption of these FSP’s did not have an impact on our consolidated financial position, results of operations or cash flows.

Subsequent Events.  In May 2009, the FASB issued SFAS No. 165, Subsequent Events (“SFAS 165”), which establishes principles and requirements for subsequent events. This statement defines the period after the balance sheet date during which management of a reporting entity should evaluate events or transactions that may occur for potential recognition or disclosure in the financial statements, and the circumstances under which an entity should recognize events or transactions occurring after the balance sheet date in its financial statements. SFAS 165 also sets forth the disclosures that an entity should make about events or transactions that occurred after the balance sheet date. SFAS 165 is effective for interim or annual periods ending after June 15, 2009. The adoption of SFAS 165 did not have an impact on our consolidated financial position, results of operations or cash flows. We evaluate events and transactions that occur after the balance date but before the financial statements are issued. We evaluated such events and transactions through September 4, 2009, when the financial statements were electronically filed with the SEC.

Amendments to FASB Interpretation (“FIN”) No. 46(R) (“FIN 46(R)”).  In June 2009, the FASB issued SFAS No. 167, Amendments to FASB Interpretation (“FIN”) No. 46(R) (“FIN 46(R)”), (“SFAS 167”). The amendments include: (1) the elimination of the exemption for qualifying special purpose entities, (2) a new approach for determining who should consolidate a variable-interest entity, and (3) changes to when it is necessary to reassess who should consolidate a variable-interest entity. This statement is effective for fiscal years beginning after November 15, 2009, and for interim periods within that first annual reporting period. We are currently evaluating the impact of this standard.

Determining Whether Instruments Granted in Share-Based Payment Transactions Are Participating Securities.  In June 2008, the Financial Accounting Standards Board (“FASB”) issued FASB Staff Position (“FSP”) No. Emerging Issues Task Force (“EITF”) 03-6-1 (“FSP 03-6-1”), Determining Whether Instruments Granted in Share-Based Payment Transactions Are Participating Securities. This FSP provides that unvested share-based payment awards that contain nonforfeitable rights to dividends or dividend equivalents (whether paid or unpaid) are participating securities and shall be included in the computation of earnings per share under the two-class method described in SFAS No. 128, Earnings Per Share. FSP 03-6-1 is effective for financial statements issued for fiscal years beginning after December 15, 2008, and interim periods within those years and will require all earnings per share data presented for prior-periods to be restated retrospectively. We currently do not anticipate that FSP 03-6-1 will have a material impact on our earnings per share data for fiscal year 2010 or on earnings per share data for any prior periods presented.

Accounting for Business Combinations.  In December 2007, the FASB issued SFAS No. 141R, Business Combinations (“SFAS 141R”), which replaces SFAS No. 141, Business Combinations. SFAS 141R establishes principles and requirements for determining how an enterprise recognizes and measures the fair value of certain assets and liabilities acquired in a business combination, including non-controlling interests, contingent consideration, and certain acquired contingencies. SFAS 141R also requires acquisition-related transaction expenses and restructuring costs be expensed as incurred rather than capitalized as a component of the business combination. SFAS 141R will be applicable prospectively to business combinations for which the acquisition date is on or after the beginning of the first annual reporting period beginning on or after December 15, 2008. SFAS 141R would have an impact on accounting for any businesses acquired after the date of adoption, which is July 1, 2009 for the Company.

61

ENERGY XXI (BERMUDA) LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 3 — Impairment of Oil and Gas Properties

Ceiling Test.  Under the full cost method of accounting, we are required to perform each quarter, a “ceiling test” that determines a limit on the book value of our oil and gas properties. If the net capitalized cost of proved oil and gas properties, net of related deferred income taxes, plus the cost of unproved oil and gas properties, exceeds the present value of estimated future net cash flows discounted at 10 percent, net of related tax effects, plus the cost of unproved oil and gas properties, the excess is charged to expense and reflected as additional accumulated DD&A. Future net cash flows are based on period-end commodity prices and exclude future cash outflows related to estimated abandonment costs. As of the reported balance sheet date, capitalized costs of an oil and gas producing company may not exceed the full cost limitation calculated under the above described rule based on current spot market prices for oil and natural gas. However, if prior to the balance sheet date, the company enters into certain hedging arrangements for a portion of its future natural gas and oil production, thereby enabling the company to receive future cash flows that are higher than the estimated future cash flows indicated by use of the spot market price as of the reported balance sheet date, these higher hedged prices are used if they qualify as cash flow hedges under the provisions of Statement 133 as amended.

Because of the significant decline in crude oil and natural gas prices, coupled with the impact of Hurricanes Gustav and Ike, we recognized a non-cash write-down of the net book value of our oil and gas properties of $117.9 million and $459.1 million in the third and second quarters of fiscal 2009, respectively. The write-downs were reduced by $179.9 million and $203.0 million pre-tax as a result of our hedging program in the third and second quarters of fiscal 2009, respectively.

Note 4 — Acquisitions

Partnership

In July 2007, we acquired a 49.5 percent limited partnership interest in Castex Energy 2007, L.P. (the “Partnership”). The Partnership was formed on May 30, 2007 with Castex Energy, Inc. as general partner and Castex Energy 2005, L.P. as the limited partner. Revenue and expenses are allocated 1 percent to the general partner and 99 percent to the limited partners. The Partnership was formed to acquire certain onshore southern Louisiana assets from EPL of Louisiana, L.L.C. effective April 1, 2007 for consideration of $71.7 million.

The Partnership financed the acquisition with a $73 million credit agreement with Lehman Brothers Inc. acting as sole arranger and Lehman Commercial Paper Inc. as administrative agent. The credit agreement required the Partnership to enter into certain derivative transactions and under certain circumstances requires additional capital contributions by the partners of up to $15 million.

The following table presents the allocation of our 49.5 percent interest of the assets acquired and liabilities assumed, based on their fair values on July 1, 2007 (in thousands):

Net working capital	$5,678
Other assets	510
Oil and natural gas properties	29,947
Total Assets	$36,135
Long-term debt	$36,135

On November 30, 2007, our proportionate share of the Partnership assets and liabilities were distributed to us. On December 3, 2007, we paid off our proportionate share of the Partnership debt utilizing our First Lien revolver.

62

ENERGY XXI (BERMUDA) LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 4 — Acquisitions  – (continued)

East Cameron Field

In July 2007, we acquired from ExxonMobil for $3.5 million plus assumption of asset retirement obligations, their approximately 30 percent interest in the East Cameron 334/335 Field in the Gulf of Mexico. We had previously acquired an interest in this field from Pogo Producing Company.

Pogo Properties

On April 24, 2007, we announced that we had conditionally agreed to purchase certain oil and natural gas properties in the Gulf of Mexico (the “Pogo Properties”) from Pogo Producing Company (the “Pogo Acquisition”). The Pogo Acquisition included working interests in 28 oil and gas fields.

On June 8, 2007, we closed the purchase of these properties for $409.8 million, net of approximately $7.8 million in preference rights that were exercised and the assumption of $1.8 million of non-current liabilities.

Subsequent to closing, it was determined that the preference rights related to the South Pass 49 pipeline would not be exercised, so we paid an additional $3 million to Pogo, which was accrued at June 30, 2007. We received a preliminary settlement in December 2007 and received the final settlement statement in July 2008 for the properties’ operations for the period from the effective date (April 1, 2007) to the closing date. The allocation between evaluated properties and unevaluated properties is preliminary.

The following table presents the allocation of the acquisition cost to the assets acquired and liabilities assumed, based on their fair values on June 8, 2007 (in thousands):

Oil and natural gas properties	$449,223
Asset retirement obligations	(32,244)
Other noncurrent liabilities	(1,842)
Cash paid, including acquisition costs of $461	$415,137

Castex

On June 7, 2006, we entered into a definitive agreement with a number of sellers to acquire certain oil and natural gas properties in Louisiana (the “Castex Acquisition”). We closed the Castex Acquisition on July 28, 2006. Our cash cost of the acquisition was approximately $311.2 million.

The following table presents the allocation of the acquisition cost to the assets acquired and liabilities assumed, based on their fair values on July 28, 2006 (in thousands):

Oil and natural gas properties	$318,024
Asset retirement obligations	(5,518)
Cash paid, including acquisition costs of $1,362	$312,506

63

ENERGY XXI (BERMUDA) LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 4 — Acquisitions  – (continued)

Pogo and Castex Pro Forma Information (Unaudited)

The following summarized unaudited pro forma financial information for the year ended June 30, 2007 assumes that the Pogo and Castex Acquisitions had occurred on July 1, 2006. These unaudited pro forma financial results have been prepared for comparative purposes only and may not be indicative of the results that would have occurred if we had completed the acquisitions as of July 1, 2006 or the results that will be attained in the future (in thousands except share and per share data).

Year Ended June 30, 2007
Revenues	$471,265
Operating Income	88,573
Net Loss	(4,364)
Loss per Share
Basic	$(0.05)
Diluted	(0.05)

The following table reflects the cash acquisition costs for the year ended June 30, 2008 (in thousands):

Year Ended June 30, 2008
Partnership Acquisition and Closing Adjustment	$32,544
East Cameron 334/335 Field Acquisition	3,521
East Cameron 334/335 Field Closing Adjustment	(136)
POGO Acquisition Closing Adjustment	2,536
Marlin Closing Adjustment	1,523
Castex Acquisition Closing Adjustment	28
$40,016

Note 5 — Property and Equipment

Property and equipment consists of the following (in thousands):

	June 30,
	2009	2008
Oil and gas properties
Proved properties	$2,227,462	$1,816,313
Less: Accumulated depreciation, depletion, amortization and impairment	1,262,355	470,718
Proved properties – net	965,107	1,345,595
Unproved properties	137,489	215,681
Oil and gas properties – net	1,102,596	1,561,276
Other property and equipment	14,508	12,898
Less: Accumulated depreciation	5,359	2,878
Other property and equipment – net	9,149	10,020
Total property and equipment	$1,111,745	$1,571,296

64

ENERGY XXI (BERMUDA) LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 6 — Long-Term Debt

Long-term debt consists of the following (in thousands):

	June 30,
	2009	2008
First lien revolver	$234,531	$192,000
High yield facility	624,000	750,000
Put premium financing	3,851	9,697
Capital lease obligation	445	525
Total debt	862,827	952,222
Less current maturities	4,107	7,250
Total long-term debt	$858,720	$944,972

Maturities of long-term debt as of June 30, 2009 are as follows (in thousands):

Year Ending June 30,
2010	$4,107
2011	234,720
2013	624,000
Total	$862,827

First Lien Revolver

Our first lien revolver was amended and restated on June 8, 2007. This facility was entered into by our subsidiary, EGC. This facility has a face value of $700 million and matures on June 8, 2011. The credit facility bore interest based on the borrowing base usage, at the applicable London Interbank Offered Rate, plus applicable margins ranging from 1.50 percent to 2.25 percent or an alternate base rate, based on the federal funds effective rate plus applicable margins ranging from 0.50 percent to 1.25 percent. However, if an additional equity contribution in an amount of at least $50 million is made by us to EGC, all of the margins above will be subject to a 0.25 percent reduction. This equity investment was made in June 2008. The credit facility is secured by mortgages on at least 85 percent of the value of our proved reserves. Our initial borrowing base under the facility was $425 million.

On November 19, 2007, the credit facility was further amended. The amendment, among other things, increased the borrowing base to $450 million and modified the commodity hedge limitations and minimum liquidity during certain periods. We incurred $0.7 million to amend the first lien revolver including $0.5 million associated with syndicating the credit facility.

On December 9, 2008, the credit facility was again amended. The amendment, among other things, reduced the borrowing base to $400 million. The amendment provides protection to other lenders should any bank in the syndicate fail to fund their share of the revolver and other provisions which effectively reduce the available borrowing base to $380 million and carves out certain derivative contracts from the hedge limits contained in the revolver.

On April 6, 2009 the credit facility was again amended. The amendment, among other things, reduced the borrowing base to $240 million, amended the financial covenants related to the total leverage ratio to 4.5 to 1.0 commencing with the quarter ended June 30, 2009 and added a secured debt ratio not to exceed 2.5 to 1.0 beginning with the quarter ended June 30, 2009. The amendment also modified the interest rates payable under the facility and pledged the EGC bonds held by us as security.

Our first lien revolving credit facility requires us to maintain certain financial covenants. Specifically, EGC may not permit its total leverage ratio to be more than 4.5 to 1.0 with certain reductions in this ratio over time (which was amended on April 6, 2009), our interest rate coverage ratio to be less than 3.0 to 1.0, a

65

ENERGY XXI (BERMUDA) LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 6 — Long-Term Debt  – (continued)

secured debt ratio to be more than 2.5 to 1.0, or our current ratio (in each case as defined in our first lien revolving credit facility) to be less than 1.0 to 1.0, in each case, as of the end of each fiscal quarter. In addition, we are subject to various covenants including those limiting dividends and other payments, making certain investments, margin, consolidating, modifying certain agreements, transactions with affiliates, the incurrence of debt, changes in control, asset sales, liens on properties, sale leaseback transactions, entering into certain leases, the allowance of gas imbalances, take or pay or other prepayments, entering into certain hedging agreements, as well as a covenant to maintain John D. Schiller, Jr., Steven A. Weyel and David West Griffin in their current executive positions, subject to certain exceptions in the event of death or disability to one of these individuals.

The first lien revolving credit facility also contains customary events of default, including, but not limited to non-payment of principal when due, non-payment of interest or fees and other amounts after a grace period, failure of any representation or warranty to be true in all material respects when made or deemed made, defaults under other debt instruments (including the indenture governing the notes), commencement of a bankruptcy or similar proceeding by or on behalf of us or a guarantor, judgments against us or a guarantor, the institution by us to terminate a pension plan or other ERISA events, any change in control, loss of liens, failure to meet financial ratios, and violations of other covenants subject, in certain cases, to a grace period. As of June 30, 2009, we are in compliance with all covenants.

High Yield Facility

On June 8, 2007 our subsidiary, EGC, completed a $750 million private offering of 10 percent Senior Notes due 2013 (“Old Notes”). As part of the private offering EGC agreed to use its best efforts to complete an exchange offer, which it completed on October 16, 2007. In the exchange offer, the Old Notes were exchanged for $750 million of 10 percent Senior Notes due 2013 that have been registered under the Securities Act of 1933 (“New Notes”), with terms substantially the same as the Old Notes. All of the issued and outstanding Old Notes were exchanged for New Notes. We did not receive any cash proceeds from the exchange offer.

The notes are guaranteed by us and each of EGC’s existing and future material domestic subsidiaries. We have the right to redeem the new notes under various circumstances and are required to make an offer to repurchase the new notes upon a change of control and from the net proceeds of asset sales under specified circumstances.

As of June 30, 2009, we have purchased a total of $126.0 million total face amount of the New Notes at an average cost of 72.13, or $90.9 million, plus accrued interest of an incremental $3.3 million for a total cost of $94.2 million. The New Notes were paid from utilizing a portion of the total warrant proceeds from the warrant tender offer. The purchased New Notes remain outstanding and accrue interest at 10 percent. When reflected in the consolidated financials, the face amount of New Notes repurchased reduce the total amount of New Notes outstanding from $750 million to $624 million, and the interest expense is eliminated against the interest income at the consolidated level. The $35.1 million pre-tax gain on the New Notes repurchased is deferred and is amortized over the remaining life of the New Notes as the New Notes have not been retired.

We believe that the fair value of our high yield facility as of June 30, 2009 was $371 million.

Put Premium Financing

We finance puts that we purchase with our hedge providers. Substantially all of our hedges are done with members of our bank groups. Put financing is accounted for as debt and this indebtedness is pari pasu with borrowings under the first lien revolving credit facility. The hedge financing is structured to mature when the put settles so that we realize the value net of hedge financing. As of June 30, 2009 and June 30, 2008, our outstanding hedge financing totaled $3.9 million and $9.7 million, respectively.

66

ENERGY XXI (BERMUDA) LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 6 — Long-Term Debt  – (continued)

Interest Expense

Interest expense for the year ended June 30, 2009 was $84.2 million, which includes $5.2 million of amortization of debt issuance costs, $77.9 million associated with the high yield facility and the first lien revolver and $1.1 million associated with the put premium financing and other.

Interest expense for the year ended June 30, 2008 was $103.3 million, which includes $4.3 million of amortization of debt issuance costs, $97.6 million associated with the high yield facility, the first lien revolver and the Partnership debt and $1.4 million associated with the put premium financing and other.

Interest expense for the year ended June 30, 2007, of $60.3 million, consists of $7.0 million of amortization and write-off of debt issuance costs, $48.1 million associated with the first lien revolver, second lien facility and the high yield facility, $3.3 million in prepayment penalties and $1.9 million associated with put premium financing and other.

Note 7 — Note Payable

In July 2008, we entered into a $17.2 million note payable with AFCO Credit Corporation to finance a portion of our insurance premiums. The note was payable in 11 monthly installments of $1,589,988, including interest at an annual rate of 3.249 percent, beginning August 1, 2008. The note has been paid off as of June 30, 2009.

Note 8 — Asset Retirement Obligations

The following table describes the changes to our asset retirement obligations (in thousands):

	Year Ended June 30,
	2009	2008
Balance at beginning of year	$97,814	$75,829
Liabilities acquired	—	12,863
Liabilities incurred	4,152	12,230
Liabilities settled	(40,123)	(21,500)
Revisions in estimated cash flows(1)	67,721	10,216
Accretion expense	14,635	8,176
Total balance at end of year	144,199	97,814
Less current portion(1)	66,244	16,717
Long-term balance at end of year	$77,955	$81,097

(1)	The revisions in estimated cash flows and the related current portion of asset retirement obligations relate primarily to the impact of Hurricanes Gustav and Ike, which impacted both the estimated cost of the abandonment of certain facilities as well as the timing of the abandonment.

Note 9 — Derivative Financial Instruments

We enter into hedging transactions with major financial institutions to reduce exposure to fluctuations in the price of crude oil and natural gas. We use financially settled crude oil and natural gas puts, swaps, zero-cost collars and three-way collars. Any gains or losses resulting from the change in fair value from hedging transactions that are determined to be ineffective are recorded as a component of operating income, whereas gains and losses from the settlement of hedging contracts are recorded in crude oil and natural gas revenue.

With a financially settled purchased put, the counterparty is required to make a payment to us if the settlement price for any settlement period is below the hedged price of the transaction. With a swap, the counterparty is required to make a payment to us if the settlement price for a settlement period is below the

67

ENERGY XXI (BERMUDA) LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 9 — Derivative Financial Instruments  – (continued)

hedged price for the transaction, and we are required to make a payment to the counterparty if the settlement price for any settlement period is above the hedged price for the transaction. With a zero-cost collar, the counterparty is required to make a payment to us if the settlement price for any settlement period is below the floor price of the collar, and we are required to make a payment to the counterparty if the settlement price for any settlement period is above the cap price for the collar. A three-way collar is a combination of options, a sold call, a purchased put and a sold put. The sold call establishes a maximum price we will receive for the volumes under contract. The purchased put establishes a minimum price unless the market price falls below the sold put, at which point the minimum price would be the reference price (i.e., NYMEX) plus the difference between the purchased put and the sold put strike price.

The energy markets have historically been very volatile, and there can be no assurances that crude oil and natural gas prices will not be subject to wide fluctuations in the future. While the use of hedging arrangements limits the downside risk of adverse price movements, it also limits future gains from favorable movements.

Cash settlements, net of the amortization of purchased put premiums on effective cash flow hedges for the year ended June 30, 2009 resulted in an increase in crude oil and natural gas sales in the amount of $42.7 million. For the year ended June 30, 2009, we recognized a gain of approximately $1.5 million related to the net price ineffectiveness of our hedged crude oil and natural gas contracts and a realized gain of approximately $9.9 million and an unrealized loss of approximately $1.3 million, respectively, on derivative financial transactions that did not qualify for hedge accounting.

Cash settlements, net of the amortization of purchased put premiums on effective cash flow hedges for the year ended June 30, 2008 resulted in a decrease in crude oil and natural gas sales in the amount of $78.9 million. For the year ended June 30, 2008, we recognized a gain of approximately $0.5 million related to the net price ineffectiveness of our hedged crude oil and natural gas contracts and a realized loss of approximately $3.9 million and an unrealized loss of approximately $2.7 million, respectively, on derivative financial transactions that did not qualify for hedge accounting.

Cash settlements, net of the amortization of purchased put premiums on effective cash flow hedges for the year ended June 30, 2007 resulted in an increase in crude oil and natural gas sales in the amount of $32.4 million. For the year ended June 30, 2007, we recognized a loss of approximately $0.7 million related to the net price ineffectiveness of our hedged crude oil and natural gas contracts and a realized gain of approximately $3.3 million and an unrealized gain of approximately $0.3 million, respectively, on derivative financial transactions that did not qualify for hedge accounting.

In March 2009, we monetized certain hedge positions and received cash proceeds of $66.5 million. These amounts are carried in stockholders’ equity as part of other comprehensive income and will be recognized in income over the contract life of the underlying hedge contracts. Crude oil and natural gas sales were increased by $17.9 million for the year ended June 30, 2009 and will be increased by $38.2 million and $10.4 million for the years ended June 30, 2010 and 2011, respectively, as a result of the amortization of these monetized hedges.

68

ENERGY XXI (BERMUDA) LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 9 — Derivative Financial Instruments  – (continued)

As of June 30, 2009, we had the following contracts outstanding (Asset (Liability) and Fair Value Gain (Loss) in thousands):

	Crude Oil				Natural Gas
			Total				Total		Total
Period	Volume (MBbls)	Contract Price(1)	Asset (Liability)	Fair Value (Loss)	Volume (MMMBtus)	Contract Price(1)	Asset (Liability)	Fair Value (Loss)	Asset (Liability)	Fair Value (Loss)(2)
Put Spreads
7/09 – 6/10	591	82.90/107.16	$12,343	$6,377	5,140	$6.18/8.30	$9,830	$4,064	$22,173	$10,441
Swaps
7/09 – 6/10	1,481	72.92	(17,617)	(11,357)	6,320	4.93	5,753	4,817	(11,864)	(6,540)
7/10 – 6/11	653	76.54	(4,993)	(3,511)	3,392	6.61	(3,510)	(1,090)	(8,503)	(4,601)
7/11 – 6/12	97	78.96	(554)	(360)	2,208	6.59	139	87	(415)	(273)
			(23,164)	(15,228)			2,382	3,814	(20,782)	(11,414)
Collars
7/00 – 6/10	364	78.26/107.86	3,673	1,746					3,673	1,746
7/10 – 6/11	196	77.29/106.12	1,641	723					1,641	723
			5,314	2,469					5,314	2,469
Three-Way Collars
7/09 – 6/10	287	52.70/67.43/81.57	(292)	(190)	5,790	6.00/8.21/10.15	8,150	4,900	7,858	4,710
7/10 – 6/11	97	51.27/66.27/82.03	(436)	(283)	5,990	5.85/8.00/10.27	6,158	3,999	5,722	3,716
7/11 – 6/12					1,840	5.50/7.50/10.55	855	552	855	552
			(728)	(473)			15,163	9,451	14,435	8,978
Total			$(6,235)	$(6,855)			$27,375	$17,329	$21,139	$10,474

(1)	The contract price is weighted-averaged by contract volume.
(2)	The gain on derivative contracts is net of applicable income taxes.

69

ENERGY XXI (BERMUDA) LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 9 — Derivative Financial Instruments  – (continued)

The following table quantifies the fair values, on a gross basis, of all our derivative contracts and identifies its balance sheet location as of June 30, 2009 (In thousands):

	Asset Derivatives		Liability Derivatives
	Balance Sheet Location	Fair Value	Balance Sheet Location	Fair Value
Derivatives designated as hedging instruments under Statement 133
Commodity Contracts	Derivative financial instruments		Derivative financial instruments
	Current	$45,886	Current	$27,901
	Non-current	9,419	Non-current	7,769
		55,305		35,670
Interest Rate Contracts			Derivative financial instruments
			Current	3,474
Total derivatives designated as hedging instruments under Statement 133		55,305		39,144
Derivatives not designated as hedging instruments under Statement 133
Commodity Contracts	Derivative financial instruments		Derivative financial instruments
	Current	3,693	Current	2,532
	Non-current	1,082	Non-current	3,712
		4,775		6,244
Total derivatives		$60,080		$45,388

The following table quantifies the fair values, on a gross basis, the effect of derivatives on our financial performance and cash flows for the year ended June 30, 2009 (in thousands):

Derivatives in Statement 133 Cash Flow Hedging Relationships	Amount of (Gain) Loss Recognized in Income on Derivative (Effective Portion)		Location of (Gain) Loss Reclassified from Accumulated OCI into Income (Effective Portion)	Amount of (Gain) Loss Reclassified from Accumulated OCI into Income (Effective Portion)		Location of (Gain) Loss Recognized in Income on Derivative (Ineffective Portion)	Amount of (Gain) Loss Reclassified from Accumulated OCI into Income (Ineffective Portion)
	Qtr	YTD		Qtr	YTD		Qtr	YTD
Commodity Contracts	$41,880	$(323,693)	Revenue	$(27,011)	$(42,662)	Gain/(Loss) on derivative financial instruments	$2,150	$(1,538)
Interest Rate Contracts	(333)	186	Interest expense	813	2,292	Gain/(Loss) on derivative financial instruments	—	—
Total	$41,547	$(323,507)		$(26,198)	$(40,370)		$2,150	$(1,538)

Derivatives Not Designated as Hedging Instruments Under Statement 133	Location of (Gain) Loss Recognized in Income on Derivative	Amount of (Gain) Loss Recognized in Income on Derivative
		Qtr	YTD
Commodity Contracts	(Gain) loss on derivative financial instruments	$(3,316)	$(8,609)

70

ENERGY XXI (BERMUDA) LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 9 — Derivative Financial Instruments  – (continued)

We have reviewed the financial strength of our hedge counterparties and believe the credit risk to be minimal. At June 30, 2009, we had no deposits for collateral with our counterparties.

On June 26, 2006, we entered into an interest rate costless collar to mitigate the risk of loss due to changes in interest rates. The dollar amount hedged was $75 million with the interest rate collar being 5.45 percent to 5.75 percent. At June 30, 2009, we had deferred $2.3 million, net of tax benefit, in losses in OCI related to this instrument.

The following table reconciles the changes in accumulated other comprehensive income (loss) (in thousands):

	Year Ended
	June 30, 2009	June 30, 2008
Balance at beginning of year	$(285,010)	$2,764
Hedging activities:
Commodity
Change in fair value (loss)	162,536	(279,380)
Reclassified to income (loss)	161,157	(6,663)
Interest rate
Change in fair value (loss)	(2,444)	(1,841)
Reclassified to income	2,258	110
Balance at end of year	$38,497	$(285,010)

The amounts expected to be reclassified to income in the next 12 months are $32.5 million income on our commodity hedges and a $3.5 million loss on our interest rate hedge.

Note 10 — Stockholders’ Equity

Common Stock

Our common stock trades on NASDAQ and on the London Stock Exchange Alternative Investment Market (“AIM”) under the symbol “EXXI.” Our restricted common stock trades on the AIM under the symbol “EXXS.” Our shareholders are entitled to one vote for each share of common stock held on all matters to be voted on by shareholders.

As of June 30, 2009 and 2008, we have 679,674 shares and 362,556 shares, respectively, of our common stock, which we repurchased in the open market at a cost of approximately $2.8 million and $2.2 million, respectively that we plan to reissue, in lieu of cash, to our employees within one year in connection with our 2006 Long-Term Incentive Plan. The cost of such shares is included in other current assets on the accompanying consolidated balance sheet.

Preferred Stock

Our bye-laws authorize the issuance of 2,500,000 shares of preferred stock. Our Board of Directors is empowered, without shareholder approval, to issue preferred stock with dividend, liquidation, conversion, voting or other rights that could adversely affect the voting power or other rights of the holders of common stock. We have not issued any preferred stock as of June 30, 2009 and 2008.

Warrants

We issued 100,000,000 warrants to stockholders in October 2005 as part of its admission to trading on the AIM. Each warrant entitles the holder to purchase one common share at a price of $5.00 per share. The warrants will be redeemable, at any time after they become exercisable, upon written consent of the placing agents, at a price of $0.01 per warrant upon 30 days notice after the warrants become exercisable, if, and only

71

ENERGY XXI (BERMUDA) LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 10 — Stockholders’ Equity  – (continued)

if, the last independent bid price of the common shares equals or exceeds $8.50 per share for any 20 trading days within a 30 trading day period ending three business days before we send the notice of redemption and the weekly trading volume of our common shares has exceeded 800,000 for each of the two calendar weeks before we send the notice of redemption. Investors will be afforded the opportunity to exercise the warrants on margin and simultaneously sell the shares for a “cashless exercise” if we call the warrants. The warrants will expire October 20, 2009.

As of June 30, 2007, we had 77,389,872 outstanding warrants exercisable for $5 per share. During the year ended June 30, 2007, 3,264,999 warrants were exercised, resulting in total cash inflow of approximately $13.1 million. We also repurchased 1,200,000 warrants at a cost of $1.1 million.

As of June 30, 2009 and 2008, we had 12,977,417 outstanding warrants exercisable for $5 per share. In May 2008, we announced a tender offer for the outstanding warrants under the following three options: the warrant holder would receive one unrestricted common share for every five Warrants tendered (“Cashless Option”); the warrant holder would receive two unrestricted common shares for every three Warrants and $6.35 cash payment tendered (“Cash Option”); and/or the warrant holder would receive one unrestricted common share for every Warrant and $4.00 cash payment tendered (“Reduced Cash Option”). A total of 64,104,055 warrants were exchanged for 60,529,369 shares of common stock. In addition, 258,400 warrants were exercised at $5.00 per warrant. Total cash inflow related to these two items was approximately $237.8 million. We also repurchased 50,000 warrants at a cost of $20,000 in April 2008.

Unit Purchase Option

As part of the placement on the AIM in October 2005, we issued to an underwriter and its designees (including its officers) an option (exercisable in whole or part) to subscribe up to 5,000,000 Units at a price of $6.60 per Unit. Each unit would consist of one common share and two warrants. The warrants would each be convertible into a share of our common stock at $5.00 per share with an expiration date of October 20, 2009. Fair value of the options, determined by using the Black-Scholes pricing model, was approximately $8.2 million, and recorded as a cost of the Placement in stockholders’ equity and additional paid-in capital. The options expire on October 20, 2010. There were no unit purchase options exercised at June 30, 2009, 2008 and 2007.

Note 11 — Supplemental Cash Flow Information

The following represents our supplemental cash flow information (in thousands):

	Year Ended June 30,
	2009	2008	2007
Cash paid for interest	$76,323	$97,937	$48,630
Cash paid (received) for income taxes	716	(2,000)	2,400

The following represents our non-cash investing and financing activities (in thousands):

	Year Ended June 30,
	2009	2008	2007
Additions to property and equipment by recognizing accounts payables	$20,929	$48,595	$50,866
Put premiums acquired through financing	2,598	7,097	—
Additions to property and equipment by recognizing asset retirement obligations	4,152	12,230	4,618

72

ENERGY XXI (BERMUDA) LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 12 — Employee Benefit Plans

The Energy XXI Services, LLC 2006 Long-Term Incentive Plan (“Incentive Plan”).  We adopted an incentive and retention program for our employees. Participation shares (or “Phantom Stock units”) are issued from time to time at a value equal to our common share price at the time of issue. The Phantom Stock units generally vest equally over a three-year period. When vesting occurs, we pay the employee an amount equal to the then current common share price times the number of Phantom Stock units that have vested, plus the cumulative value of dividends applicable to the Company’s stock.

At our discretion, at the time the Phantom Stock units vest, we have the ability to offer the employee an option to either accept common shares in lieu of cash or to accept cash. Upon a change in control of the Company, all outstanding Phantom Stock units become immediately vested and payable.

As of June 30, 2009, we have 3,384,543 unvested Phantom Stock units. In addition, we have outstanding 709,819 unvested Restricted Shares as of June 30, 2009. For the year ended June 30, 2009, we recognized compensation expense of $2.4 million. A liability has been recognized as of June 30, 2009 in the amount of $0.7 million, in accrued liabilities in the accompanying consolidated balance sheet. The amount of the liability will be remeasured at fair value as of each reporting date.

Restricted Shares activity is as follows:

	Number of Shares	Grant-Date Fair Value per Share
Non-vested at June 30, 2007	78,334	$4.89
Granted on July 1, 2007	292,500	6.65
Vested during fiscal 2008	(39,168)
Non-vested at June 30, 2008	331,666	6.44
Granted on July 23, 2008	153,250	4.95
Granted on September 16, 2008	459,069	4.95
Vested during fiscal 2009	(234,166)
Non-vested at June 30, 2009	709,819	$5.18

We determine the fair value of the Restricted Shares based on the market price of our Common Stock on the date of grant. Compensation cost for the Restricted Shares is recognized on a straight line basis over the vesting or service period. As of June 30, 2009 there was approximately $2.7 million of unrecognized compensation cost related to non-vested Restricted Shares. We expect approximately $1.6 million to be recognized over fiscal 2010, $1.0 million to be recognized during the fiscal year ended 2011 and $0.1 million to be recognized during the fiscal year ended 2012.

Effective as of July 1, 2008, we adopted the Energy XXI Services, LLC 2008 Fair Market Value Stock Purchase Plan (“2008 Purchase Plan”), which allows eligible employees, directors, and other service providers of ours and our subsidiaries to purchase from us shares of Common Stock that have either been purchased by us on the open market or that have been newly issued by us.

In November 2008 we adopted the Energy XXI Services, LLC Employee Stock Purchase Plan which allows employees to purchase common stock at a 15 percent discount from the lower of the common stock closing price on the first or last day of the period. The initial period was from December 1, 2008 to June 30, 2009. At June 30, 2009, we had charged $234,000 to compensation expense related to this plan. The plan has a limit of 5,000,000 common shares.

73

ENERGY XXI (BERMUDA) LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 12 — Employee Benefit Plans  – (continued)

Defined Contribution Plans.  Our employees are covered by a discretionary noncontributory profit sharing plan. The plan provides for annual employer contributions that can vary from year to year. We also sponsor a qualified 401(k) Plan that provides for matching. The cost to us under these plans for the years ended June 30, 2009, 2008 and 2007 was $1.6 million, $1.7 million and $0.8 million and $1.2 million, $1.4 million and $0.4 million, respectively.

Note 13 — Related Party Transactions

We entered into employment agreements with each of Messrs. Schiller, Weyel, and Griffin, who serve as our Chief Executive Officer and Chairman of our Board of Directors, President and Chief Operating Officer, and Chief Financial Officer, respectively. Under these agreements, each of the executives will also be entitled to additional benefits, including reimbursement of business and entertainment expenses, paid vacation, company-provided use of a car (or a car allowance), life insurance, certain health and country club memberships, and participation in other company benefits, plans, or programs that may be available to other executive employees of ours from time to time. Each employment agreement had an initial term beginning on April 4, 2006, and ending on October 20, 2008, after which it will be automatically extended for successive one-year terms unless either the executive or we give written notice within 90 days prior to the end of the term that such party desires not to renew the employment agreement.

Note 14 — Earnings per Share

Basic earnings per share of common stock is computed by dividing net income (loss) by the weighted average number of shares of common stock outstanding during the year. Except when the effect would be anti-dilutive, the diluted earnings per share include the impact of restricted stock and the potential dilution that would occur if warrants to issue common stock were exercised. The following table sets forth the calculation of basic and diluted earnings per share (“EPS”) (in thousands, except per share data):

	Year Ended June 30,
	2009	2008	2007
Net income (loss)	$(571,629)	$26,869	$24,130
Weighted average shares outstanding for basic EPS	144,593	85,809	83,959
Add dilutive securities: warrants and unit purchase options	—	4,462	—
Weighted average shares outstanding for diluted EPS	144,593	90,271	83,959
Earnings (loss) per share
Basic	$(3.95)	$0.31	$0.29
Diluted	(3.95)	0.30	0.29

For the year ended June 30, 2009, 1,221,217 common stock equivalents were excluded from the diluted average shares due to an anti-dilutive effect.

Note 15 — Hurricanes Katrina, Rita, Gustav and Ike

We have interest in properties that were damaged by hurricanes Katrina and Rita. Our insurance coverage is an indemnity program that provides for reimbursement after funds are expended. In January 2007, we reached a global settlement for $38.8 million with our insurance carrier. The entire amount has been received.

We also incurred property damage by hurricanes Gustav and Ike. As of June 30, 2009, we have incurred approximately $35.8 million of costs and have been reimbursed $27.9 million by our insurance carrier.

74

ENERGY XXI (BERMUDA) LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 16 — Commitments and Contingencies

Litigation.  We are involved in various legal proceedings and claims, which arise in the ordinary course of our business. We do not believe the ultimate resolution of any such actions will have a material effect on our financial position or results of operations.

Lease Commitments.  We have a non-cancelable operating lease for office space that expires on December 31, 2017. Future minimum lease commitments as of June 30, 2009 under the operating lease are as follows (in thousands):

Year Ending June 30,
2010	$1,349
2011	1,349
2012	1,349
2013	1,349
2014	1,349
Thereafter	4,712
Total	$11,457

Rent expense, including rent incurred on short-term leases, for the years ended June 30, 2009, 2008 and 2007 was approximately $2,209,000, $1,391,000 and $735,000, respectively.

Letters of Credit and Performance Bonds.  We had $1.1 million in letters of credit and $11.8 million of performance bonds outstanding as of June 30, 2009.

Drilling Rig Commitments.  As of June 30, 2009, we have a drilling rig commitment for approximately thirty-six days to be used in the future at a total cost of $2.0 million.

Note 17 — Income Taxes

We are a Bermuda company and we are generally not subject to income tax in Bermuda. We operate through our various subsidiaries in the United States; accordingly, income taxes have been provided based upon U.S. tax laws and rates as they apply to our current ownership structure.

During the year ended June 30, 2009, we incurred a significant impairment loss of our oil and gas properties due to the steep decline in global energy prices over that same time period. As a result, we are in a position of cumulative reporting losses for the current and preceding reporting periods. The volatility of energy prices and uncertainty of when energy prices may rebound is problematic and not readily determinable by our management. At this date, this general fact pattern does not allow us to project sufficient sources of future taxable income to offset our tax loss carryforwards and net deferred tax assets in the U.S. Under these current circumstances, it is management’s opinion that the realization of these tax attributes beyond the reversal of existing taxable temporary differences does not reach the “more likely than not” criteria under FAS 109. As a result, we have established a valuation allowance of $175.0 million, at June 30, 2009, against our U.S. net deferred tax assets and the change in the valuation allowance during the year is this same amount.

The amounts of income before income taxes attributable to U.S. and non-U.S. operations are as follows:

	Year Ended June 30,
	2009	2008	2007
	(In Thousands)
U.S. income (loss)	$(632,145)	$17,162	$14,215
Non-U.S. income	38,177	24,581	22,580
Income (loss) before income taxes	$(593,968)	$41,743	$36,795

75

ENERGY XXI (BERMUDA) LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 17 — Income Taxes  – (continued)

The components of our income tax provision (benefit) are as follows:

	Year Ended June 30,
	2009	2008	2007
	(In Thousands)
Current
United States	$—	$—	$(837)
Non U.S.	716	—	—
State	—	4	(28)
Total current	716	4	(865)
Deferred
United States	(23,055)	14,769	11,993
State	—	101	1,537
Total deferred	(23,055)	14,870	13,530
Total income tax provision (benefit)	$(22,339)	$14,874	$12,665

The following is a reconciliation of statutory income tax expense to our income tax provision:

	Year Ended June 30,
	2009	2008	2007
	(In Thousands)
Income (loss) before income taxes	$(593,968)	$41,743	$36,795
Statutory rate	35%	35%	35%
Income tax expense (benefit)computed at statutory rate	(207,889)	14,610	12,878
Reconciling items
Federal withholding obligation	11,053	8,473	7,477
Non taxable foreign income	(13,362)	(8,603)	(7,903)
Change in valuation allowance	174,966	—	—
Debt cancelation – bond repurchase	12,289	—	—
State income taxes, net of federal tax benefit	—	103	980
Other-net	604	291	(767)
Tax provision (benefit)	$(22,339)	$14,874	$12,665

76

ENERGY XXI (BERMUDA) LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 17 — Income Taxes  – (continued)

Deferred income taxes primarily represent the net tax effect of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. The components of our deferred taxes are detailed in the table below:

	June 30,
	2009	2008	2007
	(In Thousands)
Deferred tax assets
Asset retirement obligation	$30,478	$34,234	$26,540
Tax loss carryforwards on U.S. operations	63,518	60,705	89,278
Capital loss carryforward	12,242
Derivative instruments	—	154,345	—
Accrued interest expense	31,467	19,407	9,604
Employee benefit plans	1,225	2,550	641
Oil and natural gas properties	69,207	—	—
Other	—	—	451
Total deferred tax assets	208,137	271,241	126,514
Deferred tax liabilities
Derivative instruments and other	2,425	—	1,495
Oil and natural gas properties	—	106,802	117,656
Federal withholding obligation	26,972	16,635	8,238
Other property and equipment	13,433	10,941	10,697
Deferred state tax obligation	1,100	1,100	4,260
Other	16,130	11,510	—
Total deferred tax liabilities	60,060	146,988	142,346
Valuation allowance	174,966	—	—
Net deferred tax asset (liability)	$(26,889)	$124,253	$(15,832)
Reflected in the accompanying balance sheet as
Current deferred tax asset	$—	$88,198	$—
Current deferred tax liability	—	—	(1,044)
Non-current deferred tax asset	—	36,055	—
Non-current deferred tax liability	(26,889)	—	(14,788)
Net deferred tax asset (liability)	$(26,889)	$124,253	$(15,832)

At June 30, 2009, we have a federal tax loss carryforward (“NOLs”) of approximately $182 million, a state income tax loss carryforward of approximately $223 million and a federal capital loss carryforward of $35 million. The income tax NOLs will expire in various amounts beginning in 2021 and ending in 2029 and the federal capital loss has a 5 year carryforward period that will expire in 2014.

Section 382 of the Internal Revenue Code (“Section 382”) imposes limitations on a corporation’s ability to utilize its NOLs if it experiences an “ownership change.” In general terms, an ownership change may result from transactions increasing the ownership percentage of certain shareholders in the stock of the corporation by more than 50 percentage points over a three year period. In the event of an ownership change, utilization of the NOLs would be subject to an annual limitation under Section 382 determined by multiplying the value of the Company’s stock at the time of the ownership change by the applicable long-term tax exempt rate (which is 4.57% for the month of June 2008). Any unused annual limitation may be carried over to later

77

ENERGY XXI (BERMUDA) LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 17 — Income Taxes  – (continued)

years. The amount of the limitation may, under certain circumstances, be increased by the built-in gains held by the Company at the time of the ownership change that are recognized in the five year period after the change. The Company experienced an ownership change on June 20, 2008 due in significant part to the exchange of warrants for common stock. Based upon the Company’s preliminary determination of its annual limitation related to this ownership change, management believes that Section 382 should not otherwise limit the Company’s ability to utilize its federal or state NOLs during their applicable carryforward periods.

We adopted the provisions of FIN 48 and applied the guidance of FIN 48-1 as of July 1, 2007. As of the adoption date, we did not record a cumulative effect adjustment related to the adoption of FIN 48 or have any gross unrecognized tax benefit. At June 30, 2009, we did not have any FIN 48 liability or gross unrecognized tax benefit.

We filed our initial tax return for the tax year ended June 30, 2006 as well as the returns for the tax years ended June 30, 2007 and 2008. These tax years are open for examination by the U.S. and state taxing authorities.

Note 18 — Concentrations of Credit Risk

Major Customers.  We market substantially all of our oil and natural gas production from the properties we operate. We also market more than half of our oil and natural gas production from the fields we do not operate. The majority of our operated gas, oil and condensate production is sold to a variety of purchasers under short-term (less than 12 months) contracts at market-based prices.

Shell Trading Company (“Shell”) accounted for approximately 65 percent, 62 percent and 35 percent of our total oil and natural gas revenues during the years ended June 30, 2009, 2008 and 2007, respectively. We also sell our production to a number of other customers, and we believe that those customers, along with other purchasers of oil and natural gas, would purchase all or substantially all of our production in the event that Shell curtailed its purchases.

Accounts Receivable.  Substantially all of our accounts receivable result from oil and natural gas sales and joint interest billings to third parties in the oil and gas industry. This concentration of customers and joint interest owners may impact our overall credit risk in that these entities may be similarly affected by changes in economic and other conditions.

Derivative Instruments.  Derivative instruments also expose us to credit risk in the event of nonperformance by counterparties. Generally, these contracts are with major investment grade financial institutions and other substantive counterparties. We believe that our credit risk related to the futures and swap contracts is no greater than the risk associated with the primary contracts and that the elimination of price risk through our hedging activities reduces volatility in our reported results of operations, financial position and cash flows from period to period and lowers our overall business risk.

Cash and Cash Equivalents.  We are subject to concentrations of credit risk with respect to our cash and cash equivalents, which we attempt to minimize by maintaining our cash and cash equivalents with major high credit quality financial institutions. At times cash balances may exceed limits federally insured by the Federal Deposit Insurance Corporation.

78

ENERGY XXI (BERMUDA) LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 19 — Fair Value of Financial Instruments

On July 1, 2008, we adopted the provisions of SFAS No. 157, Fair Value Measurements. SFAS No. 157 expands the disclosure requirements for financial instruments and other derivatives recorded at fair value, and also requires that a company’s own credit risk, or the credit risk of the counterparty, as applicable, be considered in determining the fair value of those instruments. The adoption of SFAS No. 157 resulted in a $10 million pre-tax increase in other comprehensive income and a $10 million reduction of our liabilities, at July 1, 2008 to reflect the consideration of our credit risk on our liabilities that are recorded at fair value.

We use various methods to determine the fair values of our financial instruments and other derivatives which depend on a number of factors, including the availability of observable market data over the contractual term of the underlying instrument. For our natural gas and oil derivatives, the fair value is calculated based on directly observable market data or data available for similar instruments in similar markets. For our interest rate derivatives, the fair value may be calculated based on these inputs as well as third-party estimates of these instruments. We separate our financial instruments and other derivatives into two levels (Levels 2 and 3) based on our assessment of the availability of observable market data and the significance of non-observable data used to determine the fair value of our instruments. Our assessment of an instrument can change over time based on the maturity or liquidity of the instrument, which could result in a change in the classification of the instruments between levels. Each of these levels and our corresponding instruments classified by level are further described below:

•	Level 2 instruments’ fair values are based on pricing data representative of quoted prices for similar assets and liabilities in active markets (or identical assets and liabilities in less active markets). Included in this level are our natural gas and oil derivatives whose fair values are based on commodity pricing data obtained from independent pricing sources.
•	Level 3 instruments’ fair values are based on prices or valuation models that require inputs that are both significant to the fair value measurement and less observable from objective sources (i.e., supported by little or no market activity). Our valuation models are industry-standard and consider various inputs including third party broker-quoted forward amounts and time value of money.

Listed below are our financial instruments classified in each level and a description of the significant inputs utilized to determine their fair value at June 30, 2009 (in thousands):

	Level 2	Level 3	Total
Assets:
Natural Gas and Oil Derivatives	$35,242		$35,242
Liabilities:
Natural Gas and Oil Derivatives	$17,076		$17,076
Interest Rate Collar		$3,474	3,474
Total Liabilities	$17,076	$3,474	$20,550

The following table sets forth a reconciliation of changes in the fair value of derivatives classified as Level 3 (in thousands):

Interest Rate Collar
Balance at July 1, 2008	$3,187
Total loss included in other comprehensive income	2,579
Settlements	(2,292)
Balance at June 30, 2009	$3,474

79

ENERGY XXI (BERMUDA) LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 19 — Fair Value of Financial Instruments  – (continued)

We include fair value information in the notes to the consolidated financial statements when the fair value of our financial instruments is different from the book value. We believe that the carrying value of our cash and cash equivalents, receivables, accounts payable, accrued liabilities and short-term and long-term debt, other than our high yield facility, materially approximates fair value due to the short-term nature and the terms of these instruments. We believe that the fair value of our high yield facility as of June 30, 2009 was $371 million.

Note 20 — Prepayments and Accrued Liabilities

Prepayments and accrued liabilities consist of the following (in thousands):

	June 30,
	2009	2008
Prepaid expenses and other current assets
Advances to joint interest partners	$7,858	$10,096
Insurance	168	173
Inventory	5,526	625
Other	2,766	3,768
Total prepaid expenses and other current assets	$16,318	$14,662
Accrued liabilities
Advances from joint interest partners	$338	$7,487
Employee benefits and payroll	8,096	12,755
Interest	4,855	5,269
Accrued hedge payable	8,179	20,153
Undistributed oil and gas proceeds	11,744	31,017
Other	2,968	5,471
Total accrued liabilities	$36,180	$82,152

Note 21 — Dividends

On September 9, 2008, the Board of Directors (“Board”) declared a Common Stock quarterly cash dividend of $0.005 per share, payable October 20, 2008 to shareholders of record on September 19, 2008. On February 6, 2009, the Board declared a cash dividend of $0.005 per common share, payable on March 13, 2009 to shareholders of record on February 20, 2009. With the borrowing base redetermination completed in April 2009, we agreed to cease declaring dividends until the next borrowing base redetermination is completed in the fall of 2009.

Note 22 — Subsequent Event

Insurance Note

On July 22, 2009, we entered into a note to finance a portion of our insurance premiums. The note is for a total face amount of $19.5 million and bears interest at an annual rate of 3.2 percent. The note amortizes over the remaining term of the insurance, which matures June 30, 2010.

80

ENERGY XXI (BERMUDA) LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 23 — Selected Quarterly Financial Data – Unaudited

Unaudited quarterly financial data are as follows (in thousands, except per share amounts):

	Year Ended June 30, 2009
	Fourth Quarter	Third Quarter	Second Quarter	First Quarter
Revenues	$101,098	$106,136	$106,852	$119,744
Operating income (loss)	26,761	(102,114)	(455,333)	13,469
Net income (loss)	$(17,157)	$(120,618)	$(429,203)	$(4,651)
Basic earnings (loss) per common share(1)	$(0.12)	$(0.84)	$(2.98)	$(0.03)
Diluted earnings (loss) per common share(1)	(0.12)	(0.84)	(2.98)	(0.03)

	Year Ended June 30, 2008
	Fourth Quarter	Third Quarter	Second Quarter	First Quarter
Revenues	$178,762	$167,137	$153,725	$143,608
Operating income	35,765	42,249	36,457	29,129
Net income	$8,220	$10,287	$6,475	$1,887
Basic earnings per common share(1)	$0.09	$0.12	$0.08	$0.02
Diluted earnings per common share(1)	0.08	0.12	0.07	0.02

(1)	The sum of the individual quarterly earnings per share may not agree with year-to-date earnings per share because each quarterly calculation is based on the income for that quarter and the weighted average number of shares outstanding during that quarter.

Note 24 — Supplementary Financial Information — Unaudited

The supplementary data presented herein reflects information for all of our oil and gas producing activities. Costs incurred for oil and gas property acquisition, exploration and development activities follows:

	Year Ended June 30,
	2009	2008	2007
	(In Thousands)
Oil and Gas Activities
Exploration costs	$121,554	$114,639	$67,140
Development costs	168,134	205,681	362,219
Total	289,688	320,320	429,359
Administrative and Other	1,610	9,758	2,468
Total capital expenditures	291,298	330,078	431,827
Property acquisitions
Proved	—	38,124	632,707
Unproved	—	1,892	84,911
Total acquisitions	—	40,016	717,618
Asset retirement obligations and other – net	46,502	13,774	49,429
Total costs incurred	$337,800	$383,868	$1,198,874

81

ENERGY XXI (BERMUDA) LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 24 — Supplementary Financial Information — Unaudited  – (continued)

We excluded the following costs related to unproved property costs and major development projects:

	Year Ended June 30,
	2009	2008	2007
	(In Thousands)
Unevaluated properties	$137,489	$215,681	$243,981
Wells in progress	27,944	57,692	7,185
	$165,433	$273,373	$251,166

Oil and natural gas property costs excluded represent investments in unevaluated properties and include non-producing leasehold, geological and geophysical costs associated with leasehold or drilling interests and exploration drilling costs. We exclude these costs until the property has been evaluated. We also allocate a portion of our acquisition costs to unevaluated properties based on relative value. Costs are transferred to the full cost pool as the properties are evaluated or over the life of the reservoir. The wells in progress will be transferred into the amortization base during fiscal 2010 when the results of the drilling activities are known.

Estimated Net Quantities of Oil and Natural Gas Reserves

The following estimates of the net proved oil and natural gas reserves of our oil and gas properties located entirely within the United States of America are based on evaluations prepared by third-party reservoir engineers (86 percent of our proved reserves on a valuation basis) and, the remainder, by our engineers. Reserves were estimated in accordance with guidelines established by the SEC and the Financial Accounting Standards Board (“FASB”), which require that reserve estimates be prepared under existing economic and operating conditions with no provisions for price and cost changes except by contractual arrangements. Reserve estimates are inherently imprecise and estimates of new discoveries are more imprecise that those of producing oil and gas properties. Accordingly, reserve estimates are expected to change as additional performance data becomes available.

82

ENERGY XXI (BERMUDA) LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 24 — Supplementary Financial Information — Unaudited  – (continued)

Estimated quantities of proved domestic oil and gas reserves and changes in quantities of proved developed and undeveloped reserves in thousands of barrels (“MBbls”) and thousands of cubic feet (“MMcf”) for each of the periods indicated were as follows:

	Crude Oil (MBbls)	Natural Gas (MMcf)	Total (MBOE)
Proved reserves at June 30, 2006	13,820	64,651	24,595
Production	(2,852)	(18,369)	(5,914)
Extensions and discoveries	4,726	37,235	10,932
Revisions of previous estimates	(523)	(16,233)	(3,229)
Sales of reserves	(224)	(991)	(389)
Purchases of minerals in place	15,393	85,539	29,650
Proved reserves at June 30, 2007	30,340	151,832	55,645
Production	(4,959)	(27,716)	(9,578)
Extensions and discoveries	2,520	7,410	3,755
Revisions of previous estimates	1,909	(11,033)	70
Sales of reserves	(21)	(141)	(45)
Purchases of minerals in place	176	8,846	1,651
Proved reserves at June 30, 2008	29,965	129,198	51,498
Production	(4,146)	(17,472)	(7,058)
Extensions and discoveries	971	32,383	6,368
Revisions of previous estimates	4,147	(10,447)	2,406
Sales of reserves	(64)	(247)	(105)
Proved reserves at June 30, 2009	30,873	133,415	53,109
Proved developed reserves
June 30, 2006	8,922	42,246	15,963
June 30, 2007	20,978	96,751	37,103
June 30, 2008	19,793	77,991	32,792
June 30, 2009	20,183	82,432	33,922

	June 30,
	2009		2008		2007
	Oil (Bbl)	Gas (MMbtu)	Oil (Bbl)	Gas (MMbtu)	Oil (Bbl)	Gas (MMbtu)
Commodity prices used in determining future cash flows	$69.89	$3.89	$142.46	$13.89	$73.25	$6.80

Standardized Measure of Discounted Future Net Cash Flows

A summary of the standardized measure of discounted future net cash flows relating to proved crude oil and natural gas reserves is shown below. Future net cash flows are computed using year end commodity prices, costs and statutory tax rates (adjusted for tax credits and other items) that relate to our existing proved crude oil and natural gas reserves.

83

ENERGY XXI (BERMUDA) LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 24 — Supplementary Financial Information — Unaudited  – (continued)

The standardized measure of discounted future net cash flows related to proved oil and gas reserves as of June 30, 2009, 2008 and 2007 are as follows (in thousands):

	June 30,
	2009	2008	2007
Future cash inflows	$2,608,640	$5,969,185	$3,197,234
Less related future
Production costs	688,706	986,630	531,253
Development costs	522,193	660,124	582,664
Income taxes	71,876	1,036,581	253,350
Future net cash flows	1,325,865	3,285,850	1,829,967
Ten percent annual discount for estimated timing of cash flows	320,589	776,151	436,813
Standardized measure of discounted future net cash flows	$1,005,276	$2,509,699	$1,393,154

A summary of the changes in the standardized measure of discounted future net cash flows applicable to proved crude oil and natural gas reserves follows (in thousands):

	Year Ended June 30,
	2009	2008	2007
Beginning of year	$2,509,699	$1,393,154	$474,498
Revisions of previous estimates
Changes in prices and costs	(2,200,286)	1,628,049	119,317
Changes in quantities	183,783	20,088	(58,122)
Additions to proved reserves resulting from extensions, discoveries and improved recovery, less related costs	99,024	207,597	298,677
Purchases of reserves in place	—	109,877	859,709
Sales of reserves in place	(5,603)	(1,641)	(5,085)
Accretion of discount	330,143	158,599	57,868
Sales, net of production costs	(306,230)	(491,687)	(268,704)
Net change in income taxes	737,233	(598,896)	(88,656)
Changes in rate of production and other	(342,487)	84,559	3,652
Net change	(1,504,423)	1,116,545	918,656
End of year	$1,005,276	$2,509,699	$1,393,154

84

Item 9. Changes in and Disagreements With Accountants on Accounting and Financial Disclosure

None.

Item 9A. Controls and Procedures

Evaluation of Disclosure Controls and Procedures

Under the supervision and with the participation of our management, including the Chief Executive Officer and Chief Financial Officer, we evaluated the effectiveness of the design and operation of our disclosure controls and procedures (as defined in Rules 13a-15(e) and 15d-15(e) to the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) as of the end of the period covered by this report. Our disclosure controls and procedures are designed to provide reasonable assurance that the information required to be disclosed by us in reports that we file under the Exchange Act is accumulated and communicated to our management, including our principal executive officer and principal financial officer, as appropriate, to allow timely decisions regarding required disclosure and is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC. Based on this evaluation, our Chief Executive Officer and Chief Financial Officer have concluded that our disclosure controls and procedures were effective as of the end of the period covered by this report.

Management’s Annual Report on Internal Control Over Financial Reporting

Management’s Report on Internal Control over Financial Reporting is included in Item 8 of this report on page 50 and is incorporated herein by reference.

Changes in Internal Control Over Financial Reporting

There was no change in our system of internal control over financial reporting during our quarterly period ended June 30, 2009 that has materially affected, or is reasonably likely to materially affect, our internal control over financial reporting.

Item 9B. Other Information

None.

85

PART III

Item 10. Directors, Executive Officers and Corporate Governance

The information required by this item is incorporated by reference from our definitive proxy statement to be filed with the SEC within 120 days after the end of our fiscal year covered by this Form 10-K and to the information set forth in Item 4 of this report.

We have adopted a Code of Business Conduct and Ethics, which covers a wide range of business practices and procedures. The Code of Business Conduct and Ethics also represents the code of ethics applicable to our principal executive officer, principal financial officer, and principal accounting officer or controller and persons performing similar functions (“senior financial officers”). A copy of the Code of Business Conduct and Ethics has been filed under Item 15 as Exhibit 14.1 to this report. We intend to disclose any amendments to or waivers of the Code of Business Conduct and Ethics on behalf of our senior financial officers on our website www.energyxxi.com under “Investor Relations” and “corporate Governance” promptly following the date of the amendment or waiver.

Item 11. Executive Compensation

The information required by this item is incorporated by reference from our definitive proxy statement to be filed with the SEC within 120 days after the end of our fiscal year covered by this Form 10-K.

Item 12. Security Ownership of Certain Beneficial Owners and Management Related Stockholder Matters

The information required by this item is incorporated by reference from our definitive proxy statement to be filed with the SEC within 120 days after the end of our fiscal year covered by this Form 10-K.

Item 13. Certain Relationships and Related Transactions, and Director Independence

The information required by this item is incorporated by reference from our definitive proxy statement to be filed with the SEC within 120 days after the end of our fiscal year covered by this Form 10-K.

Item 14. Principal Accounting Fees and Services

The information required by this item is incorporated by reference from our definitive proxy statement to be filed with the SEC within 120 days after the end of our fiscal year covered by this Form 10-K.

PART IV

Item 15. Exhibits, Financial Statement Schedules

(a)	The following documents are filed as a part of this report or incorporated by reference:
(1)	Financial Statements

The financial statements filed as part of this Annual Report are listed in Index on page 49.

(2)	Financial Statement Schedules
(3)	Exhibits

The exhibits required by Item 601 of Regulation S-K are listed in subparagraph (b) below.

(b)	Exhibits
(a)	The exhibits marked with the asterisk symbol (*) are filed (or furnished in the case of Exhibits 32.1 and 32.2) with this Form 10-K. The exhibits marked with the cross symbol (†) are management contracts or compensatory plans or arrangements filed pursuant to Item 601(b)(10)(iii) of Regulation S-K.

86

Exhibit Number	Description	Originally Filed as Exhibit	File Number
3.1	Certificate of Incorporation of Energy XXI (Bermuda) Limited	3.1 to Energy XXI Gulf Coast, Inc. Form S-4 filed on August 22, 2007	333-145639
3.2	Certificate of Incorporation on Change of Name of Energy XXI (Bermuda) Limited	3.2 to Energy XXI Gulf Coast, Inc. Form S-4 filed on August 22, 2007	333-145639
3.3	Certificate of Deposit of Memorandum of Increase of Share Capital of Energy XXI (Bermuda) Limited	3.3 to Energy XXI Gulf Coast, Inc. Form S-4 filed on August 22, 2007	333-145639
3.4	Altered Memorandum of Association of Energy XXI (Bermuda) Limited	3.4 to Energy XXI Gulf Coast, Inc. Form S-4 filed on August 22, 2007	333-145639
3.5	Bye-Laws of Energy XXI (Bermuda) Limited	3.5 to Energy XXI Gulf Coast, Inc. Form S-4 filed on August 22, 2007	333-145639
3.6	Amended Bye-Laws of Energy XXI (Bermuda) Limited	3.1 to Form 8-K filed November 15, 2007	1-33628
4.1	Investor Rights Agreement dated October 13, 2005 among Energy XXI Acquisition Corporation (Bermuda) Limited, Sunrise Securities Corp. and Collins Steward Limited	4.1 to Energy XXI Gulf Coast, Inc. Form S-4 filed on August 22, 2007	333-145639
4.2	Registration Rights Agreement dated October 13, 2005 among Energy XXI Acquisition Corporation (Bermuda) and the investors named therein	4.2 to Energy XXI Gulf Coast, Inc. Form S-4 filed on August 22, 2007	333-145639
4.3	Indenture, by and among, among Energy XXI Gulf Coast, Inc., Energy XXI (Bermuda) Limited, the Guarantors and Wells Fargo Bank, a national banking association, as trustee, dated as of June 8, 2007	4.3 to Energy XXI Gulf Coast, Inc. Form S-4 filed on August 22, 2007	333-145639
10.1	Amended and Restated First Lien Credit Agreement, dated June 8, 2007, among the Issuer, the guarantors named therein, the various financial institutions, as lenders, The Royal Bank of Scotland plc, as Administrative Agent, RBS Securities Corporation and BNP Paribas, as Syndication Agent, and Guaranty Bank, FSB and BMO Capital Markets Financing, Inc., as Co-Documentation Agents	10.1 to Energy XXI Gulf Coast, Inc. Form S-4 filed on August 22, 2007	333-145639
10.2†	Employment Agreement dated April 4, 2006 between Energy XXI (Bermuda) Limited and John D. Schiller, Jr.	10.2 to Energy XXI Gulf Coast, Inc. Form S-4 filed on August 22, 2007	333-145639

87

Exhibit Number	Description	Originally Filed as Exhibit	File Number
10.3†	Employment Agreement dated April 4, 2006 between Energy XXI (Bermuda) Limited and Steve Weyel	10.3 to Energy XXI Gulf Coast, Inc. Form S-4 filed on August 22, 2007	333-145639
10.4†	Employment Agreement dated April 4, 2006 between Energy XXI (Bermuda) Limited and David West Griffin	10.4 to Energy XXI Gulf Coast, Inc. Form S-4 filed on August 22, 2007	333-145639
10.5†	2006 Long-Term Incentive Plan of Energy XXI Services, LLC	10.5 to Energy XXI Gulf Coast, Inc. Form S-4 filed on August 22, 2007	333-145639
10.6†	Form of Restricted Stock Grant Agreement under 2006 Long-Term Incentive Plan of Energy XXI Services, LLC	10.6 to Energy XXI Gulf Coast, Inc. Form S-4 filed on August 22, 2007	333-145639
10.7†	Form of Restricted Stock Unit Agreement under 2006 Long-Term Incentive Plan of Energy XXI Services, LLC	10.7 to Energy XXI Gulf Coast, Inc. Form S-4 filed on August 22, 2007	333-145639
10.8†	Appointment letter dated August 31, 2005 for William Colvin	10.8 to Energy XXI Gulf Coast, Inc. Form S-4 filed on August 22, 2007	333-145639
10.9†	Appointment letter dated August 31, 2005 for David Dunwoody	10.9 to Energy XXI Gulf Coast, Inc. Form S-4 filed on August 22, 2007	333-145639
10.10†	Appointment letter dated April 16, 2007 for Hill Feinberg	10.10 to Energy XXI Gulf Coast, Inc. Form S-4 filed on August 22, 2007	333-145639
10.11†	Appointment letter dated April 24, 2007 for Paul Davison	10.11 to Energy XXI Gulf Coast, Inc. Form S-4 filed on August 22, 2007	333-145639
10.12	Letter Agreement dated September 2005 between Energy XXI Acquisition Corporation (Bermuda) Limited and The Exploitation Company, L.L.P.	10.12 to Energy XXI Gulf Coast, Inc. Form S-4 filed on August 22, 2007	333-145639
10.13	Assumption and Indemnity Agreement dated September 15, 2005 between Energy XXI Acquisition Corporation (Bermuda) Limited and The Exploitation Company, L.L.P.	10.13 to Energy XXI Gulf Coast, Inc. Form S-4 filed on August 22, 2007	333-145639
10.14	Purchase and Sale Agreement dated as of June 6, 2006 by and between Castex Energy, Inc., Castex Energy 1995, L.P., Browning Oil Company, Inc., Flare Resources Inc., J&S Oil and Gas, LLC, Kitty Hawk Energy, L.L.C. and Rabbit Island, L.P., as the Sellers, and Energy XXI Gulf Coast, Inc. as the Buyer	10.14 to Energy XXI Gulf Coast, Inc. Form S-4 filed on August 22, 2007	333-145639

88

Exhibit Number	Description	Originally Filed as Exhibit	File Number
10.15	First Amendment to Purchase and Sale Agreement dated as of July 5, 2006 by and between Castex Energy, Inc., Castex Energy 1995, L.P., Browning Oil Company, Inc., Flare Resources Inc., J&S Oil and Gas, LLC, Kitty Hawk Energy, L.L.C. and Rabbit Island, L.P., as the Sellers, and Energy XXI Gulf Coast, Inc. as the Buyer	10.15 to Energy XXI Gulf Coast, Inc. Form S-4 filed on August 22, 2007	333-145639
10.16	Second Amendment to Purchase and Sale Agreement dated as of July 10, 2006 by and between Castex Energy, Inc., Castex Energy 1995, L.P., Browning Oil Company, Inc., Flare Resources Inc., J&S Oil and Gas, LLC, Kitty Hawk Energy, L.L.C. and Rabbit Island, L.P., as the Sellers, and Energy XXI Gulf Coast, Inc. as the Buyer	10.16 to Energy XXI Gulf Coast, Inc. Form S-4 filed on August 22, 2007	333-145639
10.17	Third Amendment to Purchase and Sale Agreement dated as of July 27, 2006 by and between Castex Energy, Inc., Castex Energy 1995, L.P., Browning Oil Company, Inc., Flare Resources Inc., J&S Oil and Gas, LLC, Kitty Hawk Energy, L.L.C. and Rabbit Island, L.P., as the Sellers, and Energy XXI Gulf Coast, Inc. as the Buyer.	10.17 to Energy XXI Gulf Coast, Inc. Form S-4 filed on August 22, 2007	333-145639
10.18	Purchase and Sale Agreement dated as of February 21, 2006 by and between Marlin Energy, L.L.C., as Seller, and Energy XXI Gulf Coast, Inc., as Buyer	10.18 to Energy XXI Gulf Coast, Inc. Form S-4 filed on August 22, 2007	333-145639
10.19	Joinder and Amendment to Purchase and Sale Agreement dated as of March 2, 2006 by and among Marlin Energy, L.L.C., Energy XXI Gulf Coast, Inc. and Energy XXI (US Holdings) Limited	10.19 to Energy XXI Gulf Coast, Inc. Form S-4 filed on August 22, 2007	333-145639
10.20	Second Amendment to Purchase and Sale Agreement dated as of March 12, 2006 by and among Marlin Energy, L.L.C., Energy XXI Gulf Coast, Inc. and Energy XXI (US Holdings) Limited	10.20 to Energy XXI Gulf Coast, Inc. Form S-4 filed on August 22, 2007	333-145639
10.21	Participation Agreement dated as January 26, 2007 by and between Centurion Exploration Company and Energy XXI Gulf Coast, Inc.	10.21 to Energy XXI Gulf Coast, Inc. Form S-4 filed on August 22, 2007	333-145639

89

Exhibit Number	Description	Originally Filed as Exhibit	File Number
10.22	Purchase and Sale Agreement, dated as of April 24, 2007, by and between Pogo Producing Company and Energy XXI GOM, LLC	10.22 to Energy XXI Gulf Coast, Inc. Form S-4 filed on August 22, 2007	333-145639
10.23	Registration Rights Agreement dated as of June 8, 2007 among Energy XXI Gulf Coast, Inc., the Guarantors named therein, the Initial Purchasers named therein, and the Purchasers named therein	10.23 to Energy XXI Gulf Coast, Inc. Form S-4 filed on August 22, 2007	333-145639
10.24†	2006 Long-Term Incentive Plan of Energy XXI Services, LLC (as amended for fiscal year 2008)	10.1 to Form S-8 filed on November 30, 2007	333-147731
10.25	First Amendment to the June 8, 2007 Amended and Restated First Lien Credit Agreement, dated November 19, 2007	10.1 to Form 8-K filed on November 26, 2007	001-33628
10.26	Second Amendment to the June 8, 2007 Amended and Restated First Lien Credit Agreement, dated December 1, 2008	10.1 to Form 8-K filed on December 15, 2008	001-33628
10.27	Third Amendment to the June 8, 2007 Amended and Restated First Lien Credit Agreement, dated April 6, 2009	10.1 to Form 8-K filed on March 31, 2009	001-33628
10.28†	Form of Notice of Grant of Stock Option together with Form of Stock Option Agreement under 2006 Long-Term Incentive Plan of Energy XXI Services, LLC	10.25 to Form 10-K filed on September 11, 2008	001-33628
10.29†	Energy XXI Services, LLC Directors’ Deferred Compensation Plan	10.1 to Form 8-K filed on September 10, 2008	001-33628
10.30†	Employment Agreement of John D. Schiller, Jr., effective September 10, 2008	10.1 to Form 8-K filed on September 11, 2008	001-33628
10.31†	Employment Agreement of Steve Weyel, effective September 10, 2008	10.2 to Form 8-K filed on September 11, 2008	001-33628
10.32†	Employment Agreement of David West Griffin, effective September 10, 2008	10.3 to Form 8-K filed on September 11, 2008	001-33628
10.33†	Form of Indemnification Agreement between Energy XXI (Bermuda) Limited and Indemnitees	10.1 to Form 8-K filed on November 5, 2008	001-33628
10.34†	Form of Indemnification Agreement Between Company Subsidiaries and Indemnitees	10.2 to Form 8-K filed on November 5, 2008	001-33628
10.35†	Energy XXI Services, LLC Employee Stock Purchase Plan	10.1 to Form 8-K filed on November 5, 2008	001-33628

90

Exhibit Number	Description	Originally Filed as Exhibit	File Number
10.36†	Energy XXI Services, LLC 2008 Fair Market Value Stock Purchase Plan	4.2 to Form S-8 filed on June 10, 2009	333-159868
12.1*	Ratio of Earnings to Fixed Charges — Energy XXI Gulf Coast, Inc.
14.1	Code of Business Conduct and Ethics	14.1 to Form 10-K filed September 11, 2008	001-33628
21.1*	Subsidiary List
23.1*	Consent of UHY LLP
23.2*	Consent of Netherland, Sewell & Associates, Inc.
23.3*	Consent of Miller and Lents, Ltd.
23.4*	Consent of Ryder Scott Company, L.P.
31.1*	Rule 13a-14(a)/15d-14(a) Certification of the Chairman and Chief Executive Officer of Energy XXI (Bermuda) Limited
31.2*	Rule 13a-14(a)/15d-14(a) Certification of the Chief Financial Officer of Energy XXI (Bermuda) Limited
32.1*	Certification of the Chief Executive Officer under 18 U.S.C. § 1350
32.2*	Certification of the Chief Financial Officer under 18 U.S.C. § 1350

91

GLOSSARY OF OIL AND NATURAL GAS TERMS

Below are definitions of key certain technical industry terms used in this Form 10-K.

Bbls	Barrels	MMBbls	Millions of Barrels
Mcf	Thousand Cubic Feet	MMcf	Million Cubic Feet
Bcf	Billion Cubic Feet	MMBtu	Million British Thermal Units
DD&A	Depreciation, Depletion and Amortization	BOE	Barrel of Oil Equivalent
MBbls	Thousands of Barrels	MBOE	Thousand Barrels of Oil Equivalent
MMBOE	Millions of Barrels of Oil Equivalent	MBOED	Thousand Barrels of Oil Equivalent per Day

Call options are contracts giving the holder (purchaser) the right, but not the obligation, to buy (call) a specified item at a fixed price (exercise or strike price) during a specified period. The purchaser pays a nonrefundable fee (the premium) to the seller (writer).

Cash-flow hedges are derivative instruments used to mitigate the risk of variability in cash flows from crude oil and natural gas sales due to changes in market prices. Examples of such derivative instruments include fixed-price swaps, fixed-price swaps combined with basis swaps, purchased put options, costless collars (purchased put options and written call options) and producer three-ways (purchased put spreads and written call options). These derivative instruments either fix the price a party receives for its production or, in the case of option contracts, set a minimum price or a price within a fixed range.

Completion refers to the work performed and the installation of permanent equipment for the production of natural gas and crude oil from a recently drilled well.

Developed acreage is acreage that is allocated or assignable to producing wells or wells capable of production.

Development well is a well drilled within the proved area of an oil or natural gas field to the depth of a stratigraphic horizon known to be productive.

Dry hole is an exploratory or development well that does not produce oil or gas in commercial quantities.

Exploitation is drilling wells in areas proven to be productive.

Exploratory well is a well drilled to find and produce oil or gas in an unproved area, to find a new reservoir in a field previously found to be productive of oil or gas in another reservoir, or to extend a known reservoir. Generally, an exploratory well is any well that is not a development well, a service well or a stratigraphic test well.

Fair-value hedges are derivative instruments used to hedge or offset the exposure to changes in the fair value of a recognized asset or liability or an unrecognized firm commitment. For example, a contract is entered into whereby a commitment is made to deliver to a customer a specified quantity of crude oil or natural gas at a fixed price over a specified period of time. In order to hedge against changes in the fair value of these commitments, a party enters into swap agreements with financial counterparties that allow the party to receive market prices for the committed specified quantities included in the physical contract.

Field is an area consisting of a single reservoir or multiple reservoirs all grouped on or related to the same individual geological structural feature or stratigraphic condition.

Formation is a stratum of rock that is recognizable from adjacent strata consisting mainly of a certain type of rock or combination of rock types with thickness that may range from less than two feet to hundreds of feet.

Gross acres or gross wells are the total acres or wells in which a working interest is owned.

Horizon is a zone of a particular formation or that part of a formation of sufficient porosity and permeability to form a petroleum reservoir.
92

Independent oil and gas company is a company that is primarily engaged in the exploration and production sector of the oil and gas business.

Lease operating or well operating expenses are expenses incurred to operate the wells and equipment on a producing lease.

Natural gas is converted into one barrel of oil equivalent based on 6 Mcf of gas to one barrel of oil.

Net acreage and net oil and gas wells are obtained by multiplying gross acreage and gross oil and gas wells by the Company’s working interest percentage in the properties.

Operating costs include direct and indirect expenses, including general and administrative expenses, incurred to manage, operate and maintain our wells and related equipment and facilities.

Production costs are costs incurred to operate and maintain our wells and related equipment and facilities. These costs include lease operating or well operating expenses and severance taxes.

Productive well is a well that is found to be capable of producing hydrocarbons in sufficient quantities such that proceeds from the sale of such production exceed production expenses and taxes.

Proved developed reserves are the portion of proved reserves which can be expected to be recovered through existing wells with existing equipment and operating methods. For complete definitions of proved developed natural gas, NGLs and crude oil reserves, refer to the Securities and Exchange Commission’s Regulation S-X, Rule 4-10(a) (2), (3) and (4).

Proved reserves represent estimated quantities of natural gas, NGLs and crude oil which geological and engineering data demonstrate, with reasonable certainty, can be recovered in future years from known reservoirs under existing economic and operating conditions. Reservoirs are considered proved if shown to be economically producible by either actual production or conclusive formation tests. For complete definitions of proved natural gas, NGLs and crude oil reserves, refer to the Securities and Exchange Commission’s Regulation S-X, Rule 4-10(a) (2), (3) and (4).

Proved undeveloped reserves are the portion of proved reserves which can be expected to be recovered from new wells on undrilled proved acreage, or from existing wells where a relatively major expenditure is required for completion. For complete definitions of proved undeveloped natural gas, NGLs and crude oil reserves, refer to the Securities and Exchange Commission’s Regulation S-X, Rule 4-10(a) (2), (3) and (4).

Put options are contracts giving the holder (purchaser) the right, but not the obligation, to sell (put) a specified item at a fixed price (exercise or strike price) during a specified period. The purchaser pays a nonrefundable fee (the premium) to the seller (writer).

Seismic is an exploration method of sending energy waves or sound waves into the earth and recording the wave reflections to indicate the type, size, shape and depth of subsurface rock formation. (2-D seismic provides two-dimensional information and 3-D seismic provides three-dimensional pictures.)

Undeveloped acreage is lease acreage on which wells have not been drilled or completed to a point that would permit the production of commercial quantities of crude oil and natural gas.

Working interest is the operating interest that gives the owner the right to drill, produce and conduct operating activities on the property and a share of production.

Workover is the operations on a producing well to restore or increase production.

Zone is a stratigraphic interval containing one or more reservoirs.

93

SIGNATURES

Pursuant to the requirements of Section 13 or 15(d) of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

ENERGY XXI (BERMUDA) LIMITED
By /s/ John D. Schiller, Jr. John D. Schiller, Jr. Chairman of the Board and Chief Executive Officer

Pursuant to the requirements of the Securities Exchange Act of 1934, this report has been signed below by the following persons on behalf of the registrant and in the capacities and on the dates indicated.

Name	Position	Date
/s/ John D. Schiller, Jr. John D. Schiller, Jr.	Chairman of the Board and Chief Executive Officer (Principal Executive Officer)	September 4, 2009
/s/ Steven A. Weyel Steven A. Weyel	President, Chief Operating Officer and Director	September 4, 2009
/s/ David West Griffin David West Griffin	Chief Financial Officer and Director (Principal Financial Officer and Principal Accounting Officer)	September 4, 2009
/s/ William Colvin William Colvin	Director	September 4, 2009
/s/ Paul Davison Paul Davison	Director	September 4, 2009
/s/ David M. Dunwoody David M. Dunwoody	Director	September 4, 2009
/s/ Hill A. Feinberg Hill A. Feinberg	Director	September 4, 2009

94

FORM OF
INTERCREDITOR AGREEMENT

This INTERCREDITOR AGREEMENT, is dated as of ___________, 2009 (as amended, supplemented, restated or otherwise modified from time to time, this “Agreement”), and entered into by and among ENERGY XXI GULF COAST, INC., a Delaware corporation (the “Borrower”), the Obligors party hereto, THE ROYAL BANK OF SCOTLAND plc, in its capacity as administrative agent (together with its successors and assigns from time to time, the “First Lien Agent”) for the holders of First Lien Indebtedness, and ___________, in its capacity as trustee and collateral agent under the Indenture (together with its successors and assigns from time to time, the “Collateral Agent”) for the Holders. Capitalized terms used herein but not otherwise defined herein have the meanings set forth in Section 1 below.

W I T N E S S E T H:

WHEREAS, the Borrower, the various financial institutions and other persons party thereto as lenders, The Royal Bank of Scotland plc, as Administrative Agent, RBS Securities Corporation as a joint lead arranger and joint bookrunner, BNP Paribas, as syndication agent and as a joint lead arranger and joint bookrunner, Guaranty Bank FSB and BMO Capital Markets Financing, Inc., as the co-documentation agents, and other parties in the capacities therein specified, have entered into that Amended and Restated First Lien Credit Agreement, dated as of June 8, 2007 (as amended, restated, supplemented or otherwise modified (including pursuant to a Refinancing) in accordance with the terms of this Agreement from time to time, the “First Lien Credit Agreement”);

WHEREAS, the Borrower and the Collateral Agent have entered into an Indenture, dated as of even date herewith (as amended, supplemented, restated or otherwise modified from time to time the “Indenture”) governing the duties of the Borrower under its 16% Second Lien Junior Secured Notes due 2014 in original aggregate principal amount of up to $338,000,000 consisting of Series A Second Lien Notes (the “Series A Notes”) issued pursuant to a tender for exchange for the Borrower’s outstanding PP Notes and Series B Second Lien Notes (the “Series B Notes”) sold pursuant to a private placement in conjunction with such exchange offer (the Series A Notes, the Series B Notes and any additional notes (of the applicable series) issued under the Indenture in payment and capitalization of the interest obligations on such Series A and Series B Notes, collectively the “Notes”);

WHEREAS, the obligations of the Borrower and other “Obligors” under the First Lien Credit Agreement and the other First Lien Loan Documents (including Hedging Obligations under any Eligible Hedging Agreement) are and will be secured by substantially all the assets of the Borrower, such Obligors and other Subsidiaries pursuant to the terms of the First Lien Collateral Documents;

WHEREAS, the obligations of the Borrower and other “Obligors” under the Second Lien Documents will be secured by substantially all the assets of the Borrower, the Obligors and other Subsidiaries pursuant to the terms of the Second Lien Documents;

WHEREAS, the First Lien Loan Documents and the Second Lien Documents provide, among other things, that the parties thereto shall set forth in this Agreement their respective rights and remedies with respect to the Collateral; and

WHEREAS, in order to induce the holders of First Lien Indebtedness to consent to the Obligors’ incurring obligations under the Notes and to induce the holders of First Lien Indebtedness to extend credit and other financial accommodations and lend monies to or for the benefit of the Borrower, the Collateral Agent on behalf of the Holders has agreed to the subordination, intercreditor and other provisions set forth in this Agreement.

NOW, THEREFORE, in consideration of the foregoing, the mutual covenants and obligations herein set forth and for other good and valuable consideration, the sufficiency and receipt of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

SECTION 1. Definitions. (a) Unless otherwise defined herein, defined terms used herein have the meanings assigned to such terms in the First Lien Credit Agreement as in effect on the date hereof or as amended as permitted by the terms hereof. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” The word “will” shall be construed to have the same meaning and effect as the word “shall.” Unless the context requires otherwise (i) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified as permitted by the terms hereof, (ii) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (iii) the words “herein,” “hereof” and “hereunder,” and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (iv) all references herein to Sections shall be construed to refer to Sections of this Agreement and (v) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

(b) In addition, as used in this Agreement, the following terms shall have the meanings set forth below (such meanings to be equally applicable to both the singular and plural forms of the terms defined):

“Agreement” is defined in the preamble.

“Bankruptcy Code” means Title 11 of the United States Code (11 U.S.C. § 101 et seq.), as amended from time to time, and any successor statute, and all rules and regulations promulgated thereunder. References to specific Sections of the Bankruptcy Code include references to such sections as amended or modified.

“Blockage Period” means a Non-Payment Blockage Period or a Payment Blockage Period.

“Business Day” means any day which is neither a Saturday or Sunday nor a legal holiday on which banks are authorized or required to be closed in New York, New York.

“Collateral” means all of the assets and property of any Obligor, whether tangible or intangible, real, personal or mixed, constituting both First Lien Collateral and Second Lien Collateral.

“Collateral Agent” is defined in the preamble and also includes such other Person that replaces the then current Collateral Agent in accordance with the Indenture.

“Discharge of First Lien Indebtedness” means (a) payment in full in cash of the principal of and interest (including interest accruing on or after the commencement of any Insolvency Proceeding, whether or not such interest would be allowed in such Insolvency Proceeding) and premium, if any, on all First Lien Indebtedness (including all reimbursement obligations in respect of, if any, letters of credit) outstanding under the First Lien Loan Documents, (b) payment in full in cash of all other First Lien Indebtedness that is due and payable or otherwise accrued and owing at or prior to the time such principal (including reimbursement obligations in respect of, if any, letters of credit), interest and premium, if any, are paid, other than indemnity obligations for which no claim has been made, (c) termination or cash collateralization (in accordance of the terms of the First Lien Loan Documents) of, if any, all letters of credit constituting First Lien Indebtedness, (d) payment in full in cash of the credit exposure under all Eligible Hedging Agreements which constitute First Lien Indebtedness and (e) termination of, if any, all commitments of the holders of First Lien Indebtedness under the First Lien Loan Documents, other than, in the case of each of the preceding clauses (a) through (e), any such payment or termination as a result of any Refinancing of the foregoing.

“Disposition” is defined in Section 15(e).

“Eligible Hedging Agreement” means any present or future Hedging Agreement of the Borrower or, if permitted under the First Lien Credit Agreement, any Subsidiary, which, in each case, pursuant to the terms of the First Lien Loan Documents is entitled to the benefits of the First Lien Collateral Documents.

“Enforcement Action” means (a) any enforcement of any right or remedy with respect to the First Lien Indebtedness, the Second Lien Indebtedness or the Collateral, as the case may be, including any enforcement or foreclosure of Liens granted by the Borrower or any Obligor to secure any or all of such First Lien Indebtedness or the Second Lien Indebtedness, (b) any enforcement or foreclosure of Liens on any capital stock or other equity interests in the Borrower or any of its Subsidiaries which may be granted by the Borrower or its Subsidiaries or any holder of equity in the Borrower to secure any or all of such First Lien Indebtedness or the Second Lien Indebtedness, or (c) any other efforts to collect proceeds from the Borrower’s or any of its Subsidiaries’ assets or properties (including proceeds of production) to satisfy the First Lien Indebtedness or the Second Lien Indebtedness, including, without limitation, the commencement, or the joining with any other creditor of the Borrower or any Subsidiary of the Borrower in the commencement of any Insolvency Proceeding against the Borrower or any Subsidiary of the Borrower; provided, that none of the following shall constitute an Enforcement Action: (i) acceleration of any of the Second Lien Indebtedness following acceleration of any of First Lien Indebtedness (provided that such acceleration of First Lien Indebtedness has not previously been rescinded), (ii) actions by any Holder to obtain possession of or receive securities (subject to Section 6(g) or (i)), (iii) the seeking of adequate protection in respect of Second Lien Indebtedness which complies with Section 6 of this Agreement during an Insolvency Proceeding to the extent the holders of First Lien Indebtedness seek or are granted adequate protection during an Insolvency Proceeding; (iv) filing proofs of claim during an Insolvency Period in accordance with this Agreement; or (v) any Second Lien Allowed Action.

“First Lien Agent” is defined in the preamble and also includes such other Person that replaces the then current First Lien Agent.

“First Lien Collateral” means all of the assets and property of any Obligor, whether real, personal or mixed, with respect to which a Lien is granted by such Obligor as security for any First Lien Indebtedness.

“First Lien Collateral Documents” means, collectively, the “Security Documents” as defined in the First Lien Credit Agreement, and any other agreement, document or instrument pursuant to which a Lien is granted securing any First Lien Indebtedness or under which rights or remedies with respect to such Liens are governed.

“First Lien Credit Agreement” is defined in the first recital.

“First Lien Indebtedness” means and includes (a) all principal indebtedness for loans now outstanding or hereafter incurred, and all letter of credit reimbursement obligations now existing or hereafter arising, under the First Lien Credit Agreement, provided that the aggregate outstanding principal amount of First Lien Indebtedness (including all letter of credit reimbursement obligations) described under this clause (a) shall not at any time exceed the aggregate amount of such types of Indebtedness permitted to be incurred subject to permitted liens as provided under the Indenture (such amount, the “Maximum First Lien Principal Amount”); provided, that, for the avoidance of doubt, to the extent the aggregate outstanding principal amount of First Lien Indebtedness (including all letter of credit reimbursement obligations) exceeds the Maximum First Lien Principal Amount, such excess shall not constitute First Lien Indebtedness for purposes of this Agreement, (b) all amounts now or hereafter owing under any Eligible Hedging Agreement (other than amounts owing to any Obligor), (c) all accrued and unpaid interest on First Lien Indebtedness described in the preceding clauses (a) and (b), and (d) all other monetary obligations (whether now outstanding or hereafter incurred) for which the Borrower or any Obligor is responsible or liable to any First Lien Secured Party as obligor, guarantor or otherwise under or pursuant to any of the First Lien Loan Documents including, without limitation, all fees, premiums, penalties, yield protections, breakage costs, damages, indemnification obligations, reimbursement obligations, and expenses (including, without limitation, administrative expenses and reasonable fees and expenses of counsel, accountants and other professional advisors to the First Lien Secured Parties) together with interest on the foregoing to the extent provided for in the First Lien Loan Documents. The interest described in the preceding clause (c) and the fees, premiums, penalties, yield protections, breakage costs, damages, indemnification obligations, reimbursement obligations, and expenses described in the preceding clause (d) include, without limitation, all interest, fees, premiums, penalties, yield protections, breakage costs, damages, indemnification obligations, reimbursement obligations, and expenses accruing or incurred after the commencement of any Insolvency Proceeding under the terms of the First Lien Loan Documents whether or not such interest constitutes an allowed claim in any such Insolvency Proceeding.

“First Lien Indebtedness Acceleration” means with respect to First Lien Indebtedness that the holder or holders of such First Lien Indebtedness, or the First Lien Agent, have caused the maturity of such First Lien Indebtedness to be accelerated.

“First Lien Indebtedness Default” means a Payment Default or a Non-Payment Default.

“First Lien Lenders” means the “Lenders” under and as defined in the First Lien Credit Agreement.

“First Lien Loan Documents” means the “Loan Documents” as defined in the First Lien Credit Agreement.

“First Lien Loans” means the “Loans” as defined in the First Lien Credit Agreement.

“First Lien Secured Parties” means the First Lien Agent and the other “Secured Parties” as defined in the First Lien Credit Agreement.

“Holders” means the “Holders” as defined in the Indenture.

“Indebtedness” means and includes all “Indebtedness” as defined in the First Lien Credit Agreement or the Indenture.

“Indenture” is defined in the second recital.

“Insolvency Proceeding” shall mean with respect to any Obligor (a) any voluntary or involuntary case, action, or proceeding before any court or other Government Authority having jurisdiction over the applicable Person or its assets relating to bankruptcy, reorganization, insolvency, liquidation, receivership, restructuring, dissolution, winding-up, or relief of debtors, (b) any general assignment for the benefit of creditors, any composition, marshaling of assets for creditors, or other similar arrangement in respect of its creditors or assets generally or any substantial portion of its creditors or assets; in each case whether undertaken under U.S. Federal (including the Bankruptcy Code), state, or foreign law, (c) any voluntary or involuntary appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for such Obligor or for a substantial part of the property or assets of such Obligor, or (d) any voluntary or involuntary winding-up or liquidation of such Obligor.

“Lien” means any security interest, lien, mortgage, deed of trust, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or otherwise), charge against or security interest in property, or other priority or preferential arrangement of any kind or nature whatsoever, including any conditional sale or title retention arrangement, any liability for capital leases and any assignment, deposit arrangement or financing lease intended as security and in the case of any securities, any purchase option, call or similar right of a third person.

“Maximum First Lien Principal Amount” is defined within the definition of “First Lien Indebtedness.”

“Maximum Second Lien Principal Amount” is defined within the definition of “Second Lien Indebtedness.”

“Non-Payment Blockage Period” means, with respect to any Non-Payment Default, the period from and including the date of receipt by the Collateral Agent of a Non-Payment Default Notice relating thereto until the first to occur of (a) the Discharge of First Lien Indebtedness, (b) the 179th day after receipt of such Non-Payment Default Notice, (c) the date on which the Non-Payment Default which is the subject of such Non-Payment Default Notice has been waived in writing by the applicable holder or holders of First Lien Indebtedness or the First Lien Agent on their behalf, or has been cured, or ceases to exist, or (d) the date upon which the Person(s) giving such Non-Payment Default Notice notify the Holders or the Collateral Agent in writing of the termination of such Non-Payment Blockage Period.

“Non-Payment Default” means the occurrence of any event under any First Lien Loan Document, not constituting a Payment Default, which gives the holders of First Lien Indebtedness, or the First Lien Agent, the right to cause the maturity of such First Lien Indebtedness to be accelerated immediately or, in the case of Hedging Agreements, permits the counterparty thereto to set an early termination date, without any further notice (except such notice as may be required to effect such acceleration) or the expiration of any applicable grace period.

“Non-Payment Default Notice” means a written notice from or on behalf of the First Lien Agent that a Non-Payment Default has occurred and is continuing which identifies such Non-Payment Default and specifically designates such notice as a “Non-Payment Default Notice.”

“Notes” means the “Notes” as defined in the Indenture.

“Obligors” means the Borrower, its Subsidiaries and any other “Obligor” under the First Lien Credit Agreement or the Indenture (including those that may from time to time hereafter execute and deliver a First Lien Collateral Document or a Second Lien Document); provided, however, that Parent shall not be an “Obligor” for purposes of the First Lien Credit Agreement or any other First Lien Loan Document pursuant to this Agreement or as a result of executing and delivering, and having obligations under, any Second Lien Document.

“Payment Blockage Period” means, with respect to any Payment Default or First Lien Indebtedness Acceleration, the period from and including the date of receipt by the Collateral Agent of a Payment Default Notice relating thereto until the first to occur of (a) the Discharge of First Lien Indebtedness, (b) if such Payment Default Notice relates to a Payment Default, the date on which the Payment Default which is the subject of such Payment Default Notice has been waived in writing by the applicable holder or holders of First Lien Indebtedness or the First Lien Agent on their behalf, cured or ceased to exist, or if such Payment Default Notice relates to a First Lien Indebtedness Acceleration, the date on which such acceleration is rescinded, annulled or ceases to exist, or (c) the day upon which the Person(s) giving such Payment Default Notice notify the Holders or the Collateral Agent in writing of the termination of such Payment Blockage Period.

“Payment Default” means a default by the Borrower or any Obligor in the payment of any amount owing with respect to First Lien Indebtedness, whether with respect to principal, interest, termination amounts, premium, letter of credit reimbursement obligations, commitment fees or letter of credit fees, expenses or indemnities or otherwise when the same becomes due and payable, whether at maturity or at a date fixed for payment of an installment or prepayment or by declaration or acceleration or otherwise, including as a result of commencement of an Insolvency Proceeding.

“Payment Default Notice” means a written notice from or on behalf of the First Lien Agent that either (a) a Payment Default with respect to such First Lien Indebtedness has occurred and is continuing, or (b) a First Lien Indebtedness Acceleration with respect to such First Lien Indebtedness has occurred and is continuing.

“Pledged Collateral” means, as the context may require, (a) any Collateral in the possession or control of the First Lien Agent (or its agents), to the extent that possession or control thereof is taken to perfect a Lien thereon under the Uniform Commercial Code, including any deposit account or securities account (as such terms are defined in the UCC), (b) any rights to receive payments under any insurance policy that constitutes Collateral and with respect to which the First Lien Agent (or any of its agents) is named as an additional insured or a loss payee and/or (c) any other Collateral (such as motor vehicles) with respect to which a secured party must be listed on a certificate of title in order to perfect a Lien thereon.

“Refinancing” means,

(a) in respect of any First Lien Indebtedness and/or, if any, commitments to extend credit under the First Lien Credit Agreement, any refinancing, extension, renewal, defeasance, restructuring, replacement or refunding of credit extensions and/or, if any, commitments under the First Lien Credit Agreement, in the case of First Lien Indebtedness consisting of Loans or Letters of Credit or commitments to extend Loans or issue letters of credit to the extent the aggregate principal amount of loans and commitments made in connection with such refinancing, extension, renewal, defeasance, restructuring, replacement or refunding does not exceed the Maximum First Lien Principal Amount as of the date of such Refinancing; provided that any such refinancing, extension, renewal, defeasance, restructuring, replacement or refunding (and the Indebtedness resulting therefrom) (i) does not contravene the provisions of this Agreement (and the holders of such refinancing Indebtedness, or an agent on their behalf, have agreed to be bound by the terms hereof); and (ii) provides that, concurrently with the granting of any Liens on any new or additional Collateral in connection therewith at a time when Notes are outstanding, the Collateral Agent and Holders may be granted second priority Liens on such Collateral; and

(b) in respect of any Second Lien Indebtedness, any refinancing, extension, renewal, defeasance, restructuring, replacement or refunding of such Indebtedness, to the extent the aggregate principal amount of such Indebtedness made in connection with such refinancing, extension, renewal, defeasance, restructuring, replacement or refunding does not exceed the aggregate principal amount of such Indebtedness and (for the avoidance of doubt) interest that has been paid in the form of additional Notes or Indebtedness on such Notes or capitalized in respect of such Indebtedness so refinanced, extended, renewed, defeased, restructured, replaced or refunded in connection with such refinancing, extension, renewal, defeasance, restructuring, replacement or refunding and has a final maturity date later than the final maturity date of, and has a weighted average life to maturity equal to or greater than the weighted average life to maturity of, such Second Lien Indebtedness being refinanced, extended, renewed, defeased, restructured, replaced or refunded; provided that any such refinancing, extension, renewal, defeasance, restructuring, replacement or refunding (and the Indebtedness resulting therefrom) does not contravene the provisions of this Agreement (and the holder of such refinancing Indebtedness, or an agent on their behalf, have agreed to be bound by the terms hereof).

With respect to clause (a), the Collateral Agent shall be provided with written notice by the Borrower or the First Lien Agent that the Indebtedness arising from the refinancing, extension, renewal, defeasance, restructuring, replacement or refunding referenced in clause (a) are intended to constitute First Lien Indebtedness hereunder (it being understood that the failure of any such notice to be given shall not impair or affect the Collateral Agent’s or any Holder’s obligations to the First Lien Agent and the First Lien Secured Parties, their respective rights hereunder, the enforceability of this Agreement or any liens created or granted hereby or under any First Lien Loan Document). With respect to clause (b), the First Lien Agent shall be provided with written notice by the Borrower or the Collateral Agent that the Indebtedness arising from the refinancing, extension, renewal, defeasance, restructuring, replacement or refunding referenced in clause (b) are intended to constitute Second Lien Indebtedness hereunder (it being understood that the failure of any such notice to be given shall not impair or affect the First Lien Agent’s or any First Lien Secured Party’s obligations to the Collateral Agent and the Holders, their respective rights hereunder, the enforceability of this Agreement or any liens created or granted hereby or under any First Lien Collateral Document).

“Reorganization Securities” means (a) debt securities that are issued pursuant to an Insolvency Proceeding, or (b) equity securities that are issued pursuant to an Insolvency Proceeding; provided, in either case, that such securities are authorized by an order or decree made by a court of competent jurisdiction in such Insolvency Proceeding.

“Scheduled Payment” is defined in Section 3.

“Scheduled Payment Date” is defined in Section 3.

“Second Lien Allowed Actions” is defined in Section 2(b).

“Second Lien Collateral” means all of the assets of any Obligor, whether real, personal or mixed, with respect to which a Lien is granted by such Obligor as security for any Second Lien Indebtedness.

“Second Lien Documents” means the Indenture and the Notes and the other “Security Documents” as defined in the Indenture.

“Second Lien Event of Default” means an “Event of Default” as defined in the Indenture.

“Second Lien Indebtedness” means and includes (a) all principal Indebtedness for Notes now outstanding or hereafter incurred, including any interest that has been paid in the form of additional Notes or Indebtedness on such Notes or capitalized in respect thereof; provided that the aggregate outstanding principal amount of Notes under this clause (a) shall not exceed at any time the sum of $338,000,000 plus the aggregate principal amount of any such additional Notes or Indebtedness on such Notes arising pursuant to payment or capitalization of interest on Notes issued under the Indenture (such amount, the “ Maximum Second Lien Principal Amount”), (b) without duplication of amounts in the foregoing clause (a) all accrued and unpaid interest on the Notes described in the preceding clause (a), and (c) all other monetary obligations (whether now outstanding or hereafter incurred) for which the Borrower or any Obligor is responsible or liable to any Holder as obligor, guarantor or otherwise under or pursuant to any of the Second Lien Documents including, without limitation, all fees, premiums, penalties, yield protections, breakage costs, damages, indemnification obligations, reimbursement obligations, and expenses (including, without limitation, reasonable fees and expenses of counsel, accountants and other professional advisors to the Collateral Agent or to the Holders) together with interest on the foregoing to the extent provided for in the Second Lien Documents. The interest described in the preceding clause (b) and the premiums and penalties described in the preceding clause (c) include, without limitation, all interest accruing after the commencement of any Insolvency Proceeding under the terms of the Second Lien Documents whether or not such interest constitutes an allowed claim in any such Insolvency Proceeding.

“Standstill Period” means the period beginning with the commencement of a Blockage Period and ending on the earliest of (a) the date when the First Lien Indebtedness Default giving rise to such Blockage Period has been cured or waived in writing, (b) the date of the Discharge of First Lien Indebtedness, (c) the date that is 179 days after the commencement of such Blockage Period, (d) the end of the Blockage Period applicable to such First Lien Indebtedness Default, (e) the date on which any First Lien Indebtedness shall have been declared or otherwise become due and payable prior to its stated maturity or any holder of First Lien Indebtedness commences proceedings to collect any First Lien Indebtedness or realize upon any material part of the Collateral and (f) the date upon which any Insolvency Proceeding in respect of the Borrower is commenced.

“Uniform Commercial Code” or “UCC” means the Uniform Commercial Code as from time to time in effect in the State of New York; provided that if, with respect to any UCC financing statement or by reason of any provisions of law, the perfection or the effect of perfection or non-perfection of the security interests granted to the First Lien Agent or the Collateral Agent pursuant to the applicable First Lien Loan Document or applicable Security Document is governed by the Uniform Commercial Code as in effect in a jurisdiction of the United States other than New York, then “UCC” means the Uniform Commercial Code as in effect from time to time in such other jurisdiction for purposes of the provisions of each Loan Document and any Filing Statement relating to such perfection or effect of perfection or non-perfection.

SECTION 2. Subordination of Obligations and Liens. The Borrower and each Subsidiary of the Borrower and the First Lien Agent covenant and agree, and the Collateral Agent and each Holder by its acceptance of a Note covenants and agrees:

(a) That the payment of the Second Lien Indebtedness shall, to the extent set forth in this Agreement, be subordinate and junior and subject in right of payment to the prior payment in full in cash of all First Lien Indebtedness, whether outstanding on the date hereof or hereafter created, incurred, assumed or guaranteed.

(b) So long as the Discharge of First Lien Indebtedness has not occurred, whether or not any Insolvency Proceeding has been commenced, the First Lien Agent and the other First Lien Secured Parties shall have the exclusive right to enforce rights and exercise remedies (including any right of setoff) with respect to the Collateral (including making determinations regarding the release, Disposition or restrictions with respect to the Collateral), or to commence or seek to commence any action or proceeding with respect to such rights or remedies (including any foreclosure action or proceeding), in each case, without any consultation with or the consent of the Collateral Agent or any other Holder (but the Collateral Agent shall be provided prompt notice of the taking of any such action); provided that, notwithstanding the foregoing, (i) in any Insolvency Proceeding, the Collateral Agent may file a proof of claim or statement of interest with respect to the Second Lien Indebtedness and take all actions reasonably related thereto; (ii) the Collateral Agent may take any action to preserve or protect the validity and enforceability of the Second Lien Collateral, provided that no such action is, or could reasonably be expected to be, (A) adverse to the First Lien Collateral or adverse to the rights of the First Lien Agent or any other First Lien Secured Party to exercise remedies in respect thereof or (B) otherwise inconsistent with the terms of this Agreement, including the automatic release of Second Lien Collateral provided in Section 15(e); (iii) the Collateral Agent or the Holders may file any responsive or defensive pleadings in opposition to any motion, claim, adversary proceeding or other pleading made by an person objecting to or otherwise seeking the disallowance, subordination (other than as and to the extent provided in this Agreement), recharacterization, reduction or other impairment of the claims of the Holders, including any claims secured by the Collateral, or otherwise make any agreements or file any motions or take any other actions pertaining to the Second Lien Indebtedness, in each case, to the extent not inconsistent with the terms of this Agreement; (iv) the Collateral Agent or the Holders may accelerate any of the Second Lien Indebtedness following acceleration of any of the First Lien Indebtedness, (v) any Holder may take actions to obtain possession of or to receive Reorganization Securities (pursuant to Section 6(g) or (i)); (vi) the Collateral Agent or the Holders may seek adequate protection during an Insolvency Proceeding in respect of Second Lien Indebtedness that complies with Section 6 of this Agreement; (vii) the Collateral Agent and the Holders may vote on or object to any plan of reorganization (subject to Section 6(d)); and (viii) the Holders may exercise rights and remedies as unsecured creditors, as provided in Section 8 (the actions described in the foregoing provisions of this proviso being referred to herein as the “Second Lien Allowed Actions”); and provided further that subject to Sections 5 and 6, the Collateral Agent and Holders may enforce any of their rights and exercise any of their remedies with respect to the Collateral after the termination of the Standstill Period. Except for the Second Lien Allowed Actions, unless and until the Discharge of First Lien Indebtedness has occurred, the sole right of the Collateral Agent and the Holders with respect to the Collateral shall be to receive a share of the proceeds of the Collateral, if any, after the Discharge of First Lien Indebtedness has occurred and in accordance with the Second Lien Documents and applicable law; provided that, subject to Sections 5 and 6, the Collateral Agent and the Holders may enforce any of their rights and exercise any of their remedies with respect to the Collateral after the termination of the Standstill Period.

(c) In exercising rights and remedies with respect to the Collateral, the First Lien Agent and the other First Lien Secured Parties may enforce the provisions of the First Lien Loan Documents and exercise remedies thereunder, all in such order and in such manner as they may determine in their sole discretion. Such exercise and enforcement shall include the rights of an agent appointed by them to Dispose of Collateral upon foreclosure, to incur expenses in connection with any such Disposition and to exercise all the rights and remedies of a secured creditor under the Uniform Commercial Code, the Bankruptcy Code or any other Applicable Law. The First Lien Agent agrees to provide at least ten (10) days’ prior written notice to the Collateral Agent of its intention to foreclose upon or Dispose of any Collateral.

(d) The Collateral Agent, for itself and on behalf of the Holders, hereby acknowledges and agrees that no covenant, agreement or restriction contained in any Second Lien Documents shall be deemed to restrict in any way the rights and remedies of the First Lien Agent or the other First Lien Secured Parties with respect to the Collateral as set forth in this Agreement and the other First Lien Loan Documents.

SECTION 3. Payment Default or Acceleration. Except under circumstances when the terms of Section 6 are applicable, if (a) a Payment Default or First Lien Indebtedness Acceleration shall have occurred and be continuing and (b) the Collateral Agent shall have received a Payment Default Notice, then neither the Borrower nor any Subsidiary of the Borrower or any other Obligor may make, and no Holder shall accept, receive or collect, any direct or indirect payment or distribution of any kind or character (in cash, securities, other Property, by setoff, or otherwise other than Reorganization Securities that are received in accordance with Section 6(g) or (i)) of any properties or assets of the Borrower or any Subsidiary of the Borrower or any other Obligor on account of the Second Lien Indebtedness during the Payment Blockage Period; provided, however, that in the case of any payment on or in respect of any Second Lien Indebtedness that would (in the absence of any such Payment Default Notice) have been due and payable on any date (a “Scheduled Payment Date”) during such Payment Blockage Period pursuant to the terms of the Second Lien Documents as in effect on the date hereof or as amended consistent with the provisions of Section 13, the provisions of this Section 3 shall not prevent the making and acceptance of such payment (a “Scheduled Payment”), together with any additional default interest as is due on the Notes on or after the date immediately following the termination of such Payment Blockage Period. In the event that, notwithstanding the foregoing, either the Borrower or any Subsidiary of the Borrower shall make any payment or distribution to any Holder prohibited by the foregoing provisions of this Section 3, then and in such event such payment or distribution shall be segregated and held in trust for the benefit of and immediately shall be paid over to the First Lien Agent for application against First Lien Indebtedness remaining unpaid until the Discharge of First Lien Indebtedness.

SECTION 4. Non-Payment Default. Except under circumstances when the terms of Section 3 or Section 6 are applicable, if (a) a Non-Payment Default shall have occurred and be continuing, (b) the Collateral Agent shall have received a Non-Payment Default Notice, and (c) no Non-Payment Default Notice shall have been given within the 360 day period immediately preceding the giving of such Non-Payment Default Notice, then neither the Borrower nor any Subsidiary of the Borrower nor any other Obligor may make, and no Holder shall accept, receive or collect, any direct or indirect payment or distribution of any kind or character (in cash, securities, other Property, by setoff, or otherwise other than Reorganization Securities that are received in accordance with Section 6(g) or (i)) of any properties or assets of the Borrower or any Subsidiary thereof or any other Obligor on account of the Second Lien Indebtedness during the Non-Payment Blockage Period; provided, however, that in the case of any Scheduled Payment on or in respect of any Second Lien Indebtedness that would (in the absence of any such Non-Payment Default Notice) have been due and payable on any Scheduled Payment Date during such Non-Payment Blockage Period pursuant to the terms of the Second Lien Documents as in effect on the date hereof or as amended consistent with the requirements of Section 13, the provisions of this Section 4 shall not prevent the making and acceptance of such Scheduled Payment, together with any additional default interest as is due on the Notes, if any, on or after the date immediately following the termination of such Non-Payment Blockage Period. In the event that, notwithstanding the foregoing, the Borrower or any Subsidiary thereof or any other Obligor shall make any payment or distribution to any Holder prohibited by the foregoing provisions of this Section 4, then and in such event such payment or distribution shall be segregated and held for the benefit of and immediately shall be paid over to the First Lien Agent for application against First Lien Indebtedness remaining unpaid until the Discharge of First Lien Indebtedness.

SECTION 5. Standstill. A Standstill Period shall commence upon the commencement of a Payment Blockage Period or a Non-Payment Blockage Period. The Holders and the Collateral Agent will not commence any Enforcement Action relative to the Borrower or any Subsidiary of the Borrower or the Collateral during the Standstill Period. Upon the termination of the Standstill Period, the Holders and the Collateral Agent may exercise all rights or remedies they may have in law or equity; provided, however, that if a Standstill Period terminates solely pursuant to clause (e) of the definition thereof, neither the Collateral Agent nor any Holder shall exercise any remedies against, or attempt to foreclose upon, garnish, sequester or execute upon, any Collateral (other than to file or record any judgment Liens it may have obtained against such Collateral) during the period that such Standstill Period would have been in effect but for termination pursuant to clause (e) of the definition of “Standstill Period” and until such time as such Standstill Period would have terminated pursuant to any other clause of the definition thereof; and provided further, that the Payment Blockage Period or the Non-Payment Blockage Period, as the case may be, if not also terminated, shall continue for its full period notwithstanding the termination of the Standstill Period. Notwithstanding the foregoing, no Standstill Period may be commenced while any other Standstill Period exists or within 180 days following the termination of any prior Standstill Period (provided that this sentence shall not relieve any Holder or the Collateral Agent of its obligation to provide notice under Section 10).

SECTION 6. Insolvency; Bankruptcy; Etc. In the event of the institution of any Insolvency Proceeding relative to the Borrower or any Obligor, then:

(a) The Holders shall not be entitled to receive any direct or indirect payment or distribution of any kind or character, whether in cash, Property or securities other than Scheduled Payments on a Scheduled Payment Date to the extent permitted by the other provisions of this Agreement and other than Reorganization Securities that are received in accordance with Section 6(g) or (i) on account of the Second Lien Indebtedness until the Discharge of First Lien Indebtedness.

(b) Any direct or indirect payment or distribution of any kind or character, whether in cash, Property or securities, by setoff or otherwise, which may be payable or deliverable in such proceedings in respect of the Second Lien Indebtedness but for the provisions of this Agreement, but in each case other than Reorganization Securities that are received in accordance with Section 6(g) or (i), shall be paid or delivered by the Person making such payment or distribution, whether the Borrower, a Subsidiary of the Borrower, a trustee in bankruptcy, a receiver, a liquidating trustee, or otherwise, directly to the holders of First Lien Indebtedness or the First Lien Agent, to the extent necessary to make payment in full in cash of all First Lien Indebtedness remaining unpaid and fully cash collateralize all outstanding letters of credit constituting First Lien Indebtedness. In the event that, notwithstanding the foregoing provisions of this Section 6, any Holder or the Collateral Agent or any of their advisors or professionals shall have received any such payment or distribution of any kind or character, whether in cash, Property or securities, by setoff or otherwise, before the Discharge of First Lien Indebtedness, which is to be paid to the holders of First Lien Indebtedness under the foregoing provisions of this Section 6, then and in such event such payment or distribution (including any payment in respect of any Second Lien Indebtedness received within thirty (30) days of the institution of an Insolvency Proceeding) shall be segregated and held for the benefit of and immediately shall be paid over to the holders of First Lien Indebtedness or the First Lien Agent for application to the payment of all First Lien Indebtedness remaining unpaid until the Discharge of First Lien Indebtedness.

(c) If no proof of claim is filed in any Insolvency Proceeding with respect to any of the Second Lien Indebtedness by the tenth (10th) day prior to the bar date for any such proof of claim, the First Lien Agent may, after notice to the Holders or the Collateral Agent, file such a proof of claim on behalf of the Holders, and each Holder hereby irrevocably appoints the First Lien Agent as its agent and attorney-in-fact for such limited purpose.

(d) If the Borrower or any other Obligor shall be subject to any Insolvency Proceeding and the First Lien Agent shall consent to or shall not object to the use of cash collateral on which the First Lien Agent or any other creditor has a Lien or shall agree to permit the Borrower or any other Obligor to obtain financing, whether from the holders of First Lien Indebtedness or any other entity under Section 363 or Section 364 of the Bankruptcy Code or any similar bankruptcy law (each, a “DIP Financing”), then the Collateral Agent, on behalf of itself and the Holders, agrees and each of the Holders by its acceptance of a Note agrees that so long as (i) the aggregate principal amount of Indebtedness incurred pursuant to such DIP Financing, together with the aggregate principal amount of all other outstanding First Lien Indebtedness, would not exceed the Maximum First Lien Principal Amount at such time, (ii) First Lien Agent, the First Lien Lenders and the other First Lien Secured Parties all do not raise an objection to the Collateral Agent’s retaining a Lien on the Collateral (including proceeds thereof arising after the commencement of such proceeding) with the same priority as existed prior to the commencement of such Insolvency Proceeding under applicable law, (iii) First Lien Agent, the First Lien Lenders and the other First Lien Secured Parties all do not raise an objection to the Collateral Agent’s receiving a replacement Lien on assets and properties of the Borrower and the Obligors, including properties and assets arising after the commencement of such Insolvency Proceeding, or a superpriority administrative expense claim under Section 507(b) of the Bankruptcy Code, to the same extent granted to First Lien Agent, with the same priority as existed prior to the commencement of such Insolvency Proceeding under applicable law, and (iv) such use of cash collateral or DIP Financing is subject to the terms of this Agreement, it will raise no objection to such use of cash collateral or to any Liens securing a DIP Financing or to such DIP Financing or to any or all of the First Lien Lenders or their respective Affiliates providing such DIP Financing and, to the extent the Liens securing First Lien Indebtedness are subordinated or pari passu with such DIP Financing the Collateral Agent will subordinate its Liens in the Collateral to the Liens securing such DIP Financing (and all obligations relating thereto) and the Liens securing the First Lien Indebtedness on the terms of this Agreement and to the extent the Collateral Agent or any Holder shall receive any payment or distribution in respect of any such administrative expense and superpriority administrative expense claims it shall be segregated and held in trust for the benefit of and shall be paid over to the First Lien Agent for application on the First Lien Indebtedness until Discharge of First Lien Indebtedness;

provided that the foregoing shall not prevent the Holders from (A) objecting to any use of cash collateral or DIP Financing that permits the holders of First Lien Indebtedness (or any subset thereof) to be granted adequate protection in the form of additional collateral or an administrative expense claim to the extent such adequate protection or administrative expense claim is not granted to the Collateral Agent, in the form of a Lien on such additional collateral that is subordinated to the Liens securing First Lien Indebtedness and such DIP Financing (and all obligations relating thereto) on the same basis as the other Liens securing the Notes are so subordinated to First Lien Indebtedness under this Agreement, or as an administrative expense claim, as the case may be, (B) objecting to any use of cash collateral or DIP Financing that purports to govern or control the provisions or content of a plan of reorganization (other than providing for satisfaction in full in cash of the DIP Financing and the First Lien Indebtedness on or prior to the effective date of such plan of reorganization), or (C) seeking adequate protection in connection with the use of cash collateral or a DIP Financing junior to any adequate protection to the First Lien Indebtedness in accordance with the priorities set forth in this Agreement and objecting to such use of cash collateral or DIP Financing to the extent such adequate protection is not granted.

(e) If the Borrower or any other Obligor shall be subject to any Insolvency Proceeding and the First Lien Agent consents to or does not object to the Borrower’s or any other Obligor’s selling, leasing or otherwise disposing of Collateral free and clear of the Liens securing First Lien Indebtedness or other claims under Section 363 of the Bankruptcy Code, then the Collateral Agent, on behalf of itself and the Holders, and each Holder by its acceptance of a Note, agrees that it will raise no objection to such sale, lease or other disposition of Collateral, provided that the net cash proceeds of such sale, lease or other disposition are applied against First Lien Indebtedness until the Discharge of First Lien Indebtedness, with any excess cash proceeds to be applied to the Second Lien Indebtedness; and provided further that the respective Liens of the First Lien Agent and the Collateral Agent shall attach to any non-cash proceeds in accordance with the priorities set forth in this Agreement.

(f) Until the Discharge of First Lien Indebtedness has occurred, the Collateral Agent, on behalf of itself and the Holders, and each Holder by its acceptance of a Note agrees that it shall not seek relief from the automatic stay or any other stay in any Insolvency Proceeding in respect of the Collateral (except, if the First Lien Agent, on behalf of itself and the holders of First Lien Indebtedness, seeks relief from the automatic stay to exercise its rights against the Collateral under and in accordance with this Agreement, then the Collateral Agent, on behalf of itself and the Holders, may seek limited relief from the automatic stay to preserve its right, subject to Section 24, to receive proceeds of Collateral payable to it and the Holders under and in accordance with this Agreement), without the prior written consent of either the First Lien Agent or the Required Lenders (as defined in the First Lien Credit Agreement as in effect on the date hereof).

(g) The holders of First Lien Indebtedness, on the one hand, and the Holders, on the other hand, shall be entitled to vote as separate classes with respect to any plan of reorganization in connection with any Insolvency Proceeding; provided, however, that the Collateral Agent, on behalf of itself and the Holders, and each Holder by its acceptance of a Note, agrees that it shall not take any action or vote in any way which is inconsistent with the terms of this Agreement or otherwise supports any plan of reorganization that would grant the Holders any Reorganization Securities (of the type described in clause (a) of the definition thereof) without also granting the holders of First Lien Indebtedness Reorganization Securities ranking pari passu or senior thereto (having the priorities described in clause (i) below) unless (x) holders of First Lien Indebtedness constituting Required Lenders (as defined in the First Lien Credit Agreement as in effect on the day hereof) which are not Affiliates of the Borrower also vote in favor of such plan of reorganization or (y) the Discharge of First Lien Indebtedness has occurred or will occur upon confirmation as a result of such plan or reorganization. Each of the First Lien Agent, on behalf of the First Lien Secured Parties and the Collateral Agent on behalf of the Holders, and each Holder by its acceptance of a Note, agrees that, without the written consent of the other, it will not seek to vote with the other as a single class in connection with any plan of reorganization in any Insolvency Proceeding. Except as provided in this Section 6, nothing in this Agreement is intended, or shall be construed, to limit the ability of the Collateral Agent or the Holders to vote on or object to any plan of reorganization or confer to any holder of First Lien Indebtedness the right to vote on behalf of the Collateral Agent or the Holders in any Insolvency Proceeding.

(h) This Agreement, which the parties hereto expressly acknowledge is a “subordination agreement” under Section 510(a) of the Bankruptcy Code, shall, for the avoidance of any doubt, be effective before, during and after the commencement of an Insolvency Proceeding. All references in this Agreement to Obligor or any of its subsidiaries shall include such Obligor or such subsidiary, as applicable, as a debtor-in-possession and any receiver or trustee for such Obligor or such subsidiary, as applicable, in any Insolvency Proceeding.

(i) If, in any Insolvency Proceeding, debt obligations of the reorganized debtor secured by Liens upon any property of the reorganized debtor are distributed, pursuant to a plan of reorganization or similar dispositive restructuring plan, on account of both the First Lien Indebtedness and the Second Lien Indebtedness, then, to the extent the debt obligations distributed on account of the First Lien Indebtedness and on account of the Second Lien Indebtedness are secured by Liens upon the same assets or property, the provisions of this Agreement will survive the distribution of such debt obligations pursuant to such plan and will apply with like effect to the Liens securing such debt obligations.

(j) (x) The Collateral Agent, for itself and on behalf of the Holders, and each Holder by its acceptance of a Note, agrees that it shall not oppose or seek to challenge any claim by the First Lien Agent or any other First Lien Secured Party for allowance in any Insolvency Proceeding of First Lien Indebtedness consisting of post-petition interest, fees, premiums, penalties, yield protections, breakage costs, damages, indemnification obligations, reimbursement obligations, and expenses (including, without limitation, administrative expenses and reasonable fees and expenses of counsel, accountants and other professional advisors to the First Lien Secured Parties) to the extent of the value of the Lien of the holders of First Lien Indebtedness, without regard to the existence of the Lien of the Collateral Agent on behalf of the Holders on the Collateral. (y) The First Lien Agent, for itself and on behalf of the other First Lien Secured Parties, agrees that no First Lien Secured Party shall oppose or seek to challenge any claim by the Collateral Agent or any other Holder for allowance in any Insolvency Proceeding of Second Lien Indebtedness consisting of post-petition interest, fees, premiums, penalties, yield protections, breakage costs, damages, indemnification obligations, reimbursement obligations, and expenses (including, without limitation, administrative expenses and reasonable fees and expenses of counsel, accountants and other professional advisors to the Holders) to the extent of the value of the Lien of the Holders (taking into account the Liens of the holders of First Lien Indebtedness on the Collateral), it being agreed for the avoidance of doubt that any such claim and any distribution or payment in respect thereof shall be segregated and held in trust for the benefit of and shall be paid over to the First Lien Agent for application on the First Lien Indebtedness until Discharge of First Lien Indebtedness.

(k) The Collateral Agent, for itself and on behalf of the Holders, and each Holder by its acceptance of a Note, waives any claim any Holder may hereafter have against any First Lien Secured Party arising out of (a) the election by any First Lien Secured Party of the application of Section 1111(b)(2) of the Bankruptcy Code, or any comparable provision of any other Bankruptcy Law, or (b) any use of cash collateral or financing arrangement, or any grant of a security interest in the Collateral, in any Insolvency Proceeding.

(l) Subject to the other terms of this Section 6, until the Discharge of First Lien Indebtedness has occurred, upon the commencement of an Insolvency Proceeding with respect to the Borrower or any Obligor and for a period of 179 days thereafter, the Holders and the Collateral Agent will not commence any Enforcement Action relative to the Borrower or any Subsidiary of the Borrower or any Collateral.

(m) The Collateral Agent, for itself and on behalf of the Holders, and each Holder by its acceptance of a Note, agrees that it shall not contest, or support any person in contesting, (i) any request by the First Lien Agent or any other First Lien Secured Party for adequate protection or (ii) any objection, based on a claim of a lack of adequate protection, by the First Lien Agent or any other First Lien Secured Party to any motion, relief, action or proceeding. Notwithstanding the immediately preceding sentence, if, in connection with any DIP Financing or use of cash collateral, (A) any First Lien Secured Party is granted adequate protection in the form of an administrative expense claim or a Lien on additional collateral, the Collateral Agent may, for itself and on behalf of the Holders, seek or request adequate protection in the form of an administrative expense claim or a Lien on such additional collateral, which Lien will be subordinated to the Liens on the First Lien Collateral on the same basis as the other Second Lien Collateral is subordinated to the First Priority Liens under this Agreement or (B) the Collateral Agent or any Holder is granted adequate protection in the form of a Lien on additional collateral, the First Lien Agent shall, for itself and on behalf of the other First Lien Secured Parties, be granted adequate protection in the form of a Lien on such additional collateral that is senior to the Collateral Agent’s Lien thereon as security for the First Lien Indebtedness.

(n) Notwithstanding anything to the contrary in this Agreement, the Collateral Agent or any Holder may take all actions (i) in its capacity as a member of any official committee (other than an official committee for the holders of Second Lien Indebtedness) in an Insolvency Proceeding, and nothing in this Agreement is intended to bind the Collateral Agent or any Holder in such capacity, and (ii) necessary to preserve a deficiency claim, if any, the Collateral Agent or any Holder may possess, provided such action shall not cause such party to violate its other obligations and agreements in Section 6.

(o) The Collateral Agent on behalf of itself and on behalf of the Holders, and each Holder by acceptance of a Note, agrees it will not object to or oppose a motion to liquidate or sell the Borrower or any other Obligor if the First Lien Agent has consented to such sale so long as such sale is to unaffiliated third parties, such sale is pursuant to a court approved procedure or pursuant to a report rendered by an independent consultant to the effect such sale is for fair value and respective Liens of the holders of the First Lien Indebtedness and the Second Lien Indebtedness attach to the proceeds thereof.

SECTION 7. No Impairment. No right of any present or future holder of First Lien Indebtedness to enforce subordination as herein provided shall at any time in any way be prejudiced or impaired by any act or failure to act on the part of the Borrower or any Subsidiary of the Borrower or by any non-compliance by the Borrower or any Subsidiary of the Borrower with the terms, provisions, and covenants of this Agreement, any Second Lien Document, or any First Lien Loan Document, regardless of any knowledge thereof any such First Lien Lender may have or be otherwise charged with.

SECTION 8. Rights of Creditors; Subrogation. The provisions of this Agreement are for the purpose of defining the relative rights of the holders of First Lien Indebtedness on the one hand, and the Holders on the other hand, and nothing herein shall impair, as between the Borrower and Obligors and the Holders, the obligations of the Borrower and the Obligors, which are unconditional and absolute, to pay to the Holders the principal on the Notes and any premium and interest thereon and other amounts under the Second Lien Documents in accordance with their terms and the provisions hereof and thereof, nor shall anything herein, except as otherwise expressly provided in Sections 3, 4, 5 and 6 and subject to the other terms of this Agreement, prevent the Holders from exercising all remedies of an unsecured creditor otherwise permitted by Applicable Law or hereunder (including the right to demand payment and sue for performance hereof and of the Holders to accelerate the maturity thereof as provided by the terms of the Second Lien Documents). The Collateral Agent, for itself and on behalf of the Holders, and each Holder by its acceptance of a Note, agrees not to assert any rights of subrogation it or they may acquire as a result of any payment by it or them to the First Lien Agent pursuant to this Agreement, until the Discharge of First Lien Indebtedness has occurred. Upon the Discharge of First Lien Indebtedness, the Holders shall, to the extent of any payments or distributions paid or delivered to the holders of First Lien Indebtedness or otherwise applied to First Lien Indebtedness pursuant to the provisions of this Agreement, be subrogated to the rights of the holders of First Lien Indebtedness to receive payments or distributions of assets of the Borrower and its Subsidiaries made on First Lien Indebtedness (and any security therefor) until the Second Lien Indebtedness shall be paid in full (and, for this purpose, no such payments or distributions paid or delivered to the holders of First Lien Indebtedness or otherwise applied to First Lien Indebtedness shall be deemed to have discharged the Second Lien Indebtedness), and, for the purposes of such subrogation, no payments to the holders of First Lien Indebtedness of any cash, assets, stock, or obligations to which the Holders would be entitled except for the provisions of this Agreement shall, as between the Borrower, the Obligors, any of their respective creditors (other than the holders of First Lien Indebtedness), and the Holders, be deemed to be a payment by the Borrower or any Obligor to or on account of the Second Lien Indebtedness. The fact that failure to make any payment on account of the Notes is caused by reason of the operation of any provision of this Agreement shall not be construed as preventing the occurrence of a Second Lien Event of Default.

SECTION 9. Payments on First Lien Indebtedness. In the event that the Collateral Agent or any Holder determines in good faith that evidence is required with respect to the right of any holder of First Lien Indebtedness to participate in any payment or distribution pursuant to this Agreement or the amount of such participation, the Collateral Agent or such Holder (as the case may be) may request such Person to furnish evidence to the reasonable satisfaction of the Collateral Agent or such Holder (as the case may be) as to the amount of First Lien Indebtedness held by such Person, the extent to which such Person is entitled to participate in such payment or distribution and any other material facts pertinent to the rights of such Person under this Agreement, and if such evidence is not furnished, the Collateral Agent or such Holder (as the case may be) may defer any payment to such Person pending judicial determination as to the right of such Person to receive such payment; provided that, upon the written request of such Person to the Collateral Agent or such Holder (as the case may be), such payment shall be made to the court having jurisdiction over such judicial determination or to another Person mutually satisfactory to such Person and the Collateral Agent or such Holder (as the case may be), as escrowee, to be held and invested pending such judicial determination in accordance with such instructions as shall be mutually satisfactory to such Person and the Collateral Agent or such Holder (as the case may be) and upon such judicial determination becoming final and non-appealable to be distributed in accordance therewith to the Person entitled thereto. This Agreement is intended to subordinate the Second Lien Indebtedness only to the First Lien Indebtedness, and nothing in this Agreement should be construed to subordinate the Second Lien Indebtedness to any other liabilities of the Borrower or any Obligor.

SECTION 10. Notice of Acceleration, Enforcement Action.

(a) Each Holder by acceptance of a Note agrees that in the event any Second Lien Event of Default shall exist, and as a result thereof, any Holder or the Collateral Agent accelerates maturity of any of the Second Lien Indebtedness, then such Holder or Collateral Agent shall give prompt (and in any event within one (1) Business Day) notice thereof in writing to the holders of First Lien Indebtedness or the First Lien Agent.

(b) Each Holder by acceptance of a Note agrees that in the event any Second Lien Event of Default shall exist, and as a result thereof, any Holder or the Collateral Agent intends to commence any Enforcement Action, then such Holder or the Collateral Agent shall first deliver notice thereof in writing to the First Lien Agent not less than ten (10) days prior to taking any such Enforcement Action.

SECTION 11. Reinstatement. The provisions of this Agreement shall remain in force and effect until the Discharge of First Lien Indebtedness. To the extent any payment of or distribution in respect of First Lien Indebtedness (whether by or on behalf of the Borrower or any of its Subsidiaries, as proceeds of security or enforcement of any right of set off or otherwise) is declared to be fraudulent or preferential, set aside or required to be paid to the Borrower or any Subsidiary of the Borrower or any other Obligor or any receiver, trustee in bankruptcy, liquidating trustee, agent or other similar person under any bankruptcy, insolvency, receivership, fraudulent conveyance or similar law, then if such payment or distribution is recovered by, or paid over to, the Borrower or any Subsidiary of the Borrower or any other Obligor or such receiver, trustee in bankruptcy, liquidating trustee, agent or other similar Person, the First Lien Indebtedness or part thereof originally intended to be satisfied shall be deemed to be reinstated and outstanding as if such payment has not occurred and the provisions of this Agreement shall continue to be applicable in respect of said reinstated First Lien Indebtedness.

SECTION 12. Rights of Holders of First Lien Indebtedness. The holders of First Lien Indebtedness may, at any time and from time to time subject to the terms of First Lien Indebtedness, without the consent of or notice to the Holders or the Collateral Agent, without incurring responsibility to the Collateral Agent or the Holders and without impairing or releasing the subordination or other benefits provided in this Agreement or the obligations hereunder of the Holders to the holders of First Lien Indebtedness, do any one or more of the following: (a) change the manner, place or terms of payment, or extend or postpone the time of payment of, or renew, increase (but not in excess of the Maximum First Lien Principal Amount at the time thereof), alter or amend, the First Lien Indebtedness or any instrument evidencing the same or any of the First Lien Loan Documents or alter or amend or release any liability of any obligor thereon; (b) sell, exchange, release or otherwise deal with any property pledged, mortgaged or otherwise securing First Lien Indebtedness so long as, in each case, such action does not conflict with the other terms of this Agreement; (c) settle or compromise any First Lien Indebtedness or any liability of any obligor thereon or release any Person liable in any manner for the payment of First Lien Indebtedness; and (d) waive any default under First Lien Indebtedness and exercise or refrain from exercising or releasing any rights against the Borrower, any Subsidiary of the Borrower or any other Person. The foregoing provisions are not intended to permit a change to the definition of “First Lien Indebtedness.”

SECTION 13. Amendments. No amendment, supplement, restatement or other modification to, or waiver or consent in respect of, this Agreement, or the definitions used in this Agreement shall be effective unless it is in writing and made with the prior written consent of the “Required Lenders” as defined in the First Lien Credit Agreement which are not Affiliates of the Borrower or by the First Lien Agent on their behalf and the written consent of the Collateral Agent or, if required pursuant to the terms of the Indenture, holders of a majority of the principal amount of the Notes at such time outstanding (it being understood that the consent of the Obligors is not required for any such amendment, supplement, restatement, modification, consent or waiver to this Agreement to be effective).

SECTION 14. Identity for Notice Purposes. For purposes of any notice required or permitted to be given hereunder by the First Lien Agent to the Collateral Agent, or by the Collateral Agent to the First Lien Agent, the First Lien Agent or Collateral Agent, as the case may be, shall be entitled to rely, conclusively, on the identity and address of the Collateral Agent as set forth in the Indenture or the address of the First Lien Agent as set forth in the First Lien Credit Agreement, as the case may be, or as otherwise set forth in the most recent notice received by the First Lien Agent from the Collateral Agent or the Collateral Agent from the First

Lien Agent, as the case may be, referring to this Agreement for purposes of providing its address. The Holders agree that any notices required to be given to the Holders shall be effective if such notice is given to the Collateral Agent or other representative of the Holders. For so long as any of the Second Lien Indebtedness is outstanding, the Holders agree to use reasonable efforts to designate and maintain an agent or other representative for such purposes. The First Lien Lenders by acceptance of the benefits of this Agreement agree that any notices required to be given to the First Lien Lenders shall be effective if notice is given to the First Lien Agent or other representative of the First Lien Lenders. So long as the First Lien Indebtedness is outstanding, the First Lien Lenders by acceptance of the benefits of this Agreement agree to use reasonable efforts to designate and maintain an agent or other representative for such purposes.

SECTION 15. Liens.

(a) Notwithstanding the date, manner or order of grant, attachment or perfection of any Liens securing the Second Lien Indebtedness granted on the Collateral or of any Liens securing First Lien Indebtedness granted on the Collateral and notwithstanding any provision of the Uniform Commercial Code or any Applicable Law or the Second Lien Documents or any other circumstance whatsoever, the Collateral Agent, on behalf of itself and the Holders, and each Holder by its acceptance of a Note, agrees that: (i) any Lien on the Collateral securing any First Lien Indebtedness now or hereafter held by or on behalf of any holder of any First Lien Indebtedness, the First Lien Agent or any other agent or trustee therefor, regardless of how acquired, whether by grant, possession, statute, operation of law, subrogation or otherwise, shall be senior in right, priority, operation, effect and all other respects and prior to any Lien on the Collateral securing any of the Second Lien Indebtedness; and (ii) any Lien on the Collateral now or hereafter held by or on behalf of any Holder, the Collateral Agent or any other agent or trustee therefor regardless of how acquired, whether by grant, possession, statute, operation of law, subrogation or otherwise, shall be junior and subordinate in right, priority, operation, effect and all other respects to all Liens on the Collateral securing any First Lien Indebtedness. All Liens on the Collateral securing any First Lien Indebtedness shall be and remain senior in right, priority, operation, effect and all other respects and prior to all Liens on the Collateral securing any Second Lien Indebtedness for all purposes, whether or not such Liens securing any First Lien Indebtedness are subordinated to any Lien securing any other obligation of the Borrower, any other Obligor or any other Person.

(b) The Collateral Agent, each Holder by acceptance of a Note, the First Lien Agent and each First Lien Lender by acceptance of the benefits of this Agreement agrees that it will not, and hereby waives any right to, initiate, join in or prosecute any claim, action or other proceeding challenging or contesting the priority, validity, perfection or enforceability of any of the First Lien Indebtedness, the Second Lien Indebtedness or any of the Liens securing the First Lien Indebtedness or the Second Lien Indebtedness.

(c) Until the Discharge of First Lien Indebtedness, the parties hereto agree that neither the Borrower nor any Obligor shall grant or permit, nor shall the First Lien Agent or Collateral Agent accept, any additional Liens on any asset of such Person to secure (i) any Second Lien Indebtedness unless it has also granted a Lien on such asset to secure all of the First Lien Indebtedness or (ii) any First Lien Indebtedness unless immediately after giving effect to such grant or concurrently therewith, it will grant a Lien on such asset to secure the Second Lien Indebtedness. To the extent that the foregoing provisions are not complied with for any reason, without limiting any other rights and remedies available to the First Lien Agent and/or the holders of First Lien Indebtedness, the Collateral Agent, on behalf of itself and the Holders, and each Holder by its acceptance of a Note, agrees that any amounts received by or distributed to it pursuant to or as a result of Liens granted in contravention of this Section 15 shall be subject to Sections 3, 4, 5, 6 and 24.

(d) The parties hereto agree that it is their intention that the First Lien Collateral and the Second Lien Collateral be identical. In furtherance of the foregoing and of Section 15(d), the parties hereto agree, subject to the other provisions of this Agreement:

(i) upon request by the First Lien Agent or the Collateral Agent, to cooperate in good faith (and to direct their counsel to cooperate in good faith) from time to time in order to determine the specific items included in the First Lien Collateral and the Second Lien Collateral and the steps taken to perfect their respective Liens thereon and the identity of the respective parties obligated under the First Lien Loan Documents and the Second Lien Documents; and

(ii) that the applicable Second Lien Documents shall be substantially in the same forms (except for differences relating to the subordination of the Liens securing the Second Lien Indebtedness to the Liens securing First Lien Indebtedness and except that any Pledged Collateral shall be held by the First Lien Agent in accordance with Section 18) as the Security Documents (as defined in the First Lien Credit Agreement), respectively.

(e) If, in connection with:

(i) the exercise of the First Lien Agent’s remedies in respect of the Collateral, including any sale, lease, exchange, transfer or other disposition of any such Collateral; or

(ii) any sale, lease, exchange, transfer or other disposition (any of the foregoing, a “Disposition”) of any Collateral permitted under the terms of the First Lien Loan Documents or clause (e) of Section 6; or

(iii) the incurrence of any Lien on any Collateral pursuant to the terms of clauses (c), (d), (e) or (r) of Section 7.2.3 of the First Lien Credit Agreement [and of clauses (4), (5), (7), (11) or (14) of the definition of Permitted Liens under the Indenture,] and the Person holding the Indebtedness secured by such Lien, as a condition to the incurrence of such Indebtedness, requires the release of the respective Liens of the First Lien Agent and the holders of First Lien Indebtedness and the Collateral Agent and the Holders on such Collateral; or

(iv) a sale or liquidation described in clause (o) of Section 6,

the First Lien Agent, for itself or on behalf of any of the holders of First Lien Indebtedness, releases any of its Liens on any part of the Collateral, or releases any guarantor from its obligations under its guaranty of First Lien Indebtedness, then, the Liens, if any, of the Collateral Agent, for itself or for the benefit of the Holders, on such Collateral, and the obligations of such guarantor under its guaranty of the Second Lien Indebtedness, if applicable, and any deficiencies, if any, that exist shall be automatically, unconditionally and simultaneously released and the Collateral Agent, for itself or on behalf of any such Holders, shall promptly execute and deliver to the First Lien Agent or such Obligor at the sole cost and expense of such Obligor such termination statements, releases and other documents as the First Lien Agent or such Obligor may request to effectively confirm such release; provided that, if, after giving effect to any such exercise of remedies or disposition, the Discharge of First Lien Indebtedness shall have occurred, the Collateral Agent and the Holders shall receive (or shall be entitled to receive) any residual cash or cash equivalents remaining that they would have been entitled to receive but for the provisions of this Section 15(e), and provided further that such release of Liens of the Collateral Agent is conditioned upon the application of any proceeds received by the First Lien Agent or any First Lien Lender resulting from the actions described in this paragraph (e) to repay the First Lien Indebtedness.

Until the Discharge of First Lien Indebtedness occurs, the Collateral Agent, for itself and on behalf of the Holders, hereby irrevocably constitutes and appoints the First Lien Agent and any officer or agent of the First Lien Agent, with full power of substitution, as its true and lawful attorney-in-fact with full irrevocable power and authority in the place and stead of the Collateral Agent or such Holder or in the First Lien Agent’s own name, for the purpose of carrying out the terms of this Section 15(e), to take any and all appropriate action and to execute any and all documents and instruments which may be necessary or desirable to accomplish the purposes of this Section 15(e), including any endorsements or other instruments of transfer or release no earlier than 10 Business Days after any request by the First Lien Agent addressed to the Collateral Agent to do the same, provided that the Collateral Agent should have failed to do so.

Such appointment is coupled with an interest and irrevocable.

The Collateral Agent, for itself and on behalf of the Holders, and each Holder by its acceptance of a Note, agrees that, subject to their rights to take Second Lien Allowed Actions and any other actions expressly permitted by the terms of this Agreement (in the circumstances described), whether or not any Insolvency Proceeding has been commenced, the Holders:

(i) will not contest, protest or object to any foreclosure action or proceeding brought by the First Lien Agent or any other First Lien Secured Party, or any other enforcement or exercise by any First Lien Secured Party of any rights or remedies relating to the Collateral under the First Lien Loan Documents or otherwise;

(ii) will not object to the forbearance by the First Lien Agent or any other First Lien Secured Party from commencing or pursuing any foreclosure action or proceeding or any other enforcement or exercise of any rights or remedies with respect to any of the Collateral;

(iii) will not take any action that would, or could reasonably be expected to, hinder, in any manner, any exercise of remedies under the First Lien Loan Documents, including any Disposition of any Collateral, whether by foreclosure or otherwise;

(iv) will not object to the manner in which the First Lien Agent or any other First Lien Secured Party may seek to enforce their rights against or collect the First Lien Indebtedness or the First Lien Collateral, regardless of whether any action or failure to act by or on behalf of the First Lien Agent or any other First Lien Secured Party is, or could be, adverse to the interests of the Holders, and will not assert, and hereby waive, to the fullest extent permitted by law, any right to demand, request, plead or otherwise assert or claim the benefit of any marshalling, appraisal, valuation or other similar right that may be available under applicable law with respect to the Collateral or any similar rights a junior secured creditor may have under applicable law; and

(v) will not attempt, directly or indirectly, whether by judicial proceeding or otherwise, to challenge or question the validity or enforceability of any First Lien Indebtedness or any First Lien Collateral Document, including this Agreement, or the validity or enforceability of the priorities, rights or obligations established by this Agreement.

In addition to the rights and obligations of the First Lien Agent, the Collateral Agent, the holders of the First Lien Indebtedness and the Holders set forth herein, in the event that in any Insolvency Proceeding a determination is made that Liens encumbering any Collateral is not enforceable for any reason, then the Collateral Agent and the Holders agree that, subject to their rights in respect thereof as set forth in Section 8 hereof, any distribution or recovery they may receive with respect to, or allocable to, the value of such Collateral or any proceeds thereof shall (for so long as the Discharge of the First Lien Indebtedness has not occurred) be segregated and held in trust and forthwith paid over to the First Lien Agent for the benefit of the holders of First Lien Indebtedness, in the same form as received, without recourse, representation or warranty (other than a representation of the Collateral Agent that it has not otherwise sold, assigned, transferred or pledged any right, title or interest in and to such distribution or recovery) but with any necessary endorsements or as a court of competent jurisdiction may otherwise direct until such time as the Discharge of First Lien Indebtedness has occurred. The First Lien Agent is hereby authorized to make any such endorsements as agent for the Collateral Agent or any such Holders. This authorization is coupled with an interest and is irrevocable.

SECTION 16. Insurance. Unless and until the Discharge of First Lien Indebtedness has occurred, the First Lien Agent and the holders of First Lien Indebtedness shall have the sole and exclusive right, subject to the rights of the Borrower under the First Lien Loan Documents, to adjust settlement for any insurance policy covering the Collateral in the event of any loss thereunder and to approve any award granted in any condemnation or similar proceeding (or any deed in lieu of condemnation) affecting the Collateral. Unless and until the Discharge of First Lien Indebtedness has occurred, and subject to the rights of the Borrower under the First Lien Loan Documents, all proceeds of any such policy and any such award (or any payments with respect to a deed in lieu of condemnation) if in respect to the Collateral shall be paid to the First Lien Agent for the benefit of the holders of First Lien Indebtedness pursuant to the terms of the First Lien Loan Documents (including for purposes of cash collateralization of, if any, letters of credit and Eligible Hedging Agreements) and thereafter, to the Collateral Agent for the benefit of the Holders to the extent required under the Second Lien Documents and then to the holder of such policy, such other Person as may be entitled thereto or as a court of competent jurisdiction may otherwise direct. If the Collateral Agent or any Holder shall, at any time, receive any proceeds of any such insurance policy or any such award or payment in contravention of this Agreement, it shall pay such proceeds over to the First Lien Agent in accordance with the terms of this Section 16.

SECTION 17. Amendments to First Lien Loan Documents and Second Lien Documents.

(a) Without the prior written consent of the First Lien Agent (and any required consent of the First Lien Lenders), no Second Lien Document may be amended, supplemented or otherwise modified to the extent such amendment, supplement or modification would (i) increase the then outstanding aggregate principal amount of the Notes under the Indenture to an amount exceeding the Maximum Second Lien Principal Amount, (ii) contravene the provisions of this Agreement, (iii) increase the interest or the yield (whether payable in cash or in kind) on the Notes by more than 2.0% per annum in the aggregate (exclusive, for the avoidance of doubt, of any imposition of up to 2.0% of “default” interest) or set a floor or minimum for any reference rate of interest or component of interest, (iv) provide for dates for or frequency of payment of principal, interest, premium (if any) or fees which are earlier or more frequent than such dates under the Indenture as in effect on the date hereof, (v) provide for any covenant, event of default or remedy which is more restrictive in any material respect on any Obligor than that set forth in the Second Lien Documents as in effect on the date hereof unless the applicable First Lien Loan Document provides for such covenant, event of default or remedy, (vi) provide for redemption, prepayment or defeasance provisions that accelerate payments or require new payments in addition to those set forth in the Indenture as in effect on the date hereof, (vii) provide for collateral securing Indebtedness thereunder which is more extensive than the collateral provided with respect to the First Lien Credit Agreement unless the First Lien Agent is granted Liens on such additional Collateral (and the Liens of the First Lien Agent on such additional Collateral shall rank prior to the Liens of the Collateral Agent on such additional Collateral in accordance with this Agreement), or (viii) increase the obligations of any Obligor or confer any additional rights on any Holder which could reasonably be expected to be adverse to the holders of First Lien Indebtedness unless such Obligor has also increased its obligations or conferred additional rights to holders of First Lien Indebtedness. The Collateral Agent shall give notice of and provide copies of such amendment, modification or waiver to the First Lien Agent no later than the tenth Business Day following the effective date of such amendment, modification, waiver or consent, provided that failure to provide such copies shall not impair the effectiveness of such amendment, modification or waiver.

(b) Without the prior written consent of the Collateral Agent (and any required consent of the Holders), no First Lien Loan Document may be amended, supplemented or otherwise modified to the extent such amendment, supplement or modification would (i) increase the then outstanding aggregate principal, stated and/or face amount of the loans and/or letters of credit under the First Lien Indebtedness plus, if any, any undrawn portion of any commitment under the First Lien Loan Documents to an amount exceeding the Maximum First Lien Principal Amount then in effect, (ii) increase the amount of proceeds of dispositions of Collateral that may be retained by the Obligors to an amount greater than permitted under the Indenture on the date hereof, (iii) modify a covenant or event of default that directly restricts the Borrower or the Obligors from making payments under the Indenture that would otherwise be permitted under the First Lien Loan Documents on the date hereof or (iv) provide for collateral securing Indebtedness for Loans under the First Lien Credit Agreement which is more extensive than the collateral provided with respect to the Notes unless the Collateral Agent is granted Liens on such additional Collateral (provided the Liens of the Collateral Agent on such additional Collateral shall rank junior to the Liens of the First Lien Agent on such additional Collateral in accordance with this Agreement).

(c) In the event that the First Lien Agent or the other First Lien Secured Parties and the relevant Obligor enter into any amendment, modification, waiver or consent in respect of any of the First Lien Collateral Documents (other than this Agreement), then such amendment, modification, waiver or consent shall apply automatically to any comparable provisions of the applicable comparable Second Lien Documents, in each case, without the consent of any Holder and without any action by the Collateral Agent, the Borrower or any other Obligor; provided, that no such amendment, modification, waiver or consent shall (i) remove assets subject to the Second Lien Documents or release any such Liens, except to the extent that such release is permitted or required by Section 15 and provided that there is a concurrent release of the corresponding First Lien Collateral, (ii) amend, modify or otherwise affect the rights or duties of the Collateral Agent without its prior written consent or (iii) permit Liens on the Collateral (other than DIP Financing Liens) which are not permitted under the terms of the Second Lien Documents. The First Lien Agent shall give notice of and provide copies of such amendment, modification, waiver or consent to the Collateral Agent no later than the tenth Business Day following the effective date of such amendment, modification, waiver or consent provided that failure to provide such copies shall not impair the effectiveness of such amendment, modification or waiver.

SECTION 18. Agent for Perfection.

(a) The First Lien Agent agrees to hold, maintain control of or be listed as a secured party on any certificate of title or as an additional insured or a loss payee with respect to the Pledged Collateral that is part of the Collateral in its possession, control or with respect to which it is listed as a secured party or an additional insured or a loss payee (or in the possession or control of an agent of the First Lien Agent or with respect to which an agent or bailee, as the case may be, of the First Lien Agent is listed as a secured party or an additional insured or loss payee), including control of any deposit account or securities account (as such terms are defined in the UCC) pursuant to an agreement to which the First Lien Agent is a party, as agent for the holders of First Lien Indebtedness and as gratuitous bailee for the Collateral Agent and any assignee solely for the purpose of perfecting the security interest granted under the First Lien Loan Documents and the Second Lien Documents, subject to the terms and conditions of this Section 18. With respect to perfection of Liens in deposit accounts and/or securities accounts (in each case as defined in the UCC), each of the First Lien Agent and Collateral Agent agrees that the First Lien Agent shall act as agent for the holders of First Lien Indebtedness and the Collateral Agent and any assignee for the purpose of obtaining, maintaining, and enforcing a perfected security interest through control of each of the deposit accounts and securities accounts, subject to the terms and conditions of this Section 18.

(b) Except to the extent otherwise provided in Section 15(e) and until the Discharge of First Lien Indebtedness has occurred, the First Lien Agent shall be entitled to deal with the Pledged Collateral in accordance with the terms of the First Lien Loan Documents and Applicable Law and without regard to the Second Lien Indebtedness or the Second Lien Documents, except to the extent expressly provided in this Agreement. The rights of the Collateral Agent shall at all times be subject to the terms of this Agreement and to the First Lien Agent’s rights under the First Lien Loan Documents.

(c) The First Lien Agent (i) shall have no obligation whatsoever to the holders of First Lien Indebtedness, the Collateral Agent or any Holder to assure that the Pledged Collateral is genuine or owned by any of the Obligors or to preserve rights or benefits of any Person except as expressly set forth in this Section 18 and (ii) shall not be liable for any reason whatsoever to the holders of First Lien Indebtedness, the Collateral Agent or any Holder for any loss, damage or impairment of any of the Pledged Collateral or the value thereof except to the extent of its gross negligence or willful misconduct (as determined by a court of competent jurisdiction in a final and non-appealable judgment). The duties or responsibilities of the First Lien Agent under this Section 18 shall be limited solely to holding the Pledged Collateral as agent in accordance with this Section 18.

(d) The First Lien Agent shall not have by reason of the First Lien Collateral Documents, the Second Lien Documents, this Agreement or any other document a fiduciary relationship in respect of the holders of First Lien Indebtedness, the Collateral Agent or any Holder.

(e) Upon the Discharge of First Lien Indebtedness, the First Lien Agent shall deliver, relinquish control of, authorize its removal as secured party from any certificates of title with respect to, or, if applicable, notify the applicable insurer that the relevant insurance policy issued by such insurer should reflect a change in the additional insured or the loss payee named therein from the First Lien Agent (or its agent) with respect to, the remaining Pledged Collateral (if any) without recourse, representation or warranty (other than a representation of the First Lien Agent that it has not otherwise sold, assigned, transferred or pledged any right, title or interest in and to such Pledged Collateral), together with any necessary endorsements, first, to the Collateral Agent to the extent Second Lien Indebtedness remains outstanding, and second, to the applicable Obligor(s) to the extent no First Lien Indebtedness or Second Lien Indebtedness remain outstanding (in each case, so as to allow such Person to obtain possession or control of, be listed as a secured party (or, in the case of a Obligor, the sole owner) on such certificate of title with respect to, or, if applicable, be listed as an additional insured or a loss payee with respect to, such Pledged Collateral). The First Lien Agent further agrees to take all other action reasonably requested by the Collateral Agent in connection with the Collateral Agent obtaining a first priority interest in the Collateral or as a court of competent jurisdiction may otherwise direct.

SECTION 19. Purchase Right.

(a) For a period of thirty (30) days following (i) the acceleration of First Lien Indebtedness in accordance with Section 8.2 or 8.3 of the First Lien Credit Agreement, (ii) the commencement of an Insolvency Proceeding with respect to the Borrower, (iii) an exercise of the First Lien Agent’s remedies in respect of a material portion of Collateral under Section 15(e)(i) that results in the release of Collateral or the release of a guarantor, which exercise and release would cause a similar release by the Holders under Section 15, or (iv) a payment default under the First Lien Credit Agreement that is not cured or waived within 60 days of its occurrence, then the Holders (or any of them) shall have the option to purchase all, but not less than all, of First Lien Indebtedness from the First Lien Agent and the holders of First Lien Indebtedness by written notice from the Collateral Agent to the First Lien Agent (which notice shall be irrevocable and binding on the Holders seeking to make such purchase).

(b) Upon receipt of such notice to purchase, the First Lien Agent shall not, without the consent of the Collateral Agent (or the representative of the accepting Holders), initiate or pursue any Enforcement Action, provided that the closing of the sale and purchase with respect to First Lien Indebtedness and payment of the purchase price therefor shall be consummated within ten (10) Business Days after receipt by the First Lien Agent of notice to purchase and provided, further, that the foregoing shall not require the consent of the Collateral Agent (or the representative of the accepting Holders) to, or prohibit the First Lien Agent from, taking any action in any Enforcement Action which was pending at the time of receipt of such notice to purchase to the extent required under the circumstances. The First Lien Agent and the holders of First Lien Indebtedness shall have the right to sell to the Holders exercising such option, and such Holders shall purchase from the First Lien Agent and the holders of First Lien Indebtedness, without the prior written consent of the Borrower or any other Obligor.

(c) Upon the date of such purchase and sale, the Holders that have exercised such option shall, pursuant to documentation in form and substance reasonably satisfactory to the First Lien Agent, (i) pay to the holders of First Lien Indebtedness as the purchase price therefor the full amount of all First Lien Indebtedness then outstanding and unpaid (including principal, reimbursement obligations in respect of, if any, letters of credit, the credit exposure of the holders of First Lien Indebtedness under all Eligible Hedging Agreements, interest, fees and expenses, including reasonable attorneys’ fees and legal expenses) at par, (ii) cash collateralize, if any, all letters of credit outstanding under the First Lien Credit Agreement in accordance with the terms of the First Lien Credit Agreement, and (iii) agree to reimburse the First Lien Agent and the holders of First Lien Indebtedness for any loss, cost, damage or expense (including reasonable attorneys’ fees and legal expenses) in connection with any commissions, fees, costs or expenses related to any issued and outstanding letters of credit as described above and any checks or other payments provisionally credited to First Lien Indebtedness, and/or as to which the First Lien Agent or any holder of First Lien Indebtedness has not yet received final payment. Such purchase price and cash collateral shall be remitted by wire transfer in federal funds to such bank account of the First Lien Agent for the ratable account of the First Lien Agent and the holders of First Lien Indebtedness in New York, New York, as the First Lien Agent may designate in writing to the Collateral Agent for such purpose. Interest shall be calculated to but excluding the Business Day on which such purchase and sale shall occur if the amounts so paid by the Holders that have exercised such option to the bank account designated by the First Lien Agent are received in such bank account prior to 1:00 p.m., New York City time and interest shall be calculated to and including such Business Day if the amounts so paid by such Holders to the bank account designated by the First Lien Agent are received in such bank account later than 1:00 p.m., New York City time on such Business Day.

(d) Such purchase shall be expressly made without recourse, representation or warranty of any kind by the First Lien Agent or any holder of First Lien Indebtedness as to First Lien Indebtedness owed to such Person or otherwise, except that each such Person shall represent and warrant: (i) the amount of First Lien Indebtedness being sold by it, (ii) that such Person has not created any Lien on or otherwise assigned any First Lien Indebtedness being sold by it and (iii) that such Person has the right to assign First Lien Indebtedness being assigned by it and its assignment is duly authorized.

SECTION 20. Legend.

The Borrower and each Holder or the Collateral Agent shall cause each mortgage, security agreement and other instrument securing all or any part of the Second Lien Indebtedness to be conspicuously inscribed with a legend substantially in the form and substance as follows:

“ALL LIENS GRANTED BY THIS INSTRUMENT SHALL, TO THE EXTENT SET FORTH IN THAT CERTAIN INTERCREDITOR AGREEMENT DATED _________, 2009 (THE “INTERCREDITOR AGREEMENT”), BY AND AMONG ENERGY XXI GULF COAST, INC. A DELAWARE CORPORATION, THE OBLIGORS PARTIES THERETO, THE ROYAL BANK OF SCOTLAND plc, AS FIRST LIEN AGENT, AND ___________, AS COLLATERAL AGENT AND TRUSTEE, BE SUBORDINATE AND JUNIOR TO ALL LIENS GRANTED BY [OBLIGOR] TO SECURE THE FIRST LIEN INDEBTEDNESS (AS DEFINED IN THE INTERCREDITOR AGREEMENT) REGARDLESS OF THE RELATIVE PRIORITY OF SUCH LIENS AS DETERMINED WITHOUT REGARD TO THIS INTERCREDITOR AGREEMENT, THE PROVISIONS OF WHICH INTERCREDITOR AGREEMENT BEING INCORPORATED HEREIN AND BY THIS REFERENCE BEING MADE A PART HEREOF. IN THE EVENT OF ANY CONFLICT BETWEEN THE TERMS OF THE INTERCREDITOR AGREEMENT AND THIS AGREEMENT, THE TERMS OF THE INTERCREDITOR AGREEMENT SHALL GOVERN AND CONTROL.”

SECTION 21. No Warranties or Liability. The First Lien Agent and the holders of First Lien Indebtedness, by acceptance of the benefits of this Agreement, acknowledge and agree that neither the Collateral Agent nor the Holders have made any express or implied representation or warranty, including with respect to the execution, validity, legality, completeness, collectibility or enforceability of any of the Second Lien Documents, the value or ownership of any Collateral or the perfection or priority of any Liens thereon. The Holders will be entitled to manage and supervise their respective Note obligations under the Second Lien Documents in accordance with Applicable Law and as they may otherwise, in their sole discretion, deem appropriate. The Collateral Agent, on behalf of itself and the Holders, and each of the Holders by acceptance of a Note, acknowledges and agrees that neither the First Lien Agent nor any of the holders of First Lien Indebtedness have made any express or implied representation or warranty, including with respect to the execution, validity, legality, completeness, collectibility or enforceability of any of the First Lien Loan Documents, the value or ownership of any Collateral or the perfection or priority of any Liens thereon. The holders of First Lien Indebtedness will be entitled to manage and supervise their respective loans and extensions of credit under their respective First Lien Documents in accordance with Applicable Law and as they may otherwise, in their sole discretion, deem appropriate. Neither the Collateral Agent nor the Holders shall have any duty to the First Lien Agent or any of the holders of First Lien Indebtedness, and neither the First Lien Agent nor the holders of First Lien Indebtedness shall have any duty to the Collateral Agent or any of the Holders, to act or refrain from acting in a manner which allows, or results in, the occurrence or continuance of an event of default or default under any agreements with the Borrower or any other Obligor (including the First Lien Loan Documents and the Second Lien Documents), regardless of any knowledge thereof which they may have or be charged with. The Collateral Agent, for itself and on behalf of the Holders, and each Holder by its acceptance of a Note, agrees no First Lien Secured Party shall have any liability to the Collateral Agent or any other Holder, and hereby waives any claim against any First Lien Secured Party, arising out of any and all actions which the First Lien Agent or the other First Lien Secured Parties may take or permit or omit to take with respect to (i) the First Lien Loan Documents (other than this Agreement), (ii) the collection of the First Lien Indebtedness or (iii) the maintenance of, the preservation of, the foreclosure upon or the Disposition of any Collateral so long as, in each case, such action or omission does not conflict with the other terms of this Agreement. None of the First Lien Agent, the Collateral Agent, the First Lien Lenders, the Holders or the First Lien Secured Parties (the “Parties”) shall have by reason of this Agreement, any First Lien Collateral Document, any Second Lien Document or any other document any fiduciary relationship with or owe any fiduciary duty to any of the other Parties.

SECTION 22. Obligations Unconditional. All rights, interests, agreements and obligations of the First Lien Agent and the holders of First Lien Indebtedness and the Collateral Agent and the Holders, respectively, hereunder shall remain in full force and effect irrespective of:

(a) any lack of validity or enforceability of any First Lien Loan Documents or any Note or any of the other Second Lien Documents;

(b) any change in the time, manner or place of payment of, or in any other terms of, all or any of First Lien Indebtedness or the Second Lien Indebtedness, or any amendment or waiver or other modification, including any increase in the amount thereof, whether by course of conduct or otherwise, of the terms of any First Lien Loan Document or any Second Lien Document except to the extent otherwise prohibited by this Agreement (it being specifically acknowledged that a portion of the First Lien Indebtedness consists or may consist of Indebtedness that is revolving in nature, and the amount thereof that may be outstanding at any time or from time to time may be increased or reduced and subsequently reborrowed);

(c) any exchange of any security interest in any Collateral or any other collateral, or any amendment, waiver or other modification, whether in writing or by course of conduct or otherwise, of all or any of First Lien Indebtedness or Second Lien Indebtedness or any guarantee thereof;

(d) the commencement of any Insolvency Proceeding in respect of the Borrower or any other Obligor;

(e) the securing of any First Lien Indebtedness or Second Lien Indebtedness with any additional collateral or guarantees, or any exchange, release, voiding, avoidance or non-perfection of any security interest in any Collateral or any other collateral or any release of any guarantee securing any First Lien Indebtedness or Second Lien Indebtedness; or

(f) any other circumstances which otherwise might constitute a defense available to, or a discharge of, the Borrower or any other Obligor in respect of First Lien Indebtedness, or of the Collateral Agent or any Holder in respect of this Agreement.

SECTION 23. Information Concerning Financial Condition of the Borrower and Their Respective Subsidiaries. The holders of First Lien Indebtedness (but not the First Lien Agent), on the one hand, and the Holders (but not the Collateral Agent), on the other hand, shall each be responsible for keeping themselves informed of (a) the financial condition of the Borrower, the Obligors and their respective Subsidiaries and all endorsers and/or guarantors of First Lien Indebtedness or the Second Lien Indebtedness and (b) all other circumstances bearing upon the risk of nonpayment of First Lien Indebtedness or the Second Lien Indebtedness. Neither the First Lien Agent nor the holders of First Lien Indebtedness shall have any duty to advise the Collateral Agent or any Holder of information known to it or them regarding such condition or any such circumstances or otherwise. In the event the First Lien Agent or any of the holders of First Lien Indebtedness, in its or their sole discretion, undertakes at any time or from time to time to provide any such information to the Collateral Agent or any Holder, it or they shall be under no obligation (w) to make, and the First Lien Agent and the holders of First Lien Indebtedness shall not make, any express or implied representation or warranty, including with respect to the accuracy, completeness, truthfulness or validity of any such information so provided, (x) to provide any additional information or to provide any such information on any subsequent occasion, (y) to undertake any investigation or (z) to disclose any information which, pursuant to accepted or reasonable commercial finance practices, such party wishes to maintain confidential or is otherwise required to maintain confidential. In addition, each of the First Lien Agent and the Collateral Agent shall promptly provide the other with copies of any amendments or waivers to any of the First Lien Loan Documents or Second Lien Documents, as applicable, and upon request, information regarding the principal amounts of loans or stated amounts of letters of credit or Hedging Obligations, as applicable, owing by the Borrower and the other Obligors thereunder, and each Obligor hereby consents to all such disclosures on behalf of itself and its Subsidiaries. The First Lien Agent and the Collateral Agent, for itself and on behalf of the First Lien Secured Parties and the Holders, respectively, acknowledge that (a) the First Lien Secured Parties and Holders have, independently and without reliance upon, in the case of the First Lien Secured Parties, any Holder and, in the case of the Holders, any First Lien Secured Party, and based on such documents and information as they have deemed appropriate, made their own credit analysis and decision to enter into the loan documents to which they are party and (b) the First Lien Secured Parties and Holders, respectively, will, independently and without reliance upon, in the case of the First Lien Secured Parties, any Holder and, in the case of the Holders, any First Lien Secured Party, and based on such documents and information as they shall from time to time deem appropriate, continue to make their own credit decision in taking or not taking any action under this Agreement or any other agreement to which they are party. The First Lien Secured Parties and the Holders shall have no duty to disclose to any Holder or to any First Lien Secured Party, respectively, any information relating to the Borrower or any of the Subsidiaries, or any other circumstance bearing upon the risk of nonpayment of any of the First Lien Indebtedness or Second Lien Indebtedness, that is known or becomes known to any of them or any of their Affiliates.

SECTION 24. Application of Payments; Payments Over.

(a) So long as the Discharge of First Lien Indebtedness has not occurred, Collateral and any proceeds of Collateral (other than Reorganization Securities received in accordance with Section 6(g) or (i)) received in connection with the sale or other Disposition of, or collection on, such Collateral upon the exercise of remedies (whether prior to or during the pendency of any Insolvency Proceeding), shall be applied by the First Lien Agent to First Lien Indebtedness in such order as specified in the relevant First Lien Loan Documents. Upon the Discharge of First Lien Indebtedness, the First Lien Agent shall deliver to the Collateral Agent any proceeds of Collateral held by it in the same form as received, without recourse, representation or warranty (other than a representation of the First Lien Agent that it has not otherwise sold, assigned, transferred or pledged any right, title or interest in and to such proceeds) but with any necessary endorsements or as a court of competent jurisdiction may otherwise direct to be applied by the Collateral Agent to the Second Lien Indebtedness in such order as specified in the Second Lien Documents.

(b) Any Collateral or proceeds thereof received by the Collateral Agent or any Holder prior to the Discharge of First Lien Indebtedness in connection with the exercise of any right or remedy (including set-off) relating to the Collateral in contravention of this Agreement shall be segregated and held in trust and forthwith paid over to the First Lien Agent for the benefit of the holders of First Lien Indebtedness to be applied to First Lien Indebtedness (including for purposes of cash collateralization of, if any, letters of credit) without recourse, representation or warranty (other than a representation of the Collateral Agent that it has not otherwise sold, assigned, transferred or pledged any right, title or interest in and to such Collateral, assets or proceeds) in the same form as received, with any necessary endorsements or as a court of competent jurisdiction may otherwise direct until such time as the Discharge of First Lien Indebtedness has occurred. The First Lien Agent is hereby authorized to make any such endorsements as agent for the Collateral Agent or any such Holder. This authorization is coupled with an interest and is irrevocable.

(c) All payments received by the First Lien Agent or the holders of First Lien Indebtedness may be applied, reversed and reapplied, in whole or in part, to such part of First Lien Indebtedness as the holders of First Lien Indebtedness, in their sole discretion, deem appropriate (subject, as among the holders of First Lien Indebtedness and as between the holders of First Lien Indebtedness and the Obligors, to the terms of the First Lien Loan Documents).

SECTION 25. Successors and Assigns; Refinancings. (a) Each Holder by acceptance of a Note acknowledges and agrees that the provisions of this Agreement are, and are intended to be, an inducement and a consideration to each holder of First Lien Indebtedness, whether such First Lien Indebtedness was made or incurred before or after the issuance of the Notes, to permit the Borrower to incur the Second Lien Indebtedness and to make, extend, continue and/or acquire First Lien Indebtedness; and each holder of First Lien Indebtedness shall be deemed conclusively to have relied upon the provisions of this Agreement in permitting the Borrower to incur the Notes and in making, extending, continuing and/or acquiring such First Lien Indebtedness. This Agreement shall pass to and be fully binding upon the successors and assigns of each holder of First Lien Indebtedness and shall inure to the benefit of the present and future holders of First Lien Indebtedness and the First Lien Agent and their respective successors and assigns (including without limitation any Person Refinancing any First Lien Indebtedness). If, substantially contemporaneously with the Discharge of First Lien Indebtedness, the Borrower Refinances Indebtedness outstanding under the First Lien Loan Documents and provided that (a) such Refinancing is permitted hereby and under the Second Lien Documents and (b) the Borrower gives to the Collateral Agent, at least ten Business Days prior to such Refinancing, written notice (the “Refinancing Notice”) electing the application of the provisions of this Section 25 to such Refinancing Indebtedness, then (i) such Discharge of First Lien Indebtedness shall automatically be deemed not to have occurred for all purposes of this Agreement, (ii) such Refinancing Indebtedness and all other obligations under the loan documents evidencing such Indebtedness (the “New First Lien Indebtedness”) shall automatically be treated as First Lien Indebtedness for all purposes of this Agreement, including for purposes of the Lien priorities and rights in respect of Collateral set forth herein, (iii) the credit agreement and the other loan documents evidencing such Refinancing Indebtedness (the “New First Lien Loan Documents”) shall automatically be treated as the First Lien Credit Agreement and the First Lien Loan Documents and, in the case of New First Lien Loan Documents that are security documents, as the First Lien Collateral Documents for all purposes of this Agreement and (iv) the collateral agent under the New First Lien Loan Documents (the “New First Lien Agent”) shall be deemed to be the First Lien Agent for all purposes of this Agreement. Upon receipt of a Refinancing Notice, which notice shall include the identity of the New First Lien Agent, the Collateral Agent shall promptly enter into such documents and agreements (including amendments or supplements to this Agreement) as the Borrower or such New First Lien Agent may reasonably request in order to provide to the New First Lien Agent the rights and powers contemplated hereby, in each case consistent in all material respects with the terms of this Agreement. The Borrower shall cause the agreement, document or instrument pursuant to which the New First Lien Agent is appointed to provide that the New First Lien Agent agrees to be bound by the terms of this Agreement.

(b) Each First Lien Lender by acceptance of the benefits of this Agreement acknowledges and agrees that the provisions of this Agreement are, and are intended to be, an inducement and a consideration to each Holder, whether such Note was made or incurred before or after the incurrence of the First Lien Indebtedness, to permit such First Lien Lender to incur the First Lien Indebtedness and to make, extend, continue and/or acquire Second Lien Indebtedness; and each Holder shall be deemed conclusively to have relied upon the provisions of this Agreement in permitting the Borrower to incur the First Lien Indebtedness and in making, extending, continuing and/or acquiring such Second Lien Indebtedness. This Agreement shall pass to and be fully binding upon the successors and assigns of each Holder and shall inure to the benefit of the present and future Holders and the Collateral Agent and their respective successors and assigns (including without limitation any Person Refinancing any Second Lien Indebtedness). If the Borrower Refinances Indebtedness outstanding under the Second Lien Documents and provided that (a) such Refinancing is permitted hereby and under the First Lien Documents and (b) the Borrower gives to the First Lien Agent, at least ten Business Days prior to such Refinancing, written notice (the “Refinancing Notice”) electing the application of the provisions of this Section 25 to such Refinancing Indebtedness, then (i) such Refinancing Indebtedness and all other obligations under the documents evidencing such Indebtedness (the “New Notes”) shall automatically be treated as Second Lien Indebtedness for all purposes of this Agreement, including for purposes of the Lien priorities and rights in respect of Collateral set forth herein, (ii) the documents evidencing such Refinancing Indebtedness (the “New Second Lien Documents”) shall automatically be treated as the Indenture and the Second Lien Documents for all purposes of this Agreement and (iii) the collateral agent under the New Second Lien Documents (the “New Collateral Agent”) shall be deemed to be the Collateral Agent for all purposes of this Agreement. Upon receipt of a Refinancing Notice, which notice shall include the identity of the New Collateral Agent, the First Lien Agent shall promptly enter into such documents and agreements (including amendments or supplements to this Agreement) as the Borrower or such New Collateral Agent may reasonably request in order to provide to the New Collateral Agent the rights and powers contemplated hereby, in each case consistent in all material respects with the terms of this Agreement. The Borrower shall cause the agreement, document or instrument pursuant to which the New Collateral Agent is appointed to provide that the New Collateral Agent agrees to be bound by the terms of this Agreement.

SECTION 26. Notices. All notices and other communications to the Holders and the holders of First Lien Indebtedness permitted or required under this Agreement shall also be sent to the Collateral Agent and the First Lien Agent, respectively. Unless otherwise specifically provided herein, any notice or other communication herein required or permitted to be given shall be in writing and may be personally served or sent by facsimile and addressed, delivered or transmitted to the addresses and facsimile numbers of the parties hereto as set forth below each party’s name on the signature pages hereto, or at such other address or facsimile number as may be designated by such party in a notice to the other parties. Any notice, if mailed and properly addressed with postage prepaid or if properly addressed and sent by pre-paid courier service, shall be deemed given when received; any notice, if transmitted by facsimile, shall be deemed given when the confirmation of transmission thereof is received by the transmitter.

SECTION 27. Further Assurances. Each of the First Lien Agent, on behalf of itself and the holders of First Lien Indebtedness, and the Collateral Agent, on behalf of itself and the Holders, and each Obligor, agrees that each of them shall take such further action and shall execute and deliver such additional documents and instruments (in recordable form, if requested) as the First Lien Agent or the Collateral Agent may reasonably request to effectuate the terms of and the lien priorities contemplated by this Agreement.

SECTION 28. Specific Performance. Each of the First Lien Agent and the Collateral Agent may demand specific performance of this Agreement. The First Lien Agent, on behalf of itself and the holders of First Lien Indebtedness, and the Collateral Agent, on behalf of itself and the Holders, hereby irrevocably waives any defense based on the adequacy of a remedy at law and any other defense which might be asserted to bar the remedy of specific performance in any action which may be brought by the First Lien Agent or the Collateral Agent, as the case may be.

SECTION 29. No Third Party Beneficiaries; Effect of Agreement. This Agreement and the rights and benefits hereof shall inure to the benefit of each of the parties hereto and its respective successors and assigns and shall inure to the benefit of each of the holders of First Lien Indebtedness and the Holders and their respective successors and assigns and shall be enforceable directly by any Holder or First Lien Lender and their respective successors and assigns. This Agreement shall be enforceable against the Borrower and the other Obligors, including in any Insolvency Proceeding. No other Person shall have or be entitled to assert rights or benefits hereunder. Nothing in this Agreement shall impair, as between each Obligor and the First Lien Agent and the holders of First Lien Indebtedness, on the one hand, and such Obligor and the Collateral Agent and the Holders, on the other hand, the obligations of such Obligor to pay principal, interest, fees and other amounts as provided in the First Lien Loan Documents and the Second Lien Documents, respectively.

SECTION 30. Severability. Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such provision and such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions of this Agreement or affecting the validity or enforceability of such provision in any other jurisdiction.

SECTION 31. No Limitation. Other than with respect to the Second Lien Allowed Actions, nothing contained herein shall prohibit or in any way limit the First Lien Agent or any other First Lien Secured Party from opposing, challenging or objecting to, in any Insolvency Proceeding or otherwise, any action taken, or any claim made, by the Collateral Agent or any other Holder, including any request by the Collateral Agent or any Holder for adequate protection or any exercise by the Collateral Agent or any Holder of any of its rights and remedies under the Second Lien Documents or otherwise. Nothing contained in this Agreement is intended to or shall affect or limit, in any way, the rights that the First Lien Secured Parties or the Holders have with respect to any third parties. The First Lien Secured Parties and the Holders hereby specifically reserve all of their respective rights against the Borrower and all other third parties.

SECTION 32. Execution in Counterparts, Effectiveness, etc. This Agreement may be executed by the parties hereto in several counterparts, each of which shall be an original (whether such counterpart is originally executed or an electronic copy of an original and each party hereto expressly waives its rights to receive originally executed documents) and all of which shall constitute together but one and the same agreement. This Agreement shall become effective when counterparts hereof executed on behalf of the parties hereto shall have been received by the parties hereto. The terms of this Agreement shall survive, and shall continue in full force and effect, in any Insolvency Proceeding. The Collateral Agent, for itself and on behalf of the Holders, each Holder by its acceptance of a Note, the First Lien Agent and each First Lien Lender by the acceptance of the benefits of this Agreement hereby waives any and all rights it or the Collateral Agent and the other Holders and First Lien Lenders may now or hereafter have under applicable law to revoke this Agreement or any of the provisions of this Agreement.

SECTION 33. Governing Law. THIS AGREEMENT SHALL BE DEEMED TO BE A CONTRACT MADE UNDER AND GOVERNED BY THE INTERNAL LAWS OF THE STATE OF NEW YORK (INCLUDING FOR SUCH PURPOSE SECTIONS 5-1401 AND 5-1402 OF THE GENERAL OBLIGATIONS LAW OF THE STATE OF NEW YORK).

SECTION 34. Submission to Jurisdiction; Waivers. (a) ANY LITIGATION BASED HEREON, OR ARISING OUT OF, UNDER, OR IN CONNECTION WITH THIS AGREEMENT, OR ANY COURSE OF CONDUCT, COURSE OF DEALING, STATEMENTS (WHETHER ORAL OR WRITTEN) OR ACTIONS OF ANY PARTY HERETO IN CONNECTION HEREWITH MAY BE BROUGHT AND MAINTAINED IN THE COURTS OF THE COUNTY OF NEW YORK IN THE STATE OF NEW YORK OR IN THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK AND EACH PARTY HERETO IRREVOCABLY AND UNCONDITIONALLY SUBMITS TO THE JURISDICTION OF EACH SUCH COURT; PROVIDED THAT ANY SUIT SEEKING ENFORCEMENT AGAINST ANY COLLATERAL OR OTHER PROPERTY MAY BE BROUGHT, AT THE FIRST LIEN AGENT’S OPTION, IN THE COURTS OF ANY JURISDICTION WHERE SUCH COLLATERAL OR OTHER PROPERTY MAY BE FOUND. EACH PARTY HERETO HEREBY EXPRESSLY AND IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY OBJECTION WHICH IT MAY HAVE OR HEREAFTER MAY HAVE TO THE LAYING OF VENUE OF ANY SUCH LITIGATION BROUGHT IN ANY SUCH COURT REFERRED TO ABOVE AND ANY CLAIM THAT ANY SUCH LITIGATION HAS BEEN BROUGHT IN AN INCONVENIENT FORUM. TO THE EXTENT THAT ANY SUCH PARTY HAS OR HEREAFTER MAY ACQUIRE ANY IMMUNITY FROM JURISDICTION OF ANY COURT OR FROM ANY LEGAL PROCESS (WHETHER THROUGH SERVICE OR NOTICE, ATTACHMENT PRIOR TO JUDGMENT, ATTACHMENT IN AID OF EXECUTION OR OTHERWISE) WITH RESPECT TO ITSELF OR ITS PROPERTY, SUCH PARTY HEREBY IRREVOCABLY WAIVES TO THE FULLEST EXTENT PERMITTED BY LAW SUCH IMMUNITY IN RESPECT OF ITS OBLIGATIONS UNDER THIS AGREEMENT.

(b) EACH PARTY HERETO HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVES TO THE FULLEST EXTENT PERMITTED BY LAW ANY RIGHTS IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION BASED HEREON, OR ARISING OUT OF, UNDER, OR IN CONNECTION WITH THIS AGREEMENT, OR ANY COURSE OF CONDUCT, COURSE OF DEALING, STATEMENTS (WHETHER ORAL OR WRITTEN) OR ACTIONS OF ANY OTHER PARTY HERETO IN CONNECTION THEREWITH. EACH PARTY HERETO ACKNOWLEDGES AND AGREES THAT IT HAS RECEIVED FULL AND SUFFICIENT CONSIDERATION FOR THIS PROVISION AND THAT THIS PROVISION IS A MATERIAL INDUCEMENT FOR THE OTHER PARTIES HERETO IN ENTERING INTO THIS AGREEMENT.

SECTION 35. NO ORAL AGREEMENTS. THIS WRITTEN AGREEMENT REPRESENTS THE FINAL AGREEMENT BETWEEN THE PARTIES WITH RESPECT TO THE SUBJECT MATTER HEREOF AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES.

THERE ARE NO UNWRITTEN ORAL AGREEMENTS AMONG THE PARTIES.

[SIGNATURES BEGIN ON FOLLOWING PAGE]

IN WITNESS WHEREOF, the parties hereto have executed this Intercreditor Agreement as of the date first written above.

First Lien Agent:

THE ROYAL BANK OF SCOTLAND plc,
in its capacity as First Lien Agent

By:
   Name: P.R. Ballard
   Title: Managing Director

Address:

Attention:

Phone:

Fax:

Copy:
600 Travis, Suite 6500
Houston, Texas 77002
Attention: Robert Poirrier

Collateral Agent:

__________________, in its capacity as
Collateral Agent

By:
   Name:
   Title: Director

By:
   Name:
   Title:

Address:

Attention:
Phone:
Fax:

The Borrower:

ENERGY XXI GULF COAST, INC.

By:
   Name: Rick Fox
   Title: Chief Financial Officer

Obligors:

ENERGY XXI ONSHORE, LLC

By:
   Name: Rick Fox
   Title: Chief Financial Officer

ENERGY XXI TEXAS ONSHORE, LLC

By:
   Name: Rick Fox
   Title: Chief Financial Officer

ENERGY XXI GOM, LLC

By:
   Name: Rick Fox
   Title: Chief Financial Officer

ACKNOWLEDGED AND AGREED AS OF THE DATE FIRST ABOVE WRITTEN IN ITS CAPACITY AS GUARANTOR UNDER ITS LIMITED RECOURSE GUARANTY AND GRANTOR UNDER ITS PLEDGE AGREEMENT AND IRREVOCABLE PROXY DELIVERED IN CONNECTION WITH EACH OF THE FIRST LIEN CREDIT AGREEMENT AND THE INDENTURE:

ENERGY XXI USA, INC.

By:
   Name: Rick Fox
   Title: Chief Financial Officer

The Letter of Transmittal and Consent and any other required documents should be sent or delivered by each holder of Senior Notes or such holder’s broker, dealer, commercial bank, trust company or other nominee to the Exchange Agent at its address or facsimile number set forth below.

The Exchange Agent for the Exchange Offer and the Consent Solicitation is:

By: Registered & Certified Mail:	By: Regular Mail or Overnight Courier:	In Person by Hand Only:
WELLS FARGO BANK, N.A. Corporate Trust Operations MAC N903-121 P.O. Box 1517 Minneapolis, MN 55480	WELLS FARGO BANK, N.A. Corporate Trust Operations MAC N9303-121 Sixth & Marquette Avenue Minneapolis, MN 55479	WELLS FARGO BANK, N.A. 12th Floor — Northstar East Building Corporate Trust Operations 608 Second Avenue South Minneapolis, MN 55402

By Facsimile (for Eligible Institutions only):
(612) 667-6282

For Information or Confirmation by Telephone:
(800) 344-5128

Questions and requests for assistance or for additional copies of the Offering Documents may be directed to the Information Agent at its telephone numbers and mailing and delivery address listed below. You may also contact your broker, dealer, commercial bank, trust company or other nominee for assistance concerning the exchange offer and the consent solicitation.

The Information Agent for the Exchange Offer and the Consent Solicitation is:

D.F. King & Co., Inc.
48 Wall Street — 22nd Floor
New York, New York 10005
Banks and Brokers call: (212) 269-5500
All others call: (800) 578-5378